As filed with the Securities and Exchange Commission on November 3, 2006

Registration No. 333-136197

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

RAIT Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	6798	23-2919819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o RAIT Partnership L.P.

1818 Market Street, 28th Floor

Philadelphia, PA 19103

(215) 861-7900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ellen J. DiStefano

RAIT Investment Trust

c/o RAIT Partnership L.P.

1818 Market Street, 28th Floor

Philadelphia, PA 19103

(215) 861-7900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Janet Geldzahler Sullivan & Cromwell LLP 1701 Pennsylvania Ave. NW Washington, DC 20006 (202) 956-7500	J. Baur Whittlesey and Anders Laren Ledgewood, a professional corporation 1900 Market Street, Suite 750 Philadelphia, PA 19103 (215) 731-9450	Raphael Licht Taberna Realty Finance Trust Cira Centre 2929 Arch Street 17th Floor Philadelphia, PA 19104 (215) 701-9566	Brian Hoffmann and Kathleen Werner Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 (212) 878-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares of Beneficial Interest, $0.01 par value per share	23,925,000	N/A	$383,694,494.30	$41,055.30

(1)	Represents the estimated maximum number of common shares, $0.01 par value per share (“RAIT common shares”), of RAIT Investment Trust (“RAIT”) issuable to the holders of common shares of beneficial interest, $0.01 par value per share (“Taberna common shares”), of Taberna Realty Finance Trust (“Taberna”) upon consummation of the merger of Taberna with a direct subsidiary of RAIT and based on an exchange ratio of 0.5389 of a RAIT common share for one Taberna common share.
(2)	Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933 by multiplying $8.65, the book value of Taberna common shares at September 30, 2006, by the estimated maximum number of Taberna common shares that may be cancelled in the merger.
(3)	Calculated in accordance with Rule 457(f) under the Securities Act of 1933 by multiplying the proposed maximum aggregate offering price by 0.000107.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABERNA REALTY FINANCE TRUST

Our merger. RAIT Investment Trust (“RAIT”) and Taberna Realty Finance Trust (“Taberna”) are proposing a merger of Taberna with RT Sub Inc., a newly-formed subsidiary of RAIT (“RT Sub”). The merger will combine RAIT’s senior and mezzanine loan origination platform with Taberna’s subordinated debt origination platform and collateralized debt obligation, or CDO, capabilities. We believe that following the completion of the merger, RAIT will be a diversified, strongly-capitalized finance company capable of offering a range of capital alternatives to its customers.

Facts for Taberna shareholders:	Facts for RAIT shareholders:

•  In the merger, each of your Taberna common shares will be converted into 0.5389 of a RAIT common share, which exchange ratio was arrived at by dividing Taberna’s book value per share at March 31, 2006 by RAIT’s book value per share at that date.

• In the merger, you will keep your RAIT common shares.

• Your board of trustees unanimously recommends that you vote for the proposal to approve the merger contemplated by the merger agreement.	• Your board of trustees unanimously recommends that you vote for the proposal to issue RAIT common shares as consideration in the merger.

• After the merger, former Taberna shareholders will own about 46% of RAIT.	• After the merger, current RAIT shareholders will own about 54% of RAIT.

• Generally, the merger will not result in the recognition of taxable income for U.S. federal income tax purposes to you, other than with respect to any cash you receive in the merger.	• The merger will not result in the recognition of taxable income for U.S. federal income tax purposes to you.

Merger consideration. The number of RAIT common shares that Taberna shareholders will receive in the merger is fixed. The dollar value of the share consideration Taberna shareholders will receive in the merger will change depending on changes in the market price of RAIT common shares. Based on the estimated number of Taberna shares outstanding on the record date, RAIT expects to issue approximately 23,904,389 RAIT common shares to Taberna shareholders in the merger.

Date	Closing RAIT Share Price	Value per Taberna common share	Total Consideration to Be Paid for Taberna
June 8, 2006 (the last trading day before we announced the execution of the merger agreement)	$25.16	$13.56	$601,434,427
November 2, 2006	$29.44	$15.87	$703,745,212

The value per Taberna common share was determined by multiplying the closing RAIT share price by the 0.5389 exchange ratio, and the total consideration is the closing RAIT share price multiplied by the 23,904,389 RAIT common shares to be issued. You may obtain current market quotations for RAIT common shares. RAIT is listed on the New York Stock Exchange under the symbol “RAS.”

Voting. Your company needs your vote to complete the merger. Even if you plan to attend your company’s meeting on December 11, 2006, please vote as soon as possible by completing and submitting the enclosed proxy card.

Joint proxy statement-prospectus and risks. Please read this joint proxy statement-prospectus carefully because it contains important information about the merger. We urge you to carefully read the risk factors relating to the merger beginning on page 26.

None of the U.S. Securities and Exchange Commission, or the SEC, or any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this joint proxy statement-prospectus is accurate or adequate. It is illegal to tell you otherwise.

Joint proxy statement-prospectus dated November 3, 2006, and first mailed to shareholders on or about November 7, 2006.

ADDITIONAL INFORMATION

This joint proxy statement-prospectus incorporates by reference important business and financial information about RAIT, which term includes its subsidiaries unless the text indicates otherwise, from other documents that are not included in or delivered with this joint proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents related to RAIT that are incorporated by reference into this joint proxy statement-prospectus through the Securities and Exchange Commission’s website at http://www.sec.gov, from RAIT’s website at http://www.raitinvestmenttrust.com, or by requesting them in writing or by telephone from RAIT from the contact person identified below:

RAIT Investment Trust

c/o RAIT Partnership, L.P.

1818 Market Street, 28th Floor

Philadelphia, PA 19103

Telephone: 215-861-7900

Attention: Andres Viroslav,

 Vice President and Director of Corporate Communications

If you would like to request documents, please do so by December 4, 2006 to receive them before your special meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by requesting them from the contact person identified above or, if you are a Taberna shareholder, by requesting them from Taberna, which term includes its subsidiaries unless the text indicates otherwise, from the contact person identified below. You will not be charged for any documents you request.

Taberna Realty Finance Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Telephone: 215-701-9566

Attention: Jack E. Salmon

Executive Vice President,

Chief Financial Officer and Treasurer

See “Where You Can Find More Information” on page 172.

RAIT INVESTMENT TRUST NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 11, 2006

To the Shareholders of RAIT Investment Trust:

We will hold a special meeting of shareholders of RAIT Investment Trust, a Maryland real estate investment trust, on Monday, December 11, 2006, at 10:00 a.m., Eastern time, at Crowne Plaza Hotel, 1800 Market Street, Philadelphia, PA 19103 for the following purposes:

•	To approve the issuance of RAIT common shares as consideration in the proposed merger of Taberna Realty Finance Trust with RT Sub Inc., a newly-formed subsidiary of RAIT, pursuant to the Agreement and Plan of Merger, dated as of June 8, 2006, by and among RAIT, Taberna and RT Sub, as more fully described in the attached joint proxy statement-prospectus.

•	To consider and vote upon a proposal to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of proxies.

•	To transact such other business as may properly come before the special meeting or any adjournment, postponement or continuation of the special meeting.

We have fixed the close of business on October 20, 2006 as the record date for determining those shareholders entitled to notice of and to vote at the special meeting and any adjournments, postponements or continuations of the special meeting. Only RAIT common shareholders of record at the close of business on that date are entitled to notice of the special meeting and any adjournments, postponements or continuations of the special meeting, and only RAIT common shareholders of record at the close of business on that date are entitled to vote at the special meeting and any adjournments, postponements or continuations of the special meeting. The issuance of RAIT common shares as consideration in the merger requires the approval of the holders of a majority of RAIT common shares voting at the special meeting, provided that a majority of the outstanding common shares vote on the matter. Abstentions and broker non-votes will not be treated as votes cast at the special meeting and therefore will have no effect on the result of the vote. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

By Order of the Board of Trustees,

/s/ Jonathan Z. Cohen

Jonathan Z. Cohen

Secretary

November 3, 2006

Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, or authorize your proxy by telephone or via the Internet, as described on the enclosed proxy card. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or voted by telephone or via the Internet.

RAIT’s board of trustees unanimously recommends that you vote “FOR” approval of the issuance of RAIT common shares in the merger.

TABERNA REALTY FINANCE TRUST

TABERNA REALTY FINANCE TRUST

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 11, 2006

To the Shareholders of Taberna Realty Finance Trust:

A special meeting of shareholders of Taberna Realty Finance Trust, a Maryland real estate investment trust, is being held on Monday, December 11, 2006, at 10:00 a.m., Eastern time, at The Pyramid Club, 1735 Market Street, 52nd Floor, Philadelphia, PA 19103, for the following purposes:

•	To consider and vote on the proposal to approve the merger contemplated by the Agreement and Plan of Merger, dated as of June 8, 2006, by and among RAIT Investment Trust, RT Sub Inc., a newly-formed subsidiary of RAIT, and Taberna, pursuant to which RT Sub will merge with and into Taberna and each Taberna common share will be converted into 0.5389 of a RAIT common share, as more fully described in the attached joint proxy statement-prospectus.

•	To consider and vote upon a proposal to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of proxies.

•	To transact such other business as may properly come before the special meeting or any adjournment, postponement or continuation of the special meeting.

We have fixed the close of business on October 20, 2006 as the record date for determining those shareholders entitled to notice of and to vote at the special meeting and any adjournments, postponements or continuations of the special meeting. Only Taberna shareholders of record at the close of business on that date are entitled to notice of the special meeting and any adjournments, postponements or continuations of the special meeting, and only Taberna shareholders of record at the close of business on that date are entitled to vote at the special meeting and at any adjournments, postponements or continuations of the special meeting. In order to approve the merger, the holders of a majority of the outstanding Taberna common shares entitled to vote must vote in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against approval of the merger. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

By Order of the Board of Trustees,

Raphael Licht

Secretary

November 3, 2006

Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, or authorize your proxy by telephone or via the Internet, as described on the enclosed proxy card. The enclosed envelope requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or voted by telephone or via the Internet.

Taberna’s board of trustees unanimously recommends that you vote “FOR” approval of the merger.

QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES FOR THE SPECIAL MEETINGS	1
SUMMARY	3
RAIT and Taberna (Page 103)	3
We Propose That Taberna Merge with a Newly-Formed Subsidiary of RAIT (Page 82)	5
Taberna Shareholders Will Receive 0.5389 of a RAIT Common Share for Each Taberna Common Share upon Completion of the Merger (Page 83)	7
The Number of RAIT Common Shares Issued in the Merger is Fixed, Although the Value of the Merger Consideration Will Fluctuate with Market Prices (Page 83)	7
Dividends (Page 94)	8
The Merger Will Be Accounted for as a Purchase (Page 93)	9
The Merger Generally Will Not Result in the Recognition of Taxable Income To Shareholders (Page 92)	9
Both RAIT and Taberna Established Special Committees to Negotiate and Consider the Merger (Page 61)	9
RAIT’s Special Committee of the Board of Trustees Received an Opinion from its Financial Advisor as to the Fairness, from a Financial Point of View, to RAIT of the Exchange Ratio in the Merger (Page 69)	10
Taberna’s Special Committee of the Board of Trustees Received an Opinion from its Financial Advisor as to the Fairness of the Consideration to be Received by Taberna Shareholders (Page 74)	10
Interests of Taberna’s Trustees and Executive Officers in the Merger (Page 94)	10
Taberna Shareholders Have Appraisal Rights (Page 99)	12
RAIT Shareholders Do Not Have Appraisal Rights (Page 99)	12
Each Board of Trustees Recommends That Its Shareholders Vote “FOR” the Proposals Relating to the Merger (Pages 65 and 67)	12
Our Reasons for the Merger (Pages 65 and 67)	12
Merger Approval Requires a Majority of Votes Cast by RAIT Shareholders and a Majority of Outstanding Shares by Taberna Shareholders (Pages 57 and 59)	14
We Must Meet Certain Conditions To Complete the Merger (Page 90)	14
Regulatory Requirements (Page 91)	15
REIT Qualification (Page 114)	15
We May Terminate the Merger Agreement in Certain Circumstances (Page 90)	16
We Have Agreed When and How Each of Us Can Consider Third Party Acquisition Proposals (Page 88)	17
We May Amend or Waive Merger Agreement Provisions (Page 91)	17
The Rights of Taberna Shareholders Following the Merger Will Be Different (Page 107)	17
Certain Relationships and Related Party Transactions (Page 137)	17
Special Meeting of RAIT (Page 56)	19
Special Meeting of Taberna (Page 59)	19
Unaudited Comparative Per Share Data	19
UNAUDITED COMPARATIVE PER COMMON SHARE DATA OF RAIT AND TABERNA	21
Selected Financial Data	22
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF RAIT	23
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TABERNA	24
SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF RAIT AND TABERNA	25
RISK FACTORS	26
Risks Related to the Merger	26
Risks Related to Taberna’s Business	28
Taberna’s Conflicts of Interests	37
Regulatory and Legal Risks of Taberna’s Business	39

i

QUESTIONS AND ANSWERS ABOUT THE VOTING PROCEDURES FOR THE SPECIAL MEETINGS

The following questions and answers highlight only selected procedural information from this joint proxy statement-prospectus. We urge you to read carefully the remainder of this joint proxy statement-prospectus because the questions and answers below do not contain all of the information that might be important to you with respect to the merger. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this joint proxy statement-prospectus.

Q:	Why am I receiving this joint proxy statement-prospectus?

A:	Taberna has agreed to merge with a newly-formed subsidiary of RAIT, a Maryland real estate investment trust, or REIT. For a description of the material terms and conditions of the merger, please see “The Merger Agreement” beginning on page 82 of this joint proxy statement-prospectus. A copy of the merger agreement is attached to this joint proxy statement-prospectus as Appendix A.

Under the rules of the New York Stock Exchange, or NYSE, on which RAIT common shares are traded, in order for RAIT to issue common shares in the proposed merger, holders of RAIT common shares must vote to approve the issuance of RAIT common shares. Taberna shareholders must approve the merger under Maryland law. Accordingly, RAIT and Taberna will hold separate special meetings of their respective shareholders to obtain these approvals.

Q:	What am I voting on?

A:	RAIT shareholders are voting on a proposal to approve the issuance of RAIT common shares pursuant to the merger agreement. Taberna shareholders are voting to approve the merger.

Q:	What vote is required to approve the issuance of RAIT common shares pursuant to the merger agreement and to approve the merger?

A:	Issuance of RAIT common shares requires the approval of the holders of a majority of RAIT common shares voting at the special meeting provided that a majority of the outstanding common shares vote on the matter. Approval of the merger by Taberna shareholders requires the approval of a majority of the outstanding Taberna common shares entitled to vote.

Q:	When and where will the special meetings be held?

A:	The RAIT special meeting will take place on Monday, December 11, 2006 at 10:00 a.m., Eastern time at Crowne Plaza Hotel, 1800 Market Street, Philadelphia, PA 19103. The Taberna special meeting will take place on Monday, December 11, 2006 at 10:00 a.m., Eastern time at The Pyramid Club, 1735 Market Street, 52nd Floor, Philadelphia, PA 19103.

Q:	Who can attend and vote at the special meeting?

A:	Only holders of record of RAIT common shares at the close of business on October 20, 2006, the record date for the RAIT special meeting, are entitled to receive notice of and to vote at the RAIT special meeting or any adjournment, postponement or continuation of the RAIT special meeting. As of the record date, there were 28,161,470 RAIT common shares issued and outstanding and entitled to vote at the RAIT special meeting. Each shareholder of record on the record date is entitled to one vote on each matter properly brought before the RAIT special meeting for each RAIT common share held.

Only holders of record of Taberna common shares at the close of business on October 20, 2006, the record date for the Taberna special meeting, are entitled to receive notice of and to vote at the Taberna special meeting or any adjournment, postponement or continuation of the Taberna special meeting. As of the record date, there were 44,353,973 Taberna common shares issued and outstanding and entitled to vote at the Taberna special meeting. Each shareholder of record on the record date is entitled to one vote on each matter properly brought before the special meeting for each Taberna common share held.

Q:	How may I vote at the special meeting?

A:	You may vote using any of the following methods:

•	BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope provided. The named proxies will vote your shares according to your directions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares in favor of the proposal.

•	BY TELEPHONE OR VIA THE INTERNET: Authorize a proxy by telephone or via the internet by following the instructions on the accompanying proxy card. If you hold common shares in “street name,” please refer to the voting instruction form used by your broker, bank or nominee to see if you may submit voting instructions using the internet or the telephone.

•	BY ATTENDING THE SPECIAL MEETING IN PERSON.

You may revoke your proxy at any time before it is exercised by:

•	contacting your broker, if your common shares are held in “street name” regarding the revocation of your proxy;

•	giving written notice of revocation to RAIT’s Secretary at RAIT Investment Trust, c/o RAIT Partnership, L.P., 1818 Market Street, 28th Floor, Philadelphia, PA 19103 with respect to proxies for RAIT common shares and to Taberna’s Secretary at c/o Taberna Realty Finance Trust, Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 with respect to Taberna common shares;

•	delivering a properly executed, later-dated proxy prior to the vote being held at the special meeting;

•	authorizing another proxy by telephone or via the internet (your latest voting instructions will be followed); or

•	voting in person at the special meeting.

If you do not give any direction in your proxy as to how you want your shares represented by the proxy voted, your shares will be voted in favor of the proposal and, if a vote is taken on the matter, for the adjournment of the meeting to solicit additional proxies. The person authorized under the proxy will vote upon any other business that may properly come before the special meeting in the person’s discretion to the same extent as the person delivering the proxy would be entitled to vote. Voting by proxy will in no way limit your right to vote at the special meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the special meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about how to submit your proxy, or if you need additional copies of this joint proxy statement-prospectus or the enclosed proxy card, you should contact:

For RAIT:	For Taberna:

RAIT Investment Trust	Taberna Realty Finance Trust
c/o RAIT Partnership, L.P.,	Cira Centre
1818 Market Street, 28th Floor	2929 Arch Street, 17th Floor
Philadelphia, PA 19103	Philadelphia, PA 19104
Telephone: 215-861-7900	Telephone: 215-701-9566
Attention: Andres Viroslav,	Attention: Jack E. Salmon,
Vice President and Director of Corporate Communications	Executive Vice President, Chief Financial Officer and Treasurer

SUMMARY

This brief summary highlights selected information from this joint proxy statement-prospectus. It may not contain all the information that is important to you. We urge you to read the entire joint proxy statement-prospectus carefully as well as the other documents to which we refer you for a more complete understanding of the proposed merger between Taberna and a newly-formed subsidiary of RAIT. In addition, we incorporate by reference into this joint proxy statement-prospectus important business and financial information about RAIT. You may obtain this information without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 172. Each item in this summary includes a page reference directing you to a more complete description of that item in this joint proxy statement-prospectus.

RAIT and Taberna (Page 103)

RAIT is a self-managed and self-advised Maryland REIT. RAIT conducts its operations through RAIT Partnership, L.P., a limited partnership that owns substantially all of RAIT’s assets. RAIT’s wholly-owned subsidiaries, RAIT General, Inc. and RAIT Limited, Inc., are the sole general partner and sole limited partner, respectively, of RAIT Partnership, L.P.

RAIT makes investments in real estate primarily by:

•	making real estate loans;

•	acquiring real estate loans; and

•	acquiring real estate interests.

RAIT seeks to generate income for distribution to its shareholders from a combination of interest and fees on loans, rents and other income from its real estate interests and proceeds from the disposition of its investments.

Taberna is a self-managed and self-advised Maryland REIT that intends to elect and qualify to be taxed as a REIT commencing with its taxable year ended December 31, 2005. Taberna was formed in 2005 and commenced operations upon the closing of an initial private placement of its common shares in April 2005. Taberna provides financing for REITs and other real estate operating companies and invests in real estate-related assets with the objective of generating attractive risk-adjusted returns and cash distributions for its shareholders, although future distributions and capital appreciation are not guaranteed.

Taberna focuses its activities in the following areas:

•	originating financing for REITs and other real estate operating companies, primarily in the form of trust preferred securities, or TruPS, and subordinated debt;

•	investing in mortgage loans, residential mortgage-backed securities, or RMBS, commercial mortgage-backed securities, or CMBS, and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in collateral debt obligations, or CDO, transactions and other asset securitizations that enable Taberna to match-fund certain of its assets with liabilities through its established financing strategy. Taberna’s investments in the equity securities of CDO entities are junior in right of payment and in liquidation to the collateralized debt securities issued by the CDO entities.

As of June 30, 2006, Taberna’s management team had directed the funding of approximately $4.3 billion of subordinated financing arrangements in the form of TruPS issued by REITs and real estate operating companies. The TruPS funded through June 30, 2006 were financed through six CDO transactions in which special purpose subsidiaries of Taberna issued debt and equity securities collateralized primarily by TruPS. Taberna uses warehouse facilities to fund the issuance of TruPS and to acquire other securities that may be included in CDOs or other securitizations. When a sufficient amount of suitable investments under the warehouse facility is acquired, Taberna finances them on a more permanent basis through a CDO or other securitization. Taberna expects to incur leverage of 9 to 15 times to finance investments in TruPS.

TruPS are typically issued by a special purpose trust that lends the proceeds from the issuance of the TruPS to its parent company. The loan to the parent company is represented by a subordinated debenture with terms mirroring the terms of the TruPS. The special purpose trust uses the payments of interest and principal it receives on the debenture to pay interest, dividends and redemption amounts to the holders of the TruPS. The TruPS that were included in Taberna’s six CDOs mature between 10 to 30 years from the date of issuance. TruPS are generally not callable by the issuer within five years of issuance. If the parent company of an issuer of TruPS defaults on payments due on the debenture that correspond to the TruPS, the trustee under the indenture governing the debenture has the right to accelerate the entire principal amount of the debenture. If the trustee fails to do so, holders of the TruPS may accelerate the indebtedness. In certain circumstances where a subsidiary company issues the debenture that corresponds to the applicable TruPS, the obligations of such subsidiary under the debenture are guaranteed by its parent company. TruPS are not secured by any collateral and generally rank junior to an issuer’s existing senior debt securities in right of payment and in liquidation. In the future, Taberna may also originate or acquire other types of preferred securities, including preferred equity securities, for REITs and other real estate operating companies. Taberna expects such securities to pay a fixed dividend and rank senior to common shares, but junior to unsecured debt.

The table below describes certain characteristics of the TruPS collateralizing, as of June 30, 2006, Taberna’s five CDO subsidiaries and a CDO that Taberna manages but that is not a subsidiary.

Classifications of TruPS Issuers(1)	Aggregate Carrying Amount	Interest Rate Range		Average S&P Credit Rating(2)	Issuer Statistics(3)
					Total Capitalization		Ratio of Debt to Total Capitalization		Interest Coverage Ratio(4)
		Low	High		Low	High	Low	High	Low	High
	(dollars in thousands)
Equity REITs or real estate operating companies	$1,901,655	5.6%	10.1%	B+	$72,000	$32,316,000	13.3%	80.8%	1.2	11.5
Hybrid REITs or real estate operating companies	580,000	6.7%	8.9%	B+	$236,000	$15,261,000	32.7%	91.9%	1.1	4.8
Mortgage or specialty finance REITs	1,843,750	7.4%	10.1%	B	$138,000	$46,491,000	10.1%	93.5%	1.0	6.9

Total	$4,325,405

(1)	“Classifications of TruPS Issuers” includes classifications established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines an “equity REIT” as a REIT that has 75% or greater of its gross invested book assets in income-producing real estate and a “mortgage REIT” as a REIT that has 75% or greater of its gross invested book assets in mortgages. A REIT that does not fall into one of these two categories is considered a “hybrid REIT.”
(2)	“Average S&P Credit Rating” refers to the average, unpublished corporate credit rating assigned at our request by Standard & Poor’s for the TruPS issuers based upon due diligence information compiled by us and provided to Standard & Poor’s.
(3)	All figures provided reflect amounts prior to the issuance of TruPS by the issuers.
(4)	“Interest Coverage Ratio” represents a financial measure that Taberna uses in underwriting issuers of TruPS. Taberna generally calculates this ratio as earnings before interest expense, taxes and depreciation and amortization (EBITDA) divided by interest expense.

We Propose That Taberna Merge with a Newly-Formed Subsidiary of RAIT (Page 82)

We propose that Taberna become a subsidiary of RAIT by merging RT Sub Inc., or RT Sub, a newly-formed subsidiary of RAIT, with and into Taberna, with Taberna as the surviving entity. Following the merger, RAIT and Taberna will continue to be Maryland real estate investment trusts that intend to qualify as REITs, with their headquarters in Philadelphia, Pennsylvania.

RAIT will own 100% of Taberna’s common shares and approximately 83% of a series of nonvoting preferred stock will be issued by RT Sub to RAIT and the balance issued in a private offering to up to 125 individual private investors, none of whom is affiliated with RAIT or Taberna. RT Sub will issue the preferred stock, which will be converted into Taberna preferred shares in the merger, in order to ensure that Taberna has at least 100 shareholders, as required by rules applicable to REITs. The preferred stock, including the preferred stock issued to RAIT, will have an aggregate face amount of $720,000 and will pay dividends semi-annually at the rate of 12.5% per annum.

After the completion of the merger, RAIT will be called “RAIT Financial Trust” and its common shares will trade on the NYSE under the symbol “RAS.” We expect to complete the merger in the fourth quarter of 2006.

The following chart illustrates the organizational structure of RAIT prior to the merger:

(1)	Consists of 31 wholly-owned qualified REIT subsidiaries. RAIT General, Inc. serves as the sole general partner of one limited partnership among these qualified REIT subsidiaries.
(2)	Consists of one wholly-owned taxable REIT subsidiary which currently does not hold any assets.
(3)	Consists of 84.6% membership interests in a limited liability company. The remaining 15.4% membership interest is held by a limited liability company in which Cohen Brothers Financial, LLC, an affiliate of Cohen Brothers, LLC, has a 0.01% interest.

The following chart illustrates the organizational structure of Taberna prior to the merger:

(1)	Daniel G. Cohen, Taberna’s Chairman and Chief Executive Officer, indirectly owns approximately 87.6% of the ownership interests in Cohen Brothers, LLC, and James J. McEntee, III, Taberna’s Vice Chairman, and Raphael Licht, Taberna’s Executive Vice President, Chief Administrative Officer, Chief Legal Officer and Secretary, together own an 8.5% interest in Cohen Brothers, LLC. Mr. Cohen directly owns approximately 5.0% of Taberna’s common shares and Cohen Brothers, LLC owns approximately 2.4% of Taberna’s common shares.

(2)	Taberna is also party to a broker-dealer services agreement with Cohen & Company Securities, LLC, an entity owned 100% by Cohen Brothers, LLC, and is party to a shared facilities and services agreement with Cohen Brothers, LLC.

(3)	Taberna’s wholly-owned qualified REIT subsidiaries and wholly-owned limited liability companies, which are disregarded entities for U.S. federal income tax purposes, consist of Taberna Realty Holdings Trust (holds real estate related assets), Taberna Loan Holdings I, LLC (owns the equity and certain debt securities issued by Taberna’s five residential mortgage loan securitization trusts) and Taberna Loan Holdings II, LLC (will hold real estate related assets).

(4)	Taberna’s wholly-owned taxable REIT subsidiaries consist of Taberna Capital Management, LLC (acts as collateral manager for CDOs that Taberna manages), Taberna Funding LLC (enters into warehouse facilities), Taberna Capital (Bermuda) Ltd. (provides collateral monitoring and other services to Taberna Capital Management, LLC), and Taberna Equity Funding, Ltd. (holds the equity and debt interests in Taberna Preferred Funding II, Ltd.).

(5)	Taberna’s CDOs consist of Taberna Preferred Funding II, Ltd. (held by Taberna Equity Funding, Ltd.), Taberna Preferred Funding III, Ltd., Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding V, Ltd., and Taberna Preferred Funding VI, Ltd. Taberna owns 51% of the common shares and 53.0% to 55.3% of the preference shares of these entities. Taberna also owns some of the “BB” or “BBB” rated debt securities issued by these CDOs, other than Taberna Preferred Funding VI, Ltd.

(6)	Taberna Securities, LLC is a wholly-owned taxable REIT subsidiary and is a broker-dealer registered with the National Association of Securities Dealers.

The following chart illustrates the organizational structure of the combined companies following completion of the merger:

(1)	Post-merger, Taberna will continue to be party to a broker-dealer services agreement with Cohen & Company Securities, LLC and will continue to be a party to a shared facilities and services agreement with Cohen Brothers, LLC.

Taberna Shareholders Will Receive 0.5389 of a RAIT Common Share for Each Taberna Common Share upon Completion of the Merger (Page 83)

Taberna Shareholders. If you are a Taberna shareholder, each of your Taberna common shares will be converted in the merger into 0.5389 of a RAIT common share. The exchange ratio of 0.5389 reflects the book values of Taberna and RAIT and was calculated by dividing Taberna’s book value per share of $9.29 at March 31, 2006, the end of the most recent accounting period prior to the date of the merger agreement, by RAIT’s book value per share of $17.24 at March 31, 2006. Book value was used by the parties as a basis for agreement because the market value of financial REITs is generally reflective of their book value, after taking into consideration other factors such as quality of management, profitability and cash available for dividends. The book value per share of each of Taberna and RAIT was determined by dividing the common shareholders’ equity by the number of common shares outstanding on a fully diluted basis. See “The Merger—Background of the Merger” for a discussion of the negotiation of the exchange ratio by RAIT’s and Taberna’s special committees.

RAIT will not issue fractional shares in the merger. Instead, it will pay cash for fractional common shares based on the NYSE closing price per RAIT common share on the last trading day before completion of the merger.

If you are a Taberna shareholder with certificated common shares, you must surrender your Taberna common share certificates to receive the merger consideration for those Taberna common shares and any dividends paid by RAIT with a record date after the completion of the merger. Please do not surrender your certificates until you receive written instructions from the exchange agent after we have completed the merger.

RAIT Shareholders. If you are a RAIT shareholder, your RAIT common shares will be unchanged by the merger. You do not need to surrender your common shares or your share certificates.

Combined Company. After the completion of the merger, former Taberna shareholders will own approximately 46% of the outstanding common shares of RAIT, and current RAIT shareholders will own approximately 54% of the outstanding common shares of RAIT.

The Number of RAIT Common Shares Issued in the Merger is Fixed, Although the Value of the Merger Consideration Will Fluctuate with Market Prices (Page 83)

In the merger, Taberna shareholders will receive 0.5389 of a RAIT common share for each Taberna common share.

The number of RAIT common shares issued in the merger for each Taberna common share is fixed and will not be adjusted for changes in the market price of RAIT common shares. Accordingly, any change in the price of RAIT common shares prior to the merger will affect the market value of the merger consideration that Taberna shareholders will receive. Neither of us may terminate the merger agreement or resolicit the vote of our respective shareholders solely because of changes in the market price of RAIT common shares.

You may obtain current share price quotations for RAIT common shares. RAIT common shares are listed on the NYSE under the symbol “RAS.” There is no public trading market for Taberna common shares. The following table shows the closing prices for RAIT common shares and the implied per share value in the merger to Taberna shareholders for the following dates and periods:

•	June 8, 2006, the last trading day before we announced the execution of the merger agreement;

•	June 12, 2006, the first trading day after we announced the execution of the merger agreement;

•	November 2, 2006, shortly before we mailed this joint proxy statement-prospectus; and

•	the high, low and average values for the period from June 8, 2006 through November 2, 2006.

	Closing RAIT share price	Implied value per Taberna share
June 8, 2006	$25.16	$13.56
June 12, 2006	27.23	14.67
November 2, 2006	29.44	15.87
High (for period)	30.07	16.20
Low (for period)	25.16	13.56
Average (for period)	28.30	15.25

We agreed upon a fixed exchange ratio, and note that a fixed exchange ratio is customary for “mergers of equals” such as this merger. Although the number of shares that will be issued will not change, the value of those shares will fluctuate with the market price.

Dividends (Page 94)

Both RAIT and Taberna operate as REITs for U.S. federal income tax purposes. As REITs, each of RAIT and Taberna is required to distribute at least 90% of its annual net taxable income, excluding net capital gain, in order to maintain its REIT qualification. RAIT and Taberna will continue their qualification as REITs following the merger. We believe the merger will potentially result in dividend growth for the combined company because of increased cash available for distribution, or CAD, as a result of the combined company’s strategy of lowering its cost of funds through CDO financing and increasing the proportion of its assets invested in RAIT’s higher-yielding real estate loans.

Pursuant to Article VI of the merger agreement, in order to equalize the dividends (as multiplied by the exchange ratio), RAIT’s dividend for the second quarter was limited to $0.64 (Taberna had previously paid a second quarter dividend of $0.35) and a $0.62 RAIT second quarter dividend was paid. The record dates for RAIT’s and Taberna’s third quarter dividends were the same date, and the third quarter dividend payments were paid at a mutually agreed upon proportionate rate of $0.72 for RAIT and $0.39 for Taberna. Pursuant to the merger agreement, neither party may declare a fourth quarter dividend until after the completion of the merger or the termination of the merger agreement.

Neither RAIT nor Taberna has paid any dividends in excess of CAD. We define CAD as net income (loss) adjusted for non-cash items and timing differences between GAAP income recognition and the receipt of cash.

CAD is a non-GAAP financial measure that is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined under GAAP. We believe CAD provides useful information regarding the combined company’s ability to fund its dividends. Because all companies do not calculate CAD the same way, the presentation of CAD may not be comparable to similarly titled measures of other companies or to the funds from operations, referred to as FFO, as defined by NAREIT. Generally, the major differences between CAD and FFO relate to (1) non-cash amortization of deferred financing costs and (2) origination fees and structuring fees included in CAD upon receipt but deferred for GAAP reporting, thereby excluded from FFO. Amortization of deferred financing costs are included in net income under the NAREIT definition of FFO; however, as a non-cash charge, the amortization is added back in computing CAD. Fees received at initial funding for originating collateral and structuring CDOs are recognized in net income over the investment term in the CDOs and are included in CAD in the period they are received.

The Merger Will Be Accounted for as a Purchase (Page 93)

The merger will be treated as a purchase by RAIT of Taberna under U.S. generally accepted accounting principles, or GAAP.

The Merger Generally Will Not Result in the Recognition of Taxable Income to Shareholders (Page 92)

The merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Therefore, for U.S. federal income tax purposes, Taberna shareholders generally will not recognize gain on the receipt of RAIT common shares. Taberna shareholders will, however, recognize gain or loss in connection with cash received in lieu of fractional RAIT common shares. The merger is conditioned on the receipt of legal opinions of Sullivan & Cromwell LLP, special counsel to RAIT, and Clifford Chance US LLP, counsel to Taberna, that, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that RAIT and Taberna will be treated as parties to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

For a complete description of the material U.S. federal income tax consequences of the merger, see “The Merger Agreement—Material U.S. Federal Income Tax Consequences.”

Tax matters are very complicated and the consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. We urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Both RAIT and Taberna Established Special Committees to Negotiate and Consider the Merger (Page 61)

Because the Chairman and Chief Executive Officer of RAIT, Betsy Z. Cohen, is the mother of the Chairman and Chief Executive Officer of Taberna, Daniel G. Cohen, both companies established special committees to negotiate and consider the merger. The special committee of the board of trustees of RAIT consisted of all trustees of RAIT other than Betsy Z. Cohen and Jonathan Z. Cohen, the son of Betsy Z. Cohen and the brother of Daniel G. Cohen. The board of trustees of RAIT had previously determined that these trustees satisfied the requirements for independence under NYSE listing standards and met the definition of an independent trustee in RAIT’s declaration of trust. The special committee of the board of trustees of Taberna consisted of all trustees of Taberna other than Daniel G. Cohen and James J. McEntee, III, who is the Chief Operating Officer of Cohen Brothers, LLC, or Cohen Bros., a diversified financial services company indirectly controlled by Daniel G. Cohen. Both special committees retained their financial advisors directly, and the special committee of the board of trustees of Taberna retained separate counsel, Pepper Hamilton LLP. The special committee of the board of trustees of RAIT was advised by special counsel, Sullivan & Cromwell LLP, which also advised RAIT on the merger, and which does not otherwise regularly advise RAIT.

RAIT’s Special Committee of the Board of Trustees Received an Opinion from its Financial Advisor as to the Fairness, from a Financial Point of View, to RAIT of the Exchange Ratio in the Merger (Page 69)

In connection with the merger, the special committee of the board of trustees of RAIT received a written opinion dated June 8, 2006 from its financial advisor, UBS Securities LLC, which we refer to as UBS, as to the fairness, from a financial point of view and as of the date of such opinion, to RAIT of the exchange ratio in the merger. The full text of UBS’ written opinion, dated June 8, 2006, is attached to this joint proxy statement-prospectus as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion was provided to RAIT’s special committee in its evaluation of the merger from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger. RAIT has agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee estimated to be approximately $4.5 million, comprised of payments made in quarterly installments during UBS’ engagement totaling $200,000, an opinion fee of $1.5 million payable in connection with UBS’ opinion and a transaction fee of approximately $2.8 million contingent upon the consummation of the merger.

Taberna’s Special Committee of the Board of Trustees Received an Opinion from its Financial Advisor as to the Fairness of the Consideration to be Received by Taberna Shareholders (Page 74)

On June 8, 2006, the date the Taberna board of trustees approved the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, the financial advisor to the special committee of the board of trustees of Taberna, delivered its opinion to the special committee of the board of trustees of Taberna that, as of that date and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Taberna’s common shares pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of Merrill Lynch’s written opinion is attached to this joint proxy statement-prospectus as Appendix C. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Merrill Lynch. Merrill Lynch’s opinion was directed to the special committee of the board of trustees of Taberna in connection with its evaluation of the merger consideration to be offered to Taberna, does not in any manner address the decision of Taberna to proceed with or effect the merger and does not constitute a recommendation as to how any shareholder should vote with respect to the merger agreement. Pursuant to a letter agreement between Taberna and Merrill Lynch, dated as of May 5, 2006, Taberna agreed to pay Merrill Lynch for the following financial advisory services rendered: (i) a presentation fee of $500,000 for Merrill Lynch’s presentation to Taberna with respect to strategic alternatives available to Taberna, payable upon delivery of the presentation, (ii) an opinion fee of $1.0 million payable upon delivery of an opinion to Taberna’s special committee, (iii) a transaction fee of $2.5 million payable upon merger completion (less any fees previously paid), and (iv) if the merger agreement is terminated and RAIT pays Taberna a termination fee, 15% of the termination fee received by Taberna. Merrill Lynch has, in the past, provided brokering services to introduce REITs to Taberna’s funding sources, and has also structured CDOs that are managed by Taberna or certain of its affiliates and placed the securities in such CDOs. Merrill Lynch has also acted as initial purchaser in a 144A private equity offering for an affiliate of Taberna, Alesco Financial Trust, or Alesco. The approximate aggregate fees received by Merrill Lynch in the last two years for the services it rendered to Taberna as described above were $111.3 million (excluding fees in connection with the merger) and to Cohen Bros. and Alesco, $125.4 million.

Interests of Taberna’s Trustees and Executive Officers in the Merger (Page 94)

All Taberna trustees and senior executive officers are shareholders of Taberna. Some of Taberna’s trustees and executive officers have interests in the merger other than their interests as shareholders. The members of the special committees of the boards of trustees of RAIT and Taberna knew about these additional interests and considered them when they approved the merger and the merger agreement.

Trustees of Taberna. The merger agreement provides that four designees of Taberna (one of whom will be Daniel G. Cohen) will be appointed to RAIT’s board of trustees effective upon completion of the merger. Taberna’s existing board of trustees, as is usually the case following a merger, will be replaced by a board consisting of employees of RAIT. RAIT has agreed in the merger agreement to indemnify all present and former trustees, officers and employees of Taberna and its subsidiaries against costs and expenses in connection with claims arising from matters existing or occurring prior to the completion of the merger. In addition, RAIT has agreed to obtain trustees’ and officers’ liability insurance for present and former officers and trustees of Taberna and its subsidiaries with respect to facts or events occurring prior to the completion of the merger.

Senior Executive Officers of Taberna and RAIT. Following the merger, Daniel G. Cohen will become the Chief Executive Officer of RAIT and Betsy Z. Cohen will serve as Chairman of RAIT. Betsy Z. Cohen and Scott F. Schaeffer, President and Chief Operating Officer of RAIT, waived their rights to terminate their existing employment agreements with RAIT for “good reason,” subject to entering into amended employment agreements with RAIT. In addition, four executive officers of Taberna have entered into employment agreements with RAIT, effective upon completion of the merger, and one executive officer of Taberna has entered into an amendment to his employment agreement with Taberna that will become effective upon the completion of the merger pursuant to which RAIT will assume the employment agreement and will become the employer thereunder. See “The Merger Agreement—Interests of Certain Persons in the Merger—Employment Agreements.”

Restricted Share Awards. Under the terms of Taberna’s 2005 equity incentive plan and the existing employment agreements between Taberna and its executives, Daniel G. Cohen, Mitchell Kahn, Jack E. Salmon, Raphael Licht, Plamen Mitrikov and James J. Sebra, all restrictions and risks of forfeiture applicable to restricted shares awarded under the 2005 equity incentive plan (other than the 693,333 shares issued on June 29, 2006) lapse or terminate upon the occurrence of a change of control of Taberna. The merger with RAIT will constitute a change of control under the 2005 equity incentive plan. Pursuant to their new employment agreements, Daniel G. Cohen, Taberna’s Chief Executive Officer, and Plamen Mitrikov, Taberna’s Executive Vice President—Asset Management, each agreed to waive the right to have the restrictions and risks of forfeiture terminate with respect to all of the restricted shares held by them so that their restricted shares will continue to vest in accordance with their terms notwithstanding the merger. The total number and value of the restricted shares held by each of Taberna’s executive officers and trustees as to which all restrictions and forfeiture provisions will lapse or terminate as a result of the merger is as follows (based upon the exchange ratio and the closing price of RAIT common shares on the NYSE on November 2, 2006).

Executive Officer	Number of Restricted Shares	Value of Restricted Shares
Mitchell Kahn	88,312	$1,401,089
Jack E. Salmon	52,315	829,989
Raphael Licht	17,056	270,597
James J. Sebra	13,333	211,531

Trustees
James J. McEntee, III	29,971	475,496
Frank A. Farnesi	5,093	80,802
Karen Finkel	5,093	80,802
John F. Quigley, III	5,093	80,802
Thomas J. Reilly, Jr	5,093	80,802
Murray Stempel, III	5,093	80,802

Total	226,452	3,592,710

Taberna Shareholders Have Appraisal Rights (Page 99)

Under Maryland law, Taberna shareholders are entitled to appraisal rights which allow Taberna shareholders to, subject to complying with the applicable procedures, demand and receive payment of the fair value of their Taberna common shares in cash instead of receiving the merger consideration.

We have included a copy of the applicable Maryland law requirements as Appendix D to this joint proxy statement-prospectus.

RAIT Shareholders Do Not Have Appraisal Rights (Page 99)

Under Maryland law, RAIT shareholders are not entitled to appraisal rights as a result of the merger.

Each Board of Trustees Recommends That Its Shareholders Vote “FOR” the Proposals Relating to the Merger (Pages 65 and 67)

RAIT Shareholders. RAIT’s board of trustees believes that the merger is in the best interests of RAIT and its shareholders, and unanimously recommends that RAIT shareholders vote “FOR” the proposal to approve the issuance of RAIT common shares as consideration in the merger.

Taberna Shareholders. Taberna’s board of trustees believes that the merger is in the best interests of Taberna and its shareholders and that the merger consideration is fair to Taberna shareholders, and unanimously recommends that Taberna shareholders vote “FOR” the proposal to approve the merger.

Our Reasons for the Merger (Pages 65 and 67)

RAIT’s Board of Trustees. RAIT’s board of trustees is proposing that RAIT shareholders approve the issuance of RAIT common shares as consideration in the merger because, among other reasons, the board believes:

•	The merger will create a multi-line company that will be able to serve the real estate industry in all areas of its capital needs, whether secured or unsecured, by combining RAIT’s ability to make or acquire real estate loans and acquire real estate interests with Taberna’s ability to originate funding for the real estate industry through TruPS and subordinated debt.

•	Taberna’s expertise in the CDO area combined with RAIT’s origination platform should enable RAIT to finance the loans it originates through CDOs, which RAIT expects will lower its cost-to-fund and permit it to increase the amount of leverage it uses to a level appropriate to a company of its size, thereby increasing CAD in two ways:

•	First, RAIT estimates that CDO financing will lower its cost-to-fund approximately 150 to 175 basis points below comparable financing provided by banks or other financial institutions which will increase the rate spread between its interest-earning assets and related interest-bearing financing.

•	Second, RAIT expects to increase its use of debt leverage, measured by the amount of its debt in relation to the amount of its shareholders’ equity, through CDO financing to between three to five times as compared to its current level of less than one using its historical sources of financing, thereby increasing the amount of cash resources that could be re-deployed to make additional investments and generate incremental earnings.

•	Access to RAIT’s origination platform should enable Taberna, over several years, to replace its relatively lower-yielding residential mortgage loans, with sufficient REIT-qualifying assets, such as higher yielding loans originated by RAIT, thereby potentially increasing income available for distribution.

•	RAIT’s board of trustees also considered that the merger could be accretive to RAIT’s estimated CAD per share in calendar years 2006 through 2008, both before and after giving effect to potential synergies, and that, pro forma for the merger, the book value per share of RAIT as of March 31, 2006 could increase, as indicated to the board of trustees in the accretion/dilution analysis performed by the financial advisor to the special committee more fully discussed under “THE MERGER—Opinion of RAIT’s Special Committee’s Financial Advisor.”

RAIT’s board of trustees also considered the potential initial negative impact of the merger and the issuance of additional RAIT common shares on the market price of RAIT common shares following announcement of the merger. In addition, it considered the following potential adverse consequences of the merger:

•	The possibility that the merger and the related integration process could result in the loss of key employees and in the disruption of RAIT’s on-going business.

•	The possibility that the anticipated benefits of the merger may not be realized.

•	The increased risks commensurate with increasing RAIT’s debt levels and derivative transactions in order to increase CAD, as well as the impact of potential interest rate increases on the attractiveness of TruPS.

•	The potential effect of the merger on Taberna’s employee benefits under various agreements, plans and programs because the merger accelerates vesting under some of such arrangements, which might encourage employees to leave and involve additional cost under such agreements, plans and programs.

•	The potential merger-related expenses.

•	That the merger could be dilutive to RAIT’s estimated earnings per share in calendar years 2006 through 2008, both before and after giving effect to potential synergies, and that, pro forma for the merger, the tangible book value per share for RAIT as of March 31, 2006 could decrease, as indicated to the board of trustees in the accretion/dilution analysis performed by the financial advisor to the special committee more fully discussed under “THE MERGER—Opinion of RAIT’s Special Committee’s Financial Advisor.”

The RAIT board concluded, however, that the anticipated benefits of the merger were likely to substantially outweigh the risks and merger-related expenses.

Taberna’s Board of Trustees. Taberna’s board of trustees is proposing that Taberna shareholders approve the merger because, among other reasons, the board believes:

•	the merger combines Taberna’s subordinated debt origination platform with RAIT’s commercial loan origination platform and creates a diversified financial services company that can offer a range of financing solutions to owners of real estate and real estate-related assets seeking debt financing for their assets;

•	RAIT has an exemplary track record of credit analysis and underwriting, having suffered almost no losses during its history;

•	the transaction offers Taberna’s shareholders that are not affiliates the opportunity to receive freely tradeable securities at a premium, as of the date of the merger agreement, over the $10.00 and $12.00 offering prices of Taberna common shares in Taberna’s previous private placements;

•	the transaction could result in an increase to estimated dividends per share for both RAIT and Taberna based on financial forecasts and synergies projections of members of RAIT and Taberna management and the agreed exchange ratio of 0.5389 RAIT common shares for each Taberna common share; and

•

the alternative of remaining independent and pursuing an initial public offering, or IPO, at a superior valuation carries execution risks which the Taberna board of trustees believes are greater than the risk that the merger with RAIT will not be successfully completed. The primary IPO risk is that execution of the offering would be subject to then prevailing market conditions over which Taberna would have no control. Factors that could influence market receptivity to an IPO over which Taberna would have no control principally include the state of the U.S. economy generally, the state of the real estate industry, investors’ appetite for IPOs generally, and IPOs of specialty finance REITs in particular, and the interest rate environment. Conversely, completion of the proposed merger is not dependent upon the prevailing market conditions for IPOs. Moreover, in the context of an IPO, adverse changes suffered by Taberna could impact the valuation of Taberna realized in the IPO, whereas such adverse changes will not reduce the exchange ratio because it is fixed.

The Taberna special committee and the Taberna board of trustees also considered a number of potentially negative factors in determining whether to approve the merger, including the following:

•	if the merger is not completed for any reason, Taberna will have foregone a significant amount of time that could have been devoted to pursuing an IPO;

•	the anticipated benefits of the combination may not be achieved;

•	integration of the two companies may prove more challenging than expected and may result in the loss of key personnel;

•	members of Taberna’s senior management will receive certain benefits as a result of the merger; and

•	effectuating the merger involves significant costs and disruptions to Taberna’s operations.

The Taberna board concluded, however, that the anticipated benefits of the merger were likely to substantially outweigh the potentially negative factors.

RAIT and Taberna expect to incur an estimated $12.7 million of merger-related expenses.

Merger Approval Requires a Majority of Votes Cast by RAIT Shareholders and a Majority of Outstanding Shares by Taberna Shareholders (Pages 57 And 59)

RAIT Shareholders. The issuance of RAIT common shares as consideration in the merger requires the approval of the holders of a majority of RAIT common shares voting at RAIT’s special meeting, provided that a majority of the outstanding common shares vote on the matter. As of October 20, 2006, the record date for the RAIT special meeting, RAIT trustees and executive officers beneficially owned about 692,158, or approximately 2.5%, of the shares entitled to vote at the RAIT special meeting. Taberna and its trustees and executive officers beneficially owned less than 1% of the shares entitled to vote at the RAIT special meeting.

Taberna Shareholders. In order to approve the merger, the holders of a majority of Taberna common shares outstanding as of October 20, 2006, the record date for the Taberna special meeting, entitled to vote must vote to approve the merger. As of that date, Taberna trustees and executive officers beneficially owned about 4,367,811, or approximately 9.8%, of the shares entitled to vote at the Taberna special meeting. RAIT and its trustees and executive officers beneficially owned less than 1% of the shares entitled to vote at the Taberna special meeting.

We Must Meet Certain Conditions To Complete the Merger (Page 90)

Our obligations to complete the merger depend on a number of conditions being satisfied or waived. These include:

•	approval of the merger by Taberna shareholders and approval of the issuance of RAIT common shares as consideration in the merger by RAIT shareholders;

•	approval of the listing of the RAIT common shares to be issued in the merger on the NYSE;

•	receiving any required approvals of applicable U.S. federal and state regulatory authorities;

•	the absence of any government action or other legal restraint or prohibition that would prohibit consummation of the merger;

•	receiving legal opinions that, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that RAIT and Taberna will be treated as parties to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, as well as legal opinions confirming each party’s qualification as a REIT for U.S. federal income tax purposes. These opinions will be based on customary assumptions and on factual representations made by RAIT, Taberna and RT Sub and will be subject to various limitations;

•	receipt by each party of a letter from the other party’s independent auditor, in form and substance consistent with letters described in Statement on Auditing Standards No. 72 “Letters for Underwriters and Certain Other Requesting Parties,” as amended, customarily delivered by independent public accountants in connection with registration statements;

•	confirmation that the representations and warranties of each party are true and correct, except as would not have or would not reasonably be expected to have a material adverse effect; and

•	performance by each party of all of its obligations under the merger agreement in all material respects.

Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Requirements (Page 91)

The change in control of Taberna’s broker-dealer subsidiary, Taberna Securities, LLC, or Taberna Securities, in connection with the merger is subject to approval by the National Association of Securities Dealers, Inc., referred to as the NASD. Otherwise, neither RAIT nor Taberna is aware of any material U.S. federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the merger.

REIT Qualification (Page 114)

Each of the combined company and Taberna intends to continue to qualify as a REIT for federal income tax purposes. In order to maintain their qualification as REITs, each of the combined company and Taberna will have to satisfy the applicable requirements for REIT qualification, which include requirements regarding the types of assets a REIT may hold and the types of income it may earn. Each entity’s intention to qualify as a REIT will have a significant impact on its investment activities. The primary REIT rules that will impact the combined company’s and Taberna’s investment activities include the following:

•	at least 75% of each entity’s total assets must be represented by real estate assets, cash, government securities and, under certain circumstances, shares or debt instruments purchased with new capital;

•	at least 75% of each entity’s gross income for each taxable year, excluding gross income from “prohibited transactions,” must be derived from investments relating to real property, dividends from REITs, mortgages on real property or, under certain circumstances, income received or accrued with respect to stock or debt instruments purchased with new capital;

•

at least 95% of each entity’s gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from a combination of income that qualifies under the 75% gross income test described above (other than income received or accrued with respect to a stock or debt instrument purchased with new capital), as well as other dividends, including dividends paid by taxable REIT subsidiaries, or TRSs, interest and gain from the sale or disposition of shares or securities, which need not have any relation to real property held for investment; and

•	the aggregate value of all securities of TRSs held by each entity may not exceed 20% of the value of its gross assets.

Each of the combined company and Taberna must invest in a sufficient amount of qualifying real estate assets directly or through disregarded subsidiaries so that the value of those assets and the amount of gross income they generate, when compared to the value of the securities each entity holds in TRSs and the dividends received and other income includable by it in its gross income as a result of its TRS investments, together with any other non-qualifying REIT income the entity earns, will enable it to continue to satisfy the REIT requirements. Each of the combined company and Taberna expects to satisfy the REIT income tests principally through the gross income generated by investments in qualifying real estate assets, such as mortgage loans and mezzanine loans of the type in which RAIT has historically invested and, to a lesser extent over time, residential mortgage loans of the type in which Taberna has previously invested, together with distributions from their respective TRSs of income generated by their assets and operations. In addition, the REIT rules provide that the value of securities each of the combined company and Taberna holds in its TRSs cannot exceed 20% of the value of RAIT Investment Trust’s or Taberna Realty Finance Trust’s, as applicable, gross assets. As of June 30, 2006, the aggregate estimated fair value of RAIT’s and Taberna’s investments in TRSs was approximately 0% and 12.3%, respectively, of the value of its gross assets. This amount is determined by dividing the estimated fair value of the securities which the REIT holds in its TRSs, which is net of third party liabilities and other indebtedness of the TRSs, by the fair value of its gross assets (which are primarily comprised of its mortgage loan portfolio and such TRS securities). The combined company’s ability to operate and grow its business and Taberna’s business will depend on its ability to continue to make, and to cause Taberna to make, sufficient investments in qualifying real estate assets.

We May Terminate the Merger Agreement in Certain Circumstances (Page 90)

We can mutually agree at any time to terminate the merger agreement without completing the merger, even if we have obtained the appropriate shareholder approvals. Also, either of us can decide, without the consent of the other, to terminate the merger agreement:

•	if the merger is not completed on or before December 15, 2006, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform its obligations under the merger agreement;

•	either party shall not have received the requisite approval of its shareholders at its special meeting;

•	there is a final and non-appealable governmental action or other legal restraint prohibiting the merger;

•	if there is a continuing, or noncurable, breach of the merger agreement by the other party, which is not cured after 30 days’ written notice to the breaching party;

•	if a party, after following the procedures required by the merger agreement, enters into an agreement with respect to a superior proposal; or

•	if the other party’s board of trustees fails to recommend approval of the merger to its shareholders with respect to Taberna, or of the issuance of RAIT common shares, with respect to RAIT, or withdraws or materially and adversely modifies its recommendation, recommends a superior proposal, fails to reaffirm its recommendation under certain circumstances or fails to recommend against acceptance of a tender or exchange offer.

Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will evenly divide the costs and expenses that we incur in printing and mailing this joint proxy statement-prospectus and filing fees paid in connection with the registration statement.

In circumstances involving a competing acquisition bid for the other party, the party that is the subject of the competing acquisition bid is required to pay the other party a termination fee of $18 million upon termination of the merger agreement or, in some cases, within a specified period of time after termination. See “The Merger Agreement—Termination Fee” for more information.

We Have Agreed When and How Each of Us Can Consider Third Party Acquisition Proposals (Page 88)

In the merger agreement, both Taberna and RAIT agreed not to initiate, solicit or encourage acquisition proposals from third parties. In addition, both parties agreed not to engage in negotiations with or provide confidential information to a third party regarding the acquisition of it or its businesses. However, if either RAIT or Taberna receives an unsolicited acquisition proposal from a third party, it can participate in negotiations with and provide confidential information to the third party if its board of trustees concludes in good faith that the proposal is one that is, or would reasonably be likely to result in, a superior proposal to our merger and that to take such actions would not contravene the trustees’ statutory obligations. Either company may, after following the process contemplated by the merger agreement, which includes giving the other party an opportunity to make a competing proposal, accept an acquisition proposal which it has determined to be a superior proposal. The party that terminates the merger agreement to accept a superior proposal is required to pay the other party a termination fee of $18.0 million.

We May Amend or Waive Merger Agreement Provisions (Page 91)

We may jointly amend the merger agreement, and each of us may waive our right to require the other party to follow particular provisions of the merger agreement. However, we may not amend the merger agreement after our shareholders approve the merger if the amendment would violate applicable law.

The Rights of Taberna Shareholders Following the Merger Will Be Different (Page 107)

The rights of RAIT and Taberna shareholders are both governed by Maryland law. However, RAIT’s declaration of trust and bylaws and Taberna’s declaration of trust and bylaws differ. Taberna shareholders should be aware of these differences when they vote at the special meeting because, upon completion of the merger, they will own RAIT common shares and therefore their rights will be governed by RAIT’s declaration of trust and bylaws.

Certain Relationships and Related Party Transactions (Page 137)

Acquisition of Taberna Capital and Taberna Securities. In April 2005, Taberna acquired from Cohen Bros. or a wholly-owned subsidiary of Cohen Bros.’ parent company 100% of the ownership interests in each of Taberna Capital Management, LLC, which we refer to herein as Taberna Capital, and Taberna Securities. Taberna consummated the acquisitions through mergers in which Cohen Bros. received an aggregate of 2.0 million of Taberna common shares with a value of $20.0 million, based upon a per share price equal to the initial offering price of Taberna common shares in Taberna’s initial private placement. At the time of the mergers, Taberna Capital’s and Taberna Securities’ assets consisted primarily of $5.0 million of cash which was pledged as collateral under Taberna’s initial TruPS warehouse facility, a collateral management agreement for Taberna Preferred Funding I, Ltd., or Taberna I, and other intangible assets. Taberna Capital acts as the collateral manager for Taberna’s six CDOs—Taberna I, Taberna Preferred Funding II, Ltd., or Taberna II, Taberna Preferred Funding III, Ltd., or Taberna III, Taberna Preferred Funding IV, Ltd., or Taberna IV, Taberna Preferred Funding V, Ltd., or Taberna V, and Taberna Preferred Funding VI, Ltd., or Taberna VI—under the terms of six separate collateral management agreements and receives an annual fee of approximately $2.8 million, $4.0 million, $3.0 million, $2.6 million, $2.8 million and $2.8 million, respectively, for its services in these capacities for so long as the relevant collateral management agreement remains in effect. The fees payable under these agreements are based upon the amount of collateral held by the CDOs. Accordingly, these fees will decline if underlying collateral assets are prepaid.

Shared Facilities and Services Agreement. Taberna entered into the shared facilities and services agreement with Cohen Bros. pursuant to which Cohen Bros. agreed to provide Taberna, directly or through its subsidiaries, with certain facilities and services, including office space and assistance with structuring and managing Taberna’s investments in mortgage loans and other mortgage-backed securities. The initial term of the shared facilities and services agreement, effective from April 2005 through April 2006, provided that, in respect of services relating to structuring and managing Taberna’s investments in mortgage loans and other mortgage-backed securities, Taberna would pay Cohen Bros. an annual fee of 10 basis points on the amount of the investments, subject to a minimum fee of $250,000 per year and a maximum fee of $750,000 per year. In respect of accounting support and cash management services and administrative and other transitional services, Taberna paid Cohen Bros. for the cost of providing those services plus 10% of such cost, including a monthly rental fee of $17,500 for office space and facilities. The shared facilities and services agreement was renewed on July 2006 through June 30, 2008. The renewed agreement provides that in respect of services relating to structuring and managing Taberna’s investments in CMBS and RMBS, Taberna will pay Cohen Bros. an annual fee ranging from 2 to 20 basis points on the amount of the investments, based on the rating of the security. For investments in residential whole loans, Taberna will pay Cohen Bros. an annual fee of 1.5 basis points on the amount of the investments. In respect of software licensing, human resources and administrative and other services, Taberna will continue to pay Cohen Bros. for the cost of providing those services plus 10% of such cost. Taberna and Cohen Bros. are negotiating a separate sub-lease agreement for the shared office space and facilities. Through June 30, 2006, Taberna incurred $1.1 million of expenses under the shared facilities and services agreement.

Broker-Dealer Services Agreement. Taberna entered into the broker-dealer services agreement with Taberna’s affiliate Cohen & Company Securities, LLC, or CB&C, a registered broker-dealer. CB&C is a wholly-owned subsidiary of Cohen Bros. Under the agreement, CB&C agreed to perform, at Taberna’s request, any activities related to Taberna’s investment activities that could be performed only by a registered broker-dealer. Under this agreement, CB&C is entitled to retain any origination fees paid by third parties in respect of investments Taberna makes; provided, however, that CB&C will not charge origination fees exceeding 1.5% of the gross proceeds to such issuer per transaction. In addition, CB&C may engage third-party investment banks to originate collateral, and these banks will also receive a portion of the origination fees. CB&C may not originate any investment on Taberna’s behalf except pursuant to the request and approval of a majority of Taberna’s independent trustees.

A substantial majority of the TruPS funded through Taberna’s warehouse facilities and the Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI CDOs were originated by CB&C. Through June 30, 2006, CB&C had retained $32.4 million in origination fees in respect of TruPS that were funded through Taberna’s warehouse facilities and the Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI CDOs. In addition, third-party investment banks and brokers unrelated to CB&C received $62.7 million in origination fees since Taberna’s inception through June 30, 2006. Because Taberna Securities is now licensed to act as a broker-dealer, Taberna anticipates that CB&C will provide significantly fewer services under this agreement. However, if the value of our investment in Taberna Securities or Taberna’s other TRSs becomes too high, Taberna and, following the completion of the merger, the combined company may be precluded by the REIT rules from expanding or maintaining the business of Taberna Securities, and Taberna may re-engage CB&C, or engage a third-party broker-dealer, to act as an originator. Taberna has and Taberna may from time to time continue to utilize the services of CB&C to sell securities issued by Taberna’s CDO entities, and CB&C will earn customary market commissions for such services. From Taberna’s inception through June 30, 2006, CB&C earned $5.8 million in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI.

Non-Competition Agreement. Taberna entered into a three-year non-competition agreement with Cohen Bros. pursuant to which Cohen Bros. agreed not to engage in purchasing from, or acting as placement agent for, issuers of TruPS or other preferred equity securities issued by REITs and other real estate operating companies.

Cohen Bros. also agreed not to act as collateral manager for CDOs or securitizations involving such securities. In addition, Cohen Bros. agreed not to solicit Taberna’s executive officers to do anything that would violate Cohen Bros.’ non-competition covenant or to terminate their employment with Taberna or become employed by Cohen Bros., if not already so employed, during the term of the agreement. This agreement runs from April 28, 2005, the closing date of Taberna’s initial private placement, and is subject to termination in certain circumstances, including upon the change of control of Taberna. The merger with RAIT will constitute a change of control of Taberna under the non-competition agreement. Accordingly, Cohen Bros. has agreed to waive its termination right as a result of the merger under this agreement.

RAIT. After the merger, RAIT expects to continue to engage in transactions with several related entities of RAIT and Taberna in the ordinary course of its business, including transactions that would result in the payment of fees such as fees for sharing facilities and providing brokerage, CDO structuring and management services. We describe these transactions in “Business of Taberna—Certain Relationships and Related Party Transactions of Taberna” and in RAIT’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006 referenced below under “Where You Can Find More Information.” In addition, RAIT anticipates it will engage in transactions with Cohen Bros. in which Cohen Bros. will earn fees for the structuring and placement of CDOs.

Special Meeting of RAIT (Page 56)

RAIT plans to hold its special meeting on Monday, December 11, 2006, at 10:00 a.m., Eastern time, at Crowne Plaza Hotel, 1800 Market Street, Philadelphia, PA 19103. At the meeting, RAIT common shareholders will be asked to approve the issuance of RAIT common shares as consideration in the merger.

RAIT common shareholders can vote at the RAIT special meeting of shareholders if they owned RAIT common shares at the close of business on October 20, 2006. As of that date, there were 28,161,470 RAIT common shares outstanding and entitled to vote. RAIT common shareholders can cast one vote for each RAIT common share that they owned on that date. The issuance of RAIT common shares as consideration in the merger requires the approval of the holders of a majority of RAIT common shares voting at the special meeting, provided that a majority of the outstanding common shares vote on the matter.

Special Meeting of Taberna (Page 59)

Taberna plans to hold its special meeting of shareholders on Monday, December 11, 2006, at 10:00 a.m., Eastern time, at The Pyramid Club, 1735 Market Street, 52nd Floor Philadelphia, PA 19103. At the meeting, Taberna shareholders will be asked to approve the merger.

Taberna shareholders can vote at the Taberna special meeting of shareholders if they owned Taberna common shares at the close of business on October 20, 2006. As of that date, there were 44,353,973 Taberna common shares outstanding and entitled to vote. Taberna shareholders can cast one vote for each Taberna common share that they owned on that date. In order to approve the merger, the holders of a majority of the outstanding Taberna common shares entitled to vote must vote in favor of the merger.

Unaudited Comparative Per Share Data

The table on the following page shows historical information about our companies’ respective earnings per share, dividends per share and book value per share, and similar information reflecting the merger, which we refer to as “pro forma” information, at or for the six months ended June 30, 2006, and at or for the year ended December 31, 2005. In presenting the comparative pro forma information for the periods shown, it is assumed that RAIT and Taberna had been combined throughout those periods.

The merger will be accounted for under an accounting method known as “purchase accounting.” Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are recorded, as of the completion date of the merger, at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after completion of the merger reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving. Applying “purchase accounting” to this transaction, RAIT is deemed to be the acquirer.

Pro forma combined amounts are calculated by adding together the historical amounts reported by RAIT and Taberna, as adjusted for:

•	the estimated purchase accounting adjustments to be recorded in connection with the merger (consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization or accretion of certain of such adjustments over appropriate future periods), and

•	an estimated 23.4 million RAIT common shares to be issued, excluding 500,000 unvested restricted common shares, in connection with the merger based on the terms of the merger agreement and the number of fully-diluted Taberna common shares outstanding on the date of the merger agreement.

RAIT also anticipates that the merger will provide RAIT with financial benefits that include increased CAD, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

The information in the following table is based on historical financial information and related notes that we have presented in RAIT’s prior filings with the SEC and on the information concerning Taberna contained elsewhere in this joint proxy statement-prospectus. You should read all of the summary financial information provided in the following table together with this historical financial information and related notes. The historical financial information concerning RAIT is also incorporated into this joint proxy statement-prospectus by reference. See “Where You Can Find More Information” for a description of where you can find this historical information.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA OF RAIT AND TABERNA

	Six Months Ended June 30, 2006	Year Ended December 31, 2005(a)
RAIT
Basic earnings per common share
Net income from continuing operations
Historical	$1.15	$2.48
Pro forma	0.97	1.02
Diluted earnings per common share
Net income from continuing operations
Historical	1.15	2.46
Pro forma	0.97	1.02
Dividends declared on common shares
Historical	1.23	2.43
Pro forma	1.21	1.58
Book value per common share
Historical(b)	$17.41	$17.34
Pro forma(c)	$21.14	$21.12

Taberna
Basic earnings per common share
Historical	$0.76	$0.50
Diluted earnings per common share
Historical	0.76	0.50
Dividends declared on common share
Historical	0.65	0.54
Book value per common share
Historical	9.26	9.45

(a)	Historical information presented for Taberna is for the period from April 28, 2005 through December 31, 2005. Pro forma information presented includes Taberna’s results for the period from April 28, 2005 through December 31, 2005.

(b)	At June 30, 2006, historical book value per share is computed by subtracting the liquidation value of preferred shares of $125.5 million (5.0 million Series A and B shares at $25.00 per share) from total shareholders’ equity of $614.8 million and dividing that result by total common shares outstanding of 28.1 million.

At December 31, 2005 historical book value per share is computed by subtracting the liquidation value of preferred shares of $125.5 million (5.0 million Series A and B shares at $25.00 per share) from total shareholders’ equity of $609.2 million and dividing that result by total common shares outstanding of 27.9 million.

(c)	At June 30, 2006, pro forma book value per share is computed by subtracting the liquidation value of preferred shares of $125.5 million (5.0 million Series A and B shares at $25.00 per share) from total shareholders’ equity of $1.2 billion and dividing that result by total common shares outstanding of 52.0 million.

At December 31, 2005, pro forma book value per share is computed by subtracting the liquidation value of preferred shares of $125.5 million (5.0 million Series A and B shares at $25.00 per share) from total shareholders’ equity of $1.2 billion and dividing that result by total common shares outstanding of 51.8 million.

Selected Financial Data

The following tables show summarized historical financial data for each of RAIT and Taberna and also show similar pro forma information reflecting the merger. The historical financial data show the financial results actually achieved by RAIT and Taberna for the periods indicated. The pro forma information reflects the pro forma effect of accounting for the merger under the purchase method of accounting. The pro forma income statement data for the six months ended June 30, 2006 assumes completion of the merger on January 1, 2006. The pro forma income statement data for the year ended December 31, 2005 assumes completion of the merger on January 1, 2005. The pro forma balance sheet data assumes completion of the merger on June 30, 2006.

Pro forma combined amounts are calculated by adding together the historical amounts reported by RAIT and Taberna, as adjusted for:

•	the estimated purchase accounting adjustments to be recorded in connection with the merger (consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization or accretion of certain of such adjustments over appropriate future periods), and

•	an estimated 23.4 million RAIT common shares to be issued, excluding 500,000 unvested restricted common shares, in connection with the merger based on the terms of the merger agreement and the number of fully-diluted Taberna common shares outstanding on the date of the merger agreement.

The information in the tables on the following pages is based on historical financial information and related notes that RAIT has presented in its prior filings with the SEC and that is included elsewhere in the joint proxy statement-prospectus with respect to Taberna. You should read all of the summary financial information provided in the following tables together with this historical financial information and related notes. RAIT historical financial information is also incorporated into this joint proxy statement-prospectus by reference. See “Where You Can Find More Information” for a description of where you can find this historical information concerning RAIT.

RAIT also anticipates that the merger will provide RAIT with financial benefits that include increased CAD, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

During the six-months ended June 30, 2006, RAIT reclassified two properties from “held for use” to “held for sale.” In compliance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144, and in connection with this joint proxy statement-prospectus, on July 17, 2006, RAIT filed a current report on Form 8-K to provide required updating disclosure with respect to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF RAIT

The following summary selected financial data are derived from RAIT’s audited financial statements as of and for the years ended December 31, 2005 through 2001(a) and from its unaudited financial statements as of and for the six months ended June 30, 2006 and 2005. Financial data as of and for the six months ended June 30, 2006 and 2005 are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. This information is only a summary. You should read it along with RAIT’s historical audited and unaudited financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in RAIT’s annual reports, quarterly reports and other information on file with the SEC and incorporated by reference into this joint proxy statement-prospectus. See “Where You Can Find More Information.”

	As of and For the Six Months Ended June 30,				As of and For the Year Ended December 31,
	2006		2005		2005		2004		2003		2002		2001
	(Dollars in thousands except per share data)
Operating Data:
Total revenues (b)	$60,253		$51,634		$107,372		$82,194		$60,739		$51,920		$39,680
Total costs and expenses (b)	22,921		14,132		31,886		21,421		17,643		17,495		19,221
Net income before gain on sale of consolidated real estate interests, loss on sale of unconsolidated real estate interest, gain on sale of loan and income from loan satisfaction	37,322		37,487		75,452		60,743		43,131		34,367		20,500
Net income from continuing operations	37,322		37,487		75,254		63,146		45,503		41,347		21,035

Net income available to common shareholders	36,361		33,061		67,951		60,878		47,164		43,505		26,914
Net income from continuing operations per common share basic	1.15		1.27		2.48		2.37		2.16		2.38		2.09
Net income per common share basic	1.30		1.29		2.59		2.49		2.24		2.50		2.68
Net income from continuing operations per common share diluted	1.15		1.26		2.46		2.36		2.15		2.36		2.07
Net income per common share diluted	1.30		1.28		2.57		2.48		2.23		2.48		2.65

Balance Sheet Data:
Total assets	1,051,237		866,125		1,024,585		729,498		534,555		438,851		333,166
Indebtedness secured by real estate (c)	102,026		212,446		131,032		117,165		131,839		115,166		109,559
Unsecured line of credit	267,000		—		240,000		—		—		—		—
Secured lines of credit	13,000		74,424		22,400		49,000		23,904		30,243		2,000
Shareholders’ equity	614,771		544,558		609,235		541,710		363,402		277,595		211,025

Other Data:
Dividends per share	$1.23		$1.21		$2.43		$2.40		$2.46		$2.39		$2.12
Ratio of Earnings to combined fixed charges	2.84	x	4.21	x	3.77	x	6.20	x	9.95	x	7.89	x	3.74	x

(a)	The consolidated financial statements and financial statement schedules of RAIT Investment Trust and its subsidiaries as of December 31, 2005 and 2004, and for each of the three years ended December 31, 2005, 2004 and 2003 are set forth in its Current Report on Form 8-K dated July 17, 2006 and incorporated by reference into this joint proxy-statement prospectus.
(b)	Presentation does not include revenues and costs for assets and liabilities which RAIT has classified as held for sale or as discontinued operations under SFAS No. 144.
(c)	The sum of senior indebtedness relating to loans, long-term debt secured by consolidated real estate interests and liabilities underlying consolidated real estate interests held for sale.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TABERNA

The following summary selected financial data of Taberna are derived from consolidated financial statements contained elsewhere in this joint proxy statement-prospectus. In the opinion of Taberna management, such information reflects all adjustments necessary for a fair statement of the results of operations for such period. Financial data as of and for the periods shown below are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. The summary selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and in “Taberna Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this joint proxy statement-prospectus.

	Taberna Realty Finance Trust	Taberna Realty Finance Trust	Predecessor Entities
	For the six months ended June 30, 2006	For the period from April 28, 2005(1) through December 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005
	(Dollars in thousands, except share and per share data)
Income statement data:
Total revenue	$35,151	$23,999	$2,528
Total expenses	$10,083	$10,867	$551
Net income	$32,665	$16,853	$998
Earnings per share—basic	$0.76	$0.50
Weighted-average common shares—basic	42,846,846	33,835,490
Earnings per share—diluted	$0.76	$0.50
Weighted-average common shares—diluted	43,235,752	34,003,545
Distributions paid per common share	$0.65	$0.54
Cash flow data:
Cash flow from operating activities	$50,844	$53,761	$4,653
Cash flow from investing activities	(1,236,106)	(7,482,372)	(5,000)
Cash flow from financing activities	1,159,854	7,524,489	347

Other operating data:
Principal amount of TruPS funded through period end(2)	$4,325,405	$3,141,030

	As of June 30, 2006	As of December 31, 2005
	(dollars in thousands)
Balance sheet data:
Investments in securities	$4,153,974	$2,786,038
Investment in residential mortgages and mortgage-related receivables	4,219,673	4,464,703
Total assets	8,995,744	7,721,335
Total indebtedness	8,298,860	7,101,944
Minority interest	188,107	139,001
Beneficiaries’ equity	410,646	412,495
Common shares outstanding at period-end	44,346,605	43,653,272

(1)	April 28, 2005 is the date Taberna was formed from predecessor entities.
(2)	Includes $609,000 of TruPS acquired by Taberna Preferred Funding I Ltd., an unconsolidated CDO. The balance of these TruPS is held by Taberna’s consolidated CDO entities or by warehouse providers.

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF RAIT

AND TABERNA

	Six Months Ended June 30, 2006	Year Ended December 31, 2005(1)
(In thousands, except share and per share data)
Total Revenues	$82,366	$116,163
Total Expenses	37,655	63,824
Net income from continuing operations	54,762	60,756
Net income available to common shareholders	49,724	50,680
Net income per common share—basic	0.97	1.02
Net income per common share—diluted	0.97	1.02

Balance Sheet Data as of June 30, 2006:
Investments in securities	4,113,216
Investments in loans	4,998,651
Total assets	9,970,802
Indebtedness	8,460,884
Total liabilities	8,601,075
Minority interest and Series A Preferred Stock of RT Sub	144,595
Shareholders’ equity	1,225,132
Common shares outstanding at period end	52,009,496

(1)	Includes Taberna’s revenues and expenses for the period of April 28, 2005 through December 31, 2005.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement-prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the merger.

Risks Related to the Merger

Because the market price of RAIT common shares may fluctuate, Taberna shareholders cannot be sure of the market value of the RAIT common shares that they will receive in the merger.

In the merger, Taberna shareholders will receive 0.5389 of a RAIT common share for each Taberna common share. Because the number of RAIT common shares that will be issued in the merger to each Taberna common shareholder is fixed and will not be adjusted for changes in the market price of RAIT common shares, any change in the price of RAIT common shares will affect the market value of the consideration that Taberna shareholders will receive. Neither RAIT nor Taberna is permitted to terminate the merger agreement or resolicit the vote of its shareholders solely because of changes in the market price of RAIT common shares.

Share price changes may result from a variety of factors, including general market and economic conditions and changes in our businesses, operations and prospects and other considerations. Many of these factors are beyond our control. The price of RAIT common shares at the closing of the merger may vary from its price on the date the merger agreement was executed, the date of this joint proxy statement-prospectus and the date of the special meetings. As a result, the value represented by the merger consideration also will vary. For example, based on the range of closing prices of RAIT common shares during the period from June 8, 2006, the last trading day before public announcement of the execution of the merger agreement, through November 2, 2006, the merger consideration represented a value ranging from a high of $16.20 to a low of $13.56 for each Taberna common share. Because the date the merger is completed could be later than the dates of the meetings, at the time of your shareholders’ meeting, you will not necessarily know the market value of RAIT common shares that Taberna shareholders will receive upon completion of the merger.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

RAIT and Taberna have operated and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, systems, controls, procedures and policies that adversely affect our ability to maintain relationships with employees or to achieve the anticipated benefits of the merger. The success of RAIT following the merger may depend in large part on the ability to integrate the two businesses. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Future results of the combined company may differ materially from the pro forma financial information presented in this joint proxy statement-prospectus.

RAIT’s future results may be materially different from those shown in the pro forma financial information presented in this joint proxy statement-prospectus that show only a combination of RAIT’s and Taberna’s historical results. RAIT and Taberna expect to incur an estimated $12.7 million of merger-related expenses. The expenses may be higher or lower than estimated, depending upon how costly or difficult it is to integrate our two companies.

Uncertainties associated with the merger may cause a loss of employees and may otherwise affect the future business and operations of RAIT and Taberna.

RAIT’s success after the merger will depend in part upon its ability to retain key employees of RAIT and Taberna. Current and prospective employees of RAIT and Taberna may experience uncertainty about their roles with the combined company following the merger. This may adversely affect the ability of each of RAIT and Taberna to attract and retain key personnel. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of RAIT and Taberna to the same extent that those companies have been able to attract or retain their own employees in the past. To date, RAIT and Taberna have not been notified by any key employees that they plan to terminate their relationship with either company.

RAIT and Taberna expect to incur costs and expenses in connection with the merger.

RAIT and Taberna expect to incur costs and expenses of approximately $12.7 million in connection with the merger. These costs and expenses include insurance costs, investment banking, legal and accounting fees, printing expenses and other related charges incurred and expected to be incurred by RAIT and Taberna. There can be no assurance that the costs incurred by RAIT and Taberna in connection with the merger will not be higher than expected or that the combined company will not incur additional unanticipated costs and expenses in connection with the merger.

All Taberna trustees and executive officers are shareholders of Taberna. However, certain trustees and executive officers of Taberna have interests in the merger that may be different from, or in addition to, their interests as shareholders generally.

When considering the Taberna board’s recommendation that holders of Taberna common shares vote in favor of the merger, Taberna shareholders should be aware that members of Taberna’s senior management will receive certain benefits as a result of the merger. The Taberna board of trustees and special committee were aware of these interests and considered them, among other matters, in approving the merger. These interests include:

•	the appointment of four designees of Taberna (including Daniel G. Cohen) to RAIT’s board of trustees upon the completion of the merger;

•	the vesting of restricted shares under Taberna’s 2005 equity incentive plan (other than awards granted on June 29, 2006) and the existing employment agreements between Taberna and six of Taberna’s executives, other than with respect to Daniel G. Cohen and Plamen Mitrikov who have each agreed to waive the right to have the restrictions and risks of forfeiture terminate with respect to all of the restricted shares held by them;

•	on June 8, 2006, RAIT entered into employment agreements, which become effective upon completion of the merger, with the following four executives of Taberna: Daniel G. Cohen, Jack E. Salmon, Raphael Licht and Plamen Mitrikov in connection with the merger. In addition, Mitchell Kahn entered into an amendment to his employment agreement with Taberna that will become effective upon the consummation of the merger pursuant to which RAIT will assume the employment agreement and will become the employer thereunder; and

•	the rights to continued indemnification of current trustees, officers and employees of Taberna under the merger agreement and trustees’ and officers’ insurance to present and former trustees and officers of Taberna and its subsidiaries.

Taberna shareholders should consider whether these interests may have influenced these trustees and officers to support or recommend approval of the merger. For a full description of these interests, see “The Merger Agreement—Interests of Certain Persons in the Merger.”

Failure to complete the merger could negatively impact the price of RAIT common shares and future business and operations.

The merger is subject to customary conditions to closing, including the receipt of required approvals from the shareholders of RAIT and the shareholders of Taberna. If any condition to the merger is not satisfied or, if permissible, waived, the merger will not be completed. In addition, RAIT and Taberna may terminate the merger agreement in certain circumstances. If RAIT and Taberna do not complete the merger, the market price of RAIT common shares may fluctuate to the extent that the current market price of RAIT common shares reflects a market assumption that the merger will be completed. RAIT and Taberna also have paid, and will be obligated to pay, certain fees and expenses in connection with the merger, even if the merger is not completed. RAIT has to date paid fees of $2.4 million and Taberna has to date paid fees of $4.2 million in connection with the merger. In addition, RAIT and Taberna have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed for any reason, RAIT and Taberna will have incurred costs including the diversion of management resources, for which it will have received little or no benefit. In addition, Taberna will have foregone a significant amount of time that could have been devoted to pursuing an IPO.

RAIT common shares, including those common shares Taberna shareholders will receive in the merger, are subordinate in right of dividend and liquidation payments to RAIT’s preferred shares.

RAIT’s outstanding 7.75% Series A cumulative redeemable preferred shares of beneficial interest and 8.375% Series B cumulative redeemable preferred shares of beneficial interest rank senior to RAIT common shares, including those common shares Taberna shareholders will receive in the merger, with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. No cash dividends may be paid on RAIT common shares unless full cumulative dividends due on these preferred shares have been paid (other than any payment necessary to maintain RAIT’s qualification as a REIT). If RAIT liquidates, dissolves or winds up, holders of its preferred shares have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of RAIT common shares. If dividends on the preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), holders of the preferred shares will have the right to elect two additional trustees.

RAIT’s board of trustees may authorize the issuance of additional series of preferred shares of beneficial interest with voting or conversion rights that could adversely affect the voting or other rights of RAIT common shareholders.

Risks Related to Taberna’s Business

The following risk factors are specifically applicable to Taberna’s business. Unlike RAIT, whose risk factors are incorporated by reference herein from documents filed with the SEC, Taberna was, at the time of the execution of the merger agreement, in the process of an IPO, and thus does not have SEC filings that can be incorporated by reference. Upon completion of the merger, RAIT will be subject to these risks as a result of its ownership of Taberna. In addition, to the extent the following activities are undertaken directly by RAIT upon the completion of the merger, RAIT will be subject directly to the following risks.

Taberna has a limited operating history and limited experience operating as a REIT.

Taberna was formed in March 2005 and has a limited operating history and limited experience operating as a REIT. Taberna is subject to all of the business risks and uncertainties associated with any new business. There can be no assurance that Taberna will be able to generate sufficient revenue from operations to pay its operating expenses. Taberna intends to elect and qualify to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 2005 and will be subject to various rules relating to REITs. The REIT rules and regulations are highly technical and complex and the failure to comply with these rules and regulations could prevent Taberna from qualifying as a REIT or could force Taberna and after the merger, RAIT, to pay unexpected taxes and penalties. Because Taberna has limited experience operating within the complex rules and regulations required for REIT qualification, there can be no assurance that Taberna will be able to comply with these rules and regulations. Taberna’s failure to comply with these rules and regulations could have a material adverse effect on the business, financial condition, liquidity and results of operations of Taberna and, therefore, RAIT following the merger.

Neither TruPS nor equity in corporate entities, such as CDOs, that hold TruPS will qualify as real estate assets for purposes of the REIT asset tests and the income generated by such investments generally will not qualify as real estate-related income for the REIT gross income tests. Taberna must invest in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, to maintain its REIT qualification, and these assets typically generate less attractive returns than TruPS which could result in reduced returns for RAIT’s shareholders after the merger.

Neither TruPS nor equity in corporate entities, such as CDOs, that hold TruPS will qualify as real estate assets for purposes of the REIT asset tests that Taberna must meet on a quarterly basis to maintain its qualification as a REIT. The income received from Taberna’s investments in TruPS or in corporate entities holding TruPS generally will not qualify as real estate-related income for purposes of the REIT gross income tests. Accordingly, Taberna will be limited in its ability to originate TruPS or maintain its investments in TruPS or entities created to hold TruPS if Taberna does not invest in sufficient qualifying real estate assets. Taberna will continue to originate and invest in TruPS and in REIT-eligible assets, such as mortgage loans, RMBS and CMBS. If Taberna fails to make sufficient investments in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, Taberna will likely fail to maintain its REIT qualification, which could cause Taberna to be subject to significant taxes and RAIT to fail to maintain its REIT qualification and be subject to significant taxes. REIT qualifying investments typically are lower yielding than Taberna’s expected returns on TruPS. Accordingly, maintaining sufficient amounts of REIT qualifying investments could result in reduced returns for RAIT’s shareholders after the merger.

Furthermore, if income inclusions from Taberna’s foreign TRSs are determined not to qualify for the REIT 95% gross income test, Taberna could fail to qualify as a REIT, or even if it did not fail to qualify as a REIT, Taberna could be subject to a penalty tax. In addition, Taberna would need to invest in sufficient qualifying assets, or sell some of its interests in its foreign TRSs to ensure that the income recognized by Taberna from its foreign TRSs does not exceed 5% of Taberna’s gross income. See “The tax treatment of income inclusions from Taberna’s foreign TRSs or other foreign corporations that are not qualified REIT subsidiaries for purposes of the REIT gross income requirements is unclear. If such income were determined not to qualify for the 95% gross income test, Taberna could fail to qualify as a REIT or could be subject to a penalty tax.”

Failure to procure adequate capital and funding would adversely affect Taberna’s results and may, in turn, negatively affect its ability to pay distributions to RAIT following the merger.

Taberna depends upon the availability of adequate funding and capital for its operations. The failure to secure acceptable financing could reduce Taberna’s taxable income because its investments would no longer generate the same level of net interest income with an insufficient amount of funding or an increase in funding costs. A reduction in Taberna’s net taxable income would have an adverse effect on its liquidity and its ability to pay distributions to RAIT following the merger. There can be no assurance that any, or sufficient, funding or capital will be available to Taberna in the future on terms that are acceptable to Taberna. In addition, if the minimum distribution required to maintain Taberna’s REIT qualification becomes large relative to its cash flow due to its taxable income exceeding its cash flow from operations, then Taberna could be forced to borrow funds, sell assets or raise capital on unfavorable terms, if Taberna is able to at all, in order to maintain its REIT qualification. In the event that Taberna cannot obtain sufficient funding on acceptable terms, there may be a negative impact on its ability to pay distributions to RAIT following the merger.

Taberna’s business requires a significant amount of cash, and if such cash is not available, its business and financial performance and, therefore, the business and financial performance of RAIT following the merger, will be significantly harmed.

Taberna requires a substantial amount of cash to fund its investments, to pay expenses and to hold assets. Taberna also needs cash to meet its working capital, minimum REIT distribution requirements, debt obligations and other needs. Most of Taberna’s borrowing arrangements allow the lenders to make margin calls, which means that Taberna could be required to make cash payments to its lenders in the event that there is a decline in the market value of the assets that collateralize its debt, the terms of its short-term debt become less attractive or for other reasons.

Taberna expects that its primary sources of working capital and cash will consist of:

•	Taberna’s warehouse and repurchase facilities and, possibly, secured lines of credit;

•	income Taberna receives from its investment portfolio; and

•	Taberna’s operating profits and the proceeds from financing its investments.

There can be no assurance that Taberna will be able to generate a sufficient amount of cash from operations and financing activities to execute successfully its business strategy.

Taberna relies on a limited number of financing arrangements to finance its investments, and its business and financial performance and, therefore, the business and financial performance of RAIT following the merger, will be significantly harmed if those resources are no longer available to Taberna.

Pending the structuring of a CDO or other securitization, Taberna finances assets through borrowings under its warehouse and repurchase facilities. As of June 30, 2006, Taberna had four warehouse facilities in place with aggregate availability of $1.05 billion. Taberna’s lenders’ obligations to purchase assets or provide financing during a warehouse accumulation period are subject to certain conditions, independent of Taberna’s performance or the performance of the underlying assets. For example, prior to any acquisition by Taberna’s warehouse providers, the securities to be acquired must be approved by both the warehouse provider and Taberna and these securities must meet certain eligibility criteria as required by each warehouse provider. In addition, Taberna’s warehouse facilities are short-term facilities. Likewise, Taberna’s repurchase facilities are short-term and are dependent on Taberna’s counterparties’ ability to refinance Taberna’s obligations with a third party. As of June 30, 2006, Taberna had outstanding borrowings of approximately $175.3 million under outstanding repurchase agreements. If there is a disruption of the repurchase market generally, or if one of Taberna’s counterparties is itself unable to access the repurchase market, Taberna’s access to this source of liquidity could be adversely affected. In addition, if the regulatory capital requirements imposed on Taberna’s lenders change, its lenders may be required to increase significantly the cost of the lines of credit that they provide to Taberna or reduce its borrowing limits. Finally, facilities with an aggregate availability of $814.0 million are subject to renegotiation with lenders as a result of the merger. There can be no assurance that Taberna will be able to renew or replace its financing arrangements when they expire, or renegotiate these arrangements in connection with the merger, on terms that are acceptable to Taberna, or at all.

Taberna incurs a significant amount of secured debt to finance its portfolio, which may subject Taberna to an increased risk of loss, adversely affecting the return on its investments, reducing CAD to RAIT following the merger and possibly resulting in the foreclosure of its assets.

Taberna incurs a significant amount of debt to finance its operations, which could compound losses and reduce CAD to its shareholders, including to RAIT following the merger. As of June 30, 2006, Taberna’s outstanding consolidated indebtedness was approximately $8.3 billion. Taberna generally leverages its portfolio through the use of bank credit facilities, repurchase agreements, securitizations, including the issuance of CDOs, and other borrowings. The leverage Taberna employs will vary depending on its ability to obtain credit facilities, the loan-to-value and debt service coverage ratios of its assets, the yield on its assets, the targeted leveraged return Taberna expects from its portfolio and its ability to meet ongoing covenants related to its asset mix and financial performance. Taberna’s return on its investments and CAD to its shareholders, including to RAIT following the merger, may be reduced to the extent that changes in market conditions cause the cost of Taberna’s financing to increase relative to the income that Taberna can derive from the assets Taberna acquires.

Taberna’s debt service payments will reduce its net income available for distributions to its shareholders, including to RAIT following the merger. Moreover, Taberna may not be able to meet its debt service obligations. Substantially all of Taberna’s assets are pledged as collateral for its borrowings. In addition, the assets of Taberna’s consolidated CDOs collateralize the debt obligations of the CDOs and are not available to satisfy other creditors. To the extent that Taberna fails to meet its debt service obligations, Taberna risks the loss of some or all of its assets to foreclosure or sale to satisfy its debt obligations. Under repurchase agreements, Taberna’s lenders could take title to its assets and may have an ability to liquidate its assets through an expedited process. Currently, neither Taberna’s declaration of trust nor its bylaws impose any limitations on the extent to which Taberna may leverage its assets.

Taberna’s financing arrangements contain covenants that restrict its operations, and any default under these arrangements would inhibit its ability to grow its business and increase revenues.

Taberna’s financing arrangements contain extensive restrictions and covenants. Failure to meet or satisfy any of these covenants could result in an event of default under these agreements. These agreements also typically contain cross-default provisions so that an event of default under any agreement will trigger an event of default under other agreements, giving the lenders the right to declare all amounts outstanding under their particular credit agreement to be immediately due and payable, and enforce their rights by foreclosing on collateral pledged under these agreements.

Taberna’s financing arrangements also restrict its ability to, among other things:

•	incur additional debt;

•	make certain investments or acquisitions; and

•	engage in mergers or consolidations.

Furthermore, certain of Taberna’s repurchase agreements, for example, require that Taberna satisfy certain covenants with respect to its financial condition and maintain its qualification as a REIT, and restrict its ability to make material changes to its business and to enter into transactions with affiliates.

These restrictions may interfere with Taberna’s ability to obtain financing or to engage in other business activities. Furthermore, Taberna’s default under any of its credit agreements could have a material adverse effect on its business, financial condition, liquidity and results of operations.

Taberna’s hedging transactions may not completely insulate Taberna from interest rate risk.

Subject to maintaining Taberna’s qualification as a REIT, Taberna enters into certain hedging transactions to limit its exposure to changes in interest rates and therefore may expose itself to risks associated with such transactions. Taberna has entered into, and expects to continue to enter into, interest rate swap agreements. Taberna may also utilize instruments such as forward contracts and interest rate caps, collars and floors to seek to hedge against fluctuations in the relative values of its portfolio positions from changes in market interest rates. Hedging against a decline in the values of Taberna’s portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that Taberna is not able to enter into a hedging transaction at an acceptable price.

The success of Taberna’s hedging transactions will depend on its ability to structure and execute effective hedges for the assets Taberna holds. Therefore, while Taberna may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if Taberna had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, Taberna may not establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent Taberna from achieving the intended hedge and expose Taberna to risk of loss.

For accounting purposes, Taberna’s interest in its warehouse facilities is reflected in its financial statements as a non-hedge derivative and is recorded at fair value in its financial statements. Changes in the fair value of this non-hedge derivative are reflected in Taberna’s earnings. Changes in fair value can be caused by changes in interest rates that are not fully hedged. To the extent that Taberna fails to hedge fully against adverse fluctuations in interest rates, its earnings will be impacted.

Accounting for hedges under GAAP is extremely complicated. Taberna may fail to qualify for hedge accounting in accordance with GAAP, which could have a material effect on its earnings. The interest rate hedge agreements that Taberna used to hedge fluctuations in interest rates associated with certain CDO notes payable did not qualify for hedge accounting during the three-month period ended March 31, 2006 and for the period from April 28, 2005 through December 31, 2005. Although Taberna had an unrealized gain of $37.3 million and $19.6 million on such hedges during the six-month period ended June 30, 2006 and for the period from Taberna’s inception through December 31, 2005, respectively, which had a positive impact on its earnings, such gains can quickly reverse based on movements in interest rates.

While Taberna uses hedging to mitigate some of its interest rate risk, Taberna’s failure to completely insulate its portfolio from interest rate risk may cause greater volatility in its earnings and RAIT’s earnings following the merger.

Hedging against interest rate exposure may adversely affect Taberna’s earnings, which could adversely affect CAD to RAIT following the merger.

Taberna’s hedging activity varies in scope based on the level and volatility of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect Taberna because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions is limited by U.S. federal income tax provisions applicable to REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs Taberna’s ability to sell or assign its side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

Taberna’s hedging activity may adversely affect its earnings, which could adversely affect CAD to its shareholders, including to RAIT following the merger.

Taberna’s ability to utilize TRSs, and consequently its ability to grow its fee-generating businesses and invest in CDOs, will be limited by its election to be taxed as a REIT, which may adversely affect returns to its shareholders, including RAIT following the merger.

Overall, no more than 20% of the value of a REIT’s assets may consist of securities of one or more TRSs. Taberna Capital, Taberna Securities, Taberna Funding LLC, which we refer to as Taberna Funding, and Taberna’s non-U.S. corporate subsidiaries are TRSs. Taberna expects to own interests in additional TRSs in the future, particularly in connection with its CDO transactions. However, Taberna’s ability to invest in CDOs that are structured as TRSs and to grow or expand the fee-generating businesses of Taberna Capital and Taberna Securities, as well as the business of Taberna Funding and future TRSs Taberna may form, will be limited by Taberna’s need to meet this 20% test, which may adversely affect returns to Taberna’s shareholders, including RAIT following the merger. As of June 30, 2006, the aggregate estimated fair value of Taberna’s investments in TRSs was approximately 12.3% of the value of its gross assets.

If Taberna fails to achieve adequate operating cash flow, its ability to make distributions to its shareholders (including RAIT after the merger) will be adversely affected.

As a REIT, Taberna must distribute at least 90% of its REIT taxable income to its shareholders, determined without regard to the deduction for dividends paid and excluding net capital gain. Taberna’s ability to make and sustain cash distributions is based on many factors, including the return on its investments, operating expense levels and certain restrictions imposed by Maryland law. Some of the factors are beyond Taberna’s control and a change in any such factor could affect its ability to pay future distributions, including to RAIT following the merger. No assurance can be given as to Taberna’s ability to pay distributions. From time to time, Taberna may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from Taberna’s subsidiaries and (2) the inclusion of items in Taberna’s income for U.S. federal income tax purposes. If Taberna does not have sufficient cash available to pay required distributions, Taberna might have to borrow funds or sell assets to raise funds, which could adversely impact its business.

Taberna operates in a highly competitive market which may have a material adverse effect on the business, financial condition, liquidity and results of operations of Taberna and, therefore, RAIT following the merger.

Taberna is subject to significant competition in seeking opportunities to provide financing to REITs and other real estate companies and in making other real estate-related investments. Taberna competes with many third parties engaged in finance and real estate investment activities, including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. Taberna is aware that third parties have recently raised substantial funds, or are seeking to raise funds, in order to offer TruPS products to Taberna’s target customers. These third parties include firms that have traditionally offered TruPS products to banks and insurance companies. Taberna expects that competition, particularly in its TruPS business, will continue to increase, and that other companies and funds with investment objectives similar to Taberna’s may be organized in the future. Some of these competitors have, or in the future may have, substantially greater financial resources than Taberna does and generally may be able to accept more risk. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, competition may lead Taberna to pay a greater portion of the origination fees that Taberna expects to collect in its future origination activities to third-party investment banks and brokers that introduce TruPS issuers to Taberna in order to continue to generate new business from these sources.

Competition may limit the number of suitable investment opportunities offered to Taberna. It may also result in higher prices, lower yields and a narrower spread of yields over Taberna’s borrowing costs, making it more difficult for Taberna to acquire new investments on attractive terms and reducing the fee income Taberna realizes from the origination, structuring and management of CDOs.

Cohen Bros. will compete with Taberna upon the termination of the non-competition agreement between Taberna and Cohen Bros. Cohen Bros. is a diversified financial services company with significant experience in originating TruPS and other preferred equity securities and structuring and managing securitizations or CDOs involving such securities. This agreement terminates on the earliest to occur of (a) the date mutually agreed upon by both parties; (b) the occurrence of a change of control of Taberna; (c) April 28, 2008; or (d) the date that Daniel G. Cohen’s employment as Taberna’s chief executive officer is terminated by Taberna without cause. The merger with RAIT will constitute a change of control under the non-competition agreement. Accordingly, Cohen Bros. has agreed to waive its termination right as a result of the merger under this agreement.

Taberna may not be able to acquire eligible securities for CDO issuances or other securitizations on favorable economic terms, and may not be able to structure CDOs and other securitizations on attractive terms. The assets acquired by Taberna’s warehouse providers at its direction or financed using repurchase agreements may not be suitable for a future CDO transaction, which may require Taberna to seek more costly financing for its investments or to liquidate assets.

Taberna acquires real estate securities and mortgage loans and finances them on a long-term basis through the issuance of CDOs and other types of securitizations. Under Taberna’s TruPS warehouse facilities, Taberna directs the acquisition of securities by banks that are its warehouse providers. However, Taberna’s warehouse providers have the right to decline to acquire the securities Taberna identifies. Taberna deposits cash and other collateral, which is held in escrow by the warehouse providers to cover its share of losses in the event that such securities need to be liquidated. The warehouse providers then purchase the securities and hold them on their balance sheet. Taberna’s lenders have the right to liquidate assets acquired under its warehouse facilities upon the occurrence of certain events, such as a default or a decline in credit quality that may lead to a default. Taberna will share in losses suffered by its lenders in the event of a liquidation, generally up to the value of the collateral Taberna maintains with the lenders, and its ability to replace short-term debt financing of its assets with more permanent long-term financing may be impaired. Taberna is subject to the risk that, during the period that its financing arrangements are available, a sufficient amount of eligible assets cannot be acquired to maximize the efficiency of a CDO issuance or other securitization and the risk that the assets acquired by its warehouse providers may not be suitable for a CDO issuance. In addition, disruptions in the capital markets generally, or in the securitization markets, specifically, may make the issuance of a CDO or another securitization transaction less attractive or even impossible. If Taberna is unable to securitize its assets, or if doing so is not economical, Taberna may be required to seek other forms of potentially less attractive financing or to liquidate assets at a price that could result in a loss of all or a portion of the cash and other collateral backing its purchase commitment.

Taberna could suffer losses beyond its committed capital under its warehouse facilities in certain circumstances.

Certain of Taberna’s warehouse facilities provide that if the warehouse provider experiences losses upon the liquidation of assets and Taberna or a Taberna affiliate have engaged in intentional misconduct or fraud, or become insolvent, then Taberna is liable for all losses suffered by the warehouse providers. Any such losses could harm the business, financial condition, liquidity and results of operations of Taberna and, therefore, RAIT following the merger.

The use of CDO financings with over-collateralization requirements may have a negative impact on Taberna’s cash flow and may trigger certain termination provisions in the related collateral management agreements.

The terms of the CDOs Taberna structures generally provide that the principal amount of assets must exceed the principal balance of the related securities issued by them by a certain amount, commonly referred to as “over-collateralization.” The CDO terms provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the CDO securities, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. In addition, a failure by a CDO in which Taberna holds equity interests to satisfy an over-collateralization test typically results in accelerated distributions to the holders of the senior debt securities issued by the CDOs. Taberna’s equity holdings are subordinate in right of payment to the debt securities issued by the CDOs in which Taberna invests. Other tests (based on delinquency levels or other criteria) may restrict Taberna’s ability to receive cash distributions from assets collateralizing the CDO securities. There can be no assurance that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on Taberna’s future CDOs, there can be no assurance of the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to Taberna. Failure to obtain favorable terms with regard to these matters may materially and adversely affect Taberna’s net income. In addition, collateral management agreements typically provide that if certain over-collateralization tests are failed, the collateral management agreement may be terminated by a vote of the security holders. If the assets held by CDOs fail to perform as anticipated, Taberna’s earnings may be adversely affected, and its over-collateralization or other credit enhancement expenses associated with its CDO financings will increase.

Taberna’s future CDOs and other securitizations will be collateralized with real estate securities, and any adverse market trends that affect these real estate securities are likely to adversely affect its CDOs and other securitizations.

Taberna expects that its future CDO issuances and other securitizations will be backed by TruPS and mortgage loans and, possibly, other preferred securities, RMBS, CMBS or other real estate-related securities. Any adverse market trends that affect the value of these types of securities will adversely impact the value of Taberna’s interests in its CDOs and other securitizations. Such trends could include declines in real estate values in certain geographic markets or sectors, underperformance of real estate securities issued in a particular year, or changes in U.S. federal income tax laws that could affect the performance of securities issued by REITs and other real estate operating companies.

An increase in Taberna’s borrowing costs relative to the interest Taberna receives on its investments may adversely affect its profitability, which may decrease the amount of CAD to RAIT after the merger.

As Taberna’s warehouse facilities or other short-term borrowing instruments mature, Taberna will be required either to enter into new financing arrangements or to sell certain of its portfolio investments. An increase in short-term interest rates at the time that Taberna seeks to enter into new financing arrangements would reduce the spread between returns on its portfolio investments and the cost of its borrowings. This change in interest rates would adversely affect returns on Taberna’s portfolio investments that are subject to prepayment risk, including its mortgage-backed securities investments, which might reduce earnings and, in turn, CAD to RAIT following the merger. Repurchase agreements in the aggregate principal amount of $175.3 million will mature in July 2007. Subsequent to June 30, 2006, Taberna has entered into one repurchase agreement. Taberna has approximately $771 million of indebtedness outstanding under such repurchase agreement, which expires in one year. As of June 30, 2006, Taberna also had four warehouse facilities with $1.05 billion of borrowing capacity, of which two $150 million facilities mature in January 2007, a $250 million facility will mature in February 2007 and a $500 million facility will mature in April 2007.

Representations and warranties made by Taberna in loan sales and securitizations may subject Taberna to liability that could result in loan losses and could harm the operating results of Taberna and, therefore, RAIT following the merger.

In connection with securitizations, Taberna makes representations and warranties regarding the mortgage-related assets transferred into securitization trusts. The trustee in the securitizations has recourse to Taberna with respect to the breach of the representations and warranties regarding the loans made at the time such mortgage-related assets are transferred. While Taberna generally has recourse to its loan originators for any such breaches, there can be no assurance of the originators’ abilities to honor their respective obligations. Taberna attempts to generally limit the potential remedies of the trustee to the potential remedies Taberna has against the originators from whom Taberna acquired the mortgage loans. However, in some cases, the remedies available to the trustee may be broader than those available to Taberna against the originators of the mortgage-related assets and, in the event the trustee enforces its remedies against Taberna, Taberna may not always be able to enforce whatever remedies are available to Taberna against its originators. Furthermore, if Taberna discovers, prior to the securitization of a loan, that there is any fraud or misrepresentation with respect to the mortgage and the originator fails to repurchase the mortgage, then Taberna may not be able to sell the mortgage or may have to sell the mortgage at a discount.

Loss of Taberna’s management team or the ability to attract and retain key employees could result in a material adverse effect on its business and, therefore, the business of RAIT following the merger.

Taberna’s success depends to a significant extent on the continued services of its management team. Taberna does not maintain “key person” life insurance for any of its personnel. The loss of the services of any of Taberna’s senior managers could have a material adverse effect on Taberna’s business, financial condition, liquidity and results of operations.

The real estate finance business is very labor-intensive. Taberna depends on its management team to attract customers for its financing by, among other things, developing relationships with issuers, financial institutions and others. These relationships can lead to repeat and referral business. The market for skilled personnel is highly competitive and has historically experienced a high rate of turnover. Due to the nature of Taberna’s business, Taberna competes for qualified personnel not only with companies in its business, but also in other sectors of the financial services industry. Competition for qualified personnel may lead to increased hiring and retention costs. Taberna cannot guarantee that it will be able to attract or retain qualified personnel at reasonable costs or at all. If Taberna is unable to attract or retain a sufficient number of skilled personnel at manageable costs, it could harm the business, financial condition, liquidity and results of operations of Taberna and, therefore, RAIT following the merger.

Taberna is highly dependent on information systems and third parties, and systems failures could significantly disrupt its business, which may, in turn, negatively affect its ability to pay distributions.

Taberna’s business is highly dependent on communications and information systems. Any failure or interruption of Taberna’s systems could cause delays or other problems in its activities, which could have a material adverse effect on its operating results and negatively affect its ability to pay distributions, including to RAIT following the merger. As of the date of this joint proxy statement-prospectus, Taberna has not experienced a material system failure interruption.

Taberna receives collateral management fees for services provided by Taberna Capital in connection with Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI. Taberna expects to receive similar fees for future CDO transactions. If a collateral management agreement is terminated or if the securities serving as collateral for a CDO are prepaid, the collateral management fees will be reduced or eliminated.

Taberna Capital receives collateral management fees for acting as the collateral manager of CDOs, including Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI. If all the notes issued by a CDO for which Taberna Capital acts as collateral manager are redeemed, or if the collateral management agreement is otherwise terminated, Taberna will no longer receive collateral management fees. In general, a collateral management agreement may be terminated both with and without cause at the direction of holders of specified supermajority principal amount of the notes issued by the CDO. This is the case with the Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI collateral management agreements. Furthermore, such fees are based on the total amount of collateral held by the CDOs. If the securities serving as collateral for a CDO are prepaid or go into default, Taberna will receive lower collateral management fees than expected.

An increase in current interest rates could make Taberna’s TruPS product a less attractive financing option for REITs and real estate operating companies.

The pricing of Taberna’s TruPS product is based on London Inter-Bank Offered Rate, or LIBOR, which is a variable rate. Taberna believes that this LIBOR-based pricing is currently attractive to mid-size REITs and real estate operating companies, in part, because it results in lower funding costs for issuers, based upon current interest rates. However, an increase in current interest rates would have a corresponding increase in funding costs and could make Taberna’s LIBOR-based TruPS less attractive to REITs and real estate operating companies as compared to other financing alternatives. A decrease in the demand for Taberna’s TruPS product would have a material adverse effect on the business, financial condition, liquidity and results of operations of Taberna and, therefore, RAIT following the merger.

Taberna’s Conflicts of Interests

Taberna did not receive independent third-party appraisals, valuations or fairness opinions in connection with the acquisition of Taberna Capital from a wholly-owned subsidiary of the parent company of Cohen Bros., and Taberna Securities from Cohen Bros. Therefore, the terms of these acquisitions may have been more favorable to Taberna than if Taberna had acquired Taberna Capital and Taberna Securities from unaffiliated third parties because the consideration paid for Taberna Capital and Taberna Securities may have exceeded their respective fair market values.

Taberna acquired Taberna Capital from a wholly-owned subsidiary of Cohen Bros.’ parent company and Taberna Securities from Cohen Bros. in exchange for an aggregate of 2.0 million of Taberna’s common shares with a value of $20.0 million, based upon a per share price equal to the initial offering price of Taberna’s common shares in Taberna’s initial private placement that closed in April 2005. These acquisitions were not negotiated at arm’s length, and the terms may not have been as favorable to Taberna as they would have been if Taberna had acquired Taberna Capital and Taberna Securities from unaffiliated parties due to possible conflicts of interest. In addition, Taberna did not receive any independent third-party appraisals, valuations or fairness opinions in connection with these acquisitions, and the consideration paid for Taberna Capital and Taberna Securities may have exceeded their respective fair market values.

Taberna depends upon Cohen Bros. and its affiliates to provide Taberna with various services and if Taberna’s shared facilities and services agreement with Cohen Bros. is terminated, Taberna may not be able to timely replace these services on terms favorable to Taberna.

Under the shared facilities and services agreement that Taberna entered into with Cohen Bros., Cohen Bros. agreed to provide Taberna directly or through its subsidiaries, with office space and common facilities at Cohen Bros.’ corporate offices and various services, including assistance with structuring and managing Taberna’s investments in mortgage loans and other mortgage-backed securities, accounting support and cash management services, administrative services and other transitional services as necessary following the consummation of Taberna’s initial private placement. Taberna relies on Cohen Bros. to provide these facilities and services, and Taberna has no in-house capability to handle these services independent of Cohen Bros. Taberna may also sub-lease space from Cohen Bros. in the long term.

The initial shared facilities and services agreement, effective from April 2005 through April 2006, provided that, in respect of services relating to structuring and managing Taberna’s investments in mortgage loans and other mortgage-backed securities, Taberna would pay Cohen Bros. an annual fee of 10 basis points on the amount of the investments, subject to a minimum fee of $250,000 per year and a maximum fee of $750,000 per year. In respect of accounting support and cash management services and administrative and other transitional services, Taberna paid Cohen Bros. for the cost of providing those services plus 10% of such cost, including a monthly rental fee of $17,500 for office space and facilities. The shared facilities and services agreement was renewed on July 2006 through June 30, 2008. The renewed agreement provides that in respect of services relating to structuring and managing Taberna’s investments in CMBS and RMBS, Taberna will pay Cohen Bros. an annual fee ranging from 2 to 20 basis points on the amount of the investments, based on the rating of the security. For investments in residential whole loans, Taberna will pay Cohen Bros. an annual fee of 1.5 basis points on the amount of the investments. In respect of software licensing, human resources and administrative and other services, Taberna will continue to pay Cohen Bros. for the cost of providing those services plus 10% of such cost. Taberna and Cohen Bros. are negotiating a separate sub-lease agreement for the shared office space and facilities. Through June 30, 2006, Taberna incurred $1.1 million of expenses under the shared facilities and services agreement.

If the shared facilities and services agreement is terminated, Taberna will have to obtain such services on Taberna’s own or hire employees to perform them. Taberna may not be able to replace these services or hire such employees in a timely manner or on terms, including cost and level of expertise, that are as favorable as those Taberna received from Cohen Bros.

Certain agreements with Cohen Bros. and its affiliates were negotiated in the context of Taberna’s formation and were not the result of arm’s length negotiations between independent parties.

The shared facilities and services agreement with Cohen Bros., Taberna’s broker-dealer services agreement with Cohen Bros. & Company, LLC, or CB&C, and Taberna’s non-competition agreement with Cohen Bros., as well as the Taberna Capital and Taberna Securities acquisition agreements, were negotiated in the context of Taberna’s formation. At the time these agreements were negotiated, Cohen Bros. was Taberna’s sole shareholder, and these agreements were therefore not the result of arm’s length negotiations between independent parties. As a result, the terms of these agreements may not have been as favorable to Taberna as they would have been if Taberna had negotiated these agreements with unaffiliated third parties due to possible conflicts of interests. Through June 30, 2006, CB&C had retained $32.4 million of origination fees pursuant to the broker-dealer services agreement. In addition, as of June 30, 2006, CB&C had earned $5.8 million of other fees in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI. As discussed above, Taberna has also paid substantial fees and consideration pursuant to the shared facilities and services agreement and the Taberna Capital and Taberna Securities acquisition agreements, and expect that substantial fees will continue to be paid pursuant to the shared facilities and services agreement.

Taberna is subject to potential conflicts of interest in its relationship with Cohen Bros. and its affiliates and with Taberna’s management team, in particular relating to the time such individuals may devote to other matters for Cohen Bros. and Alesco, and Taberna’s conflicts of interest policies may not successfully eliminate the influence of such conflicts.

Some members of Taberna’s, and following the merger, RAIT’s, senior management are not exclusively dedicated to Taberna’s, and following the merger, RAIT’s, affairs. Taberna’s chairman of the board and chief executive officer also serves as the chairman of Cohen Bros. and of Alesco, a recently-formed private REIT that invests in highly rated RMBS and CMBS, residential mortgage loans, TruPS issued by banks and insurance companies and collateralized loans issued by companies in a variety of industries. Taberna’s chairman of the board and chief executive officer has entered into an employment agreement with Taberna under which he has agreed to devote only such time to Taberna’s affairs as is reasonably necessary to perform his duties. This same arrangement will apply to RAIT following the merger. Taberna’s vice chairman of the board serves as the chief operating officer of Cohen Bros. and as the chief executive officer of Alesco. These potential conflicts of interest will continue to exist following the merger.

Taberna may compete with Alesco for certain investment opportunities. A wholly-owned subsidiary of Cohen Bros. is the manager of Alesco, and members of Taberna’s management team (which will be a part of RAIT’s management team following the merger) beneficially own, in the aggregate, approximately 5.0% of Alesco’s outstanding common shares of beneficial interest. While Alesco is prohibited, as an affiliate of Cohen Bros., from engaging in the businesses related to TruPS issued by REITs and real estate operating companies covered by Taberna’s non-competition agreement with Cohen Bros., Taberna and Alesco both intend to invest in residential mortgage loans, RMBS and CMBS, and Taberna may have other overlapping investment categories in the future. The interests of members of Taberna’s management in Alesco may create potential conflicts of interest to the extent that Taberna competes with Alesco for investment opportunities in assets other than TruPS issued by REITs and real estate operating companies. Taberna’s and RAIT’s conflict of interest policies may not successfully eliminate the influence of such conflicts.

In addition, pursuant to Taberna’s shared facilities and services agreement with Cohen Bros., certain employees of Cohen Bros. are co-employed by Cohen Bros. and Taberna for the duration of that agreement. There may be conflicts in prioritizing work that would not exist if such employees were exclusively employed by Taberna.

Under Taberna’s non-competition agreement with Cohen Bros., Cohen Bros. has agreed not to, directly or through controlled entities, compete with Taberna in the business of purchasing TruPS or other preferred equity securities from, or acting as placement agent for, REIT and real estate operating company issuers of TruPS or other preferred equity securities and not to act as collateral manager for securitizations or CDOs involving such securities. This non-competition agreement terminates on the earliest to occur of (a) the date mutually agreed upon by both parties; (b) the occurrence of a change of control of Taberna; (c) April 28, 2008; or (d) the date that Daniel G. Cohen’s employment as Taberna’s chief executive officer is terminated by Taberna without cause. The merger with RAIT will constitute a change of control under the non-competition agreement. Accordingly, Cohen Bros. has agreed to waive its termination right as a result of the merger under this agreement. Nevertheless, to the extent Taberna invests in, acts as placement agent for or acts as collateral manager for securitizations or CDOs involving securities other than TruPS or other preferred equity securities of REITs and real estate operating companies, Taberna may compete with Cohen Bros. or other Cohen Bros. investment vehicles with similar or overlapping investment or financing strategies and members of Taberna’s management may face conflicts of interest in allocating such opportunities between Taberna, on the one hand, and Cohen Bros. and its affiliates, on the other hand.

In the future, Taberna may enter into additional transactions with Cohen Bros. with the approval of the independent trustees of RAIT’s board. Taberna and RAIT may not negotiate with Cohen Bros. terms that are as favorable as they would be if such transactions were negotiated with independent third parties. Although Maryland law addresses certain conflicts of interest situations and Taberna’s and RAIT’s boards have adopted policies relating to conflicts of interest requiring, among other things, that all transactions in which trustees or executive officers have a material conflicting interest to Taberna’s and RAIT’s interests be approved by a majority of its disinterested trustees, Taberna’s and RAIT’s policies or Maryland law requirements may not be successful in eliminating the influence of such conflicts.

Regulatory and Legal Risks of Taberna’s Business

Maintenance of Taberna’s Investment Company Act exemption imposes limits on its operations.

Taberna intends to conduct its operations so that it is not required to register as an investment company under the Investment Company Act of 1940, or the Investment Company Act. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because Taberna is organized as a holding company that conducts its businesses primarily through majority-owned subsidiaries, the securities issued to Taberna by its subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities Taberna may own, may not have a combined value in excess of 40% of the value of its total assets on an unconsolidated basis. None of Taberna’s subsidiaries is an investment company or is currently relying on the exemptions provided under Section 3(c)(1) or 3(c)(7), and therefore Taberna’s ownership interests in its subsidiaries will not be deemed investment securities for purposes of the 40% test. Taberna must monitor its holdings to ensure that the value of its investment securities does not exceed 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. This requirement limits the types of businesses in which Taberna may engage through these subsidiaries.

The determination of whether an entity is a majority-owned subsidiary of Taberna is made by Taberna. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. Taberna treats companies, including CDO issuers, in which it owns at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. Taberna has not requested the SEC to approve Taberna’s treatment of any company as a majority-owned subsidiary of Taberna and the SEC has not done so. If the SEC were to disagree with Taberna’s treatment of one or more companies, including CDO issuers, as majority-owned subsidiaries, Taberna would need to adjust its investment strategy and invest its assets in order to continue to pass the 40% test. Any such adjustment in its investment strategy could have a material adverse effect on Taberna.

A majority of Taberna’s subsidiaries are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder with respect to the assets in which they can invest to avoid being regulated as an investment company. For instance, Taberna’s subsidiaries that issue CDOs (e.g., Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI) generally will rely on Rule 3a-7, an exemption from the Investment Company Act provided for certain structured financing vehicles that pool income-producing assets and issue securities backed by those assets. Such structured financings may not engage in portfolio management practices resembling those employed by mutual funds. Accordingly, each Taberna CDO subsidiary that relies on Rule 3a-7 is subject to an indenture which contains specific guidelines and restrictions limiting the discretion of the CDO issuer. In particular, the indenture prohibits the CDO issuer from acquiring and disposing of assets primarily for the purpose of recognizing gains or decreasing losses resulting from market value changes. Certain sales and purchases of assets, such as dispositions of collateral that has gone into default or is at risk of imminent default, may be made so long as they do not violate the guidelines contained in each indenture and are not based primarily on changes in market value. The proceeds of permitted dispositions may be reinvested in collateral that is consistent with the credit profile of the CDO under specific and predetermined guidelines. In addition, absent obtaining further guidance from the SEC, substitutions of assets may not be made solely for the purpose of enhancing the investment returns of the holders of the equity securities issued by the CDO issuer. As a result of these restrictions, Taberna’s CDO subsidiaries may suffer losses on their assets and Taberna may suffer losses on its investments in its CDO subsidiaries.

Taberna’s subsidiaries that hold real estate assets (e.g., Taberna Realty Holdings Trust and the mortgage loan securitization trusts that are wholly owned by Taberna Loan Holdings I, LLC) rely on the exemption from registration provided by Section 3(c)(5)(C) of the Investment Company Act because each of these entities owns legal title to whole residential mortgage loans. In order to qualify for this exemption, at least 55% of a subsidiary’s portfolio must be comprised of mortgages and other liens on and interests in real estate (collectively, “qualifying assets”) and at least 80% of the subsidiary’s portfolio must be comprised of real estate-related assets. Qualifying assets include mortgage loans, mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and other interests in real estate. Accordingly, these restrictions will limit the ability of these subsidiaries to invest directly in TruPS, mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, unsecured debt and preferred securities issued by REITs and real estate companies or in assets not related to real estate. As of the date of this joint proxy statement-prospectus, Taberna Realty Holdings Trust’s assets consist exclusively of whole residential mortgage loans to which it has legal title. Taberna Loan Holdings I, LLC’s investments consist exclusively of its holdings in the securities of five wholly-owned subsidiaries. Each of these subsidiaries’ assets consists exclusively of whole residential mortgage loans to which it has legal title and the unilateral right to foreclose. Taberna believes that each of these entities is exempt from registration as an investment company pursuant to Section 3(c)(5)(C) under the Investment Company Act. Taberna’s subsidiaries that engage in operating businesses (e.g., Taberna Securities and Taberna Capital) are not subject to the Investment Company Act. To the extent Taberna Realty Holdings Trust, Taberna Loan Holdings I, LLC or another subsidiary of Taberna invests in other types of assets such as RMBS, CMBS and mezzanine loans, Taberna will not treat such assets as qualifying real estate assets for purposes of determining the subsidiary’s eligibility for the exemption provided by Section 3(c)(5)(C) unless such treatment is consistent with the guidance of the SEC as set forth in non-action letters, interpretative guidance or an exemptive order.

If the combined value of the investment securities issued to Taberna by its subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities Taberna may own, exceeds 40% of its total assets on an unconsolidated basis, Taberna may be deemed to be an investment company. If Taberna fails to maintain an exemption, exception or other exclusion from registration as an investment company, Taberna could, among other things, be required either (a) to substantially change the manner in which Taberna conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on Taberna and the market price of its common shares. If Taberna were required to register as an investment company under the Investment Company Act, Taberna would become subject to substantial regulation with respect to its capital structure (including its ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

Taberna has not received a no-action letter from the SEC regarding how its investment strategy fits within the exclusion from regulation under the Investment Company Act that it is using. To the extent that the SEC provides more specific or different guidance regarding, for example, the treatment of assets as qualifying real estate assets or real estate-related assets, Taberna may be required to adjust its investment strategy accordingly. Any additional guidance from the SEC could provide additional flexibility to Taberna, or it could further inhibit its ability to pursue the investment strategy Taberna has chosen, which could have a material adverse effect on Taberna and RAIT and significantly reduce the expected benefits of the merger.

Taberna may become subject to liability and incur increased expenditures as a result of its prior restatement of its unaudited consolidated financial statements.

In November 2005, Taberna determined, following consultation with its independent registered public accounting firm, to correct its accounting policy with respect to the treatment of fees paid to Taberna for services rendered in structuring CDOs that Taberna consolidates as part of its financial statements and, in connection with this correction, to restate its unaudited financial statements for the period from April 28, 2005 through June 30, 2005. Under Taberna’s corrected accounting policy, Taberna eliminates in consolidation both the fees paid to Taberna by consolidated CDO issuers for structuring services and the deferred costs associated with those fees. Prior to this determination, Taberna had made available, to purchasers in its second private placement, which closed in August 2005, and on its website, unaudited financial statements for the period ended June 30, 2005 that included in consolidation these fees and associated deferred costs.

The effects of this correction of Taberna’s policy are that Taberna neither recognizes CDO structuring fees as revenue nor does Taberna record the associated deferred costs as an asset that would have been amortized as interest expense over the estimated life of the respective consolidated CDO, although Taberna Capital will be subject to income taxes on structuring fees in the year in which the fees are received. The restatement decreased Taberna’s net income for the period ended June 30, 2005 from net income of $0.24 per common share to a net loss of $0.04 per common share, but it did not impact its taxable income.

The restatement of Taberna’s previously issued financial statements could expose Taberna to liabilities if Taberna were unable to successfully defend any claims relating to such restatement brought against Taberna. For example, purchasers in Taberna’s second private placement, or qualified institutional buyers that purchased Taberna’s shares in the PORTAL Market®, or PORTAL, during the period when Taberna’s prior financial statements were made available on its website, may seek to bring claims against Taberna alleging a violation of Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. While Taberna would vigorously defend any claims, defense of such claims could cause the diversion of management’s attention and resources, and Taberna could be required to pay damages to settle such claims if any such claims are not resolved in its favor. It is not possible at this time to project whether any claim will be made or the amount of liability, if any, Taberna might incur in connection with the restatement. Even if resolved in Taberna’s favor, such claims could cause Taberna to incur significant legal and other expenses. Moreover, Taberna may be the subject of negative publicity relating to the financial statement inaccuracies and resulting restatement and negative reactions from its shareholders, creditors or others with whom Taberna does business.

The accounting rules applicable to certain of Taberna’s transactions are highly complex and require the application of significant judgment and assumptions by its management. In addition, changes in accounting interpretations or assumptions could impact our financial statements. Taberna has undertaken remediation efforts for deficiencies in its internal controls over financial reporting.

Accounting rules for transfers of financial assets, hedging transactions, securitization transactions, consolidation of variable interest entities, or VIEs, and other aspects of Taberna’s operations are highly complex and require the application of judgment and assumptions by management. These complexities could lead to delay in preparation of financial information. In addition, changes in accounting interpretations or assumptions could impact Taberna’s financial statements.

In connection with its audit of Taberna’s consolidated financial statements for the year ended December 31, 2005, Taberna and its independent registered public accounting firm identified deficiencies in its internal control over financial reporting that are “material weaknesses” as defined by standards established by the Public Company Accounting Oversight Board. The deficiencies related to (i) Taberna’s and the predecessor entities’ accounting for hedging arrangements and (ii) the predecessor entities’ accounting for a tax election made by them prior to the consummation of Taberna’s initial private placement. Taberna has restated the financial statements of its predecessor entities to correct the accounting for the tax election and the hedging matter. Taberna has engaged an unaffiliated firm that specializes in hedging activity to assist in the execution and documentation of its hedging activities; however, there can be no assurance that Taberna’s internal control over financial reporting will not be subject to material weaknesses in the future.

Taberna’s failure to maintain a broker-dealer license in the various jurisdictions in which Taberna does business could have a material adverse effect on its business, financial condition, liquidity and results of operations.

The NASD has granted Taberna’s membership application for a broker-dealer license for Taberna Securities. Taberna also is required to maintain licenses with state securities regulators. Failure to maintain Taberna Securities’ licenses as a broker-dealer with the NASD and applicable state regulators would prevent Taberna from originating securities and supplementing its revenue with origination fees paid to Taberna Securities by the issuers of TruPS. In that event, Taberna may need to re-engage CB&C or a third-party broker-dealer to act as an originator and to permit CB&C or a third-party broker-dealer to retain origination fees as CB&C has previously done under Taberna’s broker-dealer services agreement. If Taberna Securities is unable to receive origination fees, Taberna would have less CAD to RAIT after the merger.

Risks Related to Taberna’s Investments

Taberna may not realize gains or income from its investments and may realize losses.

Taberna seeks to generate both current income and capital appreciation. However, Taberna’s investments may not appreciate in value and, in fact, may decline in value, and the financings that Taberna originates and the securities that Taberna invests in may default on interest and/or principal payments. Accordingly, Taberna may not be able to realize gains or income from its investments and may realize losses. Any gains that Taberna does realize may not be sufficient to offset any other losses Taberna experiences. Any income that Taberna realizes may not be sufficient to offset its expenses.

Increases in interest rates could negatively affect the value of Taberna’s investments, which could result in reduced earnings or losses and negatively affect CAD to its shareholders.

While Taberna seeks to match-fund the interest rates of its assets with liabilities as much as possible, changes in the general level of interest rates may affect its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense incurred on its interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, Taberna’s ability to successfully implement its investment strategy and the value of its assets.

Currently, U.S. interest rates remain very low by historical standards. In the event of a significant rising interest rate environment and/or economic downturn, defaults on Taberna’s assets may increase and result in losses that would adversely affect its liquidity and operating results. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond Taberna’s control.

Taberna’s operating results depend in large part on differences between the income from its assets, net of credit losses, and its financing costs. Taberna anticipates that, in most cases, for any period during which its assets are not match-funded with its liabilities, the income from such assets will respond more slowly to interest rate fluctuations than the cost of its borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence Taberna’s net income. Increases in these rates will tend to decrease Taberna’s net income and market value of its assets. Interest rate fluctuations resulting in Taberna’s interest expense exceeding interest income would result in operating losses for Taberna.

As of June 30, 2006, the aggregate principal amount of Taberna’s variable rate debt was approximately $3.6 billion, or 43% of its total liabilities, exclusive of the impact of its interest rate hedging activities. For a detailed discussion of Taberna’s exposure to interest rate risk, see “Taberna Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”

Most of Taberna’s investments may be recorded at fair value as determined in good faith by its management and, as a result, there may be uncertainty as to the value of these investments.

Most of Taberna’s investments may be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. Taberna will value these investments quarterly at fair value as determined in good faith by its management. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, Taberna’s determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of Taberna common shares could be adversely affected if Taberna’s determinations regarding the fair value of these investments are materially higher than the values that Taberna ultimately realizes upon their disposal.

The lack of liquidity in Taberna’s investments may adversely affect its business.

Taberna makes investments in securities issued by private companies and other illiquid investments. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of Taberna’s investments may make it difficult for Taberna to sell such investments if the need arises.

A prolonged economic slowdown, a recession or declining real estate values could impair Taberna’s investments and harm its operating results.

Many of Taberna’s investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in its investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase Taberna’s funding costs, limit its access to the capital markets or result in a decision by lenders not to extend credit to Taberna. These events could prevent Taberna from increasing investments and harm its operating results.

Taberna’s investment portfolio of residential mortgage loans has, and its future investments may have, material geographic concentrations. Any adverse market or economic conditions in those regions may have a disproportionately adverse effect on the ability of Taberna’s customers to make their loan payments.

As of June 30, 2006, approximately 43.1% of Taberna’s investment portfolio of residential mortgage loans, based on outstanding principal balances, represented loans secured by properties located in California. In the future, Taberna may acquire other investments that also have material geographic concentrations.

Adverse market or economic conditions in a particular state or region where Taberna has significant investments may disproportionately increase the risk that borrowers in that region are unable to make their mortgage payments. In addition, the market value of the real estate securing those mortgage loans could be adversely affected by adverse market and economic conditions in that region. Also, the properties securing Taberna’s loans in California may be adversely affected by natural disasters that occur in that state, such as earthquakes, wildfires, floods and mudslides. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions or natural disasters in that state or geographic region could adversely affect Taberna’s net interest income from loans in its investment portfolio and its ability to make distributions to RAIT.

Preferred equity investments in REITs and real estate operating companies may involve a greater risk of loss than traditional debt financing and specific risks relating to particular issuers.

Taberna may invest in preferred securities, other than TruPS, of REITs and real estate operating companies, depending upon its ability to finance such assets in accordance with its financing strategy. As of the date of this joint proxy statement-prospectus, Taberna has made no such preferred equity investments. Preferred equity investments involve a higher degree of risk than traditional debt financing due to a variety of factors, including that such investments are subordinate to debt and are not secured by property underlying the investment. Furthermore, should an issuer of preferred equity default on Taberna’s investment, Taberna would only be able to proceed against the issuer, and not the property owned by the issuer and underlying its investment. In most cases, a preferred equity holder has no recourse against an issuer for a failure to pay stated dividends; rather, unpaid dividends typically accrue and the preferred shareholder maintains a liquidation preference in the event of a liquidation of the issuer of the preferred securities. There can be no assurance that an issuer would have sufficient assets to satisfy any liquidation preference to which Taberna may be entitled. As a result, Taberna may not recover some or all of its investments in preferred equity securities.

Taberna’s investments in REIT securities involve special risks relating to the particular REIT issuer of the securities, including the qualification of the issuer as a REIT, and the financial condition and business outlook of the issuer. Investments in preferred equity securities of REITs would represent qualifying real estate assets for purposes of the REIT asset tests Taberna must meet on a quarterly basis and would generate income which represents qualifying income for purposes of the 75% REIT gross income test which Taberna must meet on an annual basis in order to maintain its qualification as a REIT, but only if the issuer of those securities is itself a qualified REIT. If the issuer fails to maintain its qualification as a REIT, the securities issued by that issuer will no longer be qualifying real estate assets, and the income will no longer be qualifying income for purposes of the 75% REIT gross income test, in each case for purposes of maintaining Taberna’s REIT qualification, subjecting Taberna’s REIT qualification to risk.

Taberna’s investments in unsecured REIT securities are subject to the risks of investing in subordinated real estate-related securities, which may result in losses to Taberna.

REITs generally are required to invest substantially in operating real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments. Taberna’s investments in TruPS and other REIT securities are also subject to the risks described below with respect to mortgage-backed securities and similar risks, including (i) risks of delinquency and foreclosure, and the resulting risks of loss, (ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular property. Unsecured REIT securities are generally subordinated to other obligations of the issuer and are not secured by property underlying the investment.

Investments in REIT securities are also subject to risks of: (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (v) the possibility that earnings of the REIT issuer may be insufficient to meet its debt service and dividend obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer of such REIT securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers of such securities to repay principal and interest or make dividend payments.

Taberna’s investments in the equity securities of CDOs involve significant risks, including that CDO equity holders receive distributions from the CDO only if the CDO generates enough income to first pay the holders of its debt securities and its expenses.

Taberna currently invests in the equity securities of five CDOs, Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI and Taberna may invest in the equity securities of other CDOs. A CDO is a special purpose vehicle that purchases collateral (such as bank loans or asset-backed securities) that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity is usually entitled to all of the income generated by the CDO after the CDO pays all of the interest and principal due on the debt securities and its expenses. However, little or no income will be available to the holders of the CDO equity if there are defaults by the issuers of the underlying collateral and those defaults exceed a certain amount. If sufficient defaults occur, the value of Taberna’s investment in the CDO’s equity could decrease substantially or be eliminated entirely. In addition, the equity securities of CDOs are generally illiquid, and because these equity securities represent a leveraged investment in the CDO’s assets, the value of the equity securities will generally have greater fluctuations than the values of the underlying collateral.

Taberna’s investments in CDOs and other securitizations are exposed to greater uncertainty and risk of loss than investments in higher grade securities in these CDOs and securitizations.

When Taberna securitizes assets such as TruPS and residential mortgage loans, the various tranches of investment grade and non-investment grade debt obligations and equity securities have differing priorities and rights to the cash flows of the underlying assets being securitized. Taberna structures its CDOs and other securitization transactions to enable Taberna to place debt and equity securities with investors in the capital markets at various pricing levels based on the credit position created for each tranche of debt and equity securities. The higher rated debt tranches have priority over the lower rated debt securities and the equity securities issued by the particular securitization vehicle to payments of interest and principal using the cash flows from the collateral assets. The relative cost of capital increases as each tranche of capital becomes further subordinated, as does the associated risk of loss if cash flows from the assets are insufficient to repay fully interest and principal or pay dividends.

Since Taberna invests in the “BBB,” “BB,” “B” and unrated debt and equity classes of CDOs and other securitizations, Taberna is in a “first loss” position because the rights of the securities that Taberna holds are subordinate in right of payment and in liquidation to the rights of higher rated debt securities issued by the securitization vehicles. Accordingly, Taberna may incur significant losses on its investments in these securities. As of June 30, 2006, Taberna owned $148.3 million of CDO preference shares, $95.6 million of CDO debt securities rated “BBB” or “BB,” and $218.3 million of subordinated debt and equity in its residential mortgage loan securitizations. Taberna’s aggregate investments in its consolidated CDOs represented approximately 59% of its equity capital, based upon its beneficiaries’ equity at June 30, 2006. These investments bear a greater risk of loss than the senior debt securities that have been sold to third-party investors in each of Taberna’s CDOs and other securitizations. In the event of default, Taberna may not be able to recover all of its investment in these securities. In addition, Taberna may experience significant losses if the underlying portfolio has been overvalued or if the values subsequently decline and, as a result, less collateral is available to satisfy interest, principal and dividend payments due on the related securities. The prices of lower credit quality securities are generally less sensitive to interest rate changes than higher rated investments, but are more sensitive to economic downturns or developments specific to a particular issuer. An economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors on the underlying assets to make principal, interest and dividend payments may be impaired. In such an event, existing credit support in the securitization structure may be insufficient to protect Taberna against loss of its principal or equity in these securities.

Prepayment rates on TruPS, mortgage loans or mortgage-backed securities could negatively affect the value of Taberna’s investments, which could result in reduced earnings or losses and negatively affect CAD to RAIT following the merger.

The value of the TruPS, mortgage loans, mortgage-backed securities and, possibly, other securities in which Taberna invests may be adversely affected by prepayment rates. For example, higher than expected prepayment rates will likely result in interest-only securities retained by Taberna in its mortgage loan securitizations and securities that Taberna acquires at a premium to diminish in value. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond Taberna’s control, and consequently, such prepayment rates cannot be predicted with certainty.

Borrowers tend to prepay their financings faster when interest rates decline. In these circumstances, Taberna would have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, borrowers tend not to prepay on their financings when interest rates increase. Consequently, Taberna would be unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect Taberna’s ability to maintain targeted amounts of leverage on its investment portfolio and may result in reduced earnings or losses for Taberna and negatively affect CAD to its shareholders. As of the date of this joint proxy statement-prospectus, none of Taberna’s CDOs has experienced any prepayments of the underlying collateral and approximately 8% of Taberna’s residential mortgage loans have been prepaid.

The guarantees of principal and interest related to the mortgage-backed securities in which Taberna may invest provided by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association do not protect investors against prepayment risks.

The mortgage loans in which Taberna invests and the mortgage loans underlying the mortgage and asset-backed securities in which Taberna invests are subject to delinquency, foreclosure and loss, which could result in losses to Taberna that may result in reduced earnings or losses and negatively affect the CAD to RAIT following the merger.

As of June 30, 2006, Taberna held investments in residential mortgage loans that had an aggregate unpaid principal balance of approximately $4.2 billion. Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency, foreclosure and loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. Asset-backed securities are bonds or notes backed by loans and/or other financial assets. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.

Commercial mortgage loans are secured by multi-family or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically depends primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by Taberna, Taberna will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on its cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on Taberna’s anticipated return on the foreclosed mortgage loan. RMBS evidence interests in or are secured by pools of residential mortgage loans and CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage-backed securities Taberna invests in are subject to all of the risks of the underlying mortgage loans. In addition, residential mortgage borrowers are not typically prevented by the terms of their mortgage loans from prepaying their loans in whole or in part at any time. Borrowers prepay their mortgages for many reasons, but typically, when interest rates decline, borrowers tend to prepay at faster rates. To the extent that the underlying mortgage borrowers in any of Taberna’s mortgage loan pools or the pools underlying any of its mortgage-backed securities prepay their loans, Taberna will likely receive funds that will have to be reinvested, and Taberna may need to reinvest those funds at less desirable rates of return.

Although Taberna intends to focus on real estate-related asset-backed securities, there can be no assurance that Taberna will not invest in other types of asset-backed securities to the extent such investments would be consistent with maintaining its qualification as a REIT.

Taberna may be exposed to environmental liabilities with respect to properties to which Taberna takes title.

In the course of its business, Taberna may take title to real estate, and, if Taberna does take title, Taberna could be subject to environmental liabilities with respect to these properties. In such a circumstance, Taberna may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If Taberna ever becomes subject to significant environmental liabilities, the business, financial condition, liquidity and results of operations of Taberna and, therefore, RAIT following the merger could be materially and adversely affected.

Investments in mezzanine loans involve greater risks of loss than senior loans secured by income-producing properties.

Taberna may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, Taberna may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy its mezzanine loan. If a borrower defaults on Taberna’s mezzanine loan or debt senior to its loan, or in the event of a borrower bankruptcy, Taberna’s second mortgage or mezzanine loan will be satisfied only after the senior debt. As a result, Taberna may not recover some or all of its investments. In addition, second mortgages and mezzanine loans may have higher loan-to-value ratios than conventional first mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

Taberna may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and the uncertainty of foreign laws and markets.

As of the date of this joint proxy statement-prospectus, Taberna has not invested in securities denominated in foreign currencies. Taberna may, however, purchase these securities in the future, including TruPS issued by foreign issuers. Taberna expects that its exposure, if any, would be principally to the British pound, the Euro and the Canadian dollar. A change in foreign currency exchange rates may have an adverse impact on returns on Taberna’s non-dollar denominated investments. Although Taberna may hedge its foreign currency risk subject to the REIT income qualification tests, Taberna may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

Taberna may enter into derivative contracts that could expose it to contingent liabilities in the future.

Part of Taberna’s investment strategy involves entering into derivative contracts like the interest rate swaps Taberna uses to limit its exposure to interest rate movements. Most of Taberna’s derivative contracts require it to fund cash payments upon the early termination of a derivative agreement caused by an event of default or other early termination event. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. In addition, some of Taberna’s derivative arrangements require that Taberna maintains specified percentages of cash collateral with the counterparty to fund its potential liabilities under the derivative contract. Taberna may have to make cash payments in order to maintain the required percentage of collateral with the counterparty. These economic losses would be reflected in Taberna’s results of operations, and its ability to fund these obligations would depend on the liquidity of its assets and access to capital at the time. The need to fund these obligations could adversely impact Taberna’s financial condition.

Taberna’s due diligence may not reveal all of an entity’s liabilities and may not reveal other weaknesses in their business.

Before originating an investment for, or making an investment in, an entity, Taberna will assess the strength and skills of the entity’s management and other factors that Taberna believes will determine the success of the investment. In making the assessment and otherwise conducting customary due diligence, Taberna expects to rely on the resources available to it and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. As a result, there can be no assurance that Taberna’s due diligence processes will uncover all relevant facts or that any investment will be successful.

Tax Risks

Complying with REIT requirements may cause Taberna to forgo otherwise attractive opportunities.

To qualify as a REIT, Taberna must continually satisfy various tests regarding the sources of its income, the nature and diversification of its assets, the amounts Taberna distributes to its shareholders and the ownership of its common shares. In order to satisfy these tests, Taberna may be required to forgo investments it might otherwise make. Accordingly, compliance with the REIT requirements may hinder Taberna’s investment performance.

In particular, at least 75% of Taberna’s assets at the end of each calendar quarter must consist of real estate assets, government securities, and cash or cash items. For this purpose, “real estate assets” generally include interests in real property, such as land, buildings, leasehold interests in real property, stock of other entities that qualify as REITs, interests in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular or residual interests in a real estate mortgage investment conduit, or REMIC. In addition, the amount of securities of a single issuer that Taberna holds must generally not exceed either 5% of the value of Taberna’s gross assets or 10% of the vote or value of such issuer’s outstanding securities.

Certain of the assets that Taberna holds or intends to hold, including TruPS and unsecured loans to REITs or other entities, will not be qualified real estate assets for the purposes of the REIT asset tests. In addition, although preferred equity securities of REITs (which would not include TruPS) should generally be treated as qualified real estate assets, this will require that (i) they are treated as equity for U.S. tax purposes, and (ii) their issuers maintain their qualification as REITs. CMBS and RMBS securities should generally qualify as real estate assets. However, to the extent that Taberna owns non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by corporations that are not secured by mortgages on real property, those securities will likely not be qualifying real estate assets for purposes of the REIT asset tests.

Taberna generally will be treated as the owner of any assets that collateralize a securitization transaction to the extent that it retains all of the equity of the securitization vehicle and does not make an election to treat such securitization vehicle as a TRS, as described in further detail below.

As noted above, in order to comply with the REIT asset tests and 75% gross income test, at least 75% of Taberna’s assets and 75% of its gross income must be derived from qualifying real estate assets, whether or not such assets would otherwise represent its best investment alternative. For example, since neither TruPS nor equity in corporate entities that hold TruPS, such as CDOs, will be qualifying real estate assets, Taberna must hold substantial investments in qualifying real estate assets, including mortgage loans and CMBS and RMBS securities, which typically have lower yields than TruPS.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including any mortgage loans, held in inventory or primarily for sale to customers in the ordinary course of business. The prohibited transaction tax may apply to any sale by Taberna of assets to a CDO and to any sale by Taberna of CDO securities, and therefore may limit its ability to sell assets to or equity in CDOs and other assets.

It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO transactions through Taberna’s TRSs, subject to certain limitations as described below. To the extent that Taberna engages in such activities through TRSs, the income associated with such activities may be subject to full U.S. federal corporate income tax.

Taberna’s qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the issuers of the REIT securities in which Taberna invests maintaining their REIT qualification and the accuracy of legal opinions rendered to or statements made by the issuers of securities, including CDOs, in which Taberna invests.

When purchasing securities issued by REITs, Taberna may rely on opinions of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such issuer qualifies as a REIT for U.S. federal income tax purposes and whether such securities represent debt or equity securities for U.S. federal income tax purposes, and therefore to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing CDO equity, Taberna may rely on opinions of counsel regarding the qualification of the CDO for exemption from U.S. corporate income tax. The inaccuracy of any such opinions or statements may adversely affect Taberna’s REIT qualification and/or result in significant corporate-level tax. In addition, if the issuer of any REIT equity securities in which Taberna invests were to fail to maintain its qualification as a REIT, the securities of such issuer held by Taberna will fail to qualify as real estate assets for purposes of maintaining its REIT qualification and the income generated by such securities will not represent qualifying income for purposes of the 75% REIT gross income test and therefore could cause Taberna to fail to qualify as a REIT.

The “taxable mortgage pool” rules may subject RAIT to U.S. federal income tax, increase the tax liability of RAIT’s shareholders and limit the manner in which Taberna effects securitizations.

Taberna has entered, and will likely continue to enter, into transactions that result in Taberna or a portion of its assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, Taberna has securitized portfolios of mortgage loans and will likely in the future securitize RMBS or CMBS assets that Taberna acquires and such securitizations will result in Taberna owning interests in a taxable mortgage pool. Taberna has entered, and expect to continue to enter, into such transactions at the REIT level. To the extent that all or a portion of Taberna is treated as a taxable mortgage pool, or Taberna makes investments or enter into financing and securitization transactions that give rise to Taberna being considered to own an interest in one or more taxable mortgage pools, a portion of its net taxable income may be characterized as “excess inclusion income” and allocated to its shareholders and, after the merger, RAIT’s shareholders, generally in the same manner as if the taxable mortgage pool were a REMIC. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC, during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long-term federal tax rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). The U.S. Treasury Department has issued guidance on the tax treatment of shareholders of a REIT that owns an interest in a taxable mortgage pool.

RAIT is taxed at the highest corporate income tax rate on the excess inclusion income arising from a taxable mortgage pool of Taberna that is allocable to the percentage of its shares held by “disqualified organizations,”

which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income, or UBTI, under Section 512 of the Internal Revenue Code. RAIT believes that disqualified organizations own and will continue to own its shares. Because this tax, after the merger, would be imposed on RAIT, all of RAIT’s shareholders, including shareholders that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of Taberna or a portion of its assets as a taxable mortgage pool.

If a shareholder is a tax-exempt entity and not a disqualified organization, then this excess inclusion income would be fully taxable as UBTI. If a shareholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the shareholder is a REIT, regulated investment company (“RIC”), common trust fund or other pass-through entity, its allocable share of excess inclusion income would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. In addition, to the extent Taberna and, after the merger, RAIT realizes excess inclusion income and allocates it to shareholders, this income cannot be offset by net operating losses of its shareholders. Accordingly, shareholders should be aware that Taberna expects to engage in transactions that will likely result in a significant portion of its dividend income to RAIT being considered excess inclusion income.

Moreover, if Taberna sells equity interests in a taxable mortgage pool securitization (or debt securities that might be considered to be equity interests for tax purposes), such securitization would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter Taberna’s REIT income and asset test calculations and would adversely affect its compliance with those requirements, and therefore adversely affect RAIT’s compliance with those requirements. The tax consequences of such a characterization could effectively prevent Taberna from using certain techniques to maximize its returns from securitization transactions.

Finally, if Taberna and, after the merger, RAIT fails to qualify as a REIT, these taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes.

The tax treatment of income inclusions from Taberna’s foreign TRSs or other foreign corporations that are not qualified REIT subsidiaries for purposes of the REIT gross income requirements for REITs is unclear. If such income were determined not to qualify for the 95% gross income test, Taberna could fail to qualify as a REIT or could be subject to a penalty tax.

Taberna is required to include in its income, in certain cases, even without the receipt of actual distributions, earnings from its foreign TRSs or other foreign corporations that are not qualified REIT subsidiaries, including from its equity investments in CDOs. Taberna treats certain of these income inclusions as qualifying income for purposes of the 95% gross income test applicable to REITs but not for purposes of the REIT 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, there can be no assurance that the Internal Revenue Service, or IRS, will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, Taberna could fail to qualify as a REIT. Even if such income does not cause Taberna to fail to qualify as a REIT because of certain relief provisions, Taberna would be subject to a penalty tax with respect to such income because such income, together with other non-qualifying income earned by Taberna, has exceeded and will exceed 5% of its gross income. This penalty tax, if applicable, would be calculated by multiplying the amount by which Taberna’s non-qualifying income exceeds 5% of Taberna’s total gross income by a fraction intended to reflect Taberna’s profitability. Based upon Taberna’s current estimates of its sources of income and profitability for 2006, the estimated potential amount of such tax is approximately $6.0 million. Such amount is based on current estimates and actual amounts, if any, will depend upon Taberna’s investments, sources of income and profitability in any particular year. In addition, if such income was determined not to qualify for the 95% gross income test, Taberna would need to invest in sufficient qualifying assets, or sell some of its interests in its foreign TRSs or other foreign corporations that are not qualified REIT subsidiaries to ensure that the income recognized by Taberna from its foreign TRSs or such other foreign corporations does not exceed 5% of Taberna’s gross income.

The failure of a mezzanine loan or a loan subject to a repurchase agreement to qualify as a real estate asset could adversely affect RAIT’s or Taberna’s ability to qualify as a REIT.

RAIT has acquired and Taberna and RAIT may acquire mezzanine loans, which are loans secured by an equity interest in a partnership or a limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying real estate income for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. RAIT has acquired and Taberna and RAIT may acquire mezzanine loans that may not meet all of the requirements of this safe harbor. In the event RAIT or Taberna own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, RAIT or Taberna could fail to qualify as a REIT.

In addition, RAIT and Taberna have entered into and intend to enter into sale and repurchase agreements under which RAIT and Taberna nominally sell certain of their mortgage assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. RAIT and Taberna believe that they have been and will be treated for U.S. federal income tax purposes as the owner of the mortgage assets that are the subject of any such agreement notwithstanding that they may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that RAIT or Taberna did not own the mortgage assets during the term of the sale and repurchase agreement, in which case RAIT’s or Taberna’s ability to qualify as a REIT would be adversely affected.

If Taberna fails to qualify as a REIT, its dividends will not be deductible, and Taberna will be subject to corporate level tax on its net taxable income. This would reduce the cash available to make distributions to RAIT after the merger and would likely adversely affect the ability of RAIT to qualify as a REIT, and may have significant adverse consequences on the value of RAIT common shares.

Taberna believes that it has been organized and operated in a manner that will allow it to qualify as a REIT. Taberna has not requested and does not plan to request a ruling from the IRS that it qualifies as a REIT and the statements in this joint proxy statement-prospectus are not binding on the IRS or any court. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions, for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within Taberna’s control may also affect its ability to qualify as a REIT. In order to qualify as a REIT, Taberna must satisfy a number of requirements, including requirements regarding the composition of its assets and sources of its gross income. Also, Taberna must make distributions to RAIT following the merger aggregating annually at least 90% of its net taxable income, excluding net capital gains. In addition, Taberna’s ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which Taberna has no control or limited influence, including in cases where Taberna owns an equity interest in an entity that is classified as a partnership or REIT for U.S. federal income tax purposes. As an example, to the extent Taberna invests in preferred equity securities of other REIT issuers, its qualification as a REIT will depend upon the continued qualification of such issuers as REITs under the Internal Revenue Code. Accordingly, unlike an investment in other REITs, an investment in Taberna may be subject to additional risk regarding its ability to qualify and maintain its qualification as a REIT. There can be no assurance that Taberna will be successful in operating in a manner that will allow it to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect Taberna’s investors, Taberna’s ability to qualify as a REIT or the desirability of an investment in a REIT relative to other investments.

If Taberna fails to qualify as a REIT or loses its qualification as a REIT at any time, it will face serious tax consequences that would substantially reduce the funds available for distribution to its shareholders (including RAIT following the merger) for each of the years involved because:

•	Taberna would not be allowed a deduction for distributions to RAIT in computing its taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	Taberna also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless Taberna is entitled to relief under applicable statutory provisions, Taberna could not elect to be taxed as a REIT for four taxable years following the year during which Taberna was disqualified.

In addition, if Taberna fails to qualify as a REIT, Taberna will not be required to make distributions to its shareholders (including RAIT following the merger), and all distributions to shareholders (including RAIT following the merger) will be subject to tax as regular corporate dividends to the extent of its current and accumulated earnings and profits. Moreover, if Taberna fails to qualify as a REIT, its taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes. Finally, if Taberna fails to qualify as a REIT following the merger, RAIT would likely fail to qualify as a REIT.

Taberna may pay taxes.

Even if Taberna qualifies as a REIT for U.S. federal income tax purposes, it will be required to pay U.S. federal, state and local taxes on its income and property. In addition, Taberna’s domestic TRSs are fully taxable corporations that will be subject to taxes on their income, and they may be limited in their ability to deduct interest payments made to Taberna. Taberna also will be subject to a 100% penalty tax on certain amounts if the economic arrangements among Taberna and its TRSs are not comparable to similar arrangements among unrelated parties or if Taberna receives payments for inventory or property held for sale to customers in the ordinary course of business. Taberna may be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool that is allocable to Taberna’s shares held by “disqualified organizations.” In addition, under certain circumstances Taberna could be subject to a penalty tax if it fails to meet certain REIT requirements but nonetheless maintains its qualification as a REIT. For example, Taberna may be required to pay a penalty tax with respect to income earned by it in connection with its CDO equity in the event such income is determined not to be qualifying income for purposes of the REIT 95% gross income test but Taberna is otherwise able to remain qualified as a REIT. To the extent that Taberna or its TRSs are required to pay U.S. federal, state or local taxes, Taberna will have less CAD to its shareholders (including RAIT following the merger).

Failure to make required distributions would subject Taberna to tax, which would reduce CAD to its shareholders (including RAIT after the merger).

In order to qualify as a REIT, Taberna must distribute to its shareholders each calendar year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that Taberna satisfies the 90% distribution requirement, but distributes less than 100% of its net taxable income, Taberna will be subject to U.S. federal corporate income tax. In addition, Taberna will incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any calendar year are less than the sum of:

•	85% of Taberna’s ordinary income for that year;

•	95% of Taberna’s capital gain net income for that year; and

•	100% Taberna’s undistributed taxable income from prior years.

Taberna intends to distribute its net income to its shareholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is no requirement that Taberna’s domestic TRSs, such as Taberna Capital, Taberna Securities and Taberna Funding, distribute their after-tax net income to Taberna and such TRSs may, to the extent consistent with maintaining Taberna’s qualification as a REIT, determine not to make any current distributions to Taberna. However, Taberna’s non-U.S. TRSs, such as Taberna Equity Funding, Ltd., Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI, will generally be deemed to distribute their earnings to Taberna on an annual basis for U.S. federal income tax purposes, regardless of whether such TRSs actually distribute their earnings.

Taberna’s taxable income may substantially exceed its net income as determined by GAAP because, for example, expected capital losses will be deducted in determining its GAAP net income, but may not be deductible in computing its taxable income. In addition, Taberna may invest in assets including the equity of CDO entities that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded to the extent they exceed 5% of Taberna’s net income in determining the 90% distribution requirement, Taberna will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if Taberna does not distribute those items on an annual basis. As a result of the foregoing, Taberna may generate less cash flow than taxable income in a particular year. In that event, Taberna may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that it regards as unfavorable in order to satisfy the distribution requirement and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax in that year.

If Taberna’s CDOs or its subsidiary Taberna Capital (Bermuda) Ltd., which we refer to as Taberna Bermuda, are subject to U.S. federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to Taberna and pay their creditors.

Taberna’s CDOs Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI are organized as Cayman Islands companies. There is a specific exemption from U.S. federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Taberna intends that Taberna II, Taberna III, Taberna IV, Taberna V, and Taberna VI and any other of its non-U.S. CDOs that are TRSs will rely on that exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income at the entity level. Taberna Bermuda is a wholly-owned subsidiary of Taberna organized under the laws of Bermuda that is expected to provide subadvisory services to Taberna Capital and will receive a fee from Taberna Capital for its services. Taberna Bermuda intends to operate in a manner so that it will not be subject to U.S. federal income tax on its net income. If the IRS were to succeed in challenging the tax treatment of Taberna’s CDOs or Taberna Bermuda, it could greatly reduce the amount that those CDOs and Taberna Bermuda would have available to distribute to Taberna and to pay to their creditors. Any reduced distributions to Taberna would reduce amounts available for distribution to RAIT and its shareholders and would adversely affect RAIT’s earnings.

Taberna’s ownership of and relationship with its TRSs will be limited, and a failure to comply with the limits would jeopardize its REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Taberna Capital, Taberna Securities and Taberna Funding will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to Taberna but will not be required to be distributed to Taberna. For the period from April 28, 2005 through December 31, 2005, Taberna’s TRSs paid $5.0 million of after-tax distributions of net income to Taberna. For the six months ended June 30, 2006, Taberna’s TRSs paid $13.5 million of after-tax distributions of net income to Taberna .

The value of the securities that Taberna holds in its TRSs may not be subject to precise valuation. Accordingly, there can be no assurance that Taberna will be able to comply with the 20% limitation discussed above or avoid application of the 100% excise tax discussed above.

Compliance with REIT requirements may limit Taberna’s ability to hedge effectively.

The REIT provisions of the Internal Revenue Code limit Taberna’s ability to hedge mortgage-backed securities, preferred securities and related borrowings. Except to the extent provided by the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, any income from a hedging transaction Taberna enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in the Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that Taberna enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result, Taberna might have to limit its use of advantageous hedging techniques or implement those hedges through TRSs. This could increase the cost of Taberna’s hedging activities or expose it to greater risks associated with changes in interest rates than it would otherwise want to bear.

Taberna may be subject to adverse legislative or regulatory tax changes that could reduce the market price of its common shares.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. Taberna cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. Taberna and, following the merger, RAIT, could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

RAIT SPECIAL MEETING

This section contains information for RAIT shareholders about the special shareholder meeting RAIT has called to consider and approve the issuance of RAIT common shares as consideration in the merger. RAIT is mailing this joint proxy statement-prospectus to you, as a RAIT shareholder, on or about November 7, 2006. Together with this joint proxy statement-prospectus, RAIT is also sending a notice of the RAIT special meeting, and a form of proxy that RAIT’s board of trustees is soliciting for use at the special meeting and at any adjournments, postponements or continuations of the meeting. The special meeting will be held on Monday, December 11, 2006 at 10:00 a.m., Eastern time, at Crowne Plaza Hotel, 1800 Market Street, Philadelphia, PA 19103.

Matters To Be Considered

At the RAIT special meeting, shareholders will vote upon the approval of the issuance of RAIT common shares as consideration in the merger. RAIT shareholders may also be asked to vote on a proposal to adjourn, postpone or continue the special meeting to permit the further solicitation of proxies. Finally, RAIT shareholders may also be asked to vote on the transaction of such other business as may properly come before the special meeting or any adjournment, postponement or continuation of the special meeting.

RAIT’s board is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, RAIT intends that shares represented by proxies in the form accompanying this joint proxy statement-prospectus will be voted by and at the discretion of the persons named as proxies on the proxy card or their substitutes.

Proxies

RAIT shareholders should complete and return the proxy card accompanying this joint proxy statement-prospectus to ensure that their vote is counted at the special meeting, regardless of whether they plan to attend the special meeting. If you are a registered shareholder (that is, you hold shares directly registered in your own name), you may also authorize your proxy by telephone or via the Internet by following the instructions described on your proxy card. If your RAIT common shares are held in nominee or “street name,” you will receive separate voting instructions from your broker or nominee, which will be included with your proxy materials. Most brokers and nominees offer telephone and Internet voting, but the availability of and procedures for these alternatives will depend on the arrangements established by each particular broker or nominee.

If you are a registered RAIT shareholder, you can revoke your proxy at any time before the vote is taken at the special meeting by submitting to RAIT’s corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. Written notices of revocation and other communications about revoking RAIT proxies should be addressed to:

RAIT Investment Trust c/o RAIT Partnership, L.P. 1818 Market Street, 28th Floor Philadelphia, PA 19103 Attn.: Secretary

If your shares are held in nominee or “street name,” you should contact your broker or other nominee regarding the revocation of proxies.

All RAIT common shares represented by valid proxies RAIT receives through this solicitation, and not revoked before they are exercised, will be voted in the manner specified on the proxies. If you make no specification on your proxy card, your proxy will be voted “FOR” approval of the issuance of RAIT common shares as consideration in the merger and, if a vote is taken on the matter, “FOR” the adjournment of the meeting to solicit additional proxies. However, brokers who hold RAIT common shares in nominee or “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers.

The issuance of RAIT common shares as consideration in the merger requires the approval of the holders of a majority of RAIT common shares voting at the special meeting, provided that a majority of the outstanding common shares vote on the matter. Abstentions and broker non-votes will have no effect on the result of the vote. RAIT’s board urges RAIT shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope or, alternatively, to authorize your proxy via the telephone or the Internet by following the instructions described on your proxy card.

Solicitation of Proxies

RAIT will bear the entire cost of soliciting proxies from its shareholders, except that RAIT and Taberna have agreed to each pay one-half of the costs and expenses of printing and mailing this joint proxy statement-prospectus and all filing fees relating to the merger paid to the SEC. In addition to soliciting proxies by mail, RAIT will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of RAIT common shares and secure their voting instructions, if necessary. RAIT will reimburse those banks, brokers and record holders for their reasonable fees and expenses in taking those actions. RAIT also has made arrangements with The Altman Group to assist in soliciting proxies for the merger and the special meeting and in communicating with shareholders and has agreed to pay The Altman Group $6,000 plus expenses for its services. If necessary, RAIT also may use several of its regular employees, who will not be specially compensated, to solicit proxies from its shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

In accordance with Maryland law, RAIT’s bylaws and the rules of the NYSE, RAIT has fixed the close of business on October 20, 2006 as the record date for determining the RAIT shareholders entitled to notice of and to vote at the special meeting. Only RAIT shareholders of record at the close of business on the record date are entitled to notice of the special meeting and any adjournments, postponements or continuations of the special meeting, and only RAIT common shareholders of record at the close of business on the record date are entitled to vote at the special meeting and any adjournments, postponements or continuations of the special meeting. At the close of business on the record date, there were 28,161,470 RAIT common shares outstanding, held by approximately 643 holders of record. The presence in person or by proxy of a majority of common shares outstanding on the record date will constitute a quorum for purposes of conducting business at the special meeting. On each matter properly submitted for consideration at the special meeting, you are entitled to one vote for each outstanding common share of RAIT you held as of the close of business on the record date.

If you have any shares in RAIT’s Dividend Reinvestment Plan, the enclosed proxy represents the number of shares you had in that plan on the record date for RAIT’s special meeting, as well as the number of shares directly registered in your name on the record date.

RAIT common shares present in person at the special meeting but not voting, and RAIT common shares for which RAIT has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business at the special meeting. Shares represented by proxies returned by a broker holding the shares in “street name” will be counted for purposes of determining whether a quorum exists, even if those shares are not voted by their beneficial owners on matters where the broker cannot vote the shares in its discretion (so-called “broker non-votes”).

As of the record date:

•	RAIT’s trustees and executive officers beneficially owned approximately 692,158 RAIT common shares, representing approximately 2.5% of the common shares entitled to vote at the special meeting. RAIT currently expects that its trustees and executive officers will vote the RAIT common shares they beneficially own “FOR” approval of the issuance of RAIT common shares as consideration in the merger;

•	Taberna and its trustees and executive officers beneficially owned less than 1% of the RAIT common shares entitled to vote at the RAIT special meeting.

Recommendations of RAIT’s Board

RAIT’s board of trustees has approved and declared advisable the merger. The RAIT board believes that the merger is in the best interests of RAIT and its shareholders, and unanimously recommends that RAIT shareholders vote “FOR” approval of the issuance of RAIT common shares as consideration in the merger.

See “The Merger—Recommendation of RAIT’s Board and Its Reasons for the Merger” for a more detailed discussion of the RAIT board’s recommendation.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to RAIT shareholders, RAIT is relying upon SEC rules that permit us to deliver only one joint proxy statement-prospectus to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one joint proxy statement-prospectus, you may write or call us as specified below to request a separate copy of this joint proxy statement-prospectus and we will promptly send it to you at no cost to you. For future RAIT shareholder meetings, you may request separate copies of our proxy materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: RAIT Investment Trust, c/o RAIT Partnership, L.P., 1818 Market Street, 28th Floor, Philadelphia, PA 19103, or by telephoning us at 215-861-7900, Attention: Andres Viroslav, Vice President and Director of Corporate Communications.

TABERNA SPECIAL MEETING

This section contains information about the special meeting of Taberna shareholders called to consider and approve the merger. This joint proxy statement-prospectus is being mailed to Taberna shareholders on or about November 7, 2006. Together with this joint proxy statement-prospectus, Taberna is also sending to you a form of proxy that Taberna’s board is soliciting for use at the special meeting and at any adjournments, postponements or continuations of the meeting. The special meeting will be held on Monday, December 11, 2006 at 10:00 a.m., Eastern time, at The Pyramid Club, 1735 Market Street, 52nd Floor, Philadelphia, PA, 19103.

Matters To Be Considered

At the Taberna special meeting, shareholders will vote upon the approval of the merger. Taberna shareholders may also be asked to vote upon a proposal to adjourn, postpone or continue the special meeting to permit the further solicitation of proxies. Finally, Taberna shareholders may also be asked to vote on the transaction of such other business as may properly come before the special meeting or any adjournment, postponement or continuation of the special meeting.

Taberna’s board is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, Taberna intends that shares represented by proxies in the form accompanying this joint proxy statement-prospectus will be voted by and at the discretion of the persons named as proxies on the proxy card or their substitutes.

Proxies

Taberna shareholders should complete and return the proxy card accompanying this joint proxy statement-prospectus to ensure that their vote is counted at the special meeting, regardless of whether they plan to attend the special meeting. If you are a registered Taberna shareholder (that is, you hold Taberna common shares directly registered in your own name), you may also authorize a proxy by telephone or through the Internet by following the instructions described on your proxy card. If your Taberna common shares are held in nominee or “street name,” you will receive separate voting instructions from your broker or nominee, which will be included with your proxy materials. Most brokers and nominees offer telephone and Internet voting, but the availability of and procedures for these alternatives will depend on the arrangements established by each particular broker or nominee.

If you are a registered Taberna shareholder, you can revoke your proxy at any time before the vote is taken at the special meeting by submitting to Taberna’s corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. Written notices of revocation and other communications about revoking Taberna proxies should be addressed to:

Taberna Realty Finance Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: Corporate Secretary

If your shares are held in nominee or “street name,” you should contact your broker or other nominee regarding the revocation of proxies.

All Taberna common shares represented by valid proxies Taberna receives through this solicitation, and not revoked before they are exercised, will be voted in the manner specified on the proxies. If you make no specification on your proxy card, your proxy will be voted “FOR” approval of the merger and, if a vote is taken on the matter, “FOR” the adjournment of the meeting to solicit additional proxies. However, brokers who hold Taberna common shares in nominee or “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the merger without specific instructions from those customers.

In order to approve the merger, the holders of a majority of the outstanding Taberna common shares entitled to vote must vote in favor of the proposal.

Abstentions and broker non-votes will have the same effect as votes against approval of the merger. Therefore, Taberna’s board urges Taberna shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope or, alternatively, to authorize your proxy via the telephone or through the Internet.

Taberna shareholders should not send in any share certificates with their proxy card. The exchange agent will mail a transmittal letter with instructions for the surrender of share certificates to Taberna shareholders as soon as practicable after the merger is completed.

Solicitation of Proxies

Taberna will bear the entire cost of soliciting proxies from its shareholders, except that Taberna and RAIT have agreed to each pay one-half of the costs and expenses of printing and mailing this joint proxy statement-prospectus and all filing fees relating to the merger paid to the SEC. If necessary, subject to applicable law, Taberna may also use several of its regular employees, who will not be specially compensated, to solicit proxies from its shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

In accordance with Maryland law and Taberna’s bylaws, Taberna has fixed the close of business on October 20, 2006 as the record date for determining the Taberna shareholders entitled to notice of and to vote at the special meeting. Only Taberna shareholders of record at the close of business on the record date are entitled to notice of the special meeting and any adjournments, postponements or continuations of the special meeting, and only Taberna shareholders of record at the close of business on the record date are entitled to vote at the special meeting or any adjournments, postponements or continuations of the special meeting. At the close of business on the record date, there were 44,353,973 Taberna common shares outstanding, held by approximately 503 holders of record. The presence in person or by proxy of a majority of common shares outstanding on the record date will constitute a quorum for purposes of conducting business at the special meeting. On each matter properly submitted for consideration at the special meeting, you are entitled to one vote for each outstanding common share of Taberna you held as of the close of business on the record date.

Taberna common shares present in person at the special meeting but not voting, and Taberna common shares for which Taberna has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business at the special meeting. Shares represented by proxies returned by a broker holding the shares in “street name” will be counted for purposes of determining whether a quorum exists, even if those shares are not voted by their beneficial owners on matters where the broker cannot vote the shares in its discretion (so-called “broker non-votes”).

As of the record date:

•	Taberna’s trustees and executive officers beneficially owned approximately 4,367,811 Taberna common shares, representing approximately 9.8% of the shares entitled to vote at the special meeting. Taberna currently expects that its trustees and executive officers will vote the Taberna common shares they beneficially own “FOR” approval of the merger; and

•	RAIT and its trustees and executive officers beneficially owned less than 1% of the Taberna common shares entitled to vote at the Taberna special meeting.

Recommendations of Taberna’s Board

Taberna’s board of trustees has approved and declared advisable the merger. The Taberna board believes that the merger is in the best interests of Taberna and its shareholders, and unanimously recommends that Taberna shareholders vote “FOR” approval of the merger.

See “The Merger—Recommendation of Taberna’s Board and Its Reasons for the Merger” for a more detailed discussion of the Taberna board’s recommendation with regard to the merger.

THE MERGER

The following discussion describes certain material information about the merger. We urge you to read this entire joint proxy statement-prospectus carefully for a more complete understanding of the merger.

RAIT’s and Taberna’s boards of trustees have approved and declared advisable the merger. The merger agreement provides for combining our companies through the merger of Taberna with RT Sub, a newly-formed subsidiary of RAIT, with Taberna as the surviving entity.

In the merger, Taberna shareholders have the right to receive 0.5389 of a RAIT common share for each Taberna common share. RAIT common shares issued and outstanding at completion of the merger will remain outstanding and RAIT share certificates will be unaffected by the merger. Following the merger, RAIT’s common shares will continue to trade on the NYSE under the symbol “RAS” and RAIT will operate under the name RAIT Financial Trust.

See “The Merger Agreement” for additional and more detailed information regarding the legal document that governs the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Taberna filed a registration statement on Form S-11 with the SEC in November 2005 seeking to register securities for a possible IPO. Betsy Z. Cohen, Chairman and Chief Executive Officer of RAIT, first began to consider a possible combination of RAIT and Taberna upon reviewing Taberna’s filings with the SEC in contemplation of its proposed IPO. In particular, Betsy Z. Cohen focused on Taberna’s strength in the CDO field, where RAIT did not materially participate, and the fact that RAIT’s assets would permit Taberna to reduce over time a portion of its large portfolio of lower yielding residential mortgage loans, which it held to maintain its qualification as a REIT. She first raised the concept of a combination of the two companies with her son Daniel G. Cohen, Chairman and Chief Executive Officer of Taberna, in April 2006, and the two discussed the concept, given the relative sizes and contributions of the two companies, of a book value to book value merger of equals of the two companies. Taberna’s registration statement was undergoing SEC review in April 2006 when Betsy Z. Cohen approached Daniel G. Cohen about a possible business combination with Taberna.

Daniel G. Cohen advised Taberna’s board of trustees that the concept of a combination had been broached by Betsy Z. Cohen and that senior management believed the concept merited further consideration in light of RAIT’s senior and mezzanine loan origination capabilities and its cultural focus on credit underwriting, which Taberna’s management believed to be similar to Taberna’s approach to lending. The Taberna board of trustees established a special committee comprised solely of Taberna’s independent trustees on April 26, 2006 and authorized the Taberna special committee to evaluate the merits of a possible transaction with RAIT or any other business combination or similar transaction involving Taberna and any other party, negotiate the terms of any such transaction, consider such alternatives as the Taberna special committee deemed appropriate and make a recommendation to Taberna’s board of trustees as to whether any such transaction or alternative would be in the best interests of Taberna and its shareholders. The Taberna special committee was authorized to retain its own financial and legal advisors and to make a recommendation to the full board after completing its strategic review. Clifford Chance US LLP, Taberna’s legal counsel in connection with the registration statement on Form S-11, remained engaged by Taberna’s board of trustees to advise Taberna in connection with the potential transaction with RAIT.

The Taberna special committee held its initial meeting on April 26, 2006 and retained the law firm of Pepper Hamilton LLP to act as its legal advisor. During the next several days, members of the Taberna special committee interviewed several financial advisory firms and subsequently retained Merrill Lynch to act as exclusive financial advisor to the Taberna special committee. On May 5, 2006, Betsy Z. Cohen and Scott F. Schaeffer, President and Chief Operating Officer of RAIT, made a presentation to the Taberna special committee regarding RAIT’s business. Representatives of Merrill Lynch and Pepper Hamilton LLP attended this presentation.

The Taberna special committee directed Merrill Lynch to evaluate alternatives available to Taberna, including a transaction with RAIT, continued pursuit of an IPO and a transaction with a third party other than RAIT. The Taberna special committee placed no limitations on Merrill Lynch’s consideration of these alternatives.

Because of the relationship between Betsy Z. Cohen and Daniel G. Cohen, the special committee of the RAIT board of trustees was established on April 28, 2006 comprised solely of RAIT’s independent trustees and given sole authority to negotiate the terms and conditions of a possible transaction with Taberna, and consider whether the proposed terms were fair to and in the best interests of RAIT and its shareholders, reject any proposed transaction determined not to be fair or in the best interests of RAIT and its shareholders and, based on the foregoing, make a recommendation to the board of trustees of RAIT. RAIT and the special committee of the RAIT board of trustees retained Sullivan & Cromwell LLP as its special counsel. In the beginning of May 2006, members of the RAIT special committee met with potential financial advisors, and subsequently the RAIT special committee retained UBS as its financial advisor.

Following its initial meeting on April 28, 2006, the RAIT special committee met four times through May 11, 2006, at which meetings the RAIT special committee interviewed Daniel G. Cohen, discussed the retention of a financial advisor and was updated as to the due diligence reviews conducted by RAIT and Taberna. On May 5, 2006, RAIT and Taberna entered into mutual confidentiality agreements, and their respective representatives began their due diligence investigations of RAIT and Taberna. On May 8, 2006, Sullivan & Cromwell LLP distributed a draft merger agreement to Pepper Hamilton LLP and on May 9, 2006, Sullivan & Cromwell LLP distributed a draft merger agreement to Clifford Chance US LLP. On May 12, 2006, the RAIT special committee interviewed separately Raphael Licht, Executive Vice President, Chief Administrative Officer, Chief Legal Officer and Secretary of Taberna, Jack Salmon, Executive Vice President, Chief Financial Officer and Treasurer of Taberna, Scott Schaeffer, President and Chief Operating Officer of RAIT and Kenneth Frappier, Senior Vice President, Portfolio and Risk Management of RAIT. At each interview, the RAIT special committee inquired into the executive’s business background, asked the executive to describe his current role at Taberna or RAIT and requested the executive to describe how he thought RAIT and Taberna, as a combined company, would enhance RAIT’s performance, and to raise any issues the executive saw in connection with the proposed integration of the two companies. At the meetings held by the RAIT special committee after May 5, 2006 through May 11, 2006, UBS updated the RAIT special committee as to the status of the business and financial due diligence process between RAIT and Taberna. On May 18, 2006, UBS also provided the RAIT special committee with an overview of the commercial mortgage REIT industry.

The Taberna special committee and its financial and legal advisors met four times between May 8, 2006 and May 22, 2006. Messrs. Cohen, Salmon and Licht attended the May 8, 2006 and May 22, 2006 meetings. During a meeting on May 22, 2006, Merrill Lynch reported the results of Merrill Lynch’s strategic review to the Taberna special committee. As part of this report, representatives of Merrill Lynch discussed quantitative and qualitative considerations relating to an IPO, a merger with RAIT, a merger with a party other than RAIT and a sale for cash to a party other than RAIT. Merrill Lynch reviewed with the Taberna special committee the limited number of third parties which could offer strategic benefits to Taberna and its shareholders in a merger or have the financial resources to complete a cash acquisition. The Taberna special committee had not requested that Merrill Lynch contact any third parties to solicit proposals from them primarily because the Taberna special committee wished to preserve the confidentiality of the proposed transaction with RAIT as premature disclosure could have adversely affected an agreement being reached with RAIT. Based on the Taberna special committee’s discussions with Merrill Lynch, and after considering Merrill Lynch’s views regarding the potential interest of such third parties in a merger or acquisition transaction with Taberna, the Taberna special committee concluded that neither a cash acquisition of Taberna by a third party nor a merger with an entity other than RAIT on relatively attractive terms was likely. Following Merrill Lynch’s report and discussion among the independent trustees and their financial and legal advisors, the Taberna special committee directed Merrill Lynch to prepare a non-binding term sheet outlining preliminary terms of a possible business combination transaction between Taberna and RAIT. Among other items, the preliminary term sheet proposed an exchange ratio of 0.58 of a RAIT common share for one Taberna common share, which represented a premium to both book value and current trading values as indicated by trading of Taberna common shares on PORTAL. The Taberna special committee also assessed the merits and challenges of an IPO and requested that management of Taberna arrange a call for the full Taberna board of trustees with Friedman, Billings & Ramsey Co., Inc., or FBR, the lead underwriter of Taberna’s proposed IPO, to discuss the outlook for the potential IPO.

On May 25, 2006, Taberna delivered a preliminary term sheet with respect to the possible merger and, on May 30, 2006, RAIT’s special committee met, together with its financial advisor, to discuss the terms of Taberna’s preliminary term sheet. At this meeting, UBS noted that the proposed exchange ratio did not appear to reflect a book-to-book merger of equals valuation.

On May 26, 2006, Taberna’s board of trustees met by conference call with representatives of FBR and senior management of Taberna. During the call, representatives of FBR and senior management of Taberna provided an update on the state of the capital markets, Taberna’s market position and other factors relevant to the possible IPO. Following discussion, the Taberna special committee met to further discuss the merits and challenges of an IPO versus the merits and challenges of a business combination with RAIT and concluded that the execution risks of successfully completing an IPO were greater than the risks associated with the merger with RAIT, assuming satisfactory completion of merger negotiations. The primary execution risk the Taberna special committee considered was that an IPO would be subject to then-prevailing market conditions over which Taberna would have no control. Factors that could influence market receptivity to an IPO over which Taberna would have no control principally include the state of the U.S. economy generally, the state of the real estate industry, investors’ appetite for IPOs generally, and IPOs of specialty finance REITs in particular, and the interest rate environment.

On May 26, 2006, representatives of Sullivan & Cromwell LLP, Pepper Hamilton LLP and Clifford Chance US LLP began negotiations with respect to the draft merger agreement distributed by Sullivan & Cromwell LLP on May 8, 2006. On May 31, 2006, representatives of Sullivan & Cromwell LLP discussed with the RAIT special committee the terms of the proposed merger agreement including matters raised by counsel to Taberna and its special committee, Clifford Chance US LLP and Pepper Hamilton LLP. On June 1, 2006, the RAIT special committee interviewed separately Mitchell Kahn, Executive Vice President of Taberna, and Plamen Mitrikov, Executive Vice President—Asset Management of Taberna. Later on June 1, 2006, the RAIT special committee met and instructed its financial advisor to convey to Taberna’s financial advisor the special committee’s position that the exchange ratio should be based on a book-to-book valuation.

Over the next six days, RAIT’s and Taberna’s legal and financial advisors discussed various aspects of the possible merger, including the exchange ratio, the termination fee, and the terms of the prohibition on soliciting other acquisition proposals. The terms of the merger were finalized during the afternoon of June 8, 2006. During this period, the parties and their legal advisors also engaged in negotiation of employment agreements for the senior executives of Taberna which are substantially identical to such executives’ existing employment agreements with Taberna, the terms of which are described under “The Merger Agreement—Interests of Certain Persons in the Merger—Employment Agreements.” The discussions concerning these agreements centered on the titles and responsibilities of such employees following the merger, the fact that RAIT did not wish the executives to have a “change in control” triggered under their existing agreements with Taberna and the fact that the employees wished to have an employment agreement with RAIT, rather than Taberna, upon the merger. RAIT required that the senior executives agree to waive their rights under their existing employment agreements with Taberna to receive cash severance payments if they elected to terminate their employment with RAIT within six months after the closing of the merger. RAIT also required that Cohen Bros. agree to waive its right to terminate its existing non-competition agreement with Taberna as a result of the merger. On June 5, 2006, the RAIT special committee again interviewed Daniel G. Cohen, and, later on that same day, met and received an update from its legal and financial advisors on the matters under negotiation.

The Taberna special committee held several more meetings during the period from May 26, 2006 through June 6, 2006 during which the advisors to the Taberna special committee updated the committee on the status of negotiations and open business and legal issues. During a meeting on June 2, 2006, the Taberna special committee and representatives of Merrill Lynch and Pepper Hamilton LLP discussed several topics, including the response of RAIT to the preliminary term sheet previously submitted by Taberna and, in particular, RAIT’s position that the exchange ratio should be based upon the relative book values of the two companies. After discussions among the Taberna special committee members and representatives of Merrill Lynch, the Taberna special committee determined that an exchange ratio of 0.5389, reflecting the relative book values of the two companies, would be acceptable. The Taberna special committee assessed the proposed exchange ratio versus the indicative share prices of $11.00 to $13.00 in the IPO alternative previously communicated to the Taberna special committee by representatives of Merrill Lynch as well as other analyses that the Taberna special committee discussed with representatives of Merrill Lynch, including comparable companies analysis, discounted dividend analysis, contribution analysis and relative market values of RAIT and Taberna common shares. Finally, the Taberna special committee noted that the proposed exchange ratio would be consistent with a “merger of equals” transaction, taking into account other aspects of the transaction, including (i) the exchange ratio implied by trading values of RAIT and Taberna common shares, (ii) that following the merger RAIT’s board of trustees would be composed of five individuals designated by RAIT and four individuals designated by Taberna; the Chairman of the combined company would come from RAIT, the Chief Executive Officer would come from Taberna, and the remaining members of senior management would come from both RAIT and Taberna; and (iii) the merger agreement contained mutual representations and warranties, mutual non-solicitation provisions and mutual termination fee provisions. Following these discussions, the Taberna special committee confirmed its previous conclusions about the IPO and other transaction alternatives and determined not to pursue these alternatives. The Taberna special committee also determined that an exchange ratio based on relative book values of the two companies was fair to the holders of Taberna common shares, more consistent with the “merger of equals” nature of the transaction than the exchange ratio initially proposed in early negotiations by the Taberna special committee, and more likely than the Taberna special committee’s initial proposal to be accepted by RAIT. The Taberna special committee therefore authorized Merrill Lynch to proceed to negotiate a final exchange ratio of 0.5389 of a RAIT common share for each Taberna common share.

On June 7, 2006 the Taberna special committee met in person with their financial and legal advisors, representatives of senior management and representatives of Clifford Chance US LLP. Pepper Hamilton LLP reviewed with the trustees the standard of conduct applicable to trustees of a Maryland real estate investment trust. Representatives of Clifford Chance US LLP reported on the due diligence investigation of RAIT conducted on behalf of Taberna, the material terms of the merger agreement, the disclosure schedules being delivered by RAIT in connection with the merger agreement, the employment agreements being entered into by Taberna’s executives with RAIT and the waivers of certain benefits being executed by those executives. Following these presentations and discussions among the trustees, representatives of Merrill Lynch reviewed the financial terms of the proposed transaction and orally advised the Taberna special committee of Merrill Lynch’s opinion, subsequently confirmed in writing on June 8, 2006 that, as of that date and based upon, and subject to the assumptions made and qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of Taberna’s common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.

On June 8, 2006, the Taberna special committee met via conference call with the other trustees and recommended that the full board approve the merger and approve and adopt the merger agreement, among other resolutions. Representatives of Merrill Lynch confirmed their oral fairness opinion to the full board of trustees. Taberna’s board of trustees unanimously approved the merger and the other transactions contemplated by the merger agreement.

RAIT’s board of trustees met in the afternoon of Thursday, June 8, 2006. At this meeting, Daniel Promislo, chairman of the RAIT special committee, and representatives of Sullivan & Cromwell LLP and UBS reviewed the status of discussions and negotiations with Taberna and, together with members of RAIT’s management, discussed financial and business aspects of the transaction.

Representatives of Sullivan & Cromwell LLP advised the RAIT board of trustees (including its special committee) regarding certain legal matters related to the proposed transaction, including the duties of RAIT’s trustees in connection with their consideration of the proposed merger agreement. Representatives of Sullivan & Cromwell LLP also presented to the board of trustees (including its special committee) information about the proposed merger agreement, including key terms relating to structure, covenants, and representations and warranties and the arrangements entered into with employees.

Following the Sullivan & Cromwell LLP presentation, UBS reviewed its financial analysis of the exchange ratio and rendered to RAIT’s special committee an oral opinion, which opinion was confirmed by delivery of a written opinion to the special committee, dated June 8, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio was fair, from a financial point of view, to RAIT. Members of RAIT’s management and representatives of Sullivan & Cromwell LLP and UBS then responded to questions posed by the RAIT trustees.

The RAIT special committee then convened separately with representatives of Sullivan & Cromwell LLP and UBS. Following extensive discussion and response to trustee questions, upon motion duly made and seconded, the RAIT special committee unanimously agreed to recommend to the entire RAIT board of trustees approval of the merger agreement and the transactions contemplated by the merger agreement.

The entire RAIT board of trustees then reconvened and voted unanimously in favor of approving and declaring advisable the merger.

Promptly after the meetings of the RAIT special committee and the RAIT board of trustees, on June 8, 2006, RAIT and Taberna executed the merger agreement. Later that evening, RAIT and Taberna issued a joint press release announcing the transaction.

Recommendation of RAIT’s Board and Its Reasons for the Merger

After careful consideration, at its meeting on June 8, 2006, RAIT’s board of trustees determined that the merger is in the best interests of RAIT and its shareholders. Accordingly, RAIT’s board, by a unanimous vote, approved and declared advisable the merger and unanimously recommends that RAIT shareholders vote “FOR” approval of the issuance of RAIT common shares as consideration in the merger. In evaluating the merger, RAIT’s board of trustees considered these factors, among others:

•	RAIT’s board’s belief that Taberna’s expertise in the CDO area combined with RAIT’s origination platform should enable RAIT to finance the loans it originates through CDOs, which RAIT expects will lower its cost-to-fund and permit it to increase the amount of leverage it uses to a level appropriate to a company of its size, thereby increasing CAD in two ways:

•	First, RAIT estimates that CDO financing will lower its cost-to-fund approximately 150 to 175 basis points below comparable financing provided by banks or other financial institutions which will increase the rate spread between its interest-earning assets and related interest-bearing financing.

•	Second, RAIT expects to increase its use of debt leverage, measured by the amount of its debt in relation to the amount of its shareholders’ equity, through CDO financing to between three to five times as compared to its current level of less than one using its historical sources of financing, thereby increasing the amount of cash resources that could be re-deployed to make additional investments and generate incremental earnings.

•	Access to RAIT’s origination platform should enable Taberna, over several years, to replace its relatively lower-yielding residential mortgage loans with sufficient REIT-qualifying assets, such as higher yielding loans originated by RAIT, thereby potentially increasing income available for distribution.

•	The merger will create a multi-line company that will be able to serve the real estate industry in all areas of its capital needs, whether secured or unsecured, by combining RAIT’s ability to make or acquire real estate loans and acquire real estate interests with Taberna’s ability to originate funding for the real estate industry through TruPS and subordinated debt.

•	RAIT’s board of trustees’ review and discussions with RAIT’s management concerning the due diligence examination of Taberna’s operations, financial condition and prospects.

•	The financial presentation of UBS, including UBS’ opinion, dated June 8, 2006, to RAIT’s special committee as to the fairness, from a financial point of view and as of the date of the opinion, to RAIT of the exchange ratio in the merger, as discussed in “—Opinion of RAIT’s Special Committee’s Financial Advisor” below.

•	That the merger could be accretive to RAIT’s estimated CAD per share in calendar years 2006 through 2008, both before and after giving effect to potential synergies, and that, pro forma for the merger, the book value per share of RAIT as of March 31, 2006 could increase, as indicated to the board of trustees in the accretion/dilution analysis performed by the financial advisor to the special committee more fully discussed under “Opinion of RAIT’s Special Committee’s Financial Advisor.”

•	The review by RAIT’s board of trustees with its legal advisor, Sullivan & Cromwell LLP, of the provisions of the merger agreement and related employment agreements with Taberna executives. Some of the features of those agreements that the board considered included:

•	three existing members of RAIT’s board of trustees would resign and four designees of Taberna would join RAIT’s board of trustees following completion of the merger;

•	the proposed employment arrangements with respect to Daniel G. Cohen, Mitchell Kahn, Jack E. Salmon, Raphael Licht and Plamen Mitrikov, including waivers of severance obtained from Messrs. Cohen, Kahn, Salmon, Licht and Mitrikov, but not Mr. Sebra, applicable non-competition provisions and Daniel G. Cohen becoming chief executive officer of the combined company; and

•	provisions of the merger agreement designed to enhance the probability that the merger will be completed.

In addition, RAIT’s board of trustees considered the following factors that potentially created risks if the board decided to approve the merger:

•	The possibility that the merger and the related integration process could result in the loss of key employees and the disruption of RAIT’s on-going business.

•	The possibility that the anticipated benefits of the merger may not be realized.

•	The increased risks commensurate with increasing RAIT’s debt levels and derivative transactions in order to increase CAD, as well as the impact of potential interest rate increases on the attractiveness of TruPS.

•	The anticipated effect of the merger on Taberna’s employee compensation, benefits and incentives under various employment-related agreements, plans and programs because the merger accelerates vesting under some of such agreements, plans and programs, which might encourage employees to leave and involve additional cost. The board of trustees estimated these costs could be approximately $18.0 million, inclusive of severance and accelerated restricted share payments that could occur upon a change in control. However, certain Taberna employees agreed to waive accelerated vesting as a result of the merger with respect to the restricted shares held by them and therefore these costs are not expected to exceed $1.0 million.

•	The potential merger-related expenses, which the board of trustees estimated to be approximately $6.1 million for RAIT and $6.6 million for Taberna.

•	That the merger could be dilutive to RAIT’s estimated earnings per share in calendar years 2006 through 2008, both before and after giving effect to potential synergies, and that, pro forma for the merger, the tangible book value per share for RAIT as of March 31, 2006 could decrease, as indicated to the board of trustees in the accretion/dilution analysis performed by the financial advisor to the special committee more fully discussed under “Opinion of RAIT’s Special Committee’s Financial Advisor.”

RAIT’s board of trustees concluded that the anticipated benefits of combining with Taberna were likely to substantially outweigh the potential risks.

Although each member of RAIT’s board of trustees and RAIT’s special committee individually considered these and other factors, in view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of trustees collectively did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to the factors considered. In considering these factors, individual trustees may have viewed the significance of individual factors differently. The board of trustees collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of RAIT and its shareholders.

RAIT’s board of trustees realized there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding earnings accretion. However, the board concluded the potential positive factors outweighed the potential risks of completing the merger.

It should be noted that this discussion of the RAIT board of trustees’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Recommendation of Taberna’s Board and Its Reasons for the Merger

At a meeting held on June 8, 2006, the Taberna special committee unanimously recommended to Taberna’s board of trustees that the merger be approved. At the same meeting, Taberna’s board of trustees unanimously determined that the merger is advisable, and directed that a proposal to approve the merger be submitted to Taberna’s shareholders at a special meeting of shareholders.

In reaching their respective determinations, the Taberna special committee and the Taberna board of trustees considered a number of factors, including the following:

•	Taberna’s board’s belief that the merger combines Taberna’s subordinated debt origination platform with RAIT’s commercial loan origination platform and creates a diversified financial services company that can offer a range of financing solutions to owners of real estate and real estate-related assets seeking debt financing for their assets.

•	RAIT has an exemplary track record of credit analysis and underwriting, having suffered almost no losses during its history.

•	The transaction offers Taberna’s shareholders that are not affiliates the opportunity to receive freely tradeable securities at a premium, as of the date of the merger agreement, over the $10.00 and $12.00 offering prices of Taberna’s common shares in its previous private placements.

•	The transaction is structured as a merger of equals that will combine two skilled and experienced groups of professionals with similar cultural focuses on credit analysis and underwriting.

•	Following the merger, RAIT should benefit from Taberna’s expertise in CDO financings to achieve lower funding costs.

•	Taberna’s board’s belief that the transaction could result in an increase to estimated dividends per share for both RAIT and Taberna based on financial forecasts and synergies projections of members of RAIT and Taberna management and the agreed exchange ratio of 0.5389 RAIT common shares for each Taberna common share.

•	Following the merger, RAIT will have a larger capital base and lower leverage than Taberna on a stand-alone basis.

•

The alternative of remaining independent and pursuing an IPO at a superior valuation carries execution risks which the Taberna board of trustees believes are greater than the risk that the merger with RAIT will not be successfully completed. The primary IPO risk is that execution of the offering would be subject to then prevailing market conditions over which Taberna would have no control. Factors that could influence market receptivity to an IPO over which Taberna would have no control principally include the state of the U.S. economy generally, the state of the real estate industry, investors’ appetite for IPOs generally, and IPOs of specialty finance REITs in particular, and the interest rate environment. Conversely, completion of the proposed merger is not dependent upon the prevailing market conditions for IPOs. Moreover, in the context of an IPO, adverse changes suffered by Taberna could impact the valuation of Taberna realized in the IPO, whereas such adverse changes will not reduce the exchange ratio because it is fixed.

•	Based upon the review of strategic alternatives conducted by Taberna’s special committee and its financial advisor, Merrill Lynch, Taberna’s special committee believed that neither a cash acquisition of Taberna by a third party nor a merger with an entity other than RAIT on relatively attractive terms was likely.

•	The terms of the merger agreement permit Taberna to accept a superior competing proposal on the condition that Taberna pay RAIT an $18 million termination fee.

•	The opinion of Merrill Lynch delivered to the special committee of Taberna’s board of trustees that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Taberna common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The Taberna special committee and the Taberna board of trustees also considered the following potentially negative factors in determining whether to approve the merger, including the following:

•	If the merger is not completed for any reason, Taberna will have foregone a significant amount of time that could have been devoted to pursuing an IPO.

•	The exchange ratio is fixed and not subject to adjustment, and thus, a decrease in the trading price of RAIT common shares prior to the effective time of the merger will reduce the aggregate consideration paid to the Taberna common shareholders.

•	The anticipated benefits of the combination may not be achieved.

•	There are risks that the integration of the two companies may prove more challenging than expected and may result in the loss of key personnel.

•	Members of Taberna’s senior management will receive certain benefits as a result of the merger.

•	Effectuating the merger involves significant costs and disruptions to Taberna’s operations.

•	The $18 million termination fee may discourage an alternate competing offer to acquire Taberna on attractive terms.

The above list of factors is not intended to be exhaustive, but does represent the principal factors considered by Taberna’s board of trustees. In view of the variety of factors considered by Taberna’s board of trustees and Taberna’s special committee and the complexity of these matters, Taberna’s board of trustees and Taberna’s special committee did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered. Additionally, individual trustees may have assigned different weights to different factors. Accordingly, the board of trustees and the special committee viewed their respective recommendations as being based on the totality of the information presented to, and considered by, it. After taking into account the factors set forth above, the Taberna board of trustees and the special committee determined that the potential benefits of the merger substantially outweighed the potential negative factors.

It should be noted that this discussion of the Taberna board of trustees’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Opinion of RAIT’s Special Committee’s Financial Advisor

On June 8, 2006, at a meeting of RAIT’s board of trustees (which included its special committee) held to evaluate the proposed merger, UBS delivered to RAIT’s special committee an oral opinion, confirmed by delivery of a written opinion to the special committee dated June 8, 2006, to the effect that, as of that date and based on and subject to various assumptions, procedures followed, matters considered and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to RAIT.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Appendix B and is incorporated into this joint proxy statement-prospectus by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, to RAIT of the exchange ratio provided for in the merger and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to RAIT or RAIT’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger. Holders of RAIT common shares are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS:

•	reviewed publicly available business and financial information relating to RAIT and Taberna;

•	reviewed internal financial information and other data relating to Taberna’s business and financial prospects that were provided to UBS by RAIT’s management and not publicly available, including financial forecasts and estimates prepared by Taberna’s management and assumptions made by Taberna’s management with respect to Taberna’s future capital-raising activities;

•	reviewed internal financial information and other data relating to RAIT’s business and financial prospects that were provided to UBS by RAIT’s management and not publicly available, including financial forecasts and estimates prepared by RAIT’s management and certain assumptions made by RAIT’s management with respect to RAIT’s future capital-raising activities;

•	reviewed certain estimates of synergies, consisting primarily of estimates reflecting the replacement of Taberna’s current residential mortgage loan portfolio utilizing RAIT’s higher yielding commercial loan origination capability and reduced cost of funds and general and administrative expense savings for the combined company, prepared by the managements of RAIT and Taberna that were provided to UBS by RAIT’s management and not publicly available;

•	considered certain pro forma effects of the merger on RAIT’s financial statements;

•	conducted discussions with members of the senior managements of RAIT and Taberna concerning the businesses and financial prospects of RAIT and Taberna;

•	reviewed publicly available financial and stock market data with respect to other companies UBS believed to be generally relevant;

•	reviewed current and historical market prices of RAIT common shares and historical trading prices of Taberna common shares on PORTAL;

•	reviewed the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with RAIT’s special committee’s consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with RAIT’s special committee’s consent, UBS relied on that information being complete and accurate in all material respects. In addition, with RAIT’s special committee’s consent, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of RAIT or Taberna, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts, estimates, assumptions, synergies and pro forma effects referred to above, UBS assumed, at RAIT’s special committee’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of RAIT and Taberna as to the future performance and capital raising activities of RAIT and Taberna and such synergies and pro forma effects. In addition, UBS assumed, with RAIT’s special committee’s approval, that those financial forecasts and estimates, including with respect to capital raising and synergies, would be achieved at the times, in the amounts and on the terms projected. UBS also assumed, with RAIT’s special committee’s consent, that the merger would qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion, including, among other things, the closing price of RAIT common shares on June 7, 2006.

At RAIT’s special committee’s direction, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in UBS’ opinion, of the merger agreement or the form of the merger. UBS expressed no opinion as to what the value of RAIT common shares will be when issued pursuant to the merger or the price at which RAIT common shares will trade at any time. In rendering its opinion, UBS assumed, with RAIT’s special committee’s consent, that (i) RAIT, RT Sub and Taberna would comply with all material terms of the merger agreement and (ii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on RAIT, Taberna and/or the merger. UBS was advised by the respective managements of RAIT and Taberna that RAIT and Taberna each has been operated in conformity with the requirements for qualification as a REIT for federal income tax purposes since its formation as a REIT and further assumed, with RAIT’s special committee’s consent, that the merger would not adversely affect the status or operations of RAIT and Taberna as a REIT. Except as described above, RAIT imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to RAIT’s special committee, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analyses summarized below, no company used as a comparison is either identical or directly comparable to RAIT or Taberna. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates of the future performance of RAIT and Taberna provided by RAIT’s management or derived from public sources in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of RAIT and Taberna. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The exchange ratio was determined through negotiation between RAIT and Taberna and the decision to enter into the merger was solely that of RAIT’s special committee and RAIT’s board of trustees. UBS’ opinion and financial analyses were only one of many factors considered by RAIT’s special committee in its evaluation of the merger and should not be viewed as determinative of the views of RAIT’s special committee, RAIT’s board of trustees or management with respect to the merger or the exchange ratio provided for in the merger.

UBS’ Financial Analysis

The following is a brief summary of the material financial analyses performed by UBS and reviewed with RAIT’s special committee in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Taberna Financial Analyses

Selected Public Companies Analysis

UBS compared selected financial data of Taberna with selected financial data, to the extent publicly available, of the following seven selected publicly held commercial mortgage finance REITs and three selected publicly held REITs which also hold non-real estate assets, referred to as multi-asset class REITs:

Commercial Mortgage Finance REITs	Multi-Asset Class REITs
• Anthracite Capital, Inc.	• Deerfield Triarc Capital Corp.
• Arbor Realty Trust, Inc.	• KKR Financial Corp.
• Capital Trust, Inc.	• Newcastle Investment Corp.
• Gramercy Capital Corp.
• iStar Financial Inc.
• JER Investors Trust Inc.
• NorthStar Realty Finance Corp.

UBS reviewed, among other things, closing stock prices of the selected companies on June 7, 2006 as multiples of calendar years 2006 and 2007 estimated earnings per share, referred to as EPS, and FFO per share and as a multiple of book value per share as of March 31, 2006. UBS then compared these multiples with multiples of calendar years 2006 and 2007 estimated EPS and CAD, per share and book value per share as of March 31, 2006 derived for Taberna based on the per share value of the merger consideration of $13.68 implied by the exchange ratio of 0.5389x and the closing price of RAIT common shares on June 7, 2006. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Taberna were based on internal estimates of Taberna’s management and public filings made by Taberna in connection with its previously proposed IPO. This analysis indicated the following implied low, median and high multiples for the selected companies, as compared to the multiples implied for Taberna based on the implied per share value of the merger consideration:

Closing Stock Price as Multiples of:	Implied Multiples for Selected Companies			Implied Multiples for Taberna Based on Implied Per Share Value of Merger Consideration
	Low	Median	High
Calendar year 2006 EPS	8.1x	11.1x	12.6x	16.4x
Calendar year 2007 EPS	7.5x	9.9x	11.2x	18.7x
Calendar year 2006 FFO	9.0x	10.3x	13.1x	7.7x*
Calendar year 2007 FFO	8.3x	9.1x	10.6x	6.7x*
Book Value	0.96x	1.32x	2.19x	1.47x

*	Based on CAD instead of FFO. Publicly available research analysts’ estimates of CAD were not available for all of the selected companies. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. For a discussion of certain differences between CAD and FFO, see “Summary—Dividends.”

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis of Taberna to calculate the estimated present value of the cash dividends to common shareholders that Taberna could make on a stand-alone basis over calendar years 2006 through 2008 based on internal estimates of Taberna’s management, which estimates reflected, among other things, (i) quarterly and annual dividend distributions by Taberna and (ii) an IPO in the third fiscal quarter of 2006 and subsequent follow-on public offerings in 2007 and 2008, in each case priced at a higher premium to book value per share than the preceding offering. UBS also calculated a range of implied terminal values for Taberna by applying to Taberna’s annualized fourth quarter calendar year 2008 estimated dividend a range of terminal dividend yields ranging from 9.0% to 11.0%, which terminal dividend yield range was derived taking into consideration average historical dividend yields of the selected companies referred to above under “Taberna Financial Analyses—Selected Public Companies Analysis.” The cash flows and terminal values were then discounted to present value as of June 30, 2006 using discount rates ranging from 11.5% to 15.5%, which discount rate range was derived taking into consideration the estimated cost of equity for Taberna. This analysis indicated the following implied per share equity reference range for Taberna, as compared to the implied per share value of the merger consideration based on the exchange ratio of 0.5389x and the closing price of RAIT common shares on June 7, 2006:

Implied Per Share Equity Reference Range for Taberna	Implied Per Share Value of Merger Consideration
$14.43 - $18.35	$13.68

RAIT Financial Analyses

Selected Public Companies Analysis

UBS compared selected financial and stock market data of RAIT with selected financial and stock market data, to the extent publicly available, of the selected companies referred to above under “Taberna Financial Analyses—Selected Public Companies Analysis.” UBS reviewed, among other things, closing stock prices of the selected companies on June 7, 2006 as multiples of calendar years 2006 and 2007 estimated EPS and FFO per share and as a multiple of book value per share as of March 31, 2006. UBS then compared these multiples with multiples of calendar years 2006 and 2007 estimated EPS and CAD per share and book value per share as of March 31, 2006 derived for RAIT based on the closing price of RAIT common shares on June 7, 2006. Financial data of the selected companies were based on publicly available research analysts’ forecasts, public filings and other publicly available information. Estimated financial data of RAIT were based both on internal forecasts prepared by RAIT’s management, referred to below as “management forecasts,” and publicly available research analysts’ forecasts, referred to below as “street forecasts.” Other financial data of RAIT were based on RAIT’s public filings. This analysis indicated the following implied low, median and high multiples for the selected companies, as compared to the multiples implied for RAIT based on the closing price of RAIT common shares on June 7, 2006:

Closing Stock Price as Multiples of:	Implied Multiples for Selected Companies			Implied Multiples for RAIT Based on Closing Stock Price on 6/7/06
	Low	Median	High	Management Forecasts	Street Forecasts
Calendar year 2006 EPS	8.1x	11.1x	12.6x	9.7x	9.1x
Calendar year 2007 EPS	7.5x	9.9x	11.2x	9.0x	8.6x
Calendar year 2006 FFO	9.0x	10.3x	13.1x	9.4x*	8.8x*
Calendar year 2007 FFO	8.3x	9.1x	10.6x	8.4x*	8.1x*
Book Value	0.96x	1.32x	2.19x	1.46x	1.46x

*	Based on CAD instead of FFO. Publicly available research analysts’ estimates of CAD were not available for all of the selected companies. For a discussion of certain differences between CAD and FFO, see “Summary—Dividends.”

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis of RAIT to calculate the estimated present value of the cash dividends to common shareholders that RAIT could make on a stand-alone basis over calendar years 2006 through 2008 based on internal estimates of RAIT’s management, which estimates reflected, among other things, (i) quarterly and annual dividend distributions by RAIT and (ii) a follow-on public offering in 2008. UBS also calculated a range of implied terminal values for RAIT by applying to RAIT’s annualized fourth quarter calendar year 2008 estimated dividend a range of terminal dividend yields ranging from 9.0% to 11.0%, which terminal dividend yield range was derived taking into consideration average historical dividend yields of the selected companies referred to above under “Taberna Financial Analyses—Selected Public Companies Analysis.” The cash flows and terminal values were then discounted to present value as of June 30, 2006 using discount rates ranging from 11.5% to 15.5%, which discount rate range was derived taking into consideration the estimated cost of equity for RAIT. This analysis indicated the following implied per share equity reference range for RAIT, as compared to the closing price of RAIT common shares on June 7, 2006:

Implied Per Share Equity Reference Range for RAIT	Closing Price of RAIT Common Shares on June 7, 2006
$30.21 - $38.50	$25.38

Pro Forma Financial Analyses

Discounted Cash Flow Analysis With Synergies

UBS compared the implied per share value of the merger consideration with the implied per share equity reference range for Taberna described above under “Taberna Financial Analyses—Discounted Cash Flow Analysis” after taking into account the implied value of potential synergies resulting from the merger attributable to RAIT based on the implied percentage equity ownership of RAIT’s shareholders in the combined company immediately upon consummation of the merger. UBS calculated an implied value range of such potential synergies by subtracting the aggregate stand-alone equity values implied for Taberna and RAIT derived from the stand-alone discounted cash flow analyses described above under “Taberna Financial Analyses—Discounted Cash Flow Analysis” and “RAIT Financial Analyses—Discounted Cash Flow Analysis” from the aggregate equity values implied for Taberna and RAIT on a combined basis. The aggregate equity values for Taberna and RAIT on a combined basis were derived from a discounted cash flow analysis performed utilizing the same terminal dividend yield and discount rate ranges as described in such stand-alone discounted cash flow analyses, which ranges were derived taking into consideration, in the case of terminal dividend yields, average historical dividend yields of the selected companies referred to above under “Taberna Financial Analyses—Selected Public Companies Analysis” and, in the case of discount rates, the estimated cost of equity for Taberna and RAIT on a combined basis. Financial data of RAIT and Taberna, including estimated synergies, were based on internal estimates of the managements of RAIT and Taberna, which estimates reflected, among other things, (i) quarterly and annual dividend distributions by the combined company and (ii) follow-on public offerings in 2006, 2007 and 2008, in each case priced at a higher premium to book value per share than the preceding offering. This analysis indicated the following implied per share equity reference range for Taberna with potential synergies, as compared to the implied per share value of the merger consideration based on the exchange ratio of 0.5389x and the closing price of RAIT common shares on June 7, 2006:

Implied Per Share Equity Reference Range for Taberna With Synergies	Implied Per Share Value of Merger Consideration
$19.82 - $25.26	$13.68

Accretion/Dilution Analysis

UBS analyzed the potential pro forma effect of the merger on RAIT’s estimated EPS and CAD per share in calendar years 2006 through 2008, both before and after giving effect to potential synergies anticipated by the managements of RAIT and Taberna to result from the merger. UBS also analyzed the potential pro forma effect of the merger on RAIT’s book value per share and tangible book value per share as of March 31, 2006. Financial data of RAIT and Taberna, including estimated synergies, were based on internal estimates of the managements of RAIT and Taberna and public filings. Based on the exchange ratio provided for in the merger and the closing price of RAIT common shares on June 7, 2006, this analysis indicated that:

•	before giving effect to potential synergies, the merger could be dilutive by approximately (20.8)%, (30.1)% and (29.0)% to RAIT’s estimated EPS in calendar years 2006, 2007 and 2008, respectively, and accretive by approximately 11.2%, 13.7% and 5.5% to RAIT’s estimated CAD per share in calendar years 2006, 2007 and 2008, respectively;

•	after giving effect to potential synergies, the merger could be dilutive by approximately (13.1)%, (1.9)% and (2.5)% to RAIT’s estimated EPS in calendar years 2006, 2007 and 2008, respectively, and accretive by approximately 25.4%, 48.2% and 36.2% to RAIT’s estimated CAD per share in calendar years 2006, 2007 and 2008, respectively; and

•	the merger could be accretive by approximately 21.7% to RAIT’s book value per share as of March 31, 2006 and dilutive by approximately (0.6)% to tangible book value per share as of March 31, 2006.

Actual results are likely to vary from the internal estimates, including estimated synergies, utilized and the analysis thereof, and the variations may be material.

Miscellaneous

RAIT has agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee estimated to be approximately $4.5 million, comprised of payments made in quarterly installments during UBS’ engagement totaling $200,000, an opinion fee of $1.5 million payable in connection with UBS’ opinion and a transaction fee of approximately $2.8 million contingent upon the consummation of the merger. In addition, RAIT has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of RAIT and/or Taberna and, accordingly, may at any time hold a long or short position in such securities.

RAIT’s special committee selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Opinion of Taberna’s Special Committee’s Financial Advisor

A special committee of the board of trustees of Taberna engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the consideration to be received by holders of Taberna common shares pursuant to the merger was fair, from a financial point of view, to such holders.

On June 7, 2006, at the request of the special committee of the board of trustees of Taberna, Merrill Lynch provided its oral opinion to the special committee of the board of trustees of Taberna, subsequently confirmed in writing on June 8, 2006, that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion (which are described below), the consideration to be received by holders of Taberna common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Merrill Lynch, dated June 8, 2006, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is attached to this joint proxy statement-prospectus as Appendix C. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. You are urged to read and should read the entire opinion carefully.

The Merrill Lynch opinion is addressed to the special committee of the board of trustees of Taberna and only addresses the fairness, from a financial point of view as of the date of the opinion, of the consideration to be received by holders of Taberna common shares pursuant to the merger. The opinion does not address the merits of the underlying decision by Taberna to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any holder of Taberna common shares as to how such holder should vote with respect to the proposed merger or any other matter. In addition, Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Taberna, other than the holders of Taberna common shares.

In arriving at its opinion, Merrill Lynch, among other things:

•	Reviewed certain publicly available business and financial information relating to Taberna and RAIT that it deemed to be relevant;

•	Reviewed certain information, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of Taberna and RAIT, furnished to it by Taberna and RAIT, respectively;

•	Conducted discussions with members of senior management of Taberna and RAIT concerning the matters described in the two bullet points above, as well as their respective businesses and prospects before and after giving effect to the merger;

•	Reviewed the market prices and valuation multiples for Taberna common shares and RAIT common shares and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	Reviewed the results of operations of Taberna and RAIT;

•	Participated in certain discussions and negotiations among representatives of Taberna and RAIT and their financial and legal advisors;

•	Reviewed the potential pro forma impact of the merger; and

•	Reviewed a draft dated June 8, 2006 of the merger agreement.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Taberna or RAIT and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of Taberna or RAIT under any state or federal law relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of Taberna or RAIT. With respect to the financial forecast information and the potential pro forma impact of the merger furnished to or discussed with Merrill Lynch by Taberna or RAIT, Merrill Lynch assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of Taberna’s or RAIT’s management as to the expected future financial performance of Taberna or RAIT, as the case may be. Merrill Lynch further assumed that the final form of the merger agreement will be substantially similar to the last draft they reviewed.

The opinion of Merrill Lynch was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.

In connection with the preparation of its opinion, Merrill Lynch was not authorized by Taberna or the special committee of the board of trustees of Taberna to solicit, nor did Merrill Lynch solicit third-party indications of interest for the acquisition of all or any part of Taberna.

Merrill Lynch’s Financial Analysis

The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to the special committee of the board of trustees of Taberna in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Merrill Lynch’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s financial analyses.

Standalone Valuation Analysis of Taberna

Comparable Companies Analysis

Using publicly available information, Merrill Lynch performed an analysis of selected public companies that share some characteristics with Taberna. Merrill Lynch analyzed the following companies:

•	iStar Financial Inc.

•	CapitalSource Inc.

•	KKR Financial Corp.

•	Newcastle Investment Corp.

•	RAIT Investment Trust

•	Deerfield Triarc Capital Corp.

•	Anthracite Capital, Inc.

•	Gramercy Capital Corp.

•	Capital Trust, Inc.

•	Arbor Realty Trust, Inc.

•	JER Investors Trust Inc.

•	NorthStar Realty Finance Corp.

Merrill Lynch reviewed financial information, including the following for each of the selected comparable companies:

•	the dividend yield based on the most recent quarterly dividend annualized, which is referred to below as “LQA Dividend Yield”;

•	the dividend yield based on the projected 2006 dividend per Thomson First Call, which is referred to below as “2006E Dividend Yield”; and

•	the multiple of market price per share to the book value per share, which is referred to below as “Price/Book Value.”

The table below summarizes the analysis:

	Low	High	Mean	Median	Reference Range
LQA Dividend Yield	7.3%	11.8%	9.4%	9.7%	9.0%-10.0%
2006E Dividend Yield	7.9%	11.6%	9.6%	9.9%	9.0%-10.0%
Price/Book Value	0.96x	2.17x	1.43x	1.42x	1.35x-1.45x

Based on Merrill Lynch’s substantial experience in similar transactions, the reference range for each of LQA Dividend Yield, 2006E Dividend Yield and Price/Book Value was determined by taking into account certain assumptions and judgments in evaluating the comparable companies, including the degree to which such companies shared certain characteristics with Taberna.

Using the reference ranges described above and (i) the dividend per common share for the quarter ended March 31, 2006 of $0.35, (ii) the projected 2006 dividend per common share of $1.39 and (iii) the book value per common share of $9.29 (based on common equity of $412.0 million and 44.3 million fully-diluted common shares outstanding as of March 31, 2006), the analysis indicated a range of implied prices per Taberna common share of approximately $12.50 to $15.50.

No company considered in the foregoing analysis is identical to Taberna. In evaluating comparable companies, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Taberna. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using comparable company data.

Initial Public Offering Valuation Analysis

Taberna was in the process of registering an IPO of Taberna common shares at the time it began its discussions with RAIT. Merrill Lynch used Taberna’s projected 2006 dividend per common share of $1.39 to determine the implied value of Taberna common shares in an IPO using dividend yield rates in the range of 9.0% to 10.0% and an initial public offering discount in the range of 15.0% to 20.0%. This analysis indicated a range of implied prices per Taberna common share of approximately $11.00 to $13.00.

Discounted Dividend Analysis

Merrill Lynch performed a discounted dividend analysis for Taberna. Merrill Lynch calculated the discounted dividend values for Taberna as the sum of the net present values of:

•	the estimated dividends per share that Taberna will generate for the years 2006 through 2009 excluding the first and second quarter dividends in 2006; and

•	the terminal value of Taberna common shares at the end of such period.

The estimated dividends per share were based on certain financial projections for the years 2006 through 2008 prepared by Taberna’s management. The terminal value of Taberna common shares was calculated based on projected book value per share at the end of 2009 and price/book value multiples ranging from 1.3x to 1.5x. Merrill Lynch applied discount rates ranging from 11.0% to 13.0%, which are rates Merrill Lynch views as the appropriate range for a company with Taberna’s risk characteristics.

Based on the above assumptions, Merrill Lynch determined that the present value of Taberna’s common shares ranged from approximately $13.00 to $14.50.

Standalone Valuation Analysis of RAIT

Comparable Companies Analysis

Using publicly available information, Merrill Lynch performed an analysis of selected public companies that share some characteristics with RAIT. Merrill Lynch analyzed the following companies:

•	iStar Financial Inc.

•	CapitalSource Inc.

•	Newcastle Investment Corp.

•	Anthracite Capital, Inc.

•	Gramercy Capital Corp.

•	Capital Trust, Inc.

•	Arbor Realty Trust, Inc.

•	JER Investors Trust Inc.

•	NorthStar Realty Finance Corp.

Merrill Lynch reviewed financial information including the following for each of the selected comparable companies:

•	the dividend yield based on the most recent quarterly dividend annualized, which is referred to below as “LQA Dividend Yield”;

•	the dividend yield, based on the 2006 projected dividend per Thomson First Call, which is referred to below as “2006E Dividend Yield”; and

•	the multiple of market price per share to the book value per share, which is referred to below as “Price/Book Value.”

The table below summarizes the analysis:

	Low	High	Mean	Median	Reference Range
LQA Dividend Yield	7.3%	11.8%	9.3%	9.7%	8.5%-9.5%
2006E Dividend Yield	7.9%	11.6%	9.4%	9.8%	9.0%-10.0%
Price/Book Value	1.07x	2.17x	1.53x	1.42x	1.45x-1.55x

Using the reference ranges described above and (i) the dividend per common share for the quarter ended March 31, 2006 of $0.61, (ii) the projected 2006 dividend per common share of $2.56 and (iii) the book value per common share of $17.24 (based on common equity of $465 million and 28.1 million fully-diluted common shares outstanding as of March 31, 2006), the analysis indicated a range of implied prices per common share of RAIT of approximately $25.00 to $28.50.

No company considered in the foregoing analysis is identical to RAIT. In evaluating comparable companies, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of RAIT. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using comparable company data.

Discounted Dividend Analysis

Merrill Lynch performed a discounted dividend analysis for RAIT. Merrill Lynch calculated the discounted dividend values for RAIT as the sum of the net present values of:

•	the estimated dividends per common share that RAIT will generate for the years 2006 through 2009 excluding the first and second quarter dividends in 2006; and

•	the terminal value of RAIT common shares at the end of such period.

The estimated dividends per share were based on certain financial projections for the years 2006 through 2008 prepared by RAIT’s management. The terminal value of RAIT common shares was calculated based on projected book value per share at the end of 2009 and price/book value multiples ranging from 1.3x to 1.5x. Merrill Lynch applied discount rates ranging from 10.0% to 12.0%, which are rates Merrill Lynch views as the appropriate range for a company with RAIT’s risk characteristics.

Based on the above assumptions, Merrill Lynch determined that the present value of RAIT common shares ranged from approximately $27.00 to $30.00.

Accretion/Dilution Analysis

Using financial forecasts and synergies projections of Taberna and RAIT provided by their respective managements, and assuming the merger is completed at the exchange ratio of 0.5389, Merrill Lynch reviewed the pro forma effects of the merger including comparisons of estimated earnings per share under generally accepted accounting principles (referred to below as GAAP EPS), dividends per share and tangible book value per share of the resulting combined company to the stand-alone projections for Taberna and RAIT. For purposes of this analysis, Merrill Lynch analyzed the projected GAAP EPS for 2006 and the projected dividends per share for 2006 as if the merger was completed as of March 31, 2006.

The analysis indicated that the merger could be accretive to Taberna’s projected GAAP EPS and estimated dividends per share in calendar years 2006 through 2008. The analysis also indicated that the merger could be dilutive to RAIT’s projected GAAP EPS in calendar years 2006 through 2008 and accretive to RAIT’s estimated dividends per share in calendar years 2006 through 2008. In addition, the analysis indicated that, pro forma for the merger, the tangible book value per share of each of Taberna and RAIT would decrease. Actual results may vary from projected results and the variations may be material.

Contribution Analysis

Merrill Lynch performed a pro forma contribution analysis and analyzed implied ratios of RAIT common shares per Taberna common share based on various financial metrics. Using publicly available financial data, as well as Taberna’s and RAIT’s management estimates, Merrill Lynch calculated the relative contribution percentage of Taberna and RAIT to the combined entity, based on common equity, the aggregate dividend paid in the first quarter of 2006 (which is referred to below as 1Q 2006 Dividend), the aggregate dividend paid in the second quarter of 2006 (which is referred to below as 2Q 2006 Dividend) and the projected aggregate 2006 dividend (which is referred to below as 2006E Dividend). In addition, Merrill Lynch analyzed implied exchange ratios based on the relative market values of Taberna and RAIT as of June 6, 2006.

Based on these metrics, Merrill Lynch calculated the exchange ratios which would result in a pro forma ownership equal to the contribution percentage (assuming a 100% stock transaction) for each of these metrics.

The analysis yielded the following results ($ in millions):

	Taberna	RAIT	Pro forma	Taberna Contribution	RAIT Contribution	Implied Exchange Ratio
Common Equity	$412.0	$485.0	$897.0	45.9%	54.1%	0.5389x
1Q 2006 Dividend	13.1	17.1	30.2	43.4	56.6	0.4946x
2Q 2006 Dividend	15.3	17.7	32.9	46.4	53.6	0.5575x
2006E Dividend	61.8	72.0	133.9	46.2	53.8	0.5490x
Average				45.5	54.5	0.5334x
Relative Market Value:
As of June 6, 2006	554.2	711.4	1,265.6	43.8	56.2	0.4943x
Average of 30 day period ending June 6, 2006	578.3	715.3	1,293.7	44.7	55.3	0.5093x
Average of 90 day period ending June 6, 2006	584.2	742.3	1,326.5	44.0	56.0	0.4996x

Exchange Ratio Analysis

Merrill Lynch used the implied share prices from its Comparable Companies Analysis, Discounted Dividend Analysis, and Contribution Analysis for both Taberna and RAIT, in order to calculate a range of implied exchange ratios. The range of implied exchange ratios was calculated by dividing the implied low share price of Taberna by the implied high share price of RAIT for each of these analyses (but not the IPO valuation analysis), and by dividing the implied high share price of Taberna by the implied low share price of RAIT for each of the analyses. Each range of implied exchange ratios was compared to 0.5389, the exchange ratio specified in the merger agreement for calculating the merger consideration.

The analysis yielded the following results as compared to the exchange ratio specified in the merger agreement:

Valuation Methodology	Exchange Ratio Range	Taberna Ownership Stake
Comparable Companies Analysis
LQA Dividend Yield	0.4912x-0.6078x	43.6%-48.9%
2006E Dividend Yield	0.4912x-0.6078x	43.6%-48.9%
Price/Book Value	0.4630x-0.5400x	42.2%-46.0%
Discounted Dividend Analysis	0.4333x-0.5370x	40.6%-45.8%
Contribution Analysis	0.4946x-0.5575x	43.4%-46.2%
Relative Market Value
As of June 6, 2006	0.4943x	43.8%
Average of 30 day period ending June 6, 2006	0.5093x	44.7%
Average of 90 day period ending June 6, 2006	0.4996x	44.0%
Proposed Transaction	0.5389x	45.9%

The summary set forth above summarizes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion.

Pursuant to a letter agreement between Taberna and Merrill Lynch, dated as of May 5, 2006, Taberna agreed to pay Merrill Lynch for the following financial advisory services rendered: (i) a presentation fee of $500,000 for Merrill Lynch’s presentation to Taberna with respect to strategic alternatives available to Taberna, payable upon delivery of the presentation, (ii) an opinion fee of $1 million payable upon delivery of an opinion to Taberna’s special committee, (iii) a transaction fee of $2.5 million payable upon merger completion (less any fees previously paid), and (iv) if the merger agreement is terminated and RAIT pays Taberna a termination fee, 15% of the termination fee received by Taberna. Taberna also agreed, among other things, to reimburse Merrill Lynch for certain expenses incurred in connection with the services provided by Merrill Lynch and to indemnify Merrill Lynch and certain related persons and entities for certain liabilities, including liabilities under the U.S. federal securities laws, related to or arising out of its engagement. Merrill Lynch has, in the past, provided brokering services to introduce REITs to Taberna’s funding sources, and has also structured CDOs that are managed by Taberna or certain of its affiliates and placed the securities in such CDOs. Merrill Lynch has also acted as initial purchaser in a 144A private equity offering for an affiliate of Taberna, Alesco. The aggregate approximate fees received by Merrill Lynch in the last two years for the services it rendered to Taberna as described above were $111.3 million (excluding fees in connection with the merger) and $125.4 million to Cohen Bros. and Alesco.

Merrill Lynch may continue to provide such services to Taberna and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of business, Merrill Lynch may actively trade Taberna’s common shares and other securities, as well as RAIT common shares and other securities of RAIT, for its own account and for the accounts of its customers and, accordingly, Merrill Lynch may at any time hold a long or short position in such securities.

The special committee of the board of trustees of Taberna selected Merrill Lynch to deliver its opinion because of Merrill Lynch’s reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because Merrill Lynch is familiar with Taberna and its business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

THE MERGER AGREEMENT

The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference into this joint proxy statement-prospectus, carefully and in its entirety. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about RAIT or Taberna.

The representations and warranties described below and included in the merger agreement were made by each of RAIT and Taberna to the other. These representations and warranties were made as of specific dates and are subject to important exceptions, limitations and supplemental information contained in the confidential disclosure letters provided by each of RAIT and Taberna to the other in connection with the signing of the merger agreement, including a contractual standard of materiality different from that generally applicable under U.S. federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between RAIT and Taberna, rather than to establish matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about RAIT or Taberna, and you should read the information provided elsewhere in this joint proxy statement-prospectus and in the documents incorporated by reference into this joint proxy statement-prospectus for information regarding RAIT and Taberna and their respective businesses. See “Where You Can Find More Information.”

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with Maryland law, at completion of the merger, RT Sub will merge with and into Taberna, with all of Taberna common shares being exchanged for RAIT common shares. Taberna will be the surviving entity and will continue its existence under the laws of Maryland as a subsidiary of RAIT. Taberna’s declaration of trust will be the declaration of trust of the surviving entity, and Taberna’s bylaws will be the bylaws of the surviving entity. After completion of the merger, former Taberna shareholders will own approximately 46% of the outstanding RAIT common shares and current RAIT shareholders will own approximately 54% of the outstanding RAIT common shares. See “Comparison of the Rights of RAIT Shareholders and Taberna Shareholders.” In order to maintain Taberna’s qualification as a REIT, at the time of the merger, RT Sub will have outstanding non-voting preferred stock, approximately 83% of which will be owned by RAIT and the balance of which will be owned by 125 individual private individuals, none of whom is affiliated with RAIT or Taberna, which will be converted into Taberna preferred shares in the merger.

RAIT Board Composition

Betsy Z. Cohen, Edward S. Brown, S. Kristin Kim, Arthur Makadon, and Daniel Promislo, who presently serve on RAIT’s board of trustees, will remain on the RAIT board at completion of the merger, and Daniel Cohen, Frank A. Farnesi, John F. Quigley, III and Murray Stempel, III have been designated by Taberna to serve on RAIT’s board of trustees and will be elected upon the merger to serve until their respective successors are duly elected and qualified in accordance with RAIT’s declaration of trust and bylaws. All other prior members of Taberna’s and RAIT’s respective boards of trustees will resign upon completion of the merger. Non-employee members of Taberna’s board of trustees who are added to RAIT’s board of trustees will receive customary fees from RAIT for being a trustee in accordance with RAIT’s current policy for 2006. RAIT’s current policy for 2006 provides for:

•	a retainer of $20,000 (paid $15,000 in cash and $5,000 in phantom units);

•	a fee of $1,500 for each quarterly board meeting attended by a trustee;

•	a fee of $500 for each other board meeting attended by a trustee;

•	a fee of $2,000 for each meeting of the Audit Committee attended by a trustee who is a member of the Audit Committee;

•	a fee of $1,000 for each meeting of the Compensation Committee or Nominating Committee attended by any trustee who is a member of the Compensation Committee or Nominating Committee, respectively, and for each meeting of the Investment Committee attended by such trustee, whether or not a member;

•	in the case of the Chairman of the Audit Committee and the Chairman of the Compensation Committee, an additional fee of $2,000 for each meeting of the Audit Committee or the Compensation Committee attended, respectively, resulting in an aggregate fee of $4,000 and $3,000 for each meeting of the Audit Committee or the Compensation Committee attended, respectively;

•	in the case of the Chairman of the Nominating Committee, an additional fee of $1,000 for each meeting of the Nominating Committee attended, resulting in an aggregate fee of $2,000 for each meeting of the Nominating Committee attended; and

•	long-term equity compensation in the form of phantom units with a value of $20,000.

A phantom unit is a right to receive one RAIT common share. The phantom units granted to non-management trustees vest immediately, have dividend equivalent rights and will be redeemed upon the earliest to occur of the first anniversary of the date of grant or a trustee’s termination of service. In previous years, RAIT has also paid a retention bonus to trustees, but it is under no obligation to do so in the future.

Any RAIT trustee who resigns in connection with the merger will receive only the regular compensation described above accrued through the date of his or her resignation. Under the terms of grants made under RAIT’s equity compensation plans, phantom shares and phantom units previously granted to a resigning trustee will be redeemed for the equivalent number of RAIT common shares. Stock options previously granted will terminate if not exercised within the earlier to occur of the six months following the date of the resignation or end of the option term.

Conversion of Shares

RAIT Common Shares. Each RAIT common share and each preferred share of beneficial interest of RAIT outstanding at the time of the merger will remain outstanding and those shares will be unaffected by the merger.

Taberna Common Shares. In the merger, Taberna shareholders will receive 0.5389 of a RAIT common share for each Taberna common share. This exchange ratio is subject to customary and proportionate adjustments in the event of share splits, reverse share splits or similar events with respect to RAIT common shares before the merger is completed.

For example, if you own 100 Taberna common shares immediately prior to the merger, when the proposed merger is completed, you will receive:

•	53 RAIT common shares; and

•	for the fractional RAIT common share, cash equal to 0.89 (the remaining fractional interest in a RAIT common share) multiplied by the NYSE closing price for a RAIT common share on the last trading day before the completion of the merger.

The exchange ratio of 0.5389 reflects the book values of Taberna and RAIT and was calculated by dividing Taberna’s book value per share of $9.29 at March 31, 2006 by RAIT’s book value per share of $17.24 at March 31, 2006. The book value per share of each of Taberna and RAIT was determined by dividing the common shareholders’ equity by the number of common shares outstanding on a fully diluted basis. See “The Merger—Background of the Merger” for a discussion of the negotiations between RAIT’s and Taberna’s special committees of the exchange ratio.

Fixed Exchange Ratio Considerations. Because the exchange ratio with respect to the number of RAIT common shares to be issued as merger consideration is fixed and because the market price of RAIT common shares will fluctuate, the market value of the RAIT common shares that Taberna shareholders will receive in the merger may increase or decrease both before and after the merger.

Fixed exchange ratios, with no “collars,” are frequently used in “mergers of equals.” Such exchange ratios fix the percentage ownership of the parties in the combined company at the time the merger agreement is signed and symmetrically allocate the risks associated with movements in the price of the issuer’s shares. The use of a fixed exchange ratio is intended to capture the relative contribution of each company based on fundamental financial factors. In this respect, fixed exchange ratios reflect the intention to share risk and rewards generally presumed in stock-for-stock merger of equal transactions such as our proposed merger.

RAIT and Taberna believe that a fixed exchange ratio is appropriate in view of the long-term strategic purposes of the merger, including the goal to combine the companies into a platform that creates an opportunity for continued strong growth in CAD, and thus dividend growth. While a fixed exchange ratio exposes the recipient shareholders to a decline in nominal value if the price of the issuer’s shares falls in the period between announcement and closing, it also recognizes that RAIT’s ultimate value will not be determined by movements in its share price between announcement and closing, but by RAIT’s performance over time. RAIT and Taberna believe that concerns about short-term market fluctuations generally should not outweigh judgments about longer-term value.

Exchange of Certificates; Fractional Shares

Exchange Procedures. At completion of the merger, RAIT will deposit certificates representing the RAIT common shares to be issued under the merger agreement with an exchange agent, which will be American Stock Transfer & Trust Company, or another company selected by RAIT and reasonably acceptable to Taberna.

Promptly after completion of the merger, the exchange agent will mail a transmittal letter to Taberna shareholders. The transmittal letter will contain instructions about the surrender of Taberna common share certificates for RAIT common shares, and any cash to be paid instead of fractional RAIT common shares.

Taberna common share certificates should not be returned with the enclosed proxy card. They should not be forwarded to the exchange agent unless and until you receive a transmittal letter following completion of the merger.

Taberna common share certificates presented for transfer after completion of the merger will be canceled and exchanged for share certificates representing the applicable number of RAIT common shares. Any Taberna shareholder requesting that RAIT common shares be issued in a name other than that in which the certificate being surrendered is registered will have to pay to the exchange agent in advance any transfer taxes that may be owed.

After the merger, there will be no transfers of Taberna common shares on the share transfer books of Taberna.

All RAIT common shares into which Taberna common shares are converted upon the completion of the merger will be deemed issued as of that date. After that date, former Taberna shareholders of record will be entitled to vote, at any meeting of RAIT shareholders having a record date on or after the completion of the merger, the number of whole RAIT common shares into which their shares of Taberna have been converted, regardless of whether they have surrendered their Taberna share certificates. RAIT dividends having a record date on or after the completion of the merger will include dividends on RAIT common shares issued to Taberna shareholders in the merger. However, no dividend or other distribution payable to the holders of record of RAIT common shares after the completion of the merger will be distributed to the holder of any Taberna common share certificates until that holder physically surrenders all of his or her Taberna common share certificates as described above. Promptly after surrender, share certificates to which that holder is entitled, all undelivered dividends and other distributions, and cash to be paid instead of any fractional RAIT common shares, if applicable, will be delivered to that holder, in each case without interest.

No Fractional Shares Will Be Issued. RAIT will not issue fractional RAIT common shares in the merger. There will be no dividends or voting rights with respect to any fractional RAIT common shares. For each fractional RAIT common share that would otherwise be issued, RAIT will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the closing sale price of RAIT common shares on the NYSE on the trading day immediately preceding the date the merger is completed. No interest will be paid or accrued on the cash.

None of RAIT, Taberna or any other person will be liable to any former holder of Taberna common shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Lost, Stolen or Destroyed Taberna Common Share Certificates. Taberna shareholders who have lost a certificate representing Taberna common shares, or whose certificate has been stolen or destroyed, will be issued the RAIT common shares payable under the merger agreement once such shareholder posts a bond in a customary amount to protect against any claim that may be made against RAIT about ownership of the lost, stolen or destroyed certificate.

No Transfer by RAIT Shareholders Required. RAIT shareholders will not be required to exchange certificates representing their RAIT common shares or otherwise take any action after completion of the merger. RAIT shareholders do not need to submit share certificates for common shares to RAIT, Taberna, the exchange agent or to any other person in connection with the merger.

For a description of RAIT common shares and a description of the differences between the rights of Taberna shareholders and RAIT shareholders, see “Description of RAIT Shares of Beneficial Ownership” and “Comparison of the Rights of RAIT Shareholders and Taberna Shareholders”.

Effective Time

The effective time of the merger will be the time set forth in the legal documents that we will file with the State Department of Assessments and Taxation of the State of Maryland, or the SDAT, on the date the merger is completed. We plan to complete the merger on the first business day after the satisfaction or waiver, where waiver is legally permissible, of the last remaining condition to the merger unless we agree to another date or time. See “—Conditions to Completion of the Merger.”

We anticipate that we will complete the merger during the fourth quarter of 2006. There can be no assurances as to whether or when the merger will be completed. If we do not complete the merger by December 15, 2006, either party may terminate the merger agreement without penalty unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See “—Conditions to Completion of the Merger.” In some cases, a party’s obligation to pay the other party the $18 million termination fee upon the occurrence of specified events may continue for a period of time after termination of the merger agreement. The termination fee is described under “—Termination Fee.”

Representations and Warranties

The merger agreement contains representations and warranties of RAIT and Taberna to each other, as to, among other things:

•	the organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

•	the capital structure of each party;

•	the authority of each party to enter into the merger agreement and make it valid and binding, approval by its board of trustees of the merger agreement and the receipt of an opinion of its financial advisor;

•	the necessary governmental approvals required in connection with the merger;

•	the fact that the merger agreement does not breach, or give rise to changes in rights of other parties under:

•	the declaration of trust and bylaws of each party, and

•	agreements or other obligations of each party;

•	each party’s financial statements and filings with the SEC and disclosure controls and procedures;

•	the absence of any material changes in each party’s business, and any events which would have a material adverse effect since December 31, 2005;

•	the absence of undisclosed legal proceedings and liabilities since December 31, 2005;

•	each party’s employee benefit plans and related matters;

•	each party’s compliance with applicable law;

•	the inapplicability to the merger of state anti-takeover laws and the anti-takeover provisions in each party’s respective declaration of trust and bylaws;

•	the filing and accuracy of each party’s tax returns, and its qualification as a REIT;

•	intellectual property matters;

•	real property matters;

•	insurance matters; and

•	fees owed to brokers, finders and financial advisors in connection with the merger.

RAIT also represented to Taberna as to:

•	the corporate organization and existence and capitalization of RT Sub Inc., the newly-formed subsidiary of RAIT with which Taberna will merge.

Taberna also represented to RAIT as to:

•	its not being an investment company under the Investment Company Act;

•	the legal status of its prior private placements of securities;

•	the fact that Taberna Securities is duly registered and in good standing as a broker-dealer with the NASD; and

•	the fact that Taberna Capital is not required to register as an “investment adviser” under the Investment Advisors Act of 1940, as amended.

Conduct of Business Pending the Merger

Each of RAIT and Taberna has agreed, except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, that it will not and will cause each of its subsidiaries not to, and will not agree to, without the other party’s consent:

•	conduct its business other than in the ordinary and usual course;

•	fail to use reasonable best efforts to preserve intact its business organizations and its existing relations with governmental entities, customers, creditors, key employees and other parties;

•	amend its declaration of trust or bylaws;

•	merge or consolidate with any other person;

•	acquire any business or person with a value or purchase price in excess of $1 million;

•	issue, sell, pledge, dispose of, grant, transfer or encumber or authorize any additional shares of capital stock;

•	create or incur any lien on any of its assets outside the ordinary course of business in excess of $50 million;

•	make any loans, advances or capital contributions to or investments in any person in excess of $100 million;

•	except as specifically agreed in the merger agreement, declare or pay any dividend or other distribution with respect to any of its shares of beneficial interest or capital stock or enter into any agreement with respect to the voting of its shares of beneficial interest or capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its shares of beneficial interest;

•	incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business (A) not to exceed $100 million, (B) in replacement of existing indebtedness for borrowed money, (C) guarantees of indebtedness of its wholly-owned subsidiaries not to exceed $250 million or (D) interest rate swaps on customary commercial terms consistent with past practice and in compliance with its risk management policies in effect on the date of the merger agreement and not to exceed $750 million of notional debt in the aggregate at any one time;

•	make or authorize any capital expenditure in excess of $2 million in the aggregate during any 12-month period;

•	other than in the ordinary course of business, enter into any of the following material contracts:

•	any lease of real or personal property providing for annual rentals of $1 million or more;

•	any contract that is reasonably likely to require either (x) annual payments to or from it of more than $1 million or (y) aggregate payments to or from it of more than $5 million;

•	any partnership, joint venture or other similar agreement relating to the formation, creation, operation, management or control of any partnership or joint venture material to it or in which it owns more than a 15% voting or economic interest, or any interest valued at more than $5 million without regard to percentage voting or economic interest;

•	any contract which would be required to be filed pursuant to the SEC’s rules;

•	any non-compete agreement or agreement which limits the business that may be engaged in or grants “most favored nation” status;

•	any contract containing a standstill pursuant to which the party has agreed not to acquire assets or securities of the other party;

•	any contract with any person beneficially owning five percent or more of its outstanding shares;

•	any contract providing for indemnification of any person;

•	any contract that contains a put, call or similar right pursuant to which it could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than $5 million; and

•	any other contract that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on it;

•	make any changes with respect to accounting methods, policies or procedures, including any change in any method of accounting for tax purposes, except as required by GAAP or applicable laws;

•	settle any litigation or other similar proceedings for an amount in excess of $3 million or with a adverse material precedential effect;

•	other than in the ordinary course of business, amend, modify or terminate any material contract, or cancel, modify or waive any debts or claims;

•

make any material tax election unless such election is (i) required by law, (ii) necessary to preserve its (A) qualification as a REIT or (B) status of any of its subsidiaries as a partnership for U.S. federal income tax purposes, or as a qualified REIT subsidiary within the meaning of Section 856(i) of the

Internal Revenue Code, or as a TRS within the meaning of Section 856(l) of the Internal Revenue Code, as the case may be or (iii) consistent with elections historically made by it;

•	take any action, or fail to take any action, which can reasonably be expected to cause (i) it to fail to qualify as a REIT, or (ii) any of its subsidiaries to cease to be treated as a partnership for U.S. federal income tax purposes, as a qualified REIT subsidiary within the meaning of Section 856(i) of the Internal Revenue Code, or as a TRS within the meaning of Section 856(l) of the Internal Revenue Code, as the case may be;

•	other than in the ordinary course of business, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses or of its subsidiaries;

•	(i) grant or provide any severance or termination payments or benefits to any of its trustee, officer or employee, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its trustee, officer or employee, (iii) establish, adopt, amend or terminate any of its benefit plans or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of its benefit plans, to the extent not already provided in any such benefit plans, (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to any of its trustees, officers or employees;

•	take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger not being satisfied; or

•	agree, authorize or commit to do any of the foregoing.

Acquisition Proposals by Third Parties

Each of RAIT and Taberna has agreed that it will not initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal.

However, if either RAIT or Taberna receives an unsolicited acquisition proposal and such party’s board of trustees concludes in good faith that it constitutes a superior proposal or would reasonably be likely to result in a superior proposal, such party may furnish nonpublic information and participate in negotiations or discussions to the extent that its board of trustees concludes in good faith (after considering the advice of outside counsel) that to do so does not contravene its statutory obligations. Before providing any nonpublic information, such party must enter into a confidentiality agreement with the third party no less favorable to it than the confidentiality agreement entered into by it with the other party.

For purposes of the merger agreement, the terms “acquisition proposal” and “superior proposal” have the following meanings:

•	The term “acquisition proposal” means, any unsolicited bona fide proposal or offer with respect to a merger or similar business contribution or to acquire more than 20% of a party’s voting power or 20% or more of its consolidated total assets.

•	The term “superior proposal” means an unsolicited bona fide acquisition proposal involving 50% or more of the total assets or voting power which the board of trustees concludes in good faith is reasonably likely to be consummated after taking into account all legal, financial and regulatory aspects of such proposal and the person making the proposal, and, if consummated, would result in a transaction more favorable from a financial point of view to its shareholders than the merger.

Each party has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals. Each party has also agreed to notify the other within 24 hours of receiving any acquisition proposal and the substance of the proposal.

In addition, both parties have agreed to use all reasonable best efforts to obtain the required approvals from our respective shareholders. However, if either party’s board of trustees determines in good faith (after consultation with financial advisors and outside counsel) to accept or recommend a superior proposal, it may accept such superior proposal and withdraw its recommendation of the merger, provided before taking such action with respect to an acquisition proposal, it will give the other party at least three business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by the other party.

Other Agreements

In addition to the agreements we have described above, we have also agreed in the merger agreement to take several other actions, such as:

•	to use all reasonable best efforts to complete the merger;

•	subject to applicable law, to cooperate with each other and to prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including this joint proxy statement-prospectus and the registration statement for the RAIT common shares to be issued in the merger;

•	in the case of Taberna, to use reasonable best efforts to cause each of its affiliate shareholders to deliver to RAIT and Taberna a written agreement restricting the ability of such person to sell or otherwise dispose of any RAIT common shares or Taberna common shares held by that person other than in compliance with federal securities laws;

•	to provide each other with information concerning our business and to give each other access to our books, records, properties and personnel and to cause our subsidiaries to do the same;

•	to keep any non-public information of the other party confidential;

•	to cooperate on press releases;

•	to convene meetings of our respective shareholders as soon as practicable to consider and vote on the proposed merger;

•	to take any action necessary to exempt the merger from any takeover laws;

•	to give notice to the other party of any fact, event or circumstance that is reasonably likely, individually or in the aggregate, to result in any material adverse effect or that would cause or constitute a material breach of any of our respective representations, warranties, covenants or agreements in the merger agreement;

•	in the case of RAIT, upon completion of the merger, to indemnify and hold harmless all past and present officers, trustees and employees of Taberna and its subsidiaries to the same extent they are indemnified or have the right to advancement of expenses under Taberna’s or its subsidiaries’ declaration of trust and bylaws or equivalent charter documents and indemnification agreements;

•	in the case of RAIT, to provide trustees’ and officers’ liability insurance for a period of six years after completion of the merger to the present and former trustees and officers of Taberna or any of its subsidiaries;

•	in the case of RAIT, to continue providing the salaries, cash bonuses and benefits to employees of Taberna that are currently provided by Taberna for one year following the merger and thereafter to provide compensation and benefits at least as favorable as those provided to similarly situated RAIT employees (except that the salaries and cash bonuses to be provided by RAIT to the Taberna executives with employment agreements will be as set forth in their employment agreements); and

•	in the case of RAIT, to file a shelf registration statement with respect to any affiliate of Taberna which had registration rights with Taberna.

•	in the case of RAIT, to assume Taberna’s 2005 equity incentive plan and Taberna’s obligations under that plan.

See also “—Interests of Certain Persons in the Merger.”

Conditions to Completion of the Merger

RAIT’s and Taberna’s obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions including the following:

•	the applicable shareholder approvals of each company being obtained;

•	the RAIT common shares that are to be issued in the merger must be approved for listing on the NYSE and the registration statement filed with the SEC with this joint proxy statement-prospectus must be effective;

•	there must be no government action or other legal restraint or prohibition preventing completion of the merger and all required governmental consents shall have been received;

•	RAIT must receive an opinion of Sullivan & Cromwell LLP and Taberna must receive an opinion of Clifford Chance US LLP, each dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in each of these opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that RAIT and Taberna will be treated as parties to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	Taberna must receive an opinion from Ledgewood, a professional corporation, as to RAIT’s qualification as a REIT, and RAIT must receive an opinion as to Taberna’s qualification as a REIT from Clifford Chance US LLP; and

•	the representations and warranties of each party to the merger agreement must be true and correct, except as would not or would not reasonably be likely to have a material adverse effect, as defined in the merger agreement, and the other party to the merger agreement must have performed in all material respects all obligations required to be performed by it under the merger agreement.

As discussed below, if the merger is not completed on or before December 15, 2006, either RAIT or Taberna may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its representations, warranties, covenants and agreements set forth in the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before or after the issuance of RAIT common shares is approved by RAIT shareholders and the merger is approved by Taberna shareholders:

•	by our mutual consent;

•	by either of us if the merger is not completed on or before December 15, 2006, but not by a party whose action or inaction caused such delay;

•	by either of us if either RAIT’s or Taberna’s shareholders shall have failed to grant the necessary shareholder approval;

•	by either of us if there is a governmental action or other legal restraint or prohibition, which is final and nonappealable, preventing merger consummation;

•	by either of us if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, after 30 days’ written notice to the breaching party;

•	by either of us if the other party’s board of trustees withdraws or materially and adversely modifies its recommendation for approval, fails to take a vote of shareholders prior to December 15, 2006, fails to reaffirm its recommendation of the merger following an acquisition proposal being made to it and the other party requesting such affirmation or fails to recommend against tendering into an offer for its shares; or

•	by either of us if our board of trustees enters into an agreement with respect to an acquisition proposal other than the merger, after following the procedures set forth in the merger agreement, which includes giving the other party an opportunity to make a competing offer, provided that the terminating party pays the termination fee to the other party prior to such termination.

Termination Fee

There are certain circumstances where one party will be required to pay the other party a termination fee of $18 million. This payment is required in the event that: (i) if an acquisition proposal is made at least 30 days prior to a termination that occurs because the merger does not occur before December 15, 2006 or at least 10 days before shareholder approval is not received at a special meeting and the merger agreement is terminated for either of those reasons, and thereafter the recipient of proposal enters into an acquisition agreement within 12 months with the party making the proposal, (ii) a party terminates the merger agreement, after following the procedures required by the merger agreement, to accept a superior proposal or (iii) the merger agreement is terminated by a party because the other party changed or failed to reaffirm its recommendation of the merger, failed to hold a special meeting by December 15, 2006 or did not recommend against a tender of exchange offer for its shares, and such other party thereafter enters into an acquisition agreement within 12 months.

Waiver and Amendment of the Merger Agreement

At any time before completion of the merger, either of us may, to the extent legally allowed, waive in writing any provision contained in the merger agreement. Subject to compliance with applicable law, we may amend the merger agreement by a written agreement at any time before or after RAIT or Taberna receives shareholder approval.

Regulatory Approvals Required for the Merger

Other than as described below, neither RAIT nor Taberna is aware of any material U.S. federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the merger.

Pursuant to the rules of the NASD, Taberna’s broker-dealer subsidiary, Taberna Securities, must obtain approval from the NASD of the change in control of Taberna Securities resulting from the merger. At least 30 days prior to completing the merger, Taberna Securities must file an application with the NASD for continuance in membership in light of the change of its control, and thereafter provide the NASD with information that may be required by the NASD during the NASD’s review process. Taberna can complete the merger after the 30-day notice period has expired and before the NASD has rendered a decision on the application for approval. During this period prior to approval, the NASD may place interim restrictions on Taberna Securities. In addition, the NASD may grant approval of the application subject to Taberna Securities’ agreement to certain restrictions on its business.

If the NASD does not render a decision within 180 days after a satisfactory notice has been filed or such later date as agreed to by Taberna Securities and the NASD, Taberna Securities may file a written notice with the NASD Board of Governors requesting a decision. Within seven days of Taberna Securities’ request, the NASD Board of Governors must either direct the appropriate NASD department to make a decision, or, if good cause is shown, extend the time for issuing a decision by no more than 30 days. If the NASD ultimately denies the application for continuance, Taberna Securities may be required to (1) submit a new application, (2) adhere to certain restrictions placed on its business operations by the NASD, (3) unwind the transaction or, if necessary, (4) withdraw its broker-dealer registration.

Material U.S. Federal Income Tax Consequences of the Merger to Taberna Shareholders

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to holders of Taberna common shares. This discussion addresses only those Taberna shareholders that hold their Taberna common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular Taberna shareholders in light of their individual circumstances or to Taberna shareholders that are subject to special rules, such as:

•	financial institutions,

•	investors holding Taberna common shares through a partnership or a similar pass-through entity,

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold Taberna common shares as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are not citizens or residents of the United States,

•	shareholders who properly exercise their right to demand and receive payment of the fair value of Taberna common shares in cash instead of receiving the merger consideration (except as specifically set forth below in this section), and

•	shareholders who acquired their Taberna common shares through the exercise of an employee shares option or otherwise as compensation.

The following summary is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or U.S. federal laws other than those pertaining to income tax, are not addressed in this joint proxy statement-prospectus. Determining the actual tax consequences of the merger to you may be complex, and will depend on your specific situation and on factors that are not within our control. You should consult with your tax advisor as to the tax consequences of the merger to you based on your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally. Completion of the merger is conditioned on, among other things, the receipt by each of Taberna and RAIT of opinions from Clifford Chance US LLP and Sullivan & Cromwell LLP, respectively, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that RAIT and Taberna will be treated as parties to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code. These opinions will be based on certain assumptions and on representation letters provided by RAIT, Taberna and RT Sub to be delivered at the time of closing. Neither of these tax opinions will be binding on the IRS. Neither RAIT nor Taberna intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger.

Provided the merger qualifies for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by RAIT, RT Sub or Taberna as a result of the merger;

•

no gain or loss will be recognized by shareholders of Taberna who receive RAIT common shares in exchange for Taberna common shares pursuant to the merger (except with respect to (i) any cash received instead of a fractional RAIT common share, which is discussed below under “—Cash Received

Instead of a Fractional Common Share of RAIT”; and (ii) any cash received by a Taberna shareholder upon exercise of its shareholder’s appraisal rights, which is discussed below under “—Cash Received Upon Exercise of Appraisal Rights”);

•	the aggregate basis of the RAIT common shares received in the merger will be the same as the aggregate basis of the Taberna common shares for which it is exchanged, decreased by any basis attributable to fractional share interests in RAIT common shares for which cash is received; and

•	the holding period of RAIT common shares received in exchange for shares of Taberna common shares will include the holding period of the Taberna common shares for which it is exchanged.

Cash Received Instead of a Fractional Common Share of RAIT. A Taberna shareholder who receives cash instead of a fractional common share of RAIT will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by RAIT. As a result, a Taberna shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Cash Received Upon Exercise of Appraisal Rights. A Taberna shareholder who receives a payment for its Taberna common shares upon exercise of such shareholder’s appraisal rights will recognize gain or loss equal to the difference between the cash received and the basis in its Taberna common shares. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the shareholder’s holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

We urge you to consult your tax advisor about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Backup Withholding and Information Reporting. Payments of cash to a holder of Taberna common shares pursuant to the merger, instead of fractional common shares of RAIT, may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Accounting Treatment

RAIT will treat the merger as a purchase by RAIT of Taberna under GAAP. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of completion of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after completion of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

All unaudited pro forma financial information contained in this joint proxy statement-prospectus has been prepared using the purchase method to account for the merger. See “Selected Pro Forma Condensed Combined Financial Data of RAIT and Taberna.” The final allocation of the purchase price will be determined after the merger is completed and after completion of a thorough analysis to determine the fair values of Taberna’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining the companies. Accordingly, the final purchase accounting adjustments, restructuring and merger-related charges may be materially different from the unaudited pro forma adjustments presented in this joint proxy statement-prospectus. Any decrease in the net fair value of the assets and liabilities of Taberna as compared to the information shown in this joint proxy statement-prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Stock Exchange Listing

RAIT has agreed to use its reasonable best efforts to list the RAIT common shares to be issued in the merger on the NYSE. It is a condition to completion of the merger that those shares be approved for listing on the NYSE, subject to official notice of issuance. Following the merger, RAIT expects that its common shares will continue to trade on the NYSE under the symbol “RAS,” although its name will be changed to RAIT Financial Trust.

Name Change

Upon completion of the merger, RAIT intends to amend its declaration of trust to change its name to “RAIT Financial Trust,” so long as RAIT receives board approval of the name change and any regulatory approvals that may be required.

Expenses

The merger agreement provides that each party will pay its own expenses in connection with the merger and the transactions contemplated by the merger agreement. However, RAIT and Taberna will divide equally the payment of all printing and mailing costs, filing fees and registration fees paid to the SEC in connection with the filing of this joint proxy statement-prospectus.

Dividends

In order to equalize (as multiplied by the exchange ratio) and coordinate our dividends, Article VI of the merger agreement provides that prior to the completion of the merger, RAIT’s common dividend for the second quarter of 2006 was limited to $0.64 per share (Taberna’s second quarter dividend of $0.35 had already been paid) and a $0.62 RAIT second quarter dividend was paid. Unless otherwise mutually agreed to by RAIT and Taberna, RAIT’s common dividend for the third quarter of 2006 was limited to $0.65 per share and Taberna’s was limited to $0.35 per share under the merger agreement. Taberna’s third quarter dividend was payable to holders of record on the same record date as RAIT’s third quarter dividend, and RAIT and Taberna paid third quarter dividends at a mutually agreed upon proportionate rate of $0.72 and $0.39, respectively. Pursuant to the merger agreement, neither party may declare a fourth quarter dividend until after either the completion of the merger or the termination of the merger agreement. Because the REIT requirements for distributions are on an annual basis, these limitations on second and third quarter dividends would not affect the parties’ ability to satisfy their REIT distribution obligations.

In addition, RAIT may declare and pay regular quarterly dividends to the holders of its preferred shares of beneficial interest in the amount of $0.484375 per share on RAIT’s Series A cumulative redeemable preferred shares of beneficial interest and $0.5234375 per share on RAIT’s Series B cumulative redeemable preferred shares of beneficial interest.

For further information, please see “Price Range of Common Shares and Dividends.”

Interests of Certain Persons in the Merger

Some of Taberna’s trustees and executive officers have interests in the merger other than their interests as Taberna shareholders. The Taberna and RAIT boards were aware of these different interests and considered them, among other matters, in adopting the merger agreement and the transactions it contemplates.

Senior Executive Officers of Taberna and RAIT. When the merger is completed, Daniel G. Cohen will become the Chief Executive Officer of RAIT and Betsy Z. Cohen will serve as Chairman of RAIT. Betsy Z. Cohen and Scott F. Schaeffer, President and Chief Operating Officer of RAIT, waived their rights to terminate their existing employment agreements with RAIT for “good reason,” subject to entering into amended employment agreements with RAIT. In addition, four executive officers of Taberna have entered into employment agreements with RAIT, effective upon completion of the merger, and one executive officer has entered into an amendment to his employment agreement with Taberna that will become effective upon completion of the merger pursuant to which RAIT will assume the employment agreement and will become the employer thereunder. See “—Employment Agreements” below.

The following individuals currently serve as executive officers of Taberna and will serve as executive officers of RAIT following the merger. Mr. Cohen is also a trustee on Taberna’s board of trustees and will be nominated to serve on RAIT’s board of trustees following the merger.

Daniel G. Cohen, age 37. Mr. Cohen will become Chief Executive Officer of RAIT following the merger. Mr. Cohen is Taberna’s Chairman and Chief Executive Officer and has served as a member of Taberna Capital’s investment committee since 2005. He has also served as the chairman of Cohen Bros. and of Alesco since 2001 and 2006, respectively. Mr. Cohen has been chairman of the board of directors of The Bancorp, Inc., a publicly traded bank holding company, since 2000, served as chief executive officer for The Bancorp, Inc. from 1999 to 2000 and has served as a member of the board of directors of TRM Corporation, a consumer services company, since 2000 and as its chairman since 2003. From 1998 to 2000, Mr. Cohen served as the chief operating officer of Resource America Inc., or Resource America, a publicly traded asset management company with interests in energy, real estate and financial services. From 1997 to 1999, Mr. Cohen was a director of Jefferson Bank of Pennsylvania, a commercial bank acquired by Hudson United Bancorp in 1999.

Mitchell Kahn, 34. Mr. Kahn will become Co-President of RAIT following the merger. Mr. Kahn has been Taberna’s Executive Vice President and the President of Taberna Capital since March 2005. Prior to joining Taberna, Mr. Kahn was a managing director at Cohen Bros. from 2004 to 2005. Prior to joining Cohen Bros., Mr. Kahn was a senior associate at Cadwalader, Wickersham & Taft LLP, a law firm, from 1998 to 2004 where he specialized in real estate finance, acquisitions and dispositions and representation of REITs and real estate operating companies.

Raphael Licht, age 38. Mr. Licht will become Chief Legal Officer and Chief Administrative Officer of RAIT following the merger. Mr. Licht has been Taberna’s Chief Legal Officer and Secretary since March 2005 and Taberna’s Executive Vice President and Chief Administrative Officer since April 2006. Mr. Licht also served as the chief legal officer of Cohen Bros. from 2001 until April 2006. From 2000 until 2001, Mr. Licht served as general counsel at iATM global.net Corporation, an ATM software joint venture between TRM Corporation (affiliated with Mr. Cohen) and NCR Corporation. From 1997 until 2000, Mr. Licht was an associate with Morgan Lewis & Bockius LLP, a law firm, specializing in structured finance and securitizations. From 1996 until 1997, Mr. Licht was an associate at Ledgewood, a professional corporation, a law firm, specializing in real estate and securities law.

Plamen Mitrikov, age 32. Mr. Mitrikov will become Vice President, Asset Management of RAIT following the merger. Mr. Mitrikov has been Taberna’s Executive Vice President—Asset Management since April 4, 2006. From April 2003 to February 2006, Mr. Mitrikov held various positions, including that of vice president and director, in the Structured Credit Products Group at Merrill Lynch specializing in trust preferred and asset-backed securities CDOs. Prior to joining Merrill Lynch, Mr. Mitrikov worked at Credit Suisse First Boston and Prudential Securities Asset Finance. While at Credit Suisse First Boston, Mr. Mitrikov worked on structuring home-equity transactions in the Asset Finance Group until 2002, when he joined the CDO group and concentrated on trust preferred CDOs.

Jack E. Salmon, age 52. Mr. Salmon will become Chief Financial Officer of RAIT following the merger. Mr. Salmon has been Taberna’s Executive Vice President, Chief Financial Officer and Treasurer since March 2005. Mr. Salmon was employed by Cohen Bros. from January 2005 until Taberna commenced operations in April 2005. Mr. Salmon also serves as a member of Taberna Funding’s investment committee. From 2003 until joining Cohen Bros., he was a vice president and chief accounting officer of The Rubenstein Company, L.P., a diversified privately owned real estate company that owned a portfolio of office buildings with assets of approximately $1.0 billion during this period. From 1975 to 2003, Mr. Salmon worked in public accounting serving a variety of real estate and financial services companies, including public and privately held REITs, major real estate opportunity funds, developers and institutional investors in real estate. From 2002 to 2003, Mr. Salmon was a partner with KPMG LLP, an accounting firm. Mr. Salmon was a partner with Arthur Andersen LLP, an accounting firm, from 1989 to 2002. As a partner with Arthur Andersen LLP, Mr. Salmon had lead partner responsibility for REIT initial public offerings, due diligence engagements and SEC matters. He also advised multiple REITs on acquisitions, mergers and portfolio transactions involving over $2.0 billion of debt and equity offerings.

RAIT Board Positions. When the merger is completed, four individuals (including Daniel G. Cohen) will be designated by Taberna to serve on RAIT’s board of trustees and five individuals (including Betsy Z. Cohen) will be designated by RAIT to continue to serve on RAIT’s board. Non-employee members of Taberna’s board of trustees who are added to RAIT’s board of trustees will receive customary fees from RAIT for being a trustee in accordance with RAIT’s current policy. See “—RAIT Board Composition” above.

Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, RAIT will, to the fullest extent permitted by law, indemnify, defend and hold harmless all present and former trustees, officers and employees of Taberna and its subsidiaries against all costs and liabilities arising out of actions or omissions occurring at or before completion of the merger to the same extent as trustees, officers and employees of Taberna and its subsidiaries are indemnified or have the right to advancement of expenses under Taberna’s or its subsidiaries’ declaration of trust and bylaws or equivalent charter documents, any indemnification agreements of Taberna or its subsidiaries and to the fullest extent permitted by law.

The merger agreement also provides that for a period of six years after completion of the merger, RAIT will provide trustees’ and officers’ liability insurance for the present and former trustees and officers of Taberna with respect to claims arising from facts or events occurring before the merger is completed, provided that RAIT is not obligated to pay more than 150% of present premiums to obtain such coverage.

Restricted Share Awards. Under the terms of Taberna’s 2005 equity incentive plan and the existing employment agreements between Taberna and its executives, Daniel G. Cohen, Mitchell Kahn, Jack E. Salmon, Raphael Licht, Plamen Mitrikov and James J. Sebra, all restrictions and risks of forfeiture applicable to restricted shares awarded under the 2005 equity incentive plan lapse or terminate upon the occurrence of a change of control of Taberna. The merger with RAIT will constitute a change of control under the 2005 equity incentive plan. Pursuant to their new employment agreements, Daniel G. Cohen, Taberna’s Chief Executive Officer, and Plamen Mitrikov, Taberna’s Executive Vice President—Asset Management, each agreed to waive the right to have the restrictions and risks of forfeiture terminate with respect to all of the restricted shares held by them, so that the restricted shares will continue to vest in accordance with their terms notwithstanding the merger. In addition, each of Taberna’s trustees, executive officers and employees who were awarded restricted shares pursuant to Taberna’s 2005 equity incentive plan on June 29, 2006 has agreed to waive the right to have the restrictions and risks of forfeiture terminate with respect to all of the restricted shares awarded to them on that date. The 693,333 restricted shares that were issued on June 29, 2006 will continue to vest post-merger in accordance with their terms notwithstanding the merger.

The total number and value of the restricted shares held by each of Taberna’s executive officers and trustees as to which all restrictions and forfeiture provisions will lapse or terminate as a result of the merger is as follows (based on the exchange ratio and the closing price of RAIT’s common shares on the NYSE on November 2, 2006):

Executive Officer	Number of Restricted Shares	Value of Restricted Shares
Mitchell Kahn	88,312	$1,401,089
Jack E. Salmon	52,315	829,989
Raphael Licht	17,056	270,597
James J. Sebra	13,333	211,531

Trustees
James J. McEntee, III	29,971	475,496
Frank A. Farnesi	5,093	80,802
Karen Finkel	5,093	80,802
John F. Quigley, III	5,093	80,802
Thomas J. Reilly, Jr.	5,093	80,802
Murray Stempel, III	5,093	80,802

Total	226,452	3,592,710

Scott F. Schaeffer, President and Chief Operating Officer of RAIT, has been a member of Taberna Capital’s investment committee since 2005. As compensation for his services on Taberna’s investment committee, Mr. Schaeffer receives a fee of $25,000 and restricted common shares annually from Taberna. All of the 5,093 restricted Taberna common shares received by Mr. Schaeffer for his services rendered in 2005 will vest upon the completion of the merger. Mr. Schaeffer received 3,333 restricted Taberna common shares for his services to be rendered in 2006 and these shares will continue to vest post-merger as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.

Employment Agreements. On June 8, 2006, RAIT entered into employment agreements, which become effective upon completion of the merger, with Messrs. Cohen, Salmon, Licht and Mitrikov. In addition, Mitchell Kahn entered into an amendment to his employment agreement with Taberna that will become effective upon the completion of the merger pursuant to which RAIT will assume the employment agreement and will become the employer thereunder. From and after the merger, these five executive officers are eligible to participate in the RAIT 2005 equity incentive plan.

These employment agreements are each for a three-year term commencing on the effective date of the merger (with the exception of Mr. Kahn’s agreement, which will terminate on April 28, 2008), and provide the following initial annual base salaries and titles with RAIT: Daniel G. Cohen, $600,000, Chief Executive Officer; Jack E. Salmon, $400,000, Chief Financial Officer (reporting to the Chief Executive Officer); Raphael Licht, $350,000, Chief Legal Officer and Chief Administrative Officer (reporting to the Chief Executive Officer); Plamen Mitrikov, $300,000, Vice President, Asset Management (reporting to the Chief Executive Officer); and Mitchell Kahn, $400,000, Co-President (reporting to the Chief Executive Officer). The employment agreements provide that each officer may be eligible for an annual bonus which will be awarded by the compensation committee of the RAIT board of trustees in its discretion, except that Raphael Licht is guaranteed a minimum bonus of $400,000 for the first year of his employment, payable no later than April 1, 2007, and Plamen Mitrikov is guaranteed a minimum bonus of $400,000 for the first year of his employment, payable no later than April 4, 2007 as long as he has not been terminated for cause prior to April 4, 2007. Any increase in salary for each of the five executives will also be subject to the discretion of the compensation committee; provided, however, that on January 1, 2007 and January 1, 2008, the salary for Mr. Cohen will be increased by no less than 10%; on the first and second anniversaries of the agreement, the salary for Mr. Licht will be increased by no less than 10%; and on January 1, 2007, the salary of Mr. Kahn will be increased by no less than 10%. At the end of the three-year term for the executive officers (or on April 28, 2008, in the case of Mr. Kahn), the employment agreements automatically extend for additional one-year periods unless either party terminates the agreement not later than three months prior to its expiration.

The employment agreements referred to above provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other senior executives of RAIT, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of those benefit plans as in effect from time to time.

If an executive’s employment ends for any reason, RAIT will pay accrued salary, bonuses and incentive payments already awarded but not paid (including a pro rata bonus for the year of termination), and other existing obligations. In addition, if RAIT terminates an executive’s employment without “cause” (as defined in the applicable employment agreement) or if an executive terminates his employment for “good reason,” RAIT will be obligated to pay:

•	for Mr. Cohen and Mr. Licht, a lump sum payment of severance equal to 3 and 1.5, respectively, multiplied by the sum of (x) the highest bonus earned in the one year period preceding the date of termination plus (y) the greater of (a) the average of the annual salary over the three calendar years prior to the date of termination, (b) if less than three years have elapsed from the date of employment to termination, the highest annual salary in any calendar year prior to the date of termination or (c) if less than 12 months have elapsed from the date of employment to termination, the highest annual salary received in any month times 12; and

•	for Messrs. Mitrikov, Salmon and Kahn, a lump sum payment of an amount equal to 1.5 times the then current annual base salary plus the highest bonus earned in the one-year period prior to termination.

Additionally, in the event of a termination by RAIT for any reason other than for cause or by the executive for good reason, all of the outstanding equity-based awards (including options and restricted shares) granted to the executive will become fully vested, and the executive will have a period of two years in which to exercise all vested options.

In addition, if RAIT gives notice that the employment agreement will not be renewed at the end of the term, such executive will be entitled to (i) a cash payment equal to the payments described in the preceding paragraph and (ii) the full vesting of all outstanding equity-based awards.

Upon a “change of control” of RAIT (as defined in the applicable employment agreement), the five executive officers will become fully vested in their options and restricted shares. In addition, if the executive terminates employment within six months after a change of control, for any reason, the termination will be deemed to be for good reason. If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Internal Revenue Code applies, the terms of the employment agreements require RAIT to pay the executive a “gross up” payment in the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

Under these employment agreements, for an 18 month period (or 12 months in the case of Mr. Kahn), after the termination of the executive’s employment, the executives, other than Mr. Cohen, have agreed not to compete with RAIT, either by working with or investing in (subject to certain exceptions) enterprises engaged in a business substantially similar to RAIT’s business during the period of the executive’s employment with RAIT.

Certain Severance Payments in Connection with the Merger

In connection with the new employment agreements entered into with RAIT by Messrs. Cohen, Kahn, Salmon, Licht and Mitrikov, each of these individuals has agreed to waive his rights under his existing employment agreement with Taberna to terminate his employment within six months of the merger and receive a lump sum severance payment. James J. Sebra, Taberna’s Vice President and Chief Accounting Officer, was not requested to waive this right and retains this right under his existing employment agreement with Taberna. If Mr. Sebra terminates his employment with Taberna or its successor within six months after the merger, (i) Mr. Sebra will be entitled to a single-sum payment of an amount equal to 1.5 times the sum of (x) his annual salary (at the rate in effect immediately prior to termination) plus (y) the highest bonus earned in the one year period prior to termination, and (ii) a majority of the outstanding unvested equity-based awards held by Mr. Sebra will vest.

Waiver to Non-Competition Agreement

Under Taberna’s non-competition agreement with Cohen Bros., Cohen Bros. has agreed not to, directly or through controlled entities, compete with Taberna in the business of purchasing TruPS or other preferred equity securities from, or acting as placement agent for, REIT and real estate operating company issuers of TruPS or other preferred equity securities and not to act as collateral manager for securitizations or CDOs involving such securities. This non-competition agreement terminates on the earliest to occur of (a) the date mutually agreed upon by both parties; (b) the occurrence of a change of control of Taberna; (c) April 28, 2008; or (d) the date that Daniel G. Cohen’s employment as Taberna’s chief executive officer is terminated by Taberna without cause. The merger with RAIT will constitute a change of control under the non-competition agreement. Accordingly, Cohen Bros. has agreed to waive its termination right as a result of the merger under this agreement.

Restrictions on Resales by Affiliates

The RAIT common shares that Taberna shareholders will own following the merger have been registered under the Securities Act. As a result, these RAIT common shares may be traded freely and without restriction by you if you are not deemed to be an affiliate of RAIT, Taberna or the combined company under the Securities Act. An “affiliate” of RAIT, Taberna or the combined company, as defined by the rules under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, RAIT, Taberna or the combined company, as the case may be. Persons that are affiliates of RAIT or Taberna at the time the merger is submitted for vote of the Taberna shareholders or of the combined company following completion of the merger may not sell their RAIT common shares acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 under the Securities Act. Affiliates generally include trustees, directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

This joint proxy statement-prospectus does not cover any resale of RAIT common shares received in the merger by any person that may be deemed to be an affiliate of Taberna, RAIT or the combined company. RAIT has agreed to file a shelf registration statement promptly following the completion of the merger to provide for the sale of RAIT common shares by any affiliate of Taberna who was entitled to registration rights from Taberna.

Appraisal Rights

If the merger is completed, Taberna shareholders who do not vote for the approval of the merger and who otherwise comply with the provisions of Sections 3-201 et seq. of the Maryland General Corporation Law, or the MGCL, as applied to shareholders of a Maryland REIT, summarized below will be entitled to an appraisal by the Circuit Court for Baltimore City, Maryland of the “fair value” of their Taberna common shares. RAIT shareholders are not entitled to appraisal rights in connection with the merger.

To perfect their appraisal rights, Taberna shareholders must strictly comply with the procedures in Sections 3-201 et seq. Failure to strictly comply with these procedures will result in the loss of appraisal rights.

Under the MGCL, each holder of Taberna common shares will be entitled to demand and receive payment of the fair value of the holder’s shares in cash, if the holder:

•	before or at the special meeting, files with Taberna a written objection to the merger;

•	does not vote in favor of the merger; and

•	within 20 days after articles of merger have been accepted for record by the SDAT, makes written demand on Taberna for payment of his or her shares, stating the number of shares for which payment is demanded.

Any written objection should be sent to Taberna. Any shareholder who fails to comply with all of the requirements described above will be bound by the terms of the merger. A demand for payment may be withdrawn only with the consent of Taberna. Fair value will be determined as of the close of business on the date of the Taberna shareholders vote on the merger.

Taberna will promptly deliver or mail to each dissenting shareholder written notice of the date of acceptance of the articles of merger for record by the SDAT. Taberna may also deliver or mail to each objecting shareholder a written offer to pay for his or her shares at a price deemed by Taberna to be the shares’ fair value. Within 50 days after acceptance of the articles of merger for record by the SDAT, either Taberna or any objecting shareholder who has not received payment for his or her shares may petition the Circuit Court for Baltimore City, Maryland, for an appraisal to determine the fair value of the shares. If the court finds that an objecting shareholder is entitled to appraisal of his or her shares, the court will appoint three disinterested appraisers to determine the fair value of the shares on terms and conditions the court determines proper, and appraisers will, within 60 days after appointment (or a longer period as the court may direct) file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the shares. Within 15 days after the filing of the report, any party may object to the report and request a hearing on the matter. The court will, upon motion of any party, enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which payment must be made. If the appraisers’ report is rejected, the court may determine the fair value of the shares of the objecting shareholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the shareholders’ vote on the action to which objection was made, unless the court finds that the shareholder’s refusal to accept a written offer to purchase the shares made by Taberna as described above was arbitrary and vexatious or not in good faith. Costs of the proceeding (not including attorneys’ fees) will be determined by the court and will be assessed against Taberna or, under certain circumstances, the objecting shareholder, or both.

At any time after the filing of a petition for appraisal, the court may require any dissenting shareholder to submit his or her certificates representing Taberna common shares to the clerk of the court for notation of the pendency of the appraisal proceedings. To receive payment, whether by agreement with Taberna or pursuant to a judgment, the shareholder must surrender the share certificates endorsed in blank and in proper form for transfer. A shareholder demanding payment for shares will cease to have any rights as a shareholder with respect to the shares except the right to receive payment of the fair value of the shares. The shareholder’s rights may be restored only upon the withdrawal, with the consent of Taberna, of the demand for payment, the failure of either party to file a petition for appraisal within the time required, a determination of the court that the shareholder is not entitled to an appraisal, or the abandonment or rescission of the merger.

This summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters’ rights. The preservation and exercise of dissenters’ rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each shareholder desiring to exercise dissenters’ rights should refer to Sections 3-201 et seq., entitled “Rights of Objecting Stockholders,” of the MGCL, a copy of which is attached as Appendix D to this joint proxy statement-prospectus, for a complete statement of the shareholder’s rights and the steps which must be followed in connection with the exercise of those rights.

ALL WRITTEN DEMANDS FOR APPRAISAL MUST BE MAILED OR DELIVERED TO:

TABERNA REALTY FINANCE TRUST

CIRA CENTRE

2929 ARCH STREET, 17TH FLOOR

PHILADELPHIA, PA 19104

ATTN: SECRETARY

OR SHOULD BE DELIVERED TO THE SECRETARY AT THE TABERNA SPECIAL MEETING BEFORE THE VOTE ON THE MERGER.

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

RAIT

RAIT common shares are listed on the NYSE and traded under the symbol “RAS.” The following table shows the high and low reported sales prices per RAIT common share on the NYSE composite transactions reporting system, and the quarterly cash dividends declared per RAIT common share for the periods indicated.

	Price Range of Common Shares		Dividends
	High	Low	Declared
2004
First Quarter	$29.55	25.25	0.60
Second Quarter	29.30	21.25	0.60
Third Quarter	27.75	23.63	0.60
Fourth Quarter	29.25	26.09	0.60
2005
First Quarter	28.00	25.41	0.60
Second Quarter	30.99	26.10	0.61
Third Quarter	31.72	27.70	0.61
Fourth Quarter	28.75	24.71	0.61
2006
First Quarter	28.63	25.79	0.61
Second Quarter	29.32	24.81	0.62
Third Quarter	29.34	26.97	0.72
Fourth Quarter (through November 2, 2006)	30.31	28.56	—

Past price performance is not necessarily indicative of likely future performance. Because market prices of RAIT common shares will fluctuate, you are urged to obtain current market prices for RAIT common shares.

RAIT Series A preferred shares are listed on the NYSE and traded under the symbol “RAS PrA.” The Series A preferred shares were issued in the first and second quarter of 2004. RAIT declared a dividend per share of $0.0625 on the Series A preferred shares for the portion of the first quarter of 2004 they were outstanding. In each subsequent quarter, RAIT has declared and paid the specified dividend per share of $0.484375. No dividends are currently in arrears on the Series A preferred shares.

RAIT Series B preferred shares are listed on the NYSE and traded under the symbol “RAS PrB.” The Series B preferred shares were issued in the fourth quarter of 2004. RAIT declared a dividend per share of $0.4952957 on the Series B preferred shares for the portion of the fourth quarter of 2004 they were outstanding. In each subsequent quarter, RAIT has declared and paid the specified dividend per share of $0.5234375. No dividends are currently in arrears on the Series B preferred shares.

RAIT has not paid any dividends in excess of CAD.

Taberna

There is no public trading market for Taberna common shares, although the Taberna common shares are eligible for reporting in PORTAL, a subsidiary of The NASDAQ Stock Market, Inc., which facilitates the secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act.

On July 11, 2005, Taberna’s board of trustees declared an initial distribution of $0.24 per Taberna common share that was paid on July 29, 2005 to shareholders of record as of July 21, 2005. On October 21, 2005, Taberna’s board of trustees declared a quarterly distribution of $0.30 per Taberna common share that was paid on November 8, 2005 to shareholders of record as of October 31, 2005. On January 20, 2006, Taberna’s board of trustees declared a quarterly distribution of $0.30 per Taberna common share that was paid on February 9, 2006 to shareholders of record as of January 30, 2006. On April 20, 2006, Taberna’s board of trustees declared a quarterly distribution of $0.35 per Taberna common share that was paid on May 11, 2006 to shareholders of record as of May 1, 2006. From inception through June 30, 2006, Taberna distributed a total of $1.19 per Taberna common share to its shareholders.

Taberna has not paid any dividends in excess of CAD.

Dividend Policy

Both RAIT and Taberna believe they qualify as REITs. As REITs, each of RAIT and Taberna is required to distribute at least 90% of its annual net taxable income, excluding net capital gain, in order to maintain its REIT qualification. RAIT will continue its qualification as a REIT following the merger, and we believe the merger will provide for potential growth in dividends. Pending the merger, the timing of our respective dividends will be coordinated so that the dividends are paid on the same date and Taberna’s dividends will approximate RAIT’s dividends multiplied by the 0.5389 exchange ratio, as described under “The Merger Agreement—Dividends.”

INFORMATION ABOUT RAIT AND TABERNA

RAIT

RAIT is a self-managed and self-advised Maryland real estate investment trust. RAIT conducts its operations through RAIT Partnership, L.P., a limited partnership that owns substantially all of RAIT’s assets. RAIT’s wholly-owned subsidiaries, RAIT General, Inc. and RAIT Limited, Inc., are the sole general partner and sole limited partner, respectively, of RAIT Partnership, L.P.

RAIT makes investments in real estate primarily by:

•	making real estate loans;

•	acquiring real estate loans; and

•	acquiring real estate interests.

RAIT seeks to generate income for distribution to its shareholders from a combination of interest and fees on loans, rents and other income from its real estate interests and proceeds from the disposition of its investments.

RAIT’s principal executive offices are located at c/o RAIT Partnership, L.P., 1818 Market Street, 28th Floor, Philadelphia, PA 19103 and its telephone number is (215) 861-7900.

Taberna

Taberna is a self-managed and self-advised Maryland real estate investment trust that intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2005. Taberna was formed in 2005 and commenced operations upon the closing of an initial private placement of its common shares in April 2005. Taberna provides financing for REITs and other real estate operating companies and invests in real estate-related assets with the objective of generating attractive risk-adjusted returns and cash distributions for its shareholders.

Taberna focuses its activities in the following areas:

•	originating financing for REITs and other real estate operating companies, primarily in the form of TruPS and subordinated debt;

•	investing in mortgage loans, RMBS, CMBS, and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in CDO transactions and other asset securitizations that enable it to match-fund certain of its assets with liabilities through its established financing strategy. Its investments in the equity securities of CDO entities are junior in right of payment and in liquidation to the collateralized debt securities issued by the CDO entities.

Taberna’s principal executive office is located at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 and its phone number is (215) 701-9566.

DESCRIPTION OF RAIT’S SHARES OF BENEFICIAL OWNERSHIP

As a result of the merger, Taberna shareholders will receive RAIT common shares. Your rights as shareholders of RAIT will be governed by Maryland law and the declaration of trust and bylaws of RAIT. We urge you to read the applicable provisions of Maryland law and RAIT’s declaration of trust and bylaws.

The following description of material terms of RAIT’s shares of beneficial interest does not purport to be complete and is qualified in its entirety by reference to RAIT’s declaration of trust and bylaws, which documents are incorporated by reference as exhibits to the registration statement of which this joint proxy statement-prospectus is a part, and to the applicable provisions of the MGCL and the Maryland statute governing REITs formed under the laws of Maryland, which we refer to as the Maryland REIT Law.

General

Under RAIT’s declaration of trust, RAIT may issue up to 200,000,000 common shares and 25,000,000 preferred shares of beneficial interest. As of the date of this joint proxy statement-prospectus, RAIT had outstanding 28,161,947 common shares, 2,760,000 7.75% Series A cumulative redeemable preferred shares of beneficial interest and 2,258,300 8.375% Series B cumulative redeemable preferred shares of beneficial interest. The RAIT common shares to be issued in the merger will be fully paid and non-assessable. See “Legal Opinions.” RAIT’s board of trustees may amend its declaration of trust by a majority vote to increase or decrease the aggregate number of RAIT’s authorized shares, to establish any series of RAIT’s shares or to increase or decrease the number of shares in any class that RAIT has authority to issue.

Common Shares

Subject to the preferential rights of any preferred shares of beneficial interest outstanding, the ownership limitations described in “Restrictions on Ownership and Transfer” below, and the right of RAIT’s board of trustees to establish separate classes of common shares and determine their rights and preferences, RAIT common shares have the following characteristics:

•	each RAIT common share entitles the holder to one vote on matters voted on by common shareholders;

•	RAIT common shares do not have cumulative voting rights;

•	distributions are payable as and when authorized by RAIT’s board of trustees;

•	holders of RAIT common shares generally are not liable for RAIT’s debts;

•	if RAIT is liquidated, each RAIT common share participates pro rata in RAIT’s assets that remain after payment, or provision for payment, of RAIT’s debts and payment of the liquidation preferences of any preferred shares of beneficial interest; and

•	the RAIT common shares do not have conversion, exchange, sinking fund, redemption, appraisal or preemptive rights.

RAIT’s declaration of trust specifies the vote required for RAIT’s security holders to take certain actions. The affirmative vote of a majority of the outstanding voting shares is required before RAIT’s board of trustees may take any action to revoke RAIT’s election to be taxed as a REIT. A trustee may be removed by a two-thirds vote of RAIT’s outstanding voting shares. RAIT’s declaration of trust may be amended by a majority vote of RAIT’s outstanding voting shares except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and RAIT’s dissolution and termination may only be amended by a two-thirds vote of RAIT’s outstanding voting shares. RAIT’s shareholders may vote to terminate RAIT by a two-thirds vote of RAIT’s outstanding voting shares. A majority of all the votes entitled to be cast on the matter is required in order for RAIT to merge into another entity, consolidate with one or more other entities into a new entity or sell, lease, exchange or otherwise transfer all or substantially all of its property.

Preferred Shares

RAIT’s outstanding Series A cumulative redeemable preferred shares of beneficial interest and Series B cumulative redeemable preferred shares of beneficial interest rank senior to RAIT common shares with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. No cash dividends may be paid on RAIT common shares unless full cumulative dividends due on these preferred shares of beneficial interest have been paid (other than any payment necessary to maintain RAIT’s qualification as a REIT). If RAIT liquidates, dissolves or winds up, holders of the preferred shares have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of RAIT common shares. Holders of the preferred shares generally will have no voting rights, unless their preferred dividends are in arrears for six or more quarterly periods (whether or not consecutive). Whenever such a preferred dividend default exists, the preferred shareholders, voting as a single class, have the right to elect two additional trustees to RAIT’s board of trustees. This right continues until all dividends accumulated on the preferred shares have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. The term of office of each trustee elected by preferred shareholders expires upon cure of the preferred dividend default. As of the date of this joint proxy statement-prospectus, no dividends on these preferred shares of beneficial interest are in arrears.

RAIT’s board of trustees may authorize the issuance of additional series of preferred shares of beneficial interest with voting or conversion rights that could adversely affect the voting power or other rights of RAIT common shareholders. The issuance of preferred shares of beneficial interest, while providing flexibility in connection with possible acquisitions and other trust purposes, could have the effect of delaying or preventing a change in control, and may cause the market price of RAIT common shares to decline or impair the voting and other rights of the holders of RAIT common shares.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code, RAIT must meet several requirements regarding the number of RAIT’s shareholders and concentration of ownership of RAIT’s shares. RAIT’s declaration of trust contains provisions that restrict the ownership and transfer of RAIT’s shares to assist RAIT in complying with these Internal Revenue Code requirements. RAIT refers to these restrictions as the “ownership limitation.”

The ownership limitation provides that, in general:

•	no person may own more than 8.3% of RAIT’s outstanding common shares, and

•	no person may own more than 9.8% of any series of RAIT’s outstanding preferred shares of beneficial interest.

However, Resource America, which was RAIT’s sponsor at the time of RAIT’s formation, may own up to 15%, in number of shares or value, of RAIT common shares. Resource America has advised RAIT that it did not own any RAIT common shares as of the date of this joint proxy statement-prospectus.

Ownership of RAIT’s shares is subject to attribution rules under the Internal Revenue Code which may result in a person being deemed to own shares held by other persons. RAIT’s board of trustees may waive the ownership limitation if it determines that such ownership will not jeopardize RAIT’s qualification as a REIT. As a condition of such waiver, the board of trustees may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving RAIT’s REIT qualification. RAIT required no such waiver or opinion with respect to Resource America’s ownership rights since they arise from specific provisions of RAIT’s declaration of trust.

Any person who acquires shares in violation of the ownership limitation must notify RAIT immediately and provide RAIT with any information RAIT may request in order to determine the effect of the acquisition on

RAIT’s qualification as a REIT. The ownership limitation will not apply if the board of trustees determines that it is no longer in RAIT’s best interest to qualify as a REIT. Otherwise, the ownership limitation may be changed only by an amendment to RAIT’s declaration of trust by a vote of two-thirds of RAIT’s outstanding voting shares.

RAIT’s declaration of trust provides that if any purported transfer of shares results in

•	any person violating the ownership limitation,

•	RAIT’s being “closely held” under Section 856(h) of the Internal Revenue Code,

•	RAIT’s common and preferred shares of beneficial interest being owned by fewer than 100 persons, or

•	RAIT’s owning 10% or more of a tenant of RAIT’s real property,

the transfer will be of no force or effect as to the excess number of shares and the purported transferee or owner will cease to own any right or interest in the excess shares.

Shares exceeding the ownership limitation transfer automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by RAIT. The trustee of the trust will be designated by RAIT and must be unaffiliated with RAIT and the prohibited transferee. The trustee must sell the excess shares to a qualified person and distribute the sales proceeds to the prohibited owner. Where excess shares result from an event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will sell the excess shares to a qualified person and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares on the date they became excess shares or the sales proceeds received by the trust for the excess shares, and can exercise all voting rights with respect to the excess shares.

In addition, RAIT may purchase any shares held in the trust for the lesser of

•	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, the market price at the time of gift; and

•	the market price on the date RAIT agrees to purchase the shares.

RAIT may purchase the shares for 90 days following the transfer of the shares to the trust. The net sale proceeds will be paid to the prohibited transferee.

Every owner of more than 5% (or any lower percentage set by U.S. federal income tax laws) of RAIT’s outstanding shares must file a completed questionnaire with RAIT containing information regarding his or her ownership. In addition, each shareholder must, upon demand, disclose in writing any information RAIT may request in order to determine the effect, if any, of such shareholder’s actual and constructive ownership of shares on RAIT’s qualification as a REIT and to ensure compliance with the ownership limitation.

Transfer Agent

The transfer agent for RAIT common shares is American Stock Transfer & Trust Company.

Possible Anti-Takeover Effect of Certain Provisions of RAIT’s Declaration of Trust and Bylaws

The provisions of RAIT’s declaration of trust regarding the removal of trustees, the restrictions on ownership and transfer of shares and the provision of RAIT’s bylaws requiring that RAIT receive advance notice of any person to be nominated by a shareholder for election as a trustee for the nominee to be eligible for election could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for shareholders or that the shareholders otherwise may believe to be desirable.

No Shareholder Rights Plan

RAIT currently does not have a shareholder rights plan.

COMPARISON OF THE RIGHTS OF RAIT SHAREHOLDERS AND TABERNA SHAREHOLDERS

The Maryland REIT Law, Taberna’s declaration of trust and Taberna’s bylaws currently govern the rights of holders of Taberna common shares. The Maryland REIT Law, RAIT’s declaration of trust and RAIT’s bylaws presently govern the rights of the holders of RAIT common shares. Upon completion of the merger, Taberna shareholders will receive RAIT common shares in exchange for their Taberna common shares, and, as a result, the rights of former holders of Taberna common shares will be governed by Maryland REIT Law, RAIT’s declaration of trust and RAIT’s bylaws.

The following discussion summarizes material differences between the rights of Taberna shareholders and the rights of RAIT shareholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of Taberna shareholders and RAIT shareholders and is subject to and qualified in its entirety by reference to the Maryland REIT Law, the Taberna declaration of trust and bylaws and the RAIT declaration of trust and bylaws.

Authorized and Issued Shares of Beneficial Interest

RAIT

RAIT may issue up to 225,000,000 shares of beneficial interest, consisting of 200,000,000 common shares, par value $0.01 per share and 25,000,000 preferred shares of beneficial interest, par value $0.01 per share.

As of the date of this joint proxy statement-prospectus, RAIT had 28,161,947 common shares outstanding. In addition, as of the date of this joint proxy statement-prospectus, RAIT had an aggregate of 2,760,000 7.75% Series A cumulative redeemable preferred shares of beneficial interest and 2,258,300 8.375% Series B cumulative redeemable preferred shares of beneficial interest outstanding.

Taberna

Taberna may issue up to 130,000,000 shares of beneficial interest, consisting of 100,000,000 common shares, par value $0.01 per share and 30,000,000 preferred shares of beneficial interest, par value $0.01 per share.

As of the date of this joint proxy statement-prospectus, Taberna had 44,357,745 common shares and no preferred shares of beneficial interest outstanding.

Size of Board of Trustees

RAIT

The RAIT board of trustees currently consists of eight members. It is anticipated that the board of trustees will be increased to nine members at the effective time of the merger.

RAIT’s declaration of trust provides that the number of its trustees shall not be less than the minimum number required by the Maryland REIT Law nor more than nine, and that the actual number of trustees may be changed from time to time by vote of at least 75% of the board of trustees.

Taberna

The Taberna board of trustees currently has seven members.

Taberna’s bylaws provide that the number of its trustees shall never be less than the minimum number required by the Maryland REIT Law nor more than fifteen, and that the actual number of trustees may be changed from time to time by vote of a majority of the board of trustees.

Removal of Trustees

RAIT

RAIT’s declaration of trust provides that a trustee may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of all of the shares entitled to vote in an election of trustees, provided that a trustee elected solely by a series of preferred shares of beneficial interest may be removed solely by the vote of a majority of the preferred shares of beneficial interest of such series.

Taberna

Taberna’s declaration of trust provides that a trustee may be removed, but only for cause, by the affirmative vote of the holders of not less than a majority of all of the shares entitled to vote in an election of trustees. With respect to the preceding, “cause” means, with respect to any trustee, (i) conviction of a felony or (ii) final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the trust through bad faith or active and deliberate dishonesty.

Independent Trustees

RAIT	Taberna

RAIT’s declaration of trust provides that, with the exception of a not greater than 60-day period in the event of a vacancy, a majority of the board of trustees must be composed of persons who, within the last two years, have not been (i) affiliates of Resource America, JeffBanks, Inc., Brandywine Construction & Management, Inc. or any of their affiliates, (ii) an officer of RAIT or any of its subsidiaries or (iii) engaged in any material business or professional relationship with RAIT or any of its subsidiaries, Resource America, JeffBanks, Inc., Brandywine Construction & Management, Inc. or any of their affiliates. JeffBanks, Inc. was acquired by Hudson United Bancorp in 1999 and as a result, ceased its separate existence. Brandywine Construction & Management, Inc. is an affiliate of the spouse of Betsy Z. Cohen.

Taberna’s declaration of trust has no requirements relating to the independence of the members of its board of trustees.

Shareholder Action by Written Consent

RAIT	Taberna

RAIT’s bylaws provide that any action permitted to be taken at a meeting of shareholders may be taken without a meeting if there is filed with the secretary of the trust a written consent that sets forth the action and is signed by shareholders entitled to vote in such percentage as is required to carry out such action at a meeting of the shareholders.

Taberna’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if there is filed with the records of shareholders’ meetings a unanimous written consent that sets forth the action and is signed by each shareholder entitled to vote on the matter and a written waiver of any rights to dissent signed by each shareholder entitled to notice of the meeting but not entitled to vote at that meeting.

Amendments to Declaration of Trust

RAIT	Taberna

RAIT’s declaration of trust may be amended by the affirmative vote of the holders of a majority of votes entitled to be cast on the matter, except that amendments relating to the board of trustees, restrictions on transfer and shares-in-trust, amendments to the declaration of trust and termination of the declaration of trust require the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

Taberna’s declaration of trust may be amended by the affirmative vote of the holders of a majority of votes entitled to be cast on the matter.

Special Meetings of Shareholders

RAIT	Taberna

RAIT’s bylaws provide that special meetings of shareholders may be called at any time by the chairman of the board of trustees, the chief executive officer, the president or the board of trustees and shall be called upon written request of shareholders holding in the aggregate not less than 50% of the outstanding shares of RAIT entitled to vote on the matter to be considered at the special meeting. Any written requests of shareholders for special meetings must state the purpose of the special meeting.

Similarly, Taberna’s bylaws provide that special meetings of shareholders may be called at any time by the chairman of the board of trustees, the chief executive officer or the board of trustees and shall be called by the secretary upon the written request of shareholders holding in the aggregate not less than a majority of the outstanding shares of Taberna entitled to vote on the matter to be considered at the special meeting. Any notice of a special meeting must state the purpose of the special meeting.

Termination of Trust

RAIT	Taberna

Subject to the provision of any class or series of shares at the time outstanding, RAIT’s declaration of trust provides that the dissolution of RAIT must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Subject to the provision of any class or series of shares at the time outstanding, after approval by a majority of the entire board of trustees, Taberna’s declaration of trust provides that the dissolution of Taberna must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Restrictions on the Ownership of Shares

RAIT	Taberna

Under the terms of RAIT’s declaration of trust, subject to certain exceptions, (i) no person or group of persons may own, constructively or beneficially, more than 8.3% of the number of outstanding RAIT common shares and 9.8% of the outstanding number of any series of preferred shares of beneficial interest of RAIT and (ii) Resource America, may not own, constructively or beneficially, outstanding common shares in excess of the lesser of (a) 15% of the number of outstanding RAIT common shares or (b) the percentage limit established by the board of trustees pursuant to the declaration of trust.

Under the terms of Taberna’s declaration of trust, subject to certain exceptions, Taberna generally prohibits any shareholder from beneficially or constructively owning more than 8.1% in value or in number of shares, whichever is more restrictive, of Taberna’s outstanding common shares. However, the Taberna board of trustees has exempted Daniel G. Cohen (and his affiliates), Eton Park Capital Management, L.P., Mercury Real Estate Advisors LLC and Omega Advisors, Inc. from the ownership limits. None of these exemptions will be necessary following the merger because Taberna shares are being exchanged for RAIT shares in the merger. Taberna does not expect that any Taberna shareholder will exceed the share ownership restriction in its or in RAIT’s declaration of trust after the merger.

Business Combination Act

RAIT	Taberna

Under Maryland law, as applicable to Maryland REITs, certain “business combinations” (including certain mergers, consolidations, share exchanges, or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland REIT and an “interested shareholder” or an affiliate of the interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the trustees of such trust and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of beneficial interest of the trust, voting together as a single voting group; and (2) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or by the interested shareholder’s affiliates or associates, voting together as a single voting group. RAIT’s board of trustees adopted a resolution exempting business combinations between RAIT and any other person from the provisions of this statute. However, such resolution can be altered or repealed, in whole or in part, at any time by RAIT’s board of trustees. This permits RAIT’s board of trustees to determine whether alteration or repeal is in RAIT’s best interest and the best interest of its shareholders without delay inherent in taking such a determination to a shareholders vote. If such a resolution is repealed, the Maryland business combination statute could have the effect of discouraging offers to acquire RAIT and of increasing the difficulty of consummating these offers, even if RAIT’s acquisition would be in the best interests of its shareholders.

Taberna’s board of trustees also has adopted a resolution exempting business combinations between Taberna and any other person from the provisions of this statute. However, such resolution can be altered or repealed, in whole or in part, at any time by Taberna’s board of trustees. This permits Taberna’s board of trustees to determine whether alteration or repeal is in Taberna’s best interest and the best interest of its shareholders without the delay inherent in taking such a determination to a shareholder vote. If such resolution is repealed, the Maryland business combination statute could have the effect of discouraging offers to acquire Taberna and of increasing the difficulty of consummating these offers, even if Taberna’s acquisition would be in the best interests of Taberna’s shareholders.

Control Share Acquisition Act

RAIT	Taberna

Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland control share acquisition statute. “Control shares” are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, would entitle the acquiror to exercise, or direct the exercise of, voting power in electing trustees within one of the following ranges of the voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights.

Taberna’s bylaws also contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of Taberna common shares or preferred shares of beneficial interest, and, consequently, the provisions of the control share acquisition statute will not apply to holders of Taberna shares unless the provision is amended or eliminated by Taberna’s board of trustees. There can be no assurance that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire Taberna and increasing the difficulty of consummating any such offers, even if the acquisition would be in the best interests of Taberna’s shareholders.

RAIT’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of RAIT common shares or preferred shares of beneficial interest, and, consequently, the provisions of the control share acquisition statute will not apply to holders of RAIT shares unless such provision is amended or eliminated by RAIT’s board of trustees. There can be no assurance that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire RAIT and increasing the difficulty of consummating any such offers, even if the acquisition would be in the best interests of RAIT’s shareholders.

Unsolicited Takeovers Act

RAIT	Taberna

Subtitle 8 of Title 3 of the MGCL permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust of bylaws, to any or all of five provisions requiring:

•     a classified board;

•     a two-thirds vote for removing a trustee;

•     that the number of trustees be fixed only by vote of trustees;

•     that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•     that a special meeting of shareholders may only be called on the written request of shareholders entitled to cast a majority of the votes at the meeting.

A trust may also adopt a declaration of trust provision or resolution of the board of trustees that prohibits the trust from electing to be subject to any or all of the provisions of the subtitle. At this time, RAIT has not elected to be subject to any of these provisions. However, because RAIT’s declaration of trust does not include a provision prohibiting it from electing to be subject to any of these provisions, RAIT’s board of trustees may make such an election at any time. Through provisions in its declaration of trust and bylaws unrelated to Subtitle 8 of Title 3 of the MGCL, RAIT already requires a two-thirds vote for the removal of trustees.

Taberna does not have a class of equity securities registered under the Exchange Act and is, therefore, not eligible to make any of the elections under Subtitle 8 of Title 3 of the MGCL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to RAIT’s and Taberna’s qualification and taxation as REITs and the acquisition, holding, and disposition of RAIT common shares. For purposes of this section, under the heading “Material U.S. Federal Income Tax Considerations,” references to “RAIT” means only RAIT Investment Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated and “Taberna” means only Taberna Realty Finance Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. We have used the terms “we” and “our” where the discussion applies to both Taberna and RAIT, or where the context makes it clear, to the combined company following the merger. Where any description is relevant exclusively to RAIT or Taberna, or applies differently to RAIT or Taberna, the name of the specific entity being described is used for purposes of such description. This summary is based upon the Internal Revenue Code, the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive RAIT common shares through the exercise of employee shares options or otherwise as compensation;

•	persons holding RAIT common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding RAIT common shares through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in RAIT;

•	and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).

This summary assumes that shareholders will hold RAIT common shares as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF RAIT COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT

OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING RAIT COMMON SHARES FOR ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF RAIT COMMON SHARES.

Taxation

RAIT elected to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 1998. Taberna intends to elect to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 2005. Each of RAIT and Taberna believes that it has been organized and operated in a manner that will allow it to qualify for taxation as a REIT under the Internal Revenue Code, and RAIT and Taberna intend to continue to be organized and operated in such a manner.

The law firm of Ledgewood, a professional corporation, has acted as RAIT’s REIT tax counsel and the law firm of Clifford Chance US LLP has acted as Taberna’s counsel. It is a condition to the merger that (i) Ledgewood deliver an opinion to Taberna that commencing with its taxable year ended December 31, 1998, RAIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that RAIT’s proposed method of operation will enable RAIT to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code and (ii) Clifford Chance US LLP deliver an opinion to RAIT that commencing with its taxable year ended December 31, 2005, Taberna has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that Taberna’s proposed method of operation will enable Taberna to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that these opinions are based on various assumptions relating to RAIT’s and Taberna’s organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this joint proxy statement-prospectus are completed in a timely fashion and that RAIT and Taberna will at all times operate in accordance with the method of operation described in RAIT’s and Taberna’s organizational documents and this joint proxy statement-prospectus, and is conditioned upon factual representations and covenants made by RAIT’s and Taberna’s management teams, boards of trustees and affiliated entities, regarding their organization, assets, present and future conduct of their business operations, the fair market value of their investments in TRSs and other assets, and other items regarding their ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and they will take no action inconsistent with their qualifications as REITs. In addition, to the extent RAIT and Taberna have made or will make certain investments, such as investments in preferred equity securities of REITs, or whole loan mortgage, CMBS, or RMBS securitizations, the accuracy of such opinions will also depend on the accuracy of certain opinions rendered to RAIT and Taberna in connection with such transactions. While each of RAIT and Taberna believe that it has been organized and operated so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in RAIT’s or Taberna’s circumstances, applicable law, or interpretations thereof, no assurance can be given by RAIT or Ledgewood, or Taberna or Clifford Chance US LLP that RAIT or Taberna, respectively, will qualify as a REIT for any particular year. Such firms will have no obligation to advise RAIT or Taberna or the holders of RAIT common shares of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law or interpretations thereof. RAIT shareholders should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Each of RAIT’s and Taberna’s qualification and taxation as a REIT depends on its ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Ledgewood or Clifford Chance. In addition, RAIT’s and Taberna’s ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which RAIT and Taberna invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by such firms. RAIT’s and Taberna’s ability to qualify as a REIT also requires that RAIT and Taberna satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by RAIT and Taberna or which serve as security for loans made by RAIT and Taberna. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of RAIT’s and Taberna’s operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation of each of RAIT and Taberna as a REIT depends upon RAIT’s and Taberna’s ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification—General.” References to “our” or “we” with regard to the requirements for qualification and taxation as a REIT, described below, means requirements for qualification and taxation that each of RAIT and Taberna must meet. While RAIT and Taberna intend to operate so that each qualifies as a REIT, no assurance can be given that the IRS will not challenge RAIT’s or Taberna’s qualification as a REIT or that either RAIT or Taberna will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.” In addition, the failure of Taberna to qualify as a REIT would likely result in RAIT’s failure to qualify as a REIT.

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level, upon a distribution of dividends by the REIT.

For tax years through 2010, shareholders who are individual U.S. shareholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. shareholders (as defined below) from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Shareholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on its items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property,” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property.” We may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and

(b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintains our REIT qualification because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than in the case of a de minimis failure of the 5% or 10% asset tests, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our TRSs (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	RAIT will generally be subject to tax on the portion of any excess inclusion income derived from an investment by RAIT or Taberna in residual interests in REMICs to the extent RAIT shares are held in record name by specified tax-exempt organizations not subject to tax on UBTI. Similar rules apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, RAIT will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.”

•

RAIT may elect to retain and pay income tax on its net long-term capital gain. In that case, a shareholder would include its proportionate share of RAIT’s undistributed long-term capital gain (to the extent RAIT makes a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that RAIT paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in its common shares.

•	We may have subsidiaries or own interests in other lower-tier entities that are C corporations, including our domestic TRSs, the earnings of which will be subject to U.S. federal corporate income tax.

•	In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets, income and operations. As further described below, RAIT Advisors, Inc., Taberna Securities, Taberna Capital, and Taberna Funding will be subject to U.S. federal corporate income tax on their taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our declarations of trust provides restrictions regarding the ownership and transfer of our shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by the Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, the Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of its capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is wholly owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.” We expect that we will hold our assets and conduct our operations, in part, through qualified REIT subsidiaries and disregarded subsidiaries. Accordingly, all assets, liabilities, and items of income, deduction and credit of each such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries. A REIT may jointly elect with a non-REIT subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and its ability to make distributions to its shareholders.

RAIT has made a TRS election with respect to RAIT Advisors, Inc., and Taberna has made a TRS election with respect to Taberna Capital, Taberna Securities, Taberna Funding, Taberna Equity, Taberna Bermuda, Taberna II, Taberna III, Taberna IV, Taberna V, and anticipates it will make a TRS election with respect to Taberna VI. It is expected that we will make additional TRS elections, including with respect to future non-U.S. entities that issue equity interests to us pursuant to CDO securitizations. The Internal Revenue Code and the Treasury regulations provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in shares and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. shareholders (as defined below) of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. Taberna Equity, Taberna II, Taberna III, Taberna IV, Taberna V and most likely, Taberna VI, and certain additional CDO entities in which we may invest and with which we will jointly make a TRS election will be organized as Cayman Islands companies and will either rely on such exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income. Taberna Bermuda also intends to operate in a manner so that it will not be subject to U.S. federal income tax on its net income. Therefore, despite such contemplated status of such CDO entities and Taberna Bermuda as TRSs, we expect that such entities should generally not be subject to U.S. federal corporate income tax on their earnings. However, we will be required to include in our income, in certain cases, even without the receipt of actual distributions, on a current basis, the earnings of such CDO entities. This could affect our ability to comply with the REIT gross income tests and distribution requirement. See “—Gross Income Tests” and “—Annual Distribution Requirements.”

A REIT is not considered the owner of the assets of a TRS or other subsidiary corporation or (until dividends are paid by the TRS to the REIT) the recipient of any income that a domestic TRS earns. Rather, the shares issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from a domestic TRS. However, we will generally be required to include in income on a current basis the earnings of a CDO entity that is a non-U.S. TRS as described in the preceding paragraph. This treatment can affect the gross income and asset test calculations that apply to us, as described below. Because a REIT does not include the assets and, in the case of a domestic TRS, income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by a REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging or prohibited transaction income). If dividends are paid to us by one or more of our TRSs, other than a non-U.S. TRS as described in the preceding paragraph, then a portion of the dividends that we distribute to U.S. individual shareholders generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders” and “—Taxation of Shareholders—Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of its tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us from tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

Taberna has elected with each of Taberna Capital, Taberna Securities, Taberna Funding, Taberna Equity, Taberna Bermuda, Taberna III, Taberna IV and Taberna V, and expects to elect with Taberna VI, for those subsidiaries to be treated as TRSs for U.S. federal income tax purposes. In addition, Taberna II, which is a subsidiary of Taberna Equity, is therefore also a TRS of Taberna. RAIT has elected with RAIT Advisors, Inc. to treat RAIT Advisors, Inc. as a TRS for U.S. federal tax purposes. We may form additional TRSs in the future. To the extent that any such TRSs pay any taxes, they will have less CAD to us. If dividends are paid by a taxable domestic TRS, such as Taberna Capital, Taberna Securities or Taberna Funding, to Taberna, then the dividends we designate and pay to our shareholders who are individuals, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders.” Currently, we anticipate that each of Taberna Capital, Taberna Securities and Taberna Funding will retain its after tax income, if any, subject to compliance with the 20% asset test applicable to Taberna’s aggregate ownership of TRSs. See “—Asset Tests.”

The shares that Taberna holds in Taberna Capital have a tax basis below the basis such shares would have had if Taberna purchased such shares at their agreed value in connection with the completion of its initial private placement of common shares and related transactions, which we refer to as Taberna’s formation transactions. If Taberna were to sell these shares, the gain that it would recognize would be in excess of the amount of gain that would have been recognized had it purchased such shares in a taxable transaction. Accordingly, such a sale could result in the generation of a significant amount of income that would not qualify for the REIT 75% gross income test and an increased distribution requirement and, accordingly, could adversely affect Taberna’s ability to qualify as a REIT. See the discussion under “—Gross Income Tests” and “—Annual Distribution Requirements.” In addition, such a sale would result in a larger portion of RAIT’s dividend being subject to tax as a capital gain dividend as opposed to a return of capital.

Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

Taberna’s securitizations of mortgage loans are likely classified as taxable mortgage pool securitizations. As we continue to make significant investments in mortgage loans, CMBS or RMBS securities, we will likely continue to engage in securitization structures, similar to these securitizations whereby we convey one or more pools of real estate mortgage loans to a trust, which issues several classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. As with Taberna’s securitizations through December 31, 2005, we would likely not make a REMIC election with respect to such securitization transactions, and, as a result, each such similar transaction would also be a taxable mortgage pool securitization.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interest in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for U.S. federal income tax purposes and would not generally affect the qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s shareholders. See “—Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool or fail to qualify as a REIT, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we will form any subsidiary in which we own some, but less than all, of the ownership interests that would become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our REIT qualification.

Gross Income Tests

In order to maintain our qualification as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income for each taxable year, excluding gross income from “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of shares or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and its income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly its proportionate share of the income of the REMIC.

Among the assets that RAIT holds and that we may hold are mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying real estate income for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that RAIT holds and that we may acquire in the future do not and may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of our mezzanine loans as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test. To the extent RAIT has made or we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test.

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage-related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Dividend Income. We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will generally be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT (including dividends RAIT receives from Taberna, provided Taberna qualifies as a REIT) will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests. Taberna treats, and we intend to treat, certain income inclusions received with respect to equity investments in non-U.S. TRSs as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. See “—Effect of Subsidiary Entities—Taxable REIT Subsidiaries.” Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could fail to qualify as a REIT. See “—Failure to Qualify.” Even if such income does not cause us to fail to qualify as a REIT because of certain relief provisions, Taberna would be subject to a penalty tax with respect to such income because such income, together with other non-qualifying income it receives, has exceeded and will exceed 5% of Taberna’s gross income. See “—Failure to Satisfy the Gross Income Tests.” To the extent RAIT invests in such non-U.S. TRSs, and such income inclusions, together with RAIT’s other non-qualifying income, exceed 5% of RAIT’s gross income, RAIT will be subject to similar risks. In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of its interests in its foreign TRSs or other corporations that are not REITs or qualified REIT subsidiaries to ensure that the income recognized by us from its foreign TRSs or other such corporations does not exceed 5% of its gross income.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by the Treasury regulations, any income from a hedging transaction we enter into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in the Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property. To the extent that we own real property or interests therein, rents we receive will qualify as “rents from real property” in satisfying the gross income tests described above only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants for purposes of the REIT gross income tests.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, shares possessing 10% or more of the total combined voting power of all classes of shares entitled to vote, or 10% or more of the total value of shares of all classes of shares of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Failure to Satisfy the Gross Income Tests. We intend to monitor our sources of income, including any non-qualifying income received by us , so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of its gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving it, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which Taberna fails to satisfy the particular gross income test multiplied by a fraction intended to reflect its profitability.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, shares or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, shares of other corporations that qualify as REITs (including Taberna shares owned by RAIT, provided Taberna qualifies as a REIT) and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into shares, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of its assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or its failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we fail to satisfy the asset test.

We expect that the assets and mortgage-related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. In addition, to the extent we own the equity of a TruPS securitization and do not make a TRS election with respect to such entity, we will be deemed to own such TruPS, which will not be a qualifying real estate asset for purposes of the 75% asset test described above. we believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to make an investment in preferred securities or other equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that its interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

RAIT has acquired and Taberna and RAIT may acquire mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying real estate income for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. RAIT has acquired and Taberna and RAIT may acquire mezzanine loans that may not meet all of the requirements for reliance on this safe harbor. In the event RAIT or Taberna own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, RAIT or Taberna could fail to qualify as a REIT.

RAIT and Taberna have entered into and intend to enter into sale and repurchase agreements under which RAIT and Taberna nominally sell certain of their mortgage assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. RAIT and Taberna believe that they have been and will be treated for U.S. federal income tax purposes as the owner of the mortgage assets that are the subject of any such agreement notwithstanding that they may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that RAIT or Taberna did not own the mortgage assets during the term of the sale and repurchase agreement, in which case RAIT’s or Taberna’s ability to qualify as a REIT would be adversely affected.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our shareholders in an amount at least equal to:

(a) the sum of:

•	90% of our “REIT taxable income” (computed without regard to its deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b) the sum of specified items of non-cash income that exceeds a percentage of its income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at its election, a distribution for a taxable year may be declared before we timely file its tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to its prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to provide us with a tax deduction, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class and is in accordance with the preferences among different classes of shares as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes including the inclusion of items of income from CDO entities in which we hold an equity interest. See “—Effect of Subsidiary Entities—Taxable REIT Subsidiaries.” In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

If we own a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools.” If all or a portion of us is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of us is treated as a taxable mortgage pool, or we make investments or enter into financing and securitization transactions, such as our five mortgage loan securitizations through December 31, 2005, that give rise to us being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our shareholders, generally in a manner set forth under the applicable Treasury regulations. We expect that such financing and securitization transactions will result in a significant portion of our income being considered excess inclusion income. The U.S. Treasury Department has issued guidance on the tax treatment of shareholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among RAIT’s shareholders that hold our stock in record name in proportion to dividends paid to such shareholders. A shareholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a shareholder;

•	in the case of a shareholder that is a REIT, RIC, common trust fund or other pass-through entity, would be considered excess inclusion income of such entity to the extent allocated to their owners that are disqualified organizations;

•	would be subject to tax as UBTI to a tax-exempt holder;

•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. shareholders (as defined below); and

•	would be taxable (at the highest corporate tax rates) to RAIT, rather than RAIT’s shareholders, to the extent allocable to RAIT shares held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees or other broker/dealers who hold RAIT shares on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to the common stock held on behalf of disqualified organizations.

The manner in which excess inclusion income would be allocated among shares of different classes of shares is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and should consult their tax advisors with respect to excess inclusion income.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a pass-through entity in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or for sale to customers in the ordinary course of business. However, whether property is held “for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property by a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or property held for sale to customers in the ordinary course of business in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and not due to willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our shareholders will generally be taxable in the case of our shareholders who are individual U.S. shareholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction. In addition, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders. This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of either Taberna common shares or RAIT common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds RAIT common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding RAIT common shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of RAIT common shares by the partnership.

Distributions. Provided that RAIT qualifies as a REIT, distributions made to RAIT’s taxable U.S. shareholders out of its current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction generally available to corporate U.S. shareholders. In determining the extent to which a distribution with respect to RAIT common shares constitutes a dividend for U.S. federal income tax purposes, RAIT’s earnings and profits will be allocated first to distributions with respect to RAIT’s preferred shares of beneficial interest and then to its common shares. Dividends received from REITs generally are not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders who receive dividends from regular corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of us for the taxable year, without regard to the period for which the U.S. shareholder has held its shares. To the extent that RAIT elects under the applicable provisions of the Internal Revenue Code to retain its net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, RAIT’s undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. shareholders will increase their adjusted tax basis in our common shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal income tax rates of 15% (through 2010) in the case of U.S. shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. shareholders, to the extent of previously claimed depreciation deductions.

Distributions in excess of RAIT’s current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. shareholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by RAIT in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by RAIT and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by RAIT before the end of January of the following calendar year.

With respect to individual U.S. shareholders, RAIT may elect to designate a portion of its distributions paid to such U.S. shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S.

shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of RAIT’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by RAIT during such taxable year from non-REIT corporations that are subject to U.S. federal income tax;

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by RAIT with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by RAIT with respect to such built-in gain.

In addition, to the extent Taberna pays dividends to RAIT comprised of the above items, RAIT’s dividends should generally be treated as qualified dividend income.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic corporation (other than a REIT or a RIC), such as Taberna Capital and Taberna Securities, which are subject to U.S. federal income tax, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We expect that any foreign corporate CDO entity in which it invests would not be a “qualifying foreign corporation,” and accordingly our distribution of any income with respect to such entities will not constitute “qualified dividend income.”

To the extent that RAIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of REITs in General” and “—Annual Distribution Requirements.” Such losses, however, are not passed through RAIT shareholders and do not offset income of RAIT shareholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of RAIT shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of RAIT Common Shares. In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of RAIT common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis in the common shares at the time of the disposition. In general, a U.S. shareholder’s adjusted tax basis will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individual U.S. shareholders upon the sale or disposition of RAIT common shares will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if the RAIT common shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if the RAIT common shares are held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a U.S. federal income tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by an individual holder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Capital losses recognized by a U.S. shareholder upon the disposition of RAIT common shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of RAIT common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from RAIT that were required to be treated by the U.S. shareholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of RAIT common shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any “passive losses” against income or gain relating to its RAIT common shares. Distributions made by RAIT, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gains from the disposition of shares or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Shareholders. U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. shareholder has not held RAIT common shares as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), (2) the RAIT common shares are not otherwise used in an unrelated trade or business, and (3) RAIT and Taberna do not hold an asset that generates “excess inclusion income” (See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income”), distributions from RAIT and income from the sale of RAIT common shares should generally not be treated as UBTI to a tax-exempt U.S. shareholder. RAIT and Taberna expect to engage in transactions that result in a portion of RAIT’s dividend income being considered “excess inclusion income,” and accordingly, it is likely that a significant portion of RAIT’s dividends received by a tax-exempt shareholder will be treated as UBTI.

Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from RAIT as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of RAIT’s shares could be required to treat a percentage of the dividends from RAIT as UBTI if RAIT is a “pension-held REIT.” RAIT will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of RAIT’s shares, or (B) a group of pension trusts, each individually holding more than 10% of the value of RAIT’s shares, collectively owns more than 50% of such shares; and (2) RAIT would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities) by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of RAIT’s shares should generally prevent a tax-exempt entity from owning more than 10% of the value of its shares, or RAIT’s from becoming a pension-held REIT.

Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our shares.

Taxation of Non-U.S. Shareholders. The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of RAIT common shares applicable to non-U.S. shareholders of RAIT common shares. For purposes of this summary, a non-U.S. shareholder is a beneficial owner of RAIT common shares that is not a U.S. shareholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. shareholders payable out of RAIT’s earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests, or USRPIs, and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. shareholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we expect to engage in transactions that result in a portion of RAIT’s dividends being considered “excess inclusion income,” and accordingly, it is likely that a significant portion of RAIT’s dividends received by a non-U.S. shareholder will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of RAIT shares. In cases where the dividend income from a non-U.S. shareholder’s investment in RAIT common shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to a 30% branch profits tax, after the application of the U.S. federal income tax, in the case of a non-U.S. shareholder-that is a corporation.

Non-Dividend Distributions. Unless (A) RAIT common shares constitute a USRPI or (B) either (1) if the non-U.S. shareholder’s investment in RAIT common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by RAIT which are not dividends out of RAIT’s earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of RAIT’s current and accumulated earnings and profits. If RAIT common shares constitute a USRPI, as described below, distributions by RAIT in excess of the sum of its earnings and profits plus the non-U.S. shareholder’s adjusted tax basis in the RAIT common shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of RAIT’s earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by RAIT to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by RAIT directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, RAIT will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Moreover, if a non-U.S. shareholder disposes of RAIT common shares during the 30-day period preceding a RAIT dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire RAIT common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax when received by a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of RAIT shares which is regularly traded on an established securities market located in the United States if the non-U.S. shareholder did not own more than 5% of such class of shares at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Shareholders” and “—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not USRPI capital gains generally are not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of RAIT Common Shares. Unless RAIT common shares constitute a USRPI, a sale of the shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. The shares will not be treated as a USRPI if less than 50% of RAIT’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of RAIT’s assets will consist of interests in real property located in the United States.

In addition, RAIT’s common shares will not constitute a USRPI if RAIT is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares is held directly or indirectly by non-U.S. shareholders. We believe that RAIT is, and expect RAIT to continue to be, a domestically controlled REIT and, therefore, the sale of RAIT common shares should not be subject to taxation under FIRPTA. However, because RAIT’s shares are widely held and publicly traded, we cannot assure investors that RAIT is or will remain a domestically controlled REIT. Even if RAIT does not qualify as a domestically controlled REIT, a non-U.S. shareholder’s sale of RAIT common shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) RAIT common shares owned are of a class that is “regularly traded,” as defined by the applicable Treasury regulations, on an established securities market, and (b) the selling non-U.S. shareholder owned, actually or constructively, 5% or less of the RAIT outstanding shares of that class at all times during a specified testing period.

If gain on the sale of RAIT common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of RAIT common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (a) if the non-U.S. shareholder’s investment in RAIT common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (b) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

RAIT will report to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, RAIT may be required to withhold a portion of capital gain distribution to any U.S. shareholder who fails to certify its non-foreign status.

RAIT must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of RAIT common shares within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of RAIT common shares conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

We and our subsidiaries and RAIT’s shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of us and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to RAIT shareholders as a credit against their U.S. federal income tax liability. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in RAIT common shares.

BUSINESS OF TABERNA

General

Taberna is a self-managed and self-advised Maryland real estate investment trust. Taberna provides financing for REITs and other real estate operating companies and invests in real estate-related assets with the objective of generating attractive risk-adjusted returns and cash distributions for its shareholders, although future distributions and capital appreciation are not guaranteed. Taberna focuses its activities in the following areas:

•	originating financing for REITs and other real estate operating companies, primarily in the form of TruPS and subordinated debt;

•	investing in mortgage loans, RMBS, CMBS and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in CDO transactions and other asset securitizations that enable it to match-fund certain of its assets with liabilities through its established financing strategy.

Taberna’s investments in the equity securities of CDO entities are junior in right of payment and in liquidation to the collaterized debt securities issued by the CDO entities. Taberna may also invest opportunistically from time to time in other types of investments such as mezzanine real estate loans, participations in mortgage loans, corporate tenant leases and equity interests in real estate.

So long as Taberna qualifies as a REIT, it generally will not be subject to U.S. federal corporate income tax on its net taxable income to the extent Taberna annually distributes that income to its shareholders, including RAIT following the merger; however, Taberna’s domestic TRSs are generally subject to U.S. federal, state and local income taxes on their earnings. Taberna expects to supplement earnings from its investments with fees received by its subsidiaries, including management fees received by Taberna Capital, which is one of its TRSs, for structuring and managing CDOs, and origination fees received by Taberna Securities, another domestic TRS and a registered broker-dealer, in connection with the origination of financing transactions. For the year ended December 31, 2005 and for the six months ended June 30, 2006, the total amount of fees received by Taberna Capital for structuring and managing CDOs and by Taberna Securities for originating financing transactions was $17.6 million and $28.9 million, respectively. A domestic TRS, such as Taberna Capital and Taberna Securities, may retain its net income; accordingly, there can be no assurance that RAIT, through Taberna, will cause Taberna’s domestic TRSs to distribute all or any portion of their income to Taberna for further distribution to RAIT following the merger. Structuring and management fees paid to Taberna Capital by CDOs that Taberna consolidates for financial reporting purposes will be eliminated in consolidation; however, Taberna Capital will be subject to income taxes on such fees in the year in which the fees are received.

Taberna was organized in March 2005 and completed private placements of its common shares in April and August 2005.

The principal sources of Taberna’s operating revenue include:

•	interest and dividend income from its investments, including debt and equity interests that it purchases in CDOs;

•	management fee revenue that Taberna receives through Taberna Capital for structuring and managing CDOs; and

•	origination fee revenue that it receives through Taberna Securities for originating TruPS, and, possibly in the future, other debt and preferred security financing arrangements, for REITs and real estate operating companies.

An important part of Taberna’s operating strategy is to identify, originate and acquire assets, such as TruPS, for possible sale or contribution to CDOs and to acquire other assets, such as mortgage loans and mortgage-backed securities, for investment. As of June 30, 2006, it had four warehouse facilities in an aggregate amount of

$1.05 billion relating to the acquisition of TruPS. Merrill Lynch International, an affiliate of Bear, Stearns & Co. Inc., or Bear Stearns, and German American Capital Corporation are the warehouse providers. During a warehouse accumulation period, the warehouse providers under the TruPS warehouse facilities purchase the TruPS and hold them on their balance sheet. Taberna deposits cash and other collateral, generally representing between 3% and 10% of the amount available under the facility, to be held in escrow by the warehouse providers and pledges other collateral to cover its share of losses should any TruPS need to be liquidated before being securitized through a CDO. The warehouse providers have the right to dispose of the securities in the event that a CDO is not formed or if an underlying security experiences a default or a decline in credit quality that may lead to a default. Taberna is paid the difference between the interest earned on the securities and the interest charged by the warehouse provider from the respective dates on which the securities are acquired. During the warehouse period, participation in its warehouse agreements is reflected in its financial statements as a non-hedge derivative, which is reflected at fair value, and any unrealized gain or loss is included in its results of operations. From inception through June 30, 2006, Taberna derived a majority of its consolidated net income from investments in TruPS and unrealized gains on interest rate hedges.

Taberna’s investments in TruPS or in corporate entities, such as CDOs, that hold TruPS are subject to limitations because Taberna conducts its business so as to qualify as a REIT and not be required to register as an investment company under the Investment Company Act. Neither TruPS nor equity in corporate entities, such as CDO entities, created to hold TruPS qualify as real estate assets for purposes of the REIT asset tests. The income received from these investments will not generally qualify as real estate-related income for purposes of the REIT gross income tests. Taberna must invest in a sufficient amount of qualifying real estate assets directly or through disregarded subsidiaries so that the value of those assets and the amount of gross income they generate, when compared to the value of the securities Taberna holds in TRSs and the dividends received and other income includable by Taberna in its gross income as a result of its TRS investments, together with any other non-qualifying REIT income Taberna earns or non-qualifying assets that Taberna owns, enables it to continue to satisfy the REIT requirements. Qualifying real estate assets typically generate less attractive returns than investments in TruPS or corporate entities holding TruPS. As of June 30, 2006, Taberna held interests in approximately $4.2 billion of mortgage loans, all of which are qualifying real estate assets and generate qualifying gross real estate income. While Taberna’s investments in mortgage loans generate less attractive returns than its investments in TruPS, Taberna must continue to invest in mortgage loans and in other qualifying real estate assets in order to maintain its qualification as a REIT. Taberna expects that its investments in mortgage loans and other qualifying real estate assets will generate most of Taberna’s gross income for U.S. federal income tax purposes, and that such income will be supplemented by net income inclusions from its investments in foreign TRSs and net income from its investments in domestic TRSs to the extent such net income is distributed to Taberna.

TruPS are fixed income securities that have characteristics of both debt and equity securities. TruPS are typically issued by a special purpose trust that lends the proceeds from the issuance of the TruPS to its parent company. The loan to the parent company is represented by a subordinated debenture with terms mirroring the terms of the TruPS. The special purpose trust uses the payments of interest and principal it receives on the debenture to pay interest, dividends and redemption amounts to the holders of the TruPS. The TruPS that were included in the Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI CDOs mature between 10 to 30 years from the date of issuance. TruPS generally are not callable by the issuer within the first five years of their issuance. If the parent company of an issuer of TruPS defaults on payments due on the debenture that correspond to the TruPS, the trustee under the indenture governing the debenture has the right to accelerate the entire principal amount of the debenture. If the trustee fails to do so, holders of the TruPS may accelerate the indebtedness. In certain circumstances where a subsidiary company issues the debenture that corresponds to the applicable TruPS, the obligations of such subsidiary under the debenture are guaranteed by its parent company. TruPS are not secured by any collateral and generally rank junior to an issuer’s existing senior debt securities in right of payment and in liquidation.

Certain Relationships and Related Party Transactions of Taberna

Transactions with Daniel G. Cohen

On April 28, 2005 and August 11, 2005, Daniel G. Cohen, Taberna’s chairman of the board and chief executive officer, purchased for $7.4 million in cash an aggregate of 700,000 of Taberna common shares at the offering prices of Taberna common shares in Taberna’s prior private placements, without payment of any placement fee to the placement agent. Taberna’s other executive officers and trustees, and other affiliated parties, purchased for approximately $1.6 million in cash an aggregate of 171,885 of Taberna common shares, at the respective offering prices less the placement fee, in Taberna’s prior private placements.

Transactions with Cohen Bros.

Cohen Bros. received the following material benefits in connection with Taberna’s formation transactions:

•	Taberna issued an aggregate of 2.0 million Taberna common shares to Cohen Bros. in connection with Taberna’s acquisition of Taberna Capital and Taberna Securities.

•	Through September 30, 2006, CB&C retained $32.4 million of origination fees under the broker-dealer services agreement, and $8.9 million of other fees in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V, Taberna VI and Taberna VII.

•	Through September 30, 2006, Taberna paid Cohen Bros. $1.2 million under the shared facilities and services agreement.

Taberna entered into an engagement letter, dated as of September 12, 2006 and supplemented as of October 18, 2006, with CB&C pursuant to which CB&C agreed to provide certain placement agency services to a CDO to be owned and managed by Taberna. In connection with the transaction contemplated by the engagement letter, Taberna entered into a credit agreement with an investment bank whereby the investment bank will provide up to $970.0 million of warehouse financing for purposes of acquiring real estate asset-backed securities and other REMIC interests. The loans obtained in the financing will bear interest at a rate of LIBOR plus a spread of 21 basis points and the credit agreement matures in April 2007.

In addition, prior to Taberna’s formation in April 2005, Cohen Bros. provided various management services to Taberna’s predecessor entities and allocated costs accordingly. As of December 2005, Taberna had a receivable from Cohen Bros. for income taxes incurred during the predecessor period. In March 2006, Taberna received $2.45 million from Cohen Bros. for income taxes incurred during the predecessor period.

Daniel G. Cohen, Taberna’s Chairman and Chief Executive Officer, indirectly owns approximately 60% of the ownership interests in Cohen Bros., James J. McEntee, III, Taberna’s Vice Chairman, owns approximately 7.7% of the ownership interests in Cohen Bros. and Raphael Licht, Taberna’s Executive Vice President, Chief Administrative Officer, Chief Legal Officer and Secretary, owns approximately 0.75% of the ownership interests in Cohen Bros.

RAIT plans to utilize the services of Cohen Bros. in connection with the placement of debt and equity securities.

Non-Competition Agreement

On April 28, 2005, Taberna entered into a non-competition agreement with Cohen Bros. pursuant to which Cohen Bros. agreed not to engage in purchasing from, or acting as placement agent for, issuers of TruPS or other preferred equity securities issued by REITs and other real estate operating companies. Cohen Bros. also agreed not to act as collateral manager for such CDOs or securitizations of such securities. In addition, Cohen Bros. agreed not to solicit Taberna’s executive officers to do anything that would violate Cohen Bros.’ non-competition covenant or to terminate their employment with Taberna or become employed by Cohen Bros., if not already so employed, during the term of the agreement.

The non-competition agreement does not prevent Cohen Bros. from:

•	owning less than 5% of any class of voting securities of any company engaged in any of the competitive businesses, unless it has a controlling equity interest in such a company; or

•	acquiring a business which, as a component of its business, is engaged in any of the competitive businesses, provided that Cohen Bros. disposes of such competitive business within one year of its acquisition and first offers to Taberna the right to acquire such competitive business before offering to sell such competitive business to a third party.

The non-competition agreement may be terminated on the earliest to occur of:

•	the date mutually agreed upon by both parties to the agreement;

•	a change of control of Taberna, including (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of Taberna’s assets, (b) the approval by Taberna’s equity owners of any plan or proposal for Taberna’s liquidation or dissolution, (c) a change of control where any person becomes the owner, directly or indirectly, beneficially or of record, of equity shares representing more than 50% of Taberna’s aggregate ordinary voting power and (d) the replacement of a majority of Taberna’s board of trustees over a two-year period from the trustees who constituted the board of trustees at the beginning of such period, that is not approved by a majority of the board of trustees;

•	April 28, 2008; or

•	the date that Daniel G. Cohen’s employment as Taberna’s chief executive officer is terminated by Taberna without cause.

The merger with RAIT will constitute a change of control of Taberna as defined in the non-competition agreement. Accordingly, Cohen Bros. has agreed to waive its termination right as a result of the merger under this agreement.

Acquisition of Taberna Capital and Taberna Securities

On April 28, 2005, Taberna acquired from Cohen Bros. or a wholly-owned subsidiary of Cohen Bros.’ parent company 100% of the ownership interests in each of Taberna Capital and Taberna Securities. Taberna consummated the acquisitions through mergers. Each of Taberna Capital and Taberna Securities separately merged with Taberna’s wholly-owned subsidiaries. Each of Taberna Capital and Taberna Securities survived the respective mergers as Taberna’s wholly-owned subsidiaries, and Taberna, together with Taberna Capital and Taberna Securities, respectively, elected to treat Taberna Capital and Taberna Securities as TRSs. In the mergers, Cohen Bros. received an aggregate of 2.0 million of Taberna common shares with a value of $20.0 million, based upon a per share price equal to the initial offering price of Taberna common shares in Taberna’s initial private placement, in exchange for its interests in Taberna Capital and Taberna Securities. At the time of the mergers, Taberna Capital’s and Taberna Securities’ assets consisted primarily of $5.0 million of cash which was pledged as collateral under Taberna’s initial TruPS warehouse facility, the collateral management agreement for Taberna I, and other intangible assets. Taberna Capital acts as the collateral manager for Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI under the terms of six separate collateral management agreements and receives an annual fee of approximately $2.8 million, $4.0 million, $3.0 million, $2.6 million, $2.8 million and $2.8 million respectively, for its services in these capacities for so long as the relevant collateral management agreement remains in effect. The fees payable under these agreements are based upon the amount of collateral held by the CDOs. Accordingly, these fees will decline if underlying collateral assets are prepaid.

Shared Facilities and Services Agreement

On April 28, 2005, Taberna entered into the shared facilities and services agreement with Cohen Bros. pursuant to which Cohen Bros. agreed to provide Taberna, directly or through its subsidiaries, with the following facilities and services:

•	fully furnished office space for Taberna’s employees at Cohen Bros.’ corporate offices;

•	use of common facilities and office equipment, supplies and storage space at Cohen Bros.’ corporate offices;

•	assistance with structuring and managing Taberna’s investments in mortgage loans and other mortgage-backed securities;

•	accounting support and cash management services;

•	other administrative services; and

•	other transitional services necessary in the short term following the consummation of Taberna’s initial private placement.

The initial shared facilities and services agreement, effective from April 2005 through April 2006, provided that, in respect of services relating to structuring and managing Taberna’s investments in mortgage loans and other mortgage-backed securities, Taberna would pay Cohen Bros. an annual fee of 10 basis points on the amount of the investments, subject to a minimum fee of $250,000 per year and a maximum fee of $750,000 per year. In respect of accounting support and cash management services and administrative and other transitional services, Taberna paid Cohen Bros. for the cost of providing those services plus 10% of such cost, including a monthly rental fee of $17,500 for office space and facilities. The shared facilities and services agreement was renewed on July 2006 through June 30, 2008. The renewed agreement provides that in respect of services relating to structuring and managing Taberna’s investments in CMBS and RMBS, Taberna will pay Cohen Bros. an annual fee ranging from 2 to 20 basis points on the amount of the investments, based on the rating of the security. For investments in residential whole loans, Taberna will pay Cohen Bros. an annual fee of 1.5 basis points on the amount of the investments. In respect of software licensing, human resources and administrative and other services, Taberna will continue to pay Cohen Bros. for the cost of providing those services plus 10% of such cost. Taberna and Cohen Bros. are negotiating a separate sub-lease agreement for the shared office space and facilities. The shared facilities and services agreement also contains provisions relating to termination, adjustment of fees and other customary matters. Cohen Bros. may only terminate the shared facilities and services agreement upon the expiration of the term of the agreement or if Taberna fails to materially perform its obligations under the agreement. Through June 30, 2006, Taberna incurred $1.1 million of expenses under the shared facilities and services agreement, which amount includes the annual fee on the amount of investments.

Broker-Dealer Services Agreement

On April 28, 2005, Taberna entered into the broker-dealer services agreement with CB&C, a registered broker-dealer, under which CB&C agreed to perform, at Taberna’s request, any activities related to Taberna’s investment activities that could be performed only by a registered broker-dealer. Under this agreement, CB&C is entitled to retain any origination fees paid by third parties in respect of investments Taberna makes; provided, however, that CB&C will not charge origination fees exceeding 1.5% of the gross proceeds to such issuer per transaction. In addition, CB&C may engage third-party investment banks to originate collateral, and these banks will also receive a portion of the origination fees. This agreement may be terminated by Taberna at any time by giving CB&C 30 days’ written notice thereof. CB&C may terminate this agreement at any time after April 28, 2006 upon 30 days’ written notice to us. CB&C may not originate any investment on Taberna’s behalf except pursuant to the request and approval of a majority of Taberna’s independent trustees. Through June 30, 2006, CB&C had retained $32.4 million of origination fees pursuant to this agreement. Because Taberna Securities is now licensed to act as a broker-dealer, Taberna anticipates that CB&C will provide significantly fewer services under this agreement. Taberna has and Taberna may from time to time continue to utilize the services of CB&C to sell securities issued by Taberna’s CDO entities, and CB&C will earn customary market commissions for such services. As of June 30, 2006, CB&C had earned $5.8 million in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI.

Lease Agreement

Taberna leases its office space in New York pursuant to a lease agreement that has a ten year term and was assigned to it from Cohen Bros. in November 2005. Until September 30, 2006, Cohen Bros. occupied space together with Taberna. Total rent expense from the inception of the lease through June 30, 2006 was $338,000.

The minimum cash payments due under this lease are as follows by fiscal year: 2006—$550,000, 2007 through 2010—$825,000 per year and $4.6 million for the remaining term of the lease. Taberna was required to place a letter of credit totaling $1.1 million with the landlord as collateral for this lease agreement. The lease agreement expires in March 2016. Taberna occupied portions of the 10th and 23rd floors of its New York headquarters as a holdover tenant with Cohen Bros. subleasing the 10th floor from Taberna as Taberna’s tenant until September 2006. Under the lease agreement, Taberna was obligated to pay the landlord additional rent in the amount of 1.5 times the rental rate for the first 60 days of such holdover, and thereafter two times the rental rate for so long as Taberna occupied the office space as a holdover tenant. On June 5, 2006, the landlord agreed to accept, in lieu of holdover rent, $27,038 per month for the 10th floor and $19,345 per month for the 23rd floor, each from May 1, 2006 through and including the surrender of such premises by Taberna, provided that Taberna vacates the 23rd floor by August 1, 2006 and surrenders the 10th floor by November 1, 2006. Taberna vacated the 23rd floor prior to August 1, 2006 and Cohen Bros. surrendered the 10th floor on September 30, 2006.

Transactions with The Bancorp, Inc.

The Bancorp, Inc. Taberna maintains cash balances in The Bancorp, Inc. Daniel G. Cohen, Taberna’s Chairman and Chief Executive Officer, is also the chairman of the board of directors of The Bancorp, Inc. In 2005, Taberna paid an officer of The Bancorp, Inc. $69,500 for due diligence services associated with Taberna’s purchase of certain pools of residential mortgages during that year. In addition, as of June 30, 2006, Taberna had $6.3 million of its cash and cash equivalents in accounts with The Bancorp, Inc. Most of Taberna’s cash and cash equivalents are held in savings accounts bearing interest at 3.0%, which earned $79,000 of interest during the six months ended June 30, 2006, and the remaining amount is held in non-interest bearing checking accounts. During the six months ended June 30, 2006, the average balance on deposit with The Bancorp, Inc. was $5.5 million.

Executive Compensation

The following table sets forth the compensation paid for the fiscal year ended December 31, 2005 to those executive officers of Taberna who will serve as executive officers of RAIT following the consummation of the merger:

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1) (2)	Bonus	Other Annual Compensation	Restricted Share Award(s)	Number of Securities Underlying Options/SARs	All Other Compensation
Daniel G. Cohen, Chairman of the Board and Chief Executive Officer of Taberna Realty Finance Trust and Chairman of the Board of Managers of Taberna Capital Management, LLC	2005	$400,000	—	—	$5,786,504	—	—

Mitchell Kahn, Executive Vice President of Taberna Realty Finance Trust and President and Member of the Board of Managers of Taberna Capital Management, LLC	2005	250,000	$1,400,000	—	1,652,908	—	—

Jack E. Salmon, Executive Vice President, Chief Financial Officer and Treasurer of Taberna Realty Finance Trust and Member of the Board of Managers of Taberna Capital Management, LLC	2005	250,000	562,500	—	996,716	—	—

Raphael Licht, Chief Legal Officer and Secretary of Taberna Realty Finance Trust(3)	2005	150,000	250,000	—	307,114	—	—

(1)	Each of Messrs. Cohen’s, Kahn’s, Salmon’s and Licht’s employment by Taberna commenced on April 28, 2005. During Taberna’s fiscal year ended December 31, 2005, Taberna paid Messrs. Cohen, Kahn, Salmon and Licht salaries at the annualized rate shown above.
(2)	On December 21, 2005, Taberna’s compensation committee approved the following annual salaries for the fiscal year ending December 31, 2006: Daniel G. Cohen, $600,000; Mitchell Kahn, $400,000; Jack E. Salmon, $400,000; and Raphael Licht, $150,000. In April 2006, Taberna entered into an employment agreement with Plamen Mitrikov, under which Mr. Mitrikov will receive an annual base salary of $300,000. Under the agreement, Mr. Mitrikov is also entitled to receive a minimum bonus of $400,000 by February 1, 2007, provided that he has not been terminated by Taberna for cause prior to that date, and he will be awarded 200,000 restricted shares under Taberna’s 2005 equity incentive plan during his first year of employment with Taberna, which shares will vest as to one-twelfth of the total amount granted as of the end of each quarter until all of such shares are fully vested.
(3)	Effective April 1, 2006, Mr. Licht also serves as Taberna’s executive vice president and chief administrative officer. On April 1, 2006, Taberna amended and restated Mr. Licht’s employment agreement, under which Mr. Licht will be entitled to receive an annual base salary of $350,000 and an annual bonus of not less than $400,000 during the first year of the agreement.

See “The Merger Agreement—Interests of Certain Persons in the Merger—Employment Agreements” for a discussion of employment agreements entered into by employees of Taberna with RAIT in connection with the merger.

ADDITIONAL INFORMATION CONCERNING TABERNA

Market Information

There has been no public trading market for Taberna common shares. Taberna common shares issued to qualified institutional buyers in connection with its April 2005 and August 2005 private placements are eligible for reporting in PORTAL, a subsidiary of The NASDAQ Stock Market, Inc., which facilitates secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. Adopted under the Securities Act, PORTAL provides regulatory review of securities in connection with the clearance and settlement thereof via The Depository Trust Company. Taberna has been advised that the last sale of its common shares that was eligible for PORTAL had occurred on July 18, 2006, at a price of $15.00 per common share.

The following table shows the high and low sales prices for Taberna common shares since these common shares became eligible for trading on PORTAL during the periods indicated below:

	High Sales Price	Low Sales Price
April 28, 2005 to June 30, 2005	$10.25	$10.00	(1)
July 1, 2005 to September 30, 2005	$12.50	$10.25
October 1, 2005 to December 31, 2005	$12.50	$12.00
January 1, 2006 to March 31, 2006	$13.35	$12.00
April 1, 2006 to June 30, 2006	$15.00	$13.25
July 1, 2006 to September 30, 2006	$15.00	$14.40

(1)	Represents the price at which Taberna sold common shares to investors in its initial private placement on April 28, 2005.

The information above regarding PORTAL prices may not be complete because Taberna has access only to information regarding trades reported by Friedman, Billings, Ramsey & Co., Inc. and not trades reported by other broker-dealers. Moreover, broker-dealers are not required to report all trades to PORTAL.

Holders

As of October 20, 2006, Taberna had 44,353,973 common shares issued and outstanding which were held by one holder of record. The one holder of record is Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of approximately 503 beneficial owners of its common shares.

Principal Shareholders

The following table presents information regarding the beneficial ownership of Taberna’s common shares as of October 20, 2006, and the effect of the merger on the beneficial ownership, assuming a conversion ratio of one Taberna common share to 0.5389 of a RAIT common share, with respect to:

•	each of Taberna’s trustees;

•	each of Taberna’s named executive officers;

•	each person who, to Taberna’s knowledge, is the beneficial owner of more than five percent of its outstanding common shares; and

•	all trustees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting power and investment power with respect to such shares.

	Taberna Common Shares Beneficially Owned Prior to Merger(1)(2)		RAIT Common Shares Beneficially Owned After Merger(2)(3)
Name and Address(4)	Number	Percentage(5)	Number	Percentage(5)
Trustees and Executive Officers:
Daniel G. Cohen(6)	3,263,205	7.4%	1,758,541	3.4%
James J. McEntee, III(7)	173,790	*	93,656	*
Mitchell Kahn(8)	322,594	*	173,846	*
Jack E. Salmon(9)	215,285	*	116,017	*
Plamen Mitrikov(10)	200,000	*	107,780	*
Raphael Licht(11)	65,507	*	35,301	*
James J. Sebra(12)	35,500	*	19,131	*
Frank A. Farnesi(13)	15,186	*	8,185	*
Karen Finkel(13) (14)	20,186	*	10,879	*
John F. Quigley, III(13)	15,186	*	8,185	*
Thomas J. Reilly, Jr.(13)(15)	16,186	*	8,723	*
Murray Stempel, III(13)(16)	25,186	*	13,574	*
All trustees and executive officers as a group	4,367,811	9.8%	2,353,818	4.5%

5% Beneficial Owners:
Eton Park Capital Management, L.P.(17)	7,540,000	17.0%	4,063,306	7.8%
Mercury Real Estate Advisors LLC(18)	5,081,900	11.5%	2,738,636	5.3%
Omega Advisors, Inc.(19)	3,630,000	8.2%	1,956,207	3.8%
Trafelet & Company, LLC(20)	2,250,000	5.1%	1,212,525	2.3%

(1)	Assumes 44,357,745 of Taberna common shares outstanding immediately before completion of the merger on a fully diluted basis.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any common shares if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(3)	Upon completion of the merger, all of the Taberna common shares owned by each of the trustees, executive officers and principal shareholders listed above will be converted into RAIT common shares at the exchange ratio, including restricted Taberna common shares subject to vesting after completion of the merger. The number of RAIT common shares has been calculated by multiplying the number of Taberna common shares listed beside that person’s or entity’s name by the conversion ratio, rounded down to the nearest whole number. The percentage ownership of RAIT held by each such person or entity would be calculated by dividing the result of the foregoing calculation by 52,066,336, the number of RAIT common shares assumed to be outstanding as of the effective time of the merger on a fully diluted basis.
(4)	The address for each of Taberna’s trustees and named executive officers is c/o Taberna Realty Finance Trust, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104.
(5)	Beneficial ownership of 1% or less of all of the outstanding common shares is indicated with an asterisk.
(6)	Includes 942,073 common shares received in connection with Taberna’s formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities), 700,000 common shares purchased for cash in Taberna’s prior private placements and 873,854 restricted common shares that will vest as to one-twelfth or one-sixteenth of the total amount granted as of the end of each quarter for the three or four year vesting period of the respective grant. Includes 11,600 common shares issued in Taberna’s formation transactions that are being held by Cohen Bros. pending distribution to certain individuals.

(7)	Includes 95,958 common shares received in Taberna’s formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities). Includes 11,500 common shares purchased for cash in Taberna’s prior private placements, 56,332 restricted common shares that will vest upon the completion of the merger and 10,000 restricted common shares that will continue to vest post-merger as to one-sixteenth of the unvested amount granted as of the end of each quarter for the four year vesting period of the grant.
(8)	Includes 104,303 common shares received in Taberna’s formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities), 5,000 common shares purchased for cash in Taberna’s prior private placements, 163,291 restricted common shares that will vest upon the completion of the merger and 50,000 restricted common shares that will continue to vest post-merger as to one-sixteenth of the unvested amount granted as of the end of each quarter for the four year vesting period of the grant.
(9)	Includes 76,488 common shares received in Taberna’s formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities), 10,000 common shares purchased for cash in Taberna’s prior private placements, 98,797 restricted common shares that will vest upon the completion of the merger and 30,000 restricted common shares that will continue to vest post-merger as to one-sixteenth of the unvested amount granted as of the end of each quarter for the four year vesting period of the grant.
(10)	Includes 200,000 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(11)	Includes 21,000 common shares issued in Taberna’s formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities). Includes 4,396 common shares purchased for cash in Taberna’s prior private placements (including 896 common shares beneficially owned by his father, Robert A. Licht, and attributed to Raphael Licht), 30,111 restricted common shares that will vest upon the completion of the merger and 10,000 restricted common shares that will continue to vest post-merger as to one-sixteenth of the unvested amount granted as of the end of each quarter for the four year vesting period of the grant.
(12)	Includes 500 common shares purchased for cash in Taberna’s prior private placements, 25,000 restricted common shares that will vest upon the completion of the merger and 10,000 restricted common shares that will continue to vest post-merger as to one-sixteenth of the unvested amount granted as of the end of each quarter for the four year vesting period of the grant.
(13)	Includes 10,186 restricted shares that will vest upon the completion of the merger and 5,000 restricted common shares that will continue to vest post-merger as to one-twelfth of the unvested amount granted as of the end of each quarter for the three-year vesting period of the grant.
(14)	Includes 5,000 common shares purchased for cash in Taberna’s prior private placements.
(15)	Includes 1,000 common shares purchased for cash in Taberna’s prior private placements.
(16)	Includes 10,000 common shares purchased for cash by a trust for the benefit of this individual’s spouse.
(17)	Purchased on behalf of Eton Park Fund, L.P. and Eton Park Master Fund, Ltd. Eton Park Capital Management, L.P. is the investment manager for Eton Park Fund, L.P. and Eton Park Master Fund, Ltd.; Eton Park Capital Management, L.L.C. is the general partner of Eton Park Capital Management, L.P.; and Eric Mindich is the managing member of Eton Park Capital Management, L.L.C. The address of this beneficial owner is 825 Third Avenue, New York, New York 10022.
(18)	David R. Jarvis and Malcolm F. MacLean IV are the managing members of Mercury Real Estate Advisors LLC. The address of this beneficial owner is Three River Road, Greenwich, Connecticut, 06807.
(19)	Purchased on behalf of Omega Capital Investors, L.P., Omega Capital Partners, L.P., Omega Equity Investors, L.P., Omega Overseas Partners, Ltd., Beta Equities, Inc., Goldman, Sachs & Co. Profit Sharing Master Trust, Permal LGC Ltd., Agemo Fund Limited, Long-Short Equity Fund Portfolio Company, Ltd., Presidential Life Corporation, Lyxor/Odyssey Value Fund Ltd., Ministers & Missionaries Benefit Board of American Baptist Churches and SGAM AI Portable Alpha-Omega. Excludes 150,000 common shares purchased on behalf of The Leon and Toby Cooperman Family Foundation by its trustee, Leon Cooperman. Leon Cooperman is the CEO and majority shareholder of Omega Advisors, Inc. Leon Cooperman controls Omega Advisors, Inc. The address of this beneficial owner is 88 Pine Street, New York, New York 10005.

(20)	Purchased on behalf of Delta Onshore, LP, Delta Pleiades, LP, Delta Offshore, Ltd. and Delta Institutional, LP. Remy W. Trafelet is the managing member of Trafelet & Company, LLC. The address of this beneficial owner is 900 Third Avenue, 5th Floor, New York, New York 10022.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2006 with respect to compensation plans under which Taberna’s equity securities are authorized for issuance:

	A. Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights	B. Weighted-Average Exercise Price of Outstanding Options, Warrants or Rights	C. Number of Securities Available for Future Issuance Under Equity Compensation Plans, Excluding Securities Included in Column A
Equity compensation plans approved by Taberna security holders	—	—	—
Equity compensation plans not approved by Taberna security holders(1)	—	—	1,417,623

Total	—	—	1,417,623

(1)	Consists of the number of equity securities reserved for issuance under Taberna’s 2005 equity incentive plan.

Taberna’s 2005 Equity Incentive Plan

In April 2005, Taberna’s board of trustees adopted, and Taberna’s shareholder approved, the 2005 equity incentive plan in connection with the formation of Taberna immediately prior to the closing of its initial private placement. In October 2005, Taberna’s board of trustees amended the 2005 equity incentive plan to increase the number of shares issuable under the plan. As of the date of this joint proxy statement-prospectus, the total number of shares issuable under Taberna’s 2005 equity incentive plan is 3,192,853 shares, with an annual increase of 50,000 shares for the duration of the plan.

Pursuant to the merger agreement, RAIT is obligated to assume Taberna’s 2005 equity incentive plan and Taberna’s obligation under that plan. The 2005 equity incentive plan currently is administered by a compensation committee of Taberna’s board of trustees. Key employees, non-employee trustees, employee trustees, officers, advisors, consultants or other personnel of Taberna and its subsidiaries are eligible for awards under the 2005 equity incentive plan. Stock options, restricted shares, common shares, share appreciation rights, dividend equivalent rights, performance awards, phantom shares and other equity-based awards may be awarded by the compensation committee under this plan. Unless terminated earlier, Taberna’s 2005 equity incentive plan will terminate in 2015 but its terms will continue to govern unexpired awards. No new awards may be granted under the 2005 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by Taberna’s board of trustees.

TABERNA MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Taberna’s historical consolidated financial statements and related notes included elsewhere in this joint proxy statement-prospectus.

General

Taberna Realty Finance Trust

Taberna is a Maryland real estate investment trust that was formed on March 3, 2005. Accordingly, Taberna has had a limited operating history.

Taberna intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2005. Taberna generally does not expect to be subject to U.S. federal income tax on its income to the extent it distributes that income to its shareholders and maintains its qualification as a REIT. Taberna makes and holds its investments and conducts its other operations through its subsidiaries, including TRSs, three of which TRSs are subject to U.S. federal, state and local income taxes on their earnings.

Taberna is a self-managed and self-advised real estate investment trust that focuses on three primary activities:

•	originating financing for REITs and other real estate operating companies, primarily in the form of TruPS and subordinated debt;

•	investing in mortgage loans, CMBS, RMBS and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in CDO transactions and other asset securitizations that enable it to match-fund certain of its assets with liabilities through its established financing strategy. Its investments in the equity securities of CDO entities are junior in right of payment and in liquidation to the collateralized debt securities issued by the CDO entities.

Taberna may also invest opportunistically from time to time in other types of investments such as mezzanine real estate loans, participations in mortgage loans, corporate tenant leases and equity interests in real estate. Taberna’s investment guidelines do not impose any limitations on the types of assets in which it may invest.

Set forth below is a discussion of certain aspects of its financial condition and results of operations that may be important to an investor in Taberna common shares.

Sources of Operating Revenue

The principal sources of Taberna’s operating revenue include:

•	interest and dividend income from its investments, including debt and equity interests that it purchases in CDOs;

•	management fee revenue that Taberna receives through Taberna Capital for structuring and managing CDOs; and

•	origination fee revenue that it receives through Taberna Securities for originating TruPS, and, possibly in the future, other debt and preferred security financing arrangements, for REITs and real estate operating companies.

An important part of Taberna’s operating strategy is to identify, originate and acquire assets, such as TruPS, for possible sale or contribution to CDOs and to acquire other assets, such as mortgage loans and mortgage-

backed securities, for investment. As of June 30, 2006, it had four warehouse facilities in an aggregate amount of $1.05 billion relating to the acquisition of TruPS. Merrill Lynch International, an affiliate of Bear Stearns, and German American Capital Corporation are the warehouse providers. During a warehouse accumulation period, the warehouse providers under the TruPS warehouse facilities purchase the TruPS and hold them on their balance sheet. Taberna deposits cash and other collateral, generally representing between 3% and 10% of the amount available under the facility, to be held in escrow by the warehouse providers and pledges other collateral to cover its share of losses should any TruPS need to be liquidated before being securitized through a CDO. Taberna has engaged affiliates of the warehouse providers to assist it in structuring the future CDOs that may acquire the collateral held by the warehouse providers. The warehouse providers have the right to dispose of the securities in the event that a CDO is not formed or if an underlying security experiences a default or a decline in credit quality that may lead to a default. Taberna is paid the difference between the interest earned on the securities and the interest charged by the warehouse provider from the respective dates on which the securities are acquired. During the warehouse period, participation in its warehouse agreements is reflected in its financial statements as a non-hedge derivative, which is reflected at fair value, and any unrealized gain or loss is included in its results of operations.

As of June 30, 2006, Taberna had approximately $175.3 million of indebtedness outstanding under various repurchase agreements. Taberna used the proceeds from the repurchase agreements to finance additional investments in its mortgage loan portfolio and to purchase securities issued in its mortgage loan securitizations. Its repurchase agreements generally have terms of 30 days. Taberna typically expects to renew its short-term arrangements or put new arrangements in place upon the expiration of existing agreements; however, there can be no assurance that it will be able to do so.

Taberna’s earnings are affected by a variety of industry and economic factors. These factors include:

•	interest rate trends,

•	rates of prepayment on mortgages underlying its mortgage portfolio,

•	competition, and

•	other market developments.

In addition, a variety of factors relating to Taberna’s business may also impact its financial condition and operating performance. These factors include:

•	its leverage,

•	its access to funding and borrowing capacity,

•	its borrowing costs,

•	its hedging activities,

•	changes in the credit performance of the loans, securities and other assets Taberna owns, and

•	the REIT requirements and its intention to qualify for exemption from registration as an investment company under the Investment Company Act.

Taberna’s investment income is generated primarily from the net spread, or difference, between the interest income Taberna earns on its investment portfolio and the cost of its borrowings and hedging activities. Taberna’s net investment income will vary based upon, among other things, the difference between the interest rates earned on its various assets and the borrowing and hedging costs of the liabilities used to finance those investments. Taberna leverages its investments in an effort to enhance its potential returns. Leverage can enhance returns, but may also magnify losses.

The yield on Taberna’s assets may be affected by actual prepayment rates on the assets, which may differ from its expectations of prepayment rates. Prepayments on loans and securities may be influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond Taberna’s control, and consequently, prepayment rates cannot be predicted with certainty. To the extent Taberna has acquired assets at a premium or discount, a change in prepayment rates may further impact its anticipated yield. Under certain interest rate and prepayment scenarios, Taberna may fail to recoup fully its cost of acquisition of certain assets.

In periods of declining interest rates, prepayments on Taberna’s residential mortgage portfolio will likely increase. If Taberna is unable to reinvest the proceeds of prepayments at comparable yields, its net investment income is likely to decline. In periods of rising interest rates, prepayment rates on Taberna’s residential mortgage portfolio will likely decrease, causing the expected duration of these investments to be extended. If Taberna has appropriately match-funded its assets with liabilities related to its residential mortgage portfolio, an increase in interest rates should not materially impact its net investment income. However, if Taberna has not sufficiently match-funded these assets with liabilities, a rise in interest rates could cause Taberna’s net investment income to decrease as its borrowing and hedging costs increase while its interest income on those assets remains relatively constant during the fixed-rate periods of the hybrid adjustable rate mortgages. Depending on how close Taberna’s adjustable rate mortgages are to their interest rate reset date during their fixed-rate periods, a change in interest rates may not impact prepayment as expected.

While Taberna uses hedging to mitigate some of Taberna’s interest rate risk, it does not hedge all of its exposure to changes in interest rates and prepayment rates, as there are practical limitations on its ability to insulate its portfolio from all of the negative consequences associated with these changes.

Trends That May Affect Taberna’s Business

The following trends may affect Taberna’s business:

Rising interest rate environment. Interest rates have been increasing since Taberna began operations in April 2005 and may continue to increase. With respect to its existing residential mortgage portfolio, which is mostly concentrated in 5/1 and 7/1 hybrid adjustable rate mortgages that bear fixed interest rates for an initial period of five or seven years and thereafter bear floating interest rates, Taberna does not expect interest rate increases to materially impact its net investment income, as Taberna has financed these investments through the issuance of mortgage-backed securities that bear fixed interest rates initially and then floating interest rates during periods corresponding to the fixed and floating interest rate periods of the underlying residential mortgage loan assets. Its investments in securities are comprised of TruPS, subordinated debentures, unsecured debt securities and CMBS held by its consolidated CDO entities. These securities bear fixed and floating interest rates. A large portion of these fixed-rate securities is hybrid instruments, which convert to floating rate securities after a five or ten year fixed-rate period. Taberna has financed these securities through the issuance of floating rate and fixed-rate CDO notes payable. A large portion of the CDO notes payable are floating rate instruments, and Taberna uses interest rate swaps to effectively convert this floating rate debt into fixed-rate debt during the period in which its investments in securities are paid at a fixed rate. By using this hedging strategy, Taberna believes it has effectively match-funded its assets with liabilities during the fixed-rate period of its investments in securities. An increase or decrease in interest rates will generally not impact its net investment income generated by its investments in securities. However, an increase or decrease in interest rates will affect the fair value of its investments in securities, which will generally be reflected in its financial statements as changes in other comprehensive income unless impairment of an investment occurs that is not temporary, in which case the impairment would be reflected as a charge against its earnings.

Prepayment rates. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates on Taberna’s assets also may be affected by other factors, including, without limitation, conditions in the housing, real estate and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate mortgage loans. Because interest rates may continue to increase, prepayment rates may fall. If interest rates begin to fall, triggering an increase in prepayment rates in Taberna’s current residential mortgage portfolio, which is heavily weighted towards hybrid adjustable rate mortgages, Taberna’s net investment income relating to its residential mortgage portfolio would decrease.

Competition. Taberna expects to face increased competition for its targeted investments, particularly in the origination and acquisition of TruPS. Taberna is aware that third parties have recently raised substantial funds, or are seeking to raise funds, in order to offer TruPS products to its target customers. While Taberna expects that the size and growth of the market for the TruPS product will continue to provide it with a variety of investment opportunities, competition may have adverse effects on its business. Competition may limit the number of suitable investment opportunities offered to Taberna. Competition may also result in higher prices, lower yields and a narrower spread of yields over Taberna’s borrowing costs, making it more difficult for Taberna to acquire new investments on attractive terms and reducing the fee income Taberna realizes from the origination, structuring and management of CDOs. In addition, competition may lead it to pay a greater portion of the origination fees that Taberna expects to collect in its future origination activities to third-party investment banks and brokers that introduce TruPS issuers to it in order to continue to generate new business from these sources.

REIT Qualification

Taberna’s qualification as a REIT will have a significant impact on its capital allocation between various investment categories. The primary REIT rules that will impact Taberna’s investment activities include the following:

•	at least 75% of the value of Taberna’s total assets must be represented by real estate assets, cash, government securities and, under certain circumstances, shares or debt instruments purchased with new capital;

•	at least 75% of Taberna’s gross income for each taxable year, excluding gross income from “prohibited transactions,” must be derived from investments relating to real property, dividends from REITs, mortgages on real property or, under certain circumstances, income received or accrued with respect to shares or debt instruments purchased with new capital;

•	at least 95% of Taberna’s gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from a combination of income that qualifies under the 75% gross income test described above (other than income received or accrued with respect to a shares or debt instrument purchased with new capital), as well as other dividends, including dividends paid by TRSs, interest and gain from the sale or disposition of shares or securities, which need not have any relation to real property held for investment; and

•	the aggregate value of all securities of TRSs held by Taberna may not exceed 20% of the value of Taberna’s gross assets.

Taberna must invest in a sufficient amount of qualifying real estate assets directly or through disregarded subsidiaries so that the value of those assets and the amount of gross income they generate, when compared to the value of the securities Taberna holds in TRSs and the dividends received and other income includible by it in its gross income as a result of its TRS investments, together with any other non-qualifying REIT income Taberna earns, will enable it to continue to satisfy the REIT requirements. Taberna expects to satisfy the REIT income tests principally through the gross income generated by investments in qualifying real estate assets, such as Taberna’s residential mortgage loan portfolio and other REIT qualifying assets, together with distributions from its TRSs of income generated by their assets and operations.

In addition, the REIT rules provide that the aggregate value of securities Taberna holds in its TRSs cannot exceed 20% of the value of Taberna’s gross assets. As of June 30, 2006, the aggregate estimated fair value of its investments in TRSs was approximately 12.3% of the value of Taberna’s gross assets. This amount was determined by dividing the estimated fair value of the securities Taberna holds in its TRSs, which is net of third party liabilities and other indebtedness of the TRSs, by the fair value of its gross assets (which are primarily comprised of its mortgage loan portfolio and such TRS securities). Taberna’s ability to operate and grow its TRS businesses while continuing to qualify as a REIT will depend on its ability to continue to make sufficient investments in qualifying real estate assets. Qualifying real estate investments typically are lower yielding than its expected yields from its TruPS related activities.

If Taberna is unable to identify and make sufficient investments in qualifying real estate assets, Taberna may be forced to slow the growth of the businesses conducted by its TRSs or, in the case of Taberna Securities, to re-engage CB&C or a third-party broker-dealer to perform broker-dealer related activities, such as originating TruPS, and permit CB&C or a third-party broker-dealer to retain fees for these activities. In addition, Taberna may be forced to dispose of a portion of its investments in TRSs, including investments in CDOs. If Taberna were to dispose of CDO securities, it may be subject to the tax on prohibited transactions. See “Risk Factors—Risks Related to Taberna’s Business”. Neither TruPS nor equity in corporate entities, such as CDOs, that hold TruPS currently qualify as real estate assets for purposes of the REIT asset tests and the income generated by such investments generally will not qualify as real estate-related income for the REIT gross income tests. Taberna must invest in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, to maintain its REIT qualification, and these assets typically generate less attractive returns than TruPS.

Critical Accounting Policies

Taberna considers the accounting policies discussed below to be critical to an understanding of how it reports its financial condition and results of operations because their application places the most significant demands on the judgment of its management. With regard to these accounting policies, Taberna cautions that future events rarely develop exactly as expected and that management’s estimates may routinely require adjustments.

Its financial statements are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition for Investment Income. Taberna recognizes interest income from its investments in debt securities and, to the extent it holds preferred equity securities, dividend income, and recognize revenue on the accrual basis of accounting over the estimated life of the underlying financial instrument investments on a yield to maturity basis.

Taberna recognizes interest income from interests in certain securitized financial assets on an estimated effective yield to maturity basis. Its management team estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience.

Revenue Recognition for Loan Origination Fees. Taberna originates investments in TruPS, real estate debt and preferred equity securities through Taberna Securities. Taberna recently completed the licensing process for Taberna Securities to become a broker-dealer. The origination fees are a direct cost of the issuers of the underlying securities. These origination fees, along with direct costs associated with the successful origination of securities, will be deferred and amortized as a component of net investment income using the effective interest method over the life of the related investments in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans.”

Revenue Recognition for CDO Structuring Fees. Taberna Capital receives structuring fees for services rendered in connection with the formation of CDO securitization entities. The structuring fee is a contractual fee that is paid when the related services are completed. The structuring fee is a fee negotiated with the investment bank acting as placement agent for the CDO securities and is capitalized by the CDO securitization entity as a deferred financing cost. From time to time, Taberna may decide to invest in the debt or equity securities issued by CDO securitization entities. Taberna evaluates its investment in these CDO entities under Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Investment Entities,” or FIN 46R, to determine whether the entity is a VIE, and whether Taberna should consolidate the CDO entity. Upon consolidation, Taberna would eliminate the structuring fees earned by Taberna Capital as intercompany transactions. For the three months and six months ended June 30, 2006 and for the period from April 28, 2005 through December 31, 2005, the consolidated CDO entities had paid Taberna Capital $5.2 million, $11.2 million and $13.4 million, respectively, in structuring fees that have been eliminated in consolidation.

Revenue Recognition for Asset Management Fees. Taberna provides ongoing management services to CDO investment portfolios under cancelable management agreements. The management fees are an administrative cost of the CDO entity and are paid by the CDO administrative trustee on behalf of its investors. Taberna recognizes these management fees in income when earned and the fees are paid quarterly. Asset management fees from consolidated CDOs are eliminated in consolidation. For the three months and six months ended June 30, 2006 and for the period from April 28, 2005 through December 31, 2005, Taberna Capital earned $3.6 million, $6.4 million and $4.2 million, respectively, in asset management fees, of which Taberna eliminated $2.9 million, $5.0 million and $2.4 million, respectively, upon consolidation of CDOs of which it is the primary beneficiary.

Consolidation of Variable Interest Entities. When Taberna obtains an explicit or implicit interest in an entity, it evaluates the entity to determine if the entity is a VIE, and, if so, whether or not Taberna is deemed to be the primary beneficiary of the VIE, in accordance with FIN 46R. Generally, Taberna consolidates VIEs where it is deemed to be the primary beneficiary or non-VIEs which Taberna controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or receives the majority of the residual returns of the VIE. When determining the primary beneficiary of a VIE, Taberna considers the aggregate of its explicit and implicit variable interests as a single variable interest of the VIE. If its single variable interest absorbs the majority of the variability in the expected losses of the VIE or receives the majority of the VIE’s residual returns, Taberna is considered the primary beneficiary of the VIE. In the case of non-VIEs or VIEs where Taberna is not deemed to be the primary beneficiary and it does not control the entity, but has the ability to exercise significant influence over the entity, Taberna accounts for its investment under the equity method (i.e., at cost), increased or decreased by its share of the earnings or losses, less distributions. Taberna reconsiders its determination of whether an entity is a VIE and whether Taberna is the primary beneficiary of such VIE if certain events occur.

Taberna has determined that certain special purpose trusts formed by issuers of TruPS to issue such securities are VIEs, which Taberna refers to as Trust VIEs, and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary of, and would consolidate, the Trust VIEs. In most instances, Taberna is the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. Certain TruPS issued by Trust VIE entities are initially financed directly by CDOs or through its warehouse facilities. Under the warehouse agreements, Taberna is required to deposit cash collateral with the investment bank providing the warehouse facility and as a result, Taberna bears the first dollar risk of loss up to its collateral amount if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes it to hold an implicit interest in the Trust VIEs that have issued the TruPS held by its warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by the sponsors of the Trust VIEs in exchange for the TruPS proceeds. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIEs, are included in its financial statements and the related TruPS are eliminated. In accordance with Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs are recorded net of the common equity securities issued.

Transfers of Financial Assets and Extinguishment of Liabilities. Taberna accounts for transfers of financial assets and the extinguishment of related liabilities in accordance with Statement of Financial

Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” as amended and interpreted, or SFAS No. 140, as either sales or financings. To the extent Taberna acquires assets that are treated as financings under SFAS No. 140, it records its investment at amortized cost and categorizes the investment as either a security-related receivable or mortgage-related receivable in its financial statements. One of the criteria that must be met for a transfer of financial assets to be treated as a sale is that the transferor must relinquish effective control over the assets and retain no continuing involvement with the assets. If Taberna is the primary beneficiary of a VIE that issues TruPS, and thereby consolidates the VIE, upon a subsequent transfer of the TruPS to a CDO entity in which Taberna invests or that it manages, Taberna may not qualify for sale accounting. In that event, Taberna would continue to consolidate the VIE assets. Although the warehouse obligations would be extinguished by the CDO’s purchase of the TruPS, the CDO debt obligations would be recorded in consolidation.

Taberna purchases portfolios of mortgage loans and finances the acquisition through short-term repurchase agreements pending the eventual transfer of these assets to wholly-owned, special purpose trust subsidiaries in an asset-backed mortgage securitization transaction that is treated as a financing under SFAS No. 140. If the initial purchase is financed by a repurchase agreement provided by the same financial institution that sold it the portfolio, the assets and repurchase obligations are recorded net of the indebtedness and Taberna reflects a residential mortgage derivative in its financial statements, with changes in the fair value of such derivative included in earnings on a quarterly basis. Upon securitization and sale of the investment grade portions of the securitized bonds, Taberna retains the subordinated and non-rated interests, as well as 100% of the equity ownership, and reflects the gross assets and securitized debt obligations in its consolidated financial statements pursuant to FIN 46R.

Investments. Taberna invests primarily in debt securities, residential mortgage portfolios and mortgage-related receivables and may invest in other types of real estate-related assets. Taberna accounts for its investments in securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted, or SFAS No. 115, and designates each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are also recorded at their fair value with changes in their fair value reported as a component of other comprehensive income. Fair value is based primarily on Taberna management’s estimate of fair value, determined based upon quoted market prices from independent pricing sources when available for actively traded securities or discounted cash flow analyses developed by management using current interest rates and other market data for securities without an active market. Taberna management’s estimate of fair value is subject to a high degree of variability based upon market conditions and management assumptions. Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at historical cost at each reporting period.

Taberna accounts for its investments in subordinated debentures owned by Trust VIEs that it consolidates as available-for-sale securities. These VIEs have no ability to sell, pledge, transfer or otherwise encumber the trust or the assets of the trust until such subordinated debenture’s maturity. If Taberna makes an investment in securities and determines that the transfer of the securities to it meets the criteria established by SFAS No. 140, Taberna accounts for the investment as a financing at amortized cost. Taberna’s investments in security-related receivables represent securities that were transferred to CDO securitization entities by transferors that maintain some level of continuing involvement with the securities.

Taberna accounts for its investments in residential mortgages and mortgage-related receivables at amortized cost. The carrying value of these investments are adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans.

Investments in mortgage-related receivables represent Taberna’s investments in residential mortgages, the legal title to which is held by its trust subsidiaries. Under SFAS No. 140, these residential mortgages are to be treated as a financing by the transferor. Mortgage-related receivables maintain all of the economic attributes of the underlying residential mortgages. All benefits or risks of that ownership inure to the trust subsidiary.

Taberna maintains an allowance for mortgage and mortgage-related loan losses based on Taberna management’s evaluation of known losses and other factors management considers to be relevant, including historical and industry loss experience, economic conditions and trends, estimated fair values and the quality of collateral.

Taberna uses its judgment to determine whether an investment has sustained an other-than-temporary decline in value. If Taberna determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings, and Taberna establishes a new cost basis for the investment. If a security that is available for sale sustains an other-than-temporary impairment, the identified impairment is reclassified from accumulated other comprehensive income to earnings, thereby establishing a new cost basis. Taberna’s evaluation of an other-than-temporary decline depends on the specific facts and circumstances involved. Factors that Taberna considers in determining whether an other-than-temporary decline in value has occurred include: the estimated fair value of the investment in relation to its cost basis; the financial condition of the related entity; and Taberna’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in the fair value of the investment.

Accounting for Residential Mortgage Derivatives. Taberna invests in residential mortgage loans prior to securitization and uses variable rate repurchase agreements provided by investment banks to finance its investment. These repurchase agreements were provided by the same investment bank that sold the residential mortgage loans. Under Taberna’s repurchase agreements, these residential mortgage loans are transferred to the investment bank in exchange for short-term financing. Under SFAS No. 140, the initial transfer of residential mortgage loans from the investment bank to Taberna and subsequent transfer under the repurchase agreement financing provided by the same investment bank would not result in the mortgage loans being legally isolated from the investment bank. As a result, Taberna has accounted for its investment in residential mortgage loans net of the related repurchase agreement financing during such period. The fair value of this derivative includes all changes in the fair value of the residential mortgage loans and changes in the credit component of the repurchase agreements, net of changes in the fair value of interest rate hedging contracts, and Taberna’s net earnings from the residential mortgage loans prior to securitization are included in the statement of income as a change in the fair value of residential mortgage derivatives.

Accounting for Off-Balance Sheet Arrangements. Taberna maintains warehouse financing arrangements with various investment banks and engages in CDO securitizations. Prior to the completion of a CDO securitization, Taberna’s warehouse providers acquire investments in accordance with the terms of the warehouse facilities. Taberna is paid the difference between the interest earned on the investments and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Taberna bears the first dollar risk of loss, up to its warehouse deposit amount, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated by Taberna because its risk of loss is generally limited to the cash collateral held by the warehouse providers. However, since Taberna holds an implicit variable interest in many entities funded under its warehouse facilities, Taberna often does consolidate the Trust VIEs while the TruPS they issue are held on the warehouse lines. Taberna accounts for the cash deposit as restricted cash in its financial statements. The economic return earned from these warehouse facilities is considered a non-hedge derivative and is recorded at fair value in its financial statements. Changes in fair value are reflected in earnings in the respective period.

Accounting for Derivative Financial Instruments and Hedging Activities. Taberna may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings, consistent with its intention to qualify as a REIT. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with Taberna’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which Taberna and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, Taberna is potentially exposed to credit loss. However, because of the high credit ratings of its counterparties, Taberna does not anticipate that any of the counterparties will fail to meet their obligations.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, or SFAS No. 133, Taberna measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records it in the balance sheet as either an asset or liability. For derivatives designated as fair value hedges and derivatives not designated as hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For a derivative designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. Amounts included in accumulated other comprehensive income will be reclassified to earnings in the period the underlying hedged item affects earnings. Changes in the ineffective portions of hedges are recognized in earnings.

Income Taxes. Taberna intends to elect and qualify to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code. Accordingly, Taberna generally will not be subject to U.S. federal income tax to the extent of its current distributions to shareholders and as long as certain asset, income and share ownership tests are met. If Taberna were to fail to meet these requirements, it would be subject to U.S. federal income tax which could have a material adverse impact on its results of operations and amounts available for distribution to its shareholders. Management believes that all of the criteria to maintain Taberna’s REIT qualification has been met for the applicable periods in 2005 and will be met for the applicable periods in 2006, but there can be no assurance that these criteria have been met for these periods or will continue to be met in subsequent periods.

Taberna maintains various TRSs which may be subject to U.S. federal, state and local income taxes. From time to time, these TRSs generate taxable income from intercompany transactions. The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred costs by the CDO entities. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are expenses and are paid by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

Prior to April 28, 2005, the predecessor entities were single member limited liability companies wholly owned by Cohen Bros. or a subsidiary of Cohen Bros.’ parent company. Each of the predecessor entities elected to be treated as a corporation for local, state and U.S. federal income tax purposes. As a result, each predecessor entity was subject to U.S. federal and state income tax during the period from March 3, 2005 through April 27, 2005.

Quantitative and Qualitative Disclosures About Market Risk

Taberna’s exposure to market risk results primarily from changes in interest rates and equity security prices. Taberna is exposed to credit risk and interest rate risk related to its investments in debt instruments, TruPS, subordinated debentures, other debt securities and real estate securities.

Taberna’s primary market risk is that it is exposed to interest rate risk. Interest rates may be affected by economic, geo-political, monetary and fiscal policy, market supply and demand and other factors generally outside its control, and such factors may be highly volatile. Its interest rate risk sensitive assets and liabilities and financial derivatives will be typically held for long-term investment and not held for sale purposes. Taberna’s intent in structuring CDO transactions and other securitizations is to limit interest rate risk through its financing strategy of matching the terms of its investment assets with the terms of its liabilities and, to the extent necessary, through the use of hedging instruments. Taberna intends to reduce interest rate and funding risk, allowing it to focus on managing credit risk through its disciplined underwriting process and recurring credit analysis.

Taberna makes investments that are either floating rate or fixed rate. Its floating rate investments will generally be priced at a fixed spread over an index such as LIBOR that reprices either quarterly or every 30 days. Given the frequency of future price changes in Taberna’s floating rate investments, changes in interest rates are not expected to have a material effect on the value of these investments. Increases or decreases in LIBOR will have a corresponding increase or decrease in its interest income and the match-funded interest expense, thereby mitigating the net earnings impact on its overall portfolio. In the event that long-term interest rates increase, the value of Taberna’s fixed-rate investments would be diminished. Taberna may consider hedging this risk in the future if the benefit outweighs the cost of the hedging strategy. Such changes in interest rates would not have a material effect on the income from these investments. Generally, Taberna’s interest rate risk is minimal during the warehouse accumulation period as the warehouses are off-balance sheet arrangements. Such warehouse facilities utilize floating rate indebtedness to finance the accumulation of collateral securities and Taberna’s earnings are impacted by a fluctuation in interest rates that are not offset by corresponding interest rate swap agreements. Generally, this risk is minimal due to the short-term nature of the warehouse facilities.

Through June 30, 2006, Taberna entered into various interest rate swap agreements to hedge variable cash flows associated with CDO notes payable and repurchase agreements. These cash flow hedges have an aggregate notional value of $2.3 billion and are used to swap the variable cash flows associated with variable rate CDO notes payable and repurchase agreements into fixed-rate payments for five and ten year periods. As of June 30, 2006, the interest rate swaps had an aggregate asset fair value of $84.7 million. Changes in the fair value of the ineffective portions of interest rate swaps and interest rate swaps that were not designated as hedges under SFAS No. 133 are recorded in earnings.

The following table summarizes the change in net investment income for a 12-month period, and the change in the net fair value of Taberna’s investments and indebtedness assuming an instantaneous increase or decrease of 100 basis points in the LIBOR interest rate curve, both adjusted for the effects of its interest rate hedging activities:

	Net Assets (Liabilities) Subject to Interest Rate Sensitivity	100 Basis Point Increase	100 Basis Point Decrease
	(dollars in thousands)
Net investment income from variable rate investments and indebtedness	$247,912	$2,479	$(2,479)
Net fair value of fixed rate investments and indebtedness	$(91,325)	$2,683	$(5,333)

Taberna seeks to manage its credit risk through the underwriting processes that it performs in advance of acquiring an investment and its ongoing credit analysis and monitoring procedures. The TruPS and other investments that Taberna considers for future CDO transactions and other securitizations will be subject to a similar credit analysis process and will require the approval of Taberna Capital’s investment committee prior to funding. Taberna Capital’s investment committee consists of Daniel G. Cohen and Scott F. Schaeffer.

Taberna makes investments that are denominated in U.S. dollars, or if made in another currency Taberna will enter into currency swaps to convert the investment into a U.S. dollar equivalent. Taberna may be unable to match the payment characteristics of the investment with the terms of the currency swap to fully eliminate all currency risk and such currency swaps may not be available on acceptable terms and conditions based upon a cost/benefit analysis.

REIT Taxable Income

To qualify as a REIT, Taberna is required to annually make distributions to its shareholders in an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, to avoid certain U.S. federal excise taxes, Taberna is required to annually make distributions to its shareholders in an amount at least equal to certain designated percentages of its net taxable income. Because Taberna expects to make distributions based on the foregoing requirements, and not based on its earnings computed in accordance with GAAP, Taberna expects that its distributions may at times be more or less than its reported earnings as computed in accordance with GAAP.

Total taxable income and REIT taxable income are non-GAAP financial measurements, and do not purport to be an alternative to reported net income determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Taberna’s total taxable income represents the aggregate amount of taxable income generated by it and by its domestic and foreign TRSs. REIT taxable income is calculated under U.S. federal tax laws in a manner that, in certain respects, differs from the calculation of net income pursuant to GAAP. REIT taxable income excludes the undistributed taxable income of Taberna’s domestic TRSs, which is not included in REIT taxable income until distributed to Taberna. Subject to certain TRS value limitations, there is no requirement that Taberna’s domestic TRSs distribute their earnings to it. REIT taxable income, however, generally includes the taxable income of its foreign TRSs because Taberna will generally be required to recognize and report their taxable income on a current basis. Since Taberna is structured as a REIT and the Internal Revenue Code requires that Taberna distributes substantially all of its net taxable income in the form of distributions to its shareholders, Taberna believes that presenting investors with the information management uses to calculate Taberna’s net taxable income is useful to investors in understanding the amount of the minimum distributions that Taberna must make to its shareholders so as to comply with the rules set forth in the Internal Revenue Code. Because not all companies use identical calculations, this presentation of total taxable income and REIT taxable income may not be comparable to other similarly titled measures prepared and reported by other companies. The table below reconciles the differences between reported net income and total taxable income and REIT taxable income for the periods presented.

	For the three- month period ended June 30, 2006	For the six- month period ended June 30, 2006	From April 28, 2005 through December 31, 2005
Reported GAAP net income	$8,203	$32,665	$16,853
Domestic TRS book-to-total taxable income differences:
Add: Provision for income taxes	2,023	6,328	9,803
Add: Domestic TRS fees eliminated in GAAP consolidation, net of amortization	11,462	20,894	14,391
Add: Merger-related costs	4,511	4,511	—
Add (Less): Stock compensation amortization (deductions) and other temporary tax differences	597	1,344	(5,543)
Residential mortgage investments book-to-total taxable income differences:
Add: Provision for loan losses	1,147	2,183	641
Add (Less): Residential mortgage derivative effects and other temporary tax differences(1)	(451)	470	(15)
CDO investments aggregate book-to-total taxable income differences:(2)
Less: Reported GAAP net income from CDOs, including $1,233, $37,330 and $19,608 of unrealized gains on interest rate hedges	(6,490)	(29,431)	(13,712)
Add: Taberna’s share of taxable income from CDOs for the tax year	5,861	9,403	3,114

Total taxable income	26,863	48,367	25,532
Less: Taxable income attributable to domestic TRS entities	(17,283)	(30,813)	(15,132)
Plus: Dividends paid by domestic TRS entities	7,500	13,500	5,000

Estimated REIT Taxable income (prior to deduction for dividends paid)	$17,080	31,054	$15,400

(1)	Represents the book-to-tax accounting differences associated with Taberna’s investment in unsecuritized residential mortgages during the year that Taberna purchased such mortgages using financing provided by the investment bank that sold Taberna the mortgages. In accordance with SFAS 140, Taberna accounts for such investments as a net residential mortgage derivative in Taberna’s consolidated financial statements. The amount above is primarily comprised of the change in fair value of Taberna’s investment in its unsecuritized residential mortgages, net of the change in fair value of its repurchase agreements used to finance such investments and related interest rate hedging arrangements.
(2)	Amounts reflect the aggregate book-to-total taxable income differences and are primarily comprised of (a) unrealized gains on interest rate hedges within CDO entities that Taberna consolidated, (b) amortization of original issue discounts and debt issuance costs and (c) differences in tax year-ends between Taberna and its CDO investments.

During the period from April 28, 2005 through December 31, 2005, Taberna distributed a total of $0.54 per common share, or an aggregate of $18.6 million, to its shareholders. During the six-month period ended June 30, 2006, Taberna distributed a total of $0.65 per common share, or an aggregate of $28.4 million, to its shareholders. Taberna’s distributions had the following tax characteristics for the period from April 28, 2005 through December 31, 2005: ordinary income—$0.30, qualified income—$0.15 and return of capital—$0.09.

Results of Operations

Taberna commenced operations on April 28, 2005 upon the completion of Taberna’s formation transactions. For the period from March 3, 2005 through April 27, 2005, Taberna Capital was wholly owned by a subsidiary of Cohen Bros.’ parent company, and Taberna Securities was wholly owned by Cohen Bros. Each of Taberna

Capital and Taberna Securities initiated its operations on March 3, 2005 and was operated by Cohen Bros. or a wholly-owned subsidiary of Cohen Bros.’ parent company until Taberna acquired them on April 28, 2005. Taberna refers to the period of their operations from March 3, 2005 until April 27, 2005 as the predecessor period, and Taberna refers to Taberna Capital and Taberna Securities during this period as the predecessor entities.

In order to present useful information comparing Taberna’s 2006 results through June 30 with prior period results, Taberna has prepared the table below which shows the 2005 results by combining the results of the predecessor entities through April 27, 2005 with Taberna’s results beginning on April 28, 2005 when it commenced operations. The combined results are shown in the far left columns for each of the three- and six-month (beginning on March 3, 2005) periods ended June 30, 2005 and the components of the combined results are shown in the adjacent columns. The combined 2005 results are discussed in comparison to the results for the 2006 periods in the sections following the chart (the “Combined 2005 Period”):

			Predecessor			Predecessor
	Combined Three Months Ended June 30, 2005	Period from April 28, 2005 to June 30, 2005	Period from April 1, 2005 to April 27, 2005	Combined Six Months Ended June 30, 2005	Period from April 28, 2005 to June 30, 2005	Period from March 3, 2005 to April 27, 2005
			(dollars in thousands)
Revenue:
Investment interest income	$2,678	$2,472	$206	$2,900	$2,472	$428
Investment interest expense	(2,259)	(2,053)	(206)	(2,481)	(2,053)	(428)
Provision for loan loss	—	—	—	—	—	—
Change in fair value of free-standing derivatives	2,136	3,331	(1,195)	1,229	3,331	(2,102)
Change in fair value of residential mortgage derivatives	—	—	—	—	—	—

Net investment income (loss)	2,555	3,750	(1,195)	1,648	3,750	(2,102)
Asset management fees	675	498	177	865	498	367
Structuring fees	—	—	—	4,263	—	4,263

Total revenue	3,230	4,248	(1,018)	6,776	4,248	2,528
Expenses:
Compensation expense	1,865	1,638	227	1,948	1,638	310
Shared services expense	112	112	—	112	112	—
General and administrative	512	337	175	578	337	241

Total expenses	2,489	2,087	402	2,638	2,087	551

Income (loss) before interest and other income, minority interest and taxes	741	2,161	(1,420)	4,138	2,161	1,977
Interest and other income	179	176	3	183	176	7

Income (loss) before minority interest and taxes	920	2,337	(1,417)	4,321	2,337	1,984
Minority interest	(54)	(54)	—	(54)	(54)	—

Income (loss) before taxes	866	2,283	(1,417)	4,267	2,283	1,984
Provision for income taxes	(2,584)	(3,169)	585	(4,155)	(3,169)	(986)

Net income (loss)	$(1,718)	$(886)	$(832)	$112	$(886)	$998

Comparison of Three Months Ended June 30, 2006 to Combined 2005 Period

Revenue

Investment interest income increased approximately $124.2 million to approximately $126.9 million for the three month period ended June 30, 2006 from approximately $2.7 million in the Combined 2005 Period. The increase was attributable to revenue received from the purchase of $4.0 billion in residential mortgages and mortgage-related receivables and the investment of $4.2 billion in securities and security-related receivables subsequent to June 30, 2005.

Investment interest expense increased approximately $109.0 million to approximately $111.3 million for the three month period ended June 30, 2006 from approximately $2.3 million in the Combined 2005 Period. The increase was attributable to interest cost incurred in the financing of our investments in residential mortgages and securities that occurred subsequent to June 30, 2005.

Provision for loan loss related to investments in residential mortgages and mortgage-related receivables was approximately $1.1 million for the three month period ended June 30, 2006.

The change in fair value of free-standing derivatives increased approximately $2.9 million to approximately $5.0 million of income for the three month period ended June 30, 2006 from $2.1 million in the comparable 2005 period. This increase was primarily attributable to the increase of our average investments financed through warehouse facilities during the three months ended June 30, 2006 over the Combined 2005 Period.

The change in fair value of residential mortgage derivatives increased approximately $0.1 million for the three month period ended June 30, 2006.

Asset management fees were approximately $0.7 million for the three month period ended June 30, 2006 the same amount as during the Combined 2005 Period.

Expenses

Total expenses increased approximately $2.6 million to approximately $5.1 million for the three month period ended June 30, 2006 from approximately $2.5 million in the comparable 2005 period. This increase is primarily the result of increased compensation expenses associated with the hiring of additional employees since June 30, 2005.

Compensation expense increased approximately $1.3 million to approximately $3.2 million for the three month period ended June 30, 2006 from approximately $1.9 million in the comparable 2005 period. This increase is attributable to additional compensation associated with new employees hired since June 30, 2005 and increased amortization of restricted shares that were awarded to various employees and trustees during July 2005 and June 2006 that did not exist in the Combined 2005 Period. These increases were offset by the capitalization of $0.7 million of compensation costs associated with the successful origination of securities during the three months ended June 30, 2006.

Shared services expense increased approximately $0.1 million to approximately $0.2 million for the three month period ended June 30, 2006 from approximately $0.1 million in the comparable 2005 period. The shared facilities and services agreement was entered into with Cohen Bros. on April 28, 2005. As such, the increase represents an entire quarter of shared facilities and services expense during the three month period ended June 30, 2006 as compared to a shorter period in the Combined 2005 Period.

General and administrative expenses increased approximately $1.2 million to approximately $1.7 million for the three month period ended June 30, 2006 from approximately $0.5 million in the comparable 2005 period. This increase is primarily due to an entire quarter of general and administrative costs during the three month period ended June 30, 2006 as compared to a shorter period in the Combined 2005 Period, and increases in rental and other occupancy costs for Taberna’s office space in New York that was leased in November 2005.

Interest and other income. Interest and other income increased approximately $2.4 million to approximately $2.6 million for the three month period ended June 30, 2006 from approximately $0.2 million in the comparable

2005 period. This increase is due to higher average cash balances invested with financial institutions with higher yielding interest bearing accounts during the three months ended June 30, 2006 as compared to the Combined 2005 Period.

Loss on sale of assets. Loss on sale of assets was approximately $17,000 for the three month period ended June 30, 2006 related to the sale of other securities during May 2006.

Unrealized gain on interest rate hedges. Taberna’s unrealized gains on interest rate hedges were approximately $1.2 million for the three month period ended June 30, 2006. During the three-months ended June 30, 2006, Taberna designated its interest rate swaps associated with CDO notes payable as hedges pursuant to SFAS No. 133. At designation, these interest rate swaps had a fair value not equal to zero. However, Taberna concluded, at designation, that these hedging arrangements were highly effective during their term using regression analysis and determined that the hypothetical derivative method would be used in measuring any ineffectiveness. At June 30, 2006, Taberna updated its regression analysis and concluded that these hedging arrangements were still highly effective during their remaining term and used the hypothetical derivative method in measuring the ineffective portions of these hedging arrangements. As a result, Taberna recorded income of approximately $1.2 million associated with the ineffective portions of these hedging arrangements.

Merger-related costs. Merger-related costs were approximately $4.5 million for the three month period ended June 30, 2006. In June 2006, Taberna announced that it reached a definitive agreement to merge with and into RAIT. Under the proposed merger transaction, RAIT will be deemed to be the acquiror under purchase accounting pursuant to SFAS No. 141. As a result, Taberna’s costs associated with the proposed merger have been expensed as incurred.

Minority interest. Minority interest increased approximately $4.2 million to approximately $4.3 million for the three month period ended June 30, 2006 from approximately $0.1 million in the Combined 2005 Period and represents the portion of net income generated by consolidated entities that is not attributable to Taberna’s shareholders. This increase is the result of additional investments in securities since June 30, 2005 held by additional consolidated CDOs and the related investments made by third parties in the preference shares issued by such CDOs since June 30, 2005.

Provision for income taxes. Taberna’s domestic TRS entities are subject to U.S. federal and state income taxes. Provision for income taxes decreased approximately $0.6 million to approximately $2.0 million for the three month period ended June 30, 2006 from approximately $2.6 million in the comparable 2005 period. This decrease was primarily attributable to a decrease in the overall effective tax rates of Taberna’s domestic TRS entities. Certain Taberna management services and activities are being provided by foreign TRS entities in a foreign jurisdiction that does not incur income taxes on these activities.

Comparison of Six Months Ended June 30, 2006 and 2005

Revenue

Investment interest income increased approximately $241.7 million to approximately $244.6 million for the six month period ended June 30, 2006 from approximately $2.9 million in the Combined 2005 Period. The increase was attributable to revenue received from the original purchase of $4.0 billion in residential mortgages and mortgage-related receivables subsequent and the investment of $4.2 billion in securities and security-related receivables subsequent to June 30, 2005.

Investment interest expense increased approximately $214.6 million to approximately $217.1 million for the six month period ended June 30, 2006 from approximately $2.5 million in the Combined 2005 Period. The increase was attributable to interest cost incurred in the financing of Taberna’s investments in residential mortgages and securities that occurred subsequent to June 30, 2005.

Provision for loan loss related to investments in residential mortgages and mortgage-related receivables was approximately $2.2 million for the six month period ended June 30, 2006.

The change in fair value of free-standing derivatives increased approximately $7.7 million to approximately $8.9 million of income for the six month period ended June 30, 2006 from $1.2 million in the comparable 2005 period. This increase was primarily attributable to the increase of our investments financed through warehouse facilities during the three months ended June 30, 2006 over the amount financed during the Combined 2005 Period.

The change in fair value of residential mortgage derivatives increased approximately $0.5 million for the six month period ended June 30, 2006.

Asset management fees increased approximately $0.5 million to approximately $1.4 million for the six month period ended June 30, 2006 from approximately $0.9 million in the Combined 2005 Period. This increase is due to a full six months of asset management fees included for the six months ended June 30, 2006 as compared to a shorter period in the Combined 2005 Period.

Expenses

Total expenses increased approximately $7.4 million to approximately $10.0 million for the six month period ended June 30, 2006 from approximately $2.6 million in the comparable 2005 period. This increase is primarily the result of increased compensation expenses associated with the hiring of additional employees since June 30, 2005 and increased general and administrative costs during a full period of Taberna’s operations in 2006.

Compensation expense increased approximately $4.3 million to approximately $6.2 million for the six month period ended June 30, 2006 from approximately $1.9 million in the Combined 2005 Period. This increase is attributable to additional compensation associated with new employees hired since June 30, 2005 and increased amortization of restricted shares that were awarded to various employees and trustees during July 2005 and June 2006 that did not exist in the Combined 2005 Period. These increases were offset by the capitalization of $0.7 million of compensation costs associated with the successful origination of securities during the three months ended June 30, 2006.

Shared services expense increased approximately $0.1 million to approximately $0.2 million for the three month period ended June 30, 2006 from approximately $0.1 million in the Combined 2005 Period. The shared facilities and services agreement was entered into with Cohen Bros. on April 28, 2005. As such, the increase represents an entire six months of shared facilities and services expense during the six month period ended June 30, 2006 as compared to a shorter period in the Combined 2005 Period.

General and administrative expenses increased approximately $3.0 million to approximately $3.6 million for the six month period ended June 30, 2006 from approximately $0.6 million in the Combined 2005 Period. This increase is primarily due to an entire six months of general and administrative costs during the six month period ended June 30, 2006 as compared to a shorter period in the Combined 2005 Period, and increases in rental and other occupancy costs for Taberna’s office space in New York that was leased in November 2005.

Interest and other income. Interest and other income increased approximately $4.4 million to approximately $4.6 million for the six month period ended June 30, 2006 from approximately $0.2 million in the comparable 2005 period. This increase is due to higher average cash balances invested with financial institutions in higher yielding interest bearing accounts during the three months ended June 30, 2006 as compared to the Combined 2005 Period.

Loss on sale of assets. Loss on sale of assets was approximately $17,000 for the three month period ended June 30, 2006 related to the sale of other securities during May 2006.

Unrealized gain on interest rate hedges. Taberna’s unrealized gains on interest rate hedges were approximately $37.3 million for the six month period ended June 30, 2006. Through March 31, 2006, Taberna did not designate as hedges its interest rate swaps associated with CDO notes payable. The change in fair value associated with these interest rate swaps that were not designated totaled $36.1 million during the three months March 31, 2006. As a result, the change in fair value of these interest rate swaps were recorded in income pursuant to SFAS No. 133. During the three-months ended June 30, 2006, Taberna designated its interest rate swaps associated with CDO notes payable as hedges pursuant to SFAS No. 133. At designation, these interest rate swaps had a fair value not equal to zero. However, Taberna concluded, at designation, that these hedging arrangements were highly effective during their term using regression analysis and that the hypothetical derivative method would be used in measuring any ineffectiveness. At June 30, 2006, Taberna updated its regression analysis and concluded that these hedging arrangements were still highly effective during their remaining term and recorded income of approximately $1.2 million associated with the ineffective portions of these hedging arrangements under the hypothetical derivative method during the three month period ended June 30, 2006.

Merger-related costs. Merger-related costs were approximately $4.5 million for the six month period ended June 30, 2006. In June 2006, Taberna announced that it reached a definitive agreement to merge with and into RAIT. Under the proposed merger transaction, RAIT will be deemed to be the acquiror under purchase accounting pursuant to SFAS No. 141. As a result, Taberna’s costs associated with the proposed merger have been expensed as incurred.

Minority interest. Minority interest increased approximately $23.4 million to approximately $23.5 million for the six month period ended June 30, 2006 from approximately $0.1 million in the Combined 2005 Period and represents the portion of net income generated by consolidated entities that is not attributable to Taberna’s shareholders. This increase is the result of additional investments in securities since June 30, 2005 held by consolidated CDOs and the related investments made by third parties in the preference shares issued by such CDOs since June 30, 2005.

Provision for income taxes. Taberna’s domestic TRS entities are subject to U.S. federal and state income taxes. Provision for income taxes increased approximately $2.2 million to approximately $6.3 million for the six month period ended June 30, 2006 from approximately $4.1 million in the comparable 2005 period. This increase was primarily attributable to a increased taxable income generated by the domestic TRS entities during the six months ended June 30, 2006 as compared to the Combined 2005 Period and was offset by a decrease in the overall effective tax rates of Taberna’s TRS entities. Certain Taberna management services and activities are being provided by foreign TRS entities in a foreign jurisdication that does not incur income taxes on these activities.

Liquidity and Capital Resources

Liquidity is a measure of Taberna’s ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay distributions and other general business needs. Taberna believes its available cash balances, funds available under its warehouse facilities and other financing arrangements, and cash flows from operations will be sufficient to fund its liquidity requirements for the next 12 months. Taberna may use short-term repurchase agreements, corporate lines of credit, term debt and other forms of generic financing to finance its operations. As of June 30, 2006, Taberna had an aggregate of $1.05 billion of financing available under four warehouse facilities to finance the acquisition of TruPS. Should its liquidity needs exceed Taberna’s available sources of liquidity, Taberna believes that its CDO and investment securities, in which it has invested, could be sold as part of CDO transactions, other securitizations or directly to raise additional cash. Taberna expects to continue to expand its business and may have to arrange for additional sources of capital through the issuance of debt or equity or additional bank borrowings to fund that growth. Taberna may not be able to obtain any additional financing at the times required and on terms and conditions acceptable to it. If Taberna fails to obtain additional financing, the pace of its growth could be adversely affected although it believes that it will be able to meet its cash requirements for the next 12 months from available funds and cash flow from operations.

Taberna’s primary cash requirements are as follows:

•	to distribute a minimum of 90% of its net taxable income and to make investments in a manner that enables it to maintain its qualification as a REIT;

•	to provide cash collateral for its warehouse agreements;

•	to make investments in CDOs or other securities;

•	to repay its indebtedness under its repurchase agreements;

•	to pay costs associated with future borrowings, including interest, incurred to finance its investment strategies;

•	to pay employee salaries and incentive compensation; and

•	to pay U.S. federal, state, and local taxes of its TRSs.

Taberna intends to meet these short-term liquidity requirements through the following:

•	the use of its cash and cash equivalent balances of $70.5 million as of June 30, 2006;

•	cash generated from operating activities, including net investment income from its investment portfolio, fee income received by Taberna Capital through its collateral management agreements and CDO structuring fees, and origination fees received by Taberna Securities. Taberna Capital earned $3.6 million, $6.4 million and $4.6 million in collateral management fees for the three months and six months ended June 30, 2006 and for the year ended December 31, 2005, respectively, for acting as the collateral manager of Taberna’s CDOs, of which approximately $0.4 million was paid to Cohen Bros. for the predecessor period. The collateral management fees as well as the structuring fees paid by Taberna’s CDO entities, although eliminated for financial reporting purposes with respect to the consolidated CDOs, represent cash inflows to Taberna Capital, and, after the payment of income taxes, the remaining cash may be used for Taberna Capital’s operating expenses or distributions to it; and

•	proceeds from future borrowings.

Cash Flows

As of June 30, 2006, Taberna maintained cash and cash equivalents of approximately $70.5 million. Taberna’s cash and cash equivalents were generated from the following activities:

Activity	For the six-month period ended June 30, 2006	For the period from April 28, 2005 through June 30, 2005	Predecessor For the period from March 3, 2005 through April 27, 2005
	(dollars in thousands)
Net cash flows from operating activities	$50,844	$108	$4,653
Net cash flows from investing activities	(1,236,106)	(1,158,083)	(5,000)
Net cash flows from financing activities	1,159,854	1,209,563	347

Net cash flows	$(25,408)	$51,588	$—
Cash and cash equivalents at beginning of period	95,878	—	—

Cash and cash equivalents at end of period	$70,470	$51,588	$—

Taberna’s principal source of cash flows since its inception on April 28, 2005 has been through financing activities.

Capitalization

Indebtedness. The following table summarizes Taberna’s indebtedness as of June 30, 2006.

Description	Principal	Unamortized Discount	Carrying Amount	Interest Rate Terms		Current Weighted- Average Interest Rate	Contractual Maturity
	(dollars in thousands)
Repurchase agreements(1)	$175,284	$—	$175,284	5.5% to 5.9%		5.7%	July 2006
Mortgage-backed securities issued, unpaid principal balance(1)	4,015,478	(26,182)	3,989,296	4.6% to 5.5%	(2)	5.0%	2035
Trust preferred obligations	661,845	—	661,845	6.6% to 10.1%		8.0%	2035
CDO notes payable(1)	3,472,435	—	3,472,435	4.7% to 10.1%		6.1%	2035

Total borrowings	$8,325,042	$(26,182)	$8,298,860

(1)	Excludes mortgage-backed securities and debt securities purchased by Taberna in consolidated CDO transactions, which are eliminated in consolidation.
(2)	Rates generally follow the terms of the underlying mortgages, which are fixed for a period of time and variable thereafter.

Repurchase agreements. Taberna uses repurchase agreements to finance investments in mortgaged-backed securities. As these investments incur prepayments or change in fair value, Taberna is required to ratably reduce its borrowings outstanding under repurchase agreements. If the initial purchase is financed by a repurchase agreement provided by the same financial institution that sold Taberna the portfolio of assets, the assets and repurchase obligations are recorded net of the indebtedness, and Taberna reflects a residential mortgage derivative in its financial statements, with changes in the fair value of such derivative included in earnings on a quarterly basis. Taberna expects to re-negotiate and extend its repurchase agreements as they come due.

Mortgage loan securitizations. Taberna finances its investments in residential mortgages through securitizations of the mortgages. Through June 30, 2006, Taberna completed five securitizations of residential mortgage loans, which had aggregate unpaid principal balances of approximately $595.0 million, $1.1 billion, $1.1 billion, $927.4 million and $760.1 million, respectively, at the date of each securitization. Taberna contributes the mortgage loans to trusts that are wholly-owned by Taberna Loan Holdings I, LLC, one of its wholly-owned subsidiaries. Each trust issued debt securities rated “AAA” by Standard & Poor’s in the public capital markets. Each trust also issued classes of debt securities rated below “AAA,” all of which Taberna acquired and continues to hold. The securities that Taberna holds include all of the ownership certificates in the trusts and all of the securities rated from “AA” through “B,” together with non-rated and interest-only securities issued by the securitization vehicles. Taberna’s securities represent the first-dollar loss position in these securitizations, meaning that Taberna would suffer losses on its investment before the holders of the “AAA”-rated securities. Taberna accounts for these securitizations and similar securitizations that it expects to complete in the future as consolidated, secured borrowings for financial reporting and U.S. federal income tax purposes. Taberna records no gain on its transfer of the loans to the wholly-owned trusts.

Trust preferred obligations. Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by Taberna for the portion of the total TruPS that are owned by entities outside the consolidated group. These trust preferred obligations bear interest at either variable or fixed rates until maturity, generally 30 years from the date of issuance. The Trust VIE entity has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. Taberna does not control the timing or ultimate payment of the trust preferred obligations.

CDO notes payable. CDO notes payable represent notes payable issued by consolidated CDO entities that are used to finance the acquisition of TruPS, unsecured REIT notes and CMBS securities. Generally, CDO notes payable are comprised of various classes of notes payables, with each class bearing interest at variable or fixed rates.

On June 28, 2005, Taberna closed the Taberna II CDO, which provided up to 30-year financing for REITs and real estate operating companies. Taberna II received commitments for $953.8 million of CDO notes payable, all of which were issued to investors as of December 31, 2005. Taberna II also issued $89.0 million of preference shares upon closing. Taberna retained $15.5 million of subordinated notes and $47.0 million of common and preference shares of Taberna II, the issuer of the Taberna II CDO securities, excluding discounts.

The notes payable issued by Taberna II consist of 12 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 43 to 500 basis points or at fixed rates ranging from 4.7% to 7.2%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from five to ten years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 43 to 290 basis points.

On September 29, 2005, Taberna closed the Taberna III CDO, which provided up to 30-year financing for REITs and real estate operating companies. Taberna III received commitments for $724.5 million of CDO notes payable, all of which were issued to investors as of December 31, 2005. Taberna III also issued $55.1 million of preference shares upon closing. Taberna retained $40.0 million of subordinated notes and $30.3 million of common and preference shares of Taberna III, the issuer of the Taberna III CDO securities, excluding discounts.

The notes payable issued by Taberna III consist of 11 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 40 to 450 basis points or at fixed rates ranging from 4.8% to 5.9%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from five to ten years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 40 to 160 basis points.

On December 23, 2005, Taberna closed the Taberna IV CDO, which provided up to 30-year financing for REITs and real estate operating companies. Taberna IV received commitments for $630.2 million of CDO notes payable, all of which were issued to investors as of March 31, 2006. Taberna IV also issued $43.0 million of preference shares upon closing. Taberna retained $26.4 million of the subordinated CDO notes payable and $23.0 million of common and preference shares of Taberna IV, the issuer of the Taberna IV CDO securities, excluding discounts.

The notes payable issued by Taberna IV consist of 10 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 37 to 425 basis points or at fixed rates ranging from 5.9% to 7.7%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from five to ten years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over 90-day LIBOR of 145 basis points.

On March 29, 2006, Taberna closed the Taberna V CDO, which provided up to 30-year financing for REITs and real estate operating companies. Taberna V received commitments for $678.5 million of CDO notes payable, all of which were issued to investors as of June 30, 2006. Taberna V also issued $40.2 million of preference shares upon closing. Taberna retained $22.0 million of the common and preference shares of Taberna V, the issuer of the Taberna V CDO securities, excluding discounts. In May 2006, Taberna purchased $14.0 million of subordinated notes issued by Taberna V.

The notes payable issued by Taberna V consist of 10 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 38 to 475 basis points or at fixed rates ranging from 6.6% to 9.8%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from five to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus spreads over 90-day LIBOR ranging from 145 to 475 basis points.

On June 27, 2006, Taberna closed the Taberna VI CDO, which provided up to 30-year financing for REITs and real estate operating companies. Taberna VI received commitments for $672.0 million of CDO notes payable, of which $582.0 million were issued to investors as of June 30, 2006. Taberna VI also issued $47.0 million of preference shares upon closing. Taberna retained $26.0 million of the common and preference shares of Taberna VI, the issuer of the Taberna VI CDO securities, excluding discounts.

The notes payable issued by Taberna VI consist of 11 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 36 to 450 basis points or at fixed rates ranging from 6.8% to 10.0%. One class of the fixed-rate notes bears interest at a fixed rate for an initial five year period and a floating rate for the remaining period based on 90-day LIBOR plus a spread over 90-day LIBOR of 140 basis points.

As of June 30, 2006, the CDO notes payable are collateralized by $3.1 billion aggregate principal amount of TruPS and $477.7 million of principal amount of unsecured REIT notes and CMBS. A portion of the TruPS that collateralize CDO notes payable eliminate upon the consolidation of various Trust VIE entities that Taberna consolidates. The corresponding subordinated debentures of the Trust VIE entities are included as investments in securities in Taberna’s consolidated balance sheets.

Equity Financing. On April 28, 2005 and May 25, 2005, Taberna completed the sale of 19,861,940 common shares at an offering price of $10.00 per share in a private placement. Additionally, Taberna issued 2,000,000 common shares to Cohen Bros. as consideration for Taberna Capital. Taberna received proceeds from this private placement of $183.2 million, net of placement fees and offering costs, including approximately $5.0 million in cash acquired from Taberna Capital.

On August 11, 2005 and August 12, 2005, Taberna completed the sale of 20,700,000 common shares at an offering price of $12.00 per share in a private placement. Taberna received proceeds from this private placement of $230.1 million, net of placement fees and offering costs.

On July 11, 2005, Taberna’s board of trustees declared an initial distribution of $0.24 per common share totaling $5.5 million that was paid on July 29, 2005 to shareholders of record as of July 21, 2005.

On October 21, 2005, Taberna’s board of trustees declared a quarterly distribution of $0.30 per common share totaling $13.1 million that was paid on November 8, 2005 to shareholders of record as of October 31, 2005.

On January 20, 2006, Taberna’s board of trustees declared a quarterly distribution of $0.30 per common share totaling $13.1 million that was paid on February 9, 2006 to shareholders of record as of January 30, 2006.

On April 20, 2006, Taberna’s board of trustees declared a quarterly distribution of $0.35 per common share totaling $15.3 million that was paid on May 11, 2006 to shareholders of record as of May 1, 2006.

Off-Balance Sheet Arrangements and Commitments

Taberna maintains arrangements with various investment banks regarding CDO securitizations and warehouse facilities. Prior to the completion of a CDO securitization, Taberna’s warehouse providers acquire investments in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, Taberna receives the difference between the interest earned on the investments acquired under the warehouse facilities and the interest accrued on the warehouse facilities from the date of the respective acquisitions. Under the warehouse agreements, Taberna is required to deposit cash collateral with the warehouse providers, and as a result, it bears the first dollar risk of loss up to its warehouse deposit if an investment held under the warehouse facility is liquidated at a loss. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to Taberna. The duration of a warehouse facility is generally nine months. These arrangements are deemed to be derivative financial instruments and are recorded by Taberna at fair value in each accounting period with the change in fair value recorded in earnings.

The $1.05 billion of TruPS warehouse facilities Taberna had in place as of June 30, 2006 constituted Taberna’s material off-balance sheet arrangements as of that date. As of June 30, 2006, affiliates of Merrill Lynch International, German American Capital Corporation and Bear Stearns had acquired, and were holding, $120.6 million, $40.0 million and $449.6 million, respectively, of TruPS pursuant to warehouse facilities.

A summary of Taberna’s warehouse facilities as of June 30, 2006 is as follows:

Warehouse Facility	Warehouse Availability	Funding as of June 30, 2006	Remaining Availability	Maturity
	(dollars in thousands)
Merrill Lynch International(1)	$300,000	$120,625	$179,375	January 2007
German American Capital Corporation	250,000	40,000	210,000	February 2007
Bear Stearns	500,000	449,625	50,375	April 2007

Total Weighted Average	$1,050,000	$610,250	$439,750

(1)	Taberna has two warehouse facilities in place with Merrill Lynch International, each in the amount of $150 million.

The financing costs of these warehouse facilities are based on one-month LIBOR plus a spread of 50 basis points.

During the three months and six months ended June 30, 2006 and for the period from April 28, 2005 through December 31, 2005, the changes in fair values of Taberna’s warehouse financing arrangements were $5.0 million, $8.9 million, and $10.2 million, respectively, and were recorded as a component of net investment income in the consolidated statements of income contained elsewhere in this joint proxy statement-prospectus.

As of June 30, 2006 Taberna owns a majority of the preference shares, a majority of the common shares and debt securities rated “BBB” or “BB” issued by Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI. Each of Taberna II, Taberna III, Taberna IV, Taberna V and Taberna VI is a VIE, as defined by FIN 46R, of which Taberna is a primary beneficiary, and, as a result, it consolidates each of these CDO entities for financial reporting purposes. Taberna does not own any portion of the debt or equity securities issued by Taberna I, is not the primary beneficiary of this CDO entity, and, accordingly, Taberna does not consolidate the accounts of Taberna I for financial reporting purposes.

Inflation

Taberna believes that inflationary increases in operating expenses will generally be offset by future revenue increases from originating new securities and structuring and managing additional CDO transactions. Taberna believes that the risk that market interest rates may have on its floating rate debt instruments as a result of future increases caused by inflation is primarily offset by its financing strategy to match the terms of its investment assets with the terms of its liabilities and, to the extent necessary, through the use of hedging instruments.

Contractual Commitments

The table below summarizes Taberna’s contractual obligations as of June 30, 2006.

Contractual Commitments

	Payments due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(dollars in thousands)
Repurchase agreements	$175,284	$175,284	$—	$—	$—
Mortgage-backed securities issued, unpaid principal balance	4,015,478	—	—	—	4,015,478
Trust preferred obligations	661,845	—	—	—	661,845
CDO notes payable	3,472,435	—	—	—	3,472,435
Operating lease agreements	8,438	825	2,475	2,595	2,405

Total	$8,333,480	$175,109	$2,475	$2,595	$8,152,163

Investment Objective

Taberna’s investment objective is to make investments that produce attractive risk-adjusted returns and cash flow for distribution to its shareholders. Taberna pursues its investment objective primarily through its operating activities.

Investment Guidelines

Taberna has no prescribed limitation on any particular investment type. Taberna’s investment policies and organizational documents do not restrict the amount of indebtedness Taberna may incur. Taberna pursues diverse investments that have the potential to generate favorable risk-adjusted returns, consistent with maintaining its qualification as a REIT for U.S. federal income tax purposes and its intention not to be required to register under the Investment Company Act. Taberna’s board of trustees has adopted general guidelines for its investments and borrowings to the effect that:

•	no investment shall be made which would cause it to fail to qualify as a REIT; and

•	no investment shall be made which would cause it to be regulated as an investment company.

The independent trustees will review transactions on a quarterly basis to ensure compliance with the investment guidelines. In such a review, the independent trustees will rely primarily on information provided by Taberna’s executive officers. Any investment guidelines adopted by Taberna’s board of trustees may be changed by its board of trustees without the approval of its shareholders.

Securities or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and the asset and gross income tests necessary for REIT qualification, Taberna has invested and/or may invest in equity or debt securities of other REITs, other entities engaged in real estate activities or securities of other issuers. Taberna has invested and will continue to invest in various types of securities of or interests in persons primarily engaged in real estate activities, including REITs and real estate operating companies involved in various real estate sectors such as the office, industrial, retail, apartment, finance and mortgage sectors. Taberna’s investments in securities of these persons may include TruPS, preferred equity securities, RMBS, CMBS, fixed income securities issued by REITs or real estate CDOs.

Investments in Real Estate Mortgages

Taberna has invested and will continue to invest in mortgages and other types of real estate interests consistent with maintaining its qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under these mortgages and that the collateral securing them may not be sufficient to enable Taberna to recoup its full investment.

Investment i n Real Estate or Interests in Real Estate

Taberna may make direct or indirect equity investments in real estate. It may also participate with third parties in property ownership through joint ventures or other forms of co-ownership. These investments may permit Taberna to own interests in larger assets without unduly restricting diversification and to add flexibility in structuring its portfolio.

Equity investments may be subject to existing mortgage financing and other indebtedness or other financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to Taberna common shares. Investments are also subject to Taberna’s policy not to be treated as an investment company under the Investment Company Act.

Description of Real Estate

Taberna leases the office space for its headquarters in Philadelphia under Taberna’s shared facilities and services agreement. Taberna leases its office space in New York pursuant to a lease agreement that has a ten year term and was assigned to it from Cohen Bros. in November 2005. Until September 30, 2006, Cohen Bros. occupied space together with Taberna. The minimum cash payments due under this lease are as follows by fiscal year from June 30, 2006: 2006—$413,000, 2007 through 2010—$825,000 per year and $4.6 million for the remaining term of the lease. Taberna was required to place a letter of credit totaling $1.1 million with the landlord as collateral for this lease agreement. Taberna’s New York lease expires in March 2016. Taberna occupied portions of the 10th and 23rd floors of its New York headquarters as a holdover tenant with Cohen Bros. subleasing the 10th floor from Taberna as Taberna’s tenant until September 2006. Under the lease agreement, Taberna was obligated to pay the landlord additional rent in the amount of 1.5 times the rental rate for the first 60 days of such holdover, and thereafter two times the rental rate for so long as Taberna occupied the office space as a holdover tenant. On June 5, 2006, the landlord agreed to accept $27,038 per month for the 10th floor and $19,345 per month for the 23rd floor, each from May 1, 2006 through and including the surrender of such premises by Taberna, provided that Taberna vacates the 23rd floor by August 1, 2006 and surrenders the 10th floor by November 1, 2006. Taberna vacated the 23rd floor prior to August 1, 2006 and Cohen Bros. surrendered the 10th floor on September 30, 2006. Taberna currently occupies the 11th floor pursuant to the terms discussed above.

If Taberna makes investments that are secured by real properties or if Taberna makes equity investments in real property, it will seek to ensure that the properties are covered by adequate insurance provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties.

RAIT’S EXCLUSION FROM REGULATION UNDER THE INVESTMENT COMPANY ACT

We conduct our operations so that we are not required to register as an investment company. Under Section 3(a)(1) of the Investment Company Act, a company is not deemed to be an “investment company” if:

•	it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•	it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis. “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act (the “40% Test”).

Because we are a holding company that conducts our businesses through wholly-owned or majority-owned subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries.

Because RAIT Partnership, L.P., and the two wholly-owned subsidiaries through which we hold 100% of the partnership interests in RAIT Partnership, L.P.—RAIT General Inc. and RAIT Limited, Inc.—will not be relying on Section 3(c)(1) or 3(c)(7) for their respective Investment Company Act exemptions, our investments therein will not constitute “investment securities” for purposes of the 40% Test.

RAIT Partnership, L.P., our subsidiary that holds, directly and through wholly-owned or majority-owned subsidiaries, substantially all of our assets intends to conduct its operations so that it is not required to register as an investment company in reliance on the exemption from Investment Company Act regulation provided under Section 3(c)(5)(C). RAIT Asset Holdings LLC, a wholly-owned subsidiary of RAIT Partnership, L.P., also intends to be exempt from Investment Company Act regulation under Section 3(c)(5)(C). RAIT Partnership may also from time to time rely on the exemption from Investment Company Act regulation provided under Section 3(c)(6).

Any entity relying on Section 3(c)(5)(C) for its Investment Company Act exemption must have at least 55% of its portfolio invested in qualifying real estate assets (which in general must consist of mortgage loans and other liens on and interests in real estate) and another 25% of its portfolio invested in other real estate-related assets. Based on no-action letters issued by the Staff of the SEC, we classify our investments in mortgage loans as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets that come within the 55% basket, but only real estate-related assets that come within the 25% basket. We treat our mezzanine loans as real estate-related assets that come within the 25% basket. The treatment of other investments as qualifying real estate assets and real estate-related assets, including equity investments in subsidiaries, is based on the characteristics of the underlying asset, in the case of a directly held investment, or the characteristics of the assets of the subsidiary, in the case of equity investments in subsidiaries.

Any entity relying on Section 3(c)(6) for its Investment Company Act exemption must be primarily engaged, directly or through majority-owned subsidiaries, in one or more specified businesses, including a business described in Section 3(c)(5)(C), or in one or more of such businesses (from which not less than 25% of its gross income during its last fiscal year was derived), together with an additional business or businesses other than investing, reinvesting, owning, holding or trading in securities. We believe that, as a result of RAIT Partnership’s Section 3(c)(5)(C) business, which provides substantially in excess of 25% of its gross income, and its business of arranging mortgage loans through its subsidiary RAIT Capital Corp., RAIT Partnership may also be able to rely on Section 3(c)(6) for its Investment Company Act exemption.

The determination of whether an entity is a majority-owned subsidiary of RAIT is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies, including future CDO subsidiaries, in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% Test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more subsidiaries, including future CDO subsidiaries, as majority-owned subsidiaries, we would need to adjust our investment strategy and invest our assets in order to continue to pass the 40% Test. Any such adjustment in our investment strategy could have a material adverse effect on us.

We have not sought a no-action letter from the SEC Staff regarding how certain of our investment strategies fit within the exclusions from regulation under the Investment Company Act that we and our subsidiaries are using or may use. To the extent that the SEC Staff provides more specific guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, or regarding the application of Section 3(c)(6), we may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC Staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we or our subsidiaries fail to maintain our exceptions or exemptions from the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act will, accordingly, limit our ability to make certain investments.

LEGAL OPINIONS

The validity of the RAIT common shares to be issued in connection with the merger has been passed upon for RAIT by DLA Piper Rudnick Gray Cary US LLP, or DLA Piper. DLA Piper regularly serves as special

Maryland counsel to RAIT. RAIT’s REIT qualification has been passed upon for RAIT by Ledgewood, a professional corporation. Ledgewood regularly performs legal services for RAIT.

Certain matters related to the U.S. federal income tax consequences of the merger have been passed upon for RAIT by Sullivan & Cromwell LLP and for Taberna (as well as an opinion regarding Taberna’s REIT qualification) by Clifford Chance US LLP, respectively. Clifford Chance regularly performs legal services for Taberna.

EXPERTS

The consolidated financial statements and financial statements schedules of RAIT and its subsidiaries as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in the Current Report on Form 8-K dated July 17, 2006 and RAIT’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in Form 10-K, which are incorporated by reference in this joint proxy statement-prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports which are incorporated by reference in this joint proxy statement-prospectus and given upon the authority of said firm as experts in auditing and accounting.

With respect to the unaudited interim financial information for the periods ended March 31, 2006 and 2005 and June 30, 2006 and 2005 incorporated by reference in this joint proxy statement-prospectus, Grant Thornton LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, the reports of Grant Thornton LLP included in RAIT’s quarterly report for the quarter ended March 31, 2006 included in the Current Report on Form 8-K dated July 17, 2006 and included in RAIT’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and incorporated by reference herein, states that Grant Thornton LLP did not audit and does not express any opinion on that interim financial information. Accordingly, the degree of your reliance on this report on such information should be restricted in light of the limited nature of the review procedures applied. Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements and schedules of Taberna at December 31, 2005 and for the period from April 28, 2005 to December 31, 2005, and the financial statements of the predecessor entities for the period from March 3, 2005 to April 27, 2005, appearing in this joint proxy statement-prospectus, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

RAIT

If the merger is completed, Taberna shareholders will become shareholders of RAIT. Under rules promulgated by the SEC, holders of RAIT common shares who desire to submit proposals for inclusion in the proxy statement of RAIT for its 2007 annual meeting of shareholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to the Secretary of RAIT by December 15, 2006. The proxy for the 2007 annual meeting of shareholders may confer discretionary authority to vote on any matters brought before that meeting where:

•	RAIT receives notice of the proposal by February 28, 2007 and advises shareholders in the 2007 proxy statement about the nature of the proposal and how management intends to vote on the proposal or

•	RAIT has not received notice of the matter by February 28, 2007.

According to RAIT’s bylaws, trustees may be elected to the board upon being duly nominated by:

•	the incumbent trustees or

•	a shareholder who is entitled to vote at the annual meeting of shareholders and who has filed his nomination with the Secretary of RAIT at least twenty days before the time scheduled for said meeting.

Shareholders who wish to submit their recommendations for trustee candidates to the Nominating Committee should send their written recommendation to RAIT’s executive offices, attention: Nominating Committee Chairman. These shareholders must represent that they are a shareholder of RAIT and will remain so through the date of the relevant annual meeting of shareholders of RAIT and include the written consent of the person so recommended to serve as a trustee if nominated and elected and to provide such information as the Nominating Committee may request and a description of their background and qualifications. All shareholder recommendations received by the Nominating Committee will be reviewed at the first meeting of the Nominating Committee held after receipt of the recommendation. The Nominating Committee will consider nominees recommended by security holders for the 2007 annual meeting if submitted as described above by December 15, 2006 in order that the submission may be considered at the meeting of the Nominating Committee scheduled for January 2007.

OTHER MATTERS

As of the date of this joint proxy statement-prospectus, RAIT’s board and Taberna’s board know of no matters that will be presented for consideration at either of their special meetings other than as described in this joint proxy statement-prospectus. RAIT and Taberna shareholders may, however, be asked to vote on a proposal to adjourn, postpone or continue their respective special meeting. RAIT and Taberna could use any adjournment, postponement or continuation of their special meeting for the purpose, among others, of allowing more time to solicit votes to approve the issuance of RAIT common shares as consideration in the merger or to approve the merger, respectively. If any other matters properly come before either of the RAIT or Taberna special meetings, or any adjournments, postponements or continuations of these meetings, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of RAIT and Taberna. However, proxies that indicate a vote against approval of the issuance of RAIT common shares as consideration in the merger or the approval of the merger will not be voted in favor of any adjournment, postponement or continuation of the relevant special meeting to solicit additional proxies to approve those proposals.

WHERE YOU CAN FIND MORE INFORMATION

RAIT has filed a registration statement with the SEC under the Securities Act with respect to the RAIT common shares to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about RAIT, Taberna and the combined company and the common shares of these companies. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this joint proxy statement-prospectus.

In addition, RAIT (File No. 1-14760) files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like RAIT, that file electronically with the SEC. The address of that site is http://www.sec.gov. RAIT’s address on the world wide web is http://www.raitinvestmenttrust.com, and Taberna’s address is http://www.tabernacapital.com. The information on our web sites is not a part of this joint proxy statement-prospectus.

You can also inspect reports, proxy statements and other information about RAIT at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows RAIT to “incorporate by reference” information into this joint proxy statement-prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement-prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement-prospectus.

This joint proxy statement-prospectus incorporates by reference the documents listed below that RAIT has previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about RAIT and its financial condition.

RAIT FILINGS	PERIOD OR DATE FILED
Annual Report on Form 10-K	Year ended December 31, 2005
Proxy Statement on Schedule 14A	Filed April 14, 2006
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006 and June 30, 2006
Current Reports on Form 8-K	Filed January 27, 2006, February 9, 2006, May 4, 2006, May 8, 2006, June 9, 2006, June 13, 2006, July 17, 2006, August 3, 2006, September 26, 2006, October 12, 2006 and October 30, 2006
The description of RAIT common shares set forth in the Registration Statement on Form 8-A/A	Filed January 23, 2002

RAIT incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement-prospectus and the dates of its special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

RAIT has supplied all information contained or incorporated by reference in this joint proxy statement-prospectus relating to RAIT, as well as all pro forma financial information, and Taberna has supplied all such information relating to Taberna.

You can obtain any of the documents incorporated by reference in this joint proxy statement-prospectus through RAIT, or from the SEC through the SEC’s Internet world wide web site at the address described above. Documents incorporated by reference are available from RAIT without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement-prospectus. You can obtain documents incorporated by reference in this joint proxy statement-prospectus by requesting them in writing or by telephone from RAIT at the following address:

RAIT Investment Trust
c/o RAIT Partnership L.P.
1818 Market Street, 28th Floor
Philadelphia, PA 19103
(215) 861-7900
Attention: Andres Viroslav
Vice President and Director of Corporate Communications

If you would like to request documents, please do so by December 4, 2006 to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement-prospectus or in any of the materials that we have incorporated into this joint proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement-prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement-prospectus does not extend to you. The information contained in this joint proxy statement-prospectus speaks only as of the date of this joint proxy statement-prospectus unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

RAIT claims the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be included or incorporated by reference in this filing, and include, but are not limited to, statements about the benefits of the business combination transaction involving RAIT and Taberna, including future financial and operating results and performance, statements about RAIT’s and Taberna’s plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s and Taberna’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT and Taberna. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in public filings with the SEC made by RAIT and Taberna; the businesses of RAIT and Taberna may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; the operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; adverse governmental or regulatory policies may be enacted; the loss of management and other key personnel; competition from other real estate investment trusts and other specialty finance vehicles; the inability to obtain adequate capital and other funding for operations at attractive rates or otherwise; fluctuations in interest rates and related hedging activities against such interest rates; covenants in financing arrangements applicable to RAIT and Taberna that may restrict business operations; failing to maintain qualification as REITs or penalty taxes that may be imposed on RAIT and Taberna under the REIT provisions of the Internal Revenue Code; the inability to acquire eligible securities for CDO and other securitization transactions on favorable economic terms; adverse market trends that affect real estate and other securities that are used as collateral in CDO and other securitizations; increases in borrowing costs relative to the interest received on RAIT and Taberna investments; failing to maintain exemptions under the Investment Company Act would subject us to additional restrictions; geographic concentrations in investment portfolios of residential mortgage loans could be adversely affected by economic factors unique to such concentrations; the market value of real estate that secures mortgage loans could diminish due to factors outside of our control such as natural disasters, neighborhood values, competitive overbuilding, weather, casualty losses, occupancy rates and other similar factors; Taberna relies heavily on issuing TruPS to obtain funds and any adverse fluctuations in that industry may adversely affect the combined company; and general business and economic conditions, which could adversely affect credit quality and loan originations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing or the date of any document incorporated by reference in this filing. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this filing and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that RAIT has filed with the SEC under “Where You Can Find More Information.”

All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement-prospectus and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Neither RAIT’s nor Taberna’s independent registered public accounting firms have compiled, examined or otherwise applied procedures to the prospective financial information presented herein and, accordingly, do not express an opinion or any other form of assurance on such information or its achievability.

RAIT AND TABERNA

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following sets forth the unaudited pro forma condensed consolidated balance sheet of RAIT and Taberna as of June 30, 2006 and the unaudited pro forma condensed consolidated statements of income for the six-month period ended June 30, 2006 and for the year ended December 31, 2005. The unaudited pro forma condensed consolidated financial information is presented as if the merger occurred on June 30, 2006 for balance sheet purposes and as of the beginning of the periods presented for income statement purposes. Taberna commenced operations on April 28, 2005; therefore, Taberna’s results of operations include the period from April 28, 2005 through December 31, 2005 and for the six-month period ended June 30, 2006.

Although pro forma financial information is not a measurement of performance RAIT and Taberna believe that pro forma financial information is important because it gives effect to the merger as if the merger had become effective at the beginning of the period presented. The manner in which RAIT and Taberna calculate pro forma financial information may differ from similarly titled measures reported by other companies.

The unaudited pro forma condensed consolidated financial statements included in this joint proxy statement-prospectus are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger had been completed on the date or at the beginning of the period indicated or which may be obtained in the future. The unaudited pro forma condensed consolidated balance sheet and income statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of RAIT and Taberna included or incorporated by reference in this joint proxy statement-prospectus.

The statements contained in this filing may include forward-looking statements within the meaning of the U.S. federal securities laws. Although RAIT believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks and uncertainties that could cause actual results to differ materially from the expected results. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally, risks relating to acquisition activities and risks relating to leasing and re-leasing activities. Additional information on factors, which could impact RAIT and the forward-looking statements contained herein, are detailed in RAIT’s filings with the SEC.

RAIT Financial Trust

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2006

(In 000’s, except share and per share information)

	RAIT Historical (A)	Taberna Historical (B)	Adjustments		Pro forma Consolidated
Assets
Investments in securities	$—	$4,153,974	$(40,758	)(C)	$4,113,216
Investment in real estate loans and related receivables	870,877	4,219,673	(91,898	)(C)	4,998,651
Unconsolidated real estate interests	41,967	—	—		41,967
Consolidated real estate interests	57,462	—	—		57,462
Cash and cash equivalents	15,229	70,470	(12,542	)(D)	73,157
Restricted cash	35,670	160,115	—		195,785
Warehouse deposits	—	55,203	—		55,203
Accrued interest receivable	14,475	70,950	—		85,425
Prepaid expenses and other assets	14,670	90,309	(4,068	)(C)	100,911
Deferred costs, net of accumulated amortization	—	175,050	(175,050	)(C)	—
Goodwill	887	—	113,946	(B)	114,833
Identifiable intangible assets	—	—	134,191	(C)	134,191

Total assets	$1,051,237	$8,995,744	$(76,179)		$9,970,802

Liabilities and Shareholder’s Equity
Indebtedness:
Unsecured line of credit	$267,000	$—	$—		$267,000
Mortgage securitization notes payable	—	3,989,296	(61,251	)(C)	3,928,045
Trust preferred obligations	—	661,845	(7,794	)(C)	654,051
CDO notes payable	—	3,472,435	(150,957	)(C)	3,321,478
Other senior debt	115,026	175,284	—		290,310

	382,026	8,298,860	(220,002)		8,460,884
Accrued interest payable	2,292	47,891	—		50,183
Accounts payable and accrued expenses	5,981	11,110	—		17,091
Dividends payable	17,429	—	—		17,429
Real estate loan escrows	28,288	—	—		28,288
Due to broker and other liabilities	—	39,130	(11,930	)(C)	27,200

Total liabilities	436,016	8,396,991	(231,932)		8,601,075
Minority interest	449	188,107	(44,086	)(C)	144,470
Series A preferred stock of RT Sub, $0.001 par value per share, 125 shares issued and outstanding (pro forma), $1,000 liquidation value per share	—	—	125	(C)	125
Shareholders’ Equity
Preferred shares, $0.01 par value per share, 25,000,000 shares authorized; 7.25% Series A Cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,760,000 shares issued and outstanding	28	—	—		28
Preferred shares, $0.01 par value per share, 25,000,000 shares authorized; 8.375% Series B Cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,258,300 shares issued and outstanding	23	—	—		23
Common shares, $0.01 par value per share, 200,000,000 shares authorized, 28,111,111 (historical) and 52,009,496 (pro forma) outstanding (including 486,043 unvested restricted shares discussed in note B)	281	431	(197	)(E)	515
Additional paid in capital	606,278	421,518	188,608	(E)	1,216,404
Accumulated other comprehensive income (loss)	—	(13,853)	13,853	(E)	—
Retained earnings	8,162	2,550	(2,550	)(E)	8,162

Total shareholders’ equity	614,772	410,646	199,714		1,225,132

Total liabilities and shareholders’ equity	$1,051,237	$8,995,744	(76,179)		$9,970,802

The accompanying notes are an integral part of this financial statement.

RAIT Financial Trust

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the six months ended June 30, 2006

(In 000’s, except share and per share information)

	RAIT Historical	Taberna Historical(A)	Adjustments		Pro forma Consolidated
Revenue:
Investment interest income	$44,996	$244,616	15,303	(F)	$304,194
Investment interest expense	(11,899)	(217,096)	(16,441	)(G)	(245,346)
Provision for loan loss	—	(2,183)	—		(2,183)
Change in fair value of free standing derivatives	—	8,942	—		8,942
Change in fair value of residential mortgage derivatives	—	(496)	—		(496)

Net interest margin	33,097	33,783	(1,138)		65,741
Rental income	7,370	—	—		7,370
Fee income and other	7,887	1,368	—		9,255

Total revenue	48,354	35,151	(1,138)		82,366
Expenses:
Compensation expense	3,671	6,238	105	(H)	10,014
General and administrative	2,063	3,845	—		5,908
Real estate operating expenses	3,885	—	—		3,885
Real estate interest expense	660	—	—		660
Depreciation expense	742	—	—		742
Amortization of intangible assets	—	—	16,446	(I)	16,446

Total expenses	11,021	10,083	16,551		37,655

Income before other income, MI and taxes	37,332	25,068	(17,689)		44,711
Interest and other income	—	4,605	—		4,605
Merger related costs	—	(4,511)	—		(4,511)
Unrealized gain on interest rate hedges	—	37,330	—		37,330

Income before MI and taxes	37,332	62,492	(17,689)		82,135
Minority interest	(10)	(23,499)	2,464	(J)	(21,045)

Income before taxes	37,322	38,993	(15,225)		61,090
Provision for income taxes	—	(6,328)			(6,328)

Net income from continuing operations	$37,322	$32,665	$(15,225)		$54,762

Net income from continuing operations per share—basic(K)	$1.15	$0.76			$0.97

Net income from continuing operations per share—diluted(K)	$1.15	$0.76			$0.97

Weighted average shares—basic	27,904,735	42,846,846		(L)	51,317,078

Weighted average shares—diluted	28,040,695	43,235,752		(L)	51,453,038

The accompanying notes are an integral part of this financial statement.

RAIT Financial Trust

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year ended December 31, 2005

(In 000’s, except share and per share information)

	RAIT Historical	Taberna Historical(A)	Adjustments		Pro forma Consolidated
Revenue:
Investment interest income	$86,750	$101,720	$30,606	(M)	$219,076
Investment interest expense	(12,933)	(90,847)	(32,881	)(N)	(136,661)
Provision for loan loss	—	(641)	—		(641)
Change in fair value of free standing derivatives	—	10,206	—		10,206
Change in fair value of residential mortgage derivatives	—	1,769	—		1,769

Net interest margin	73,817	22,207	(2,275)		93,749
Rental income	13,579	—	—		13,579
Fee income and other	7,043	1,792	—		8,835

Total revenue	94,439	23,999	(2,275)		116,163
Expenses:
Compensation expense	5,117	7,465	1,111	(O)	13,693
General and administrative	4,212	3,402	—		7,614
Real estate operating expenses	7,675	—	—		7,675
Real estate interest expense	498	—	—		498
Depreciation expense	1,452	—	—		1,452
Amortization of intangible assets	—	—	32,892	(P)	32,892

Total expenses	18,954	10,867	34,003		63,824

Income before other income, MI and taxes	75,485	13,132	(36,278)		52,339
	—	5,308	—		5,308
Loss on sale of unconsolidated real estate interests	(198)	—	—		(198)
Unrealized gain on interest rate hedges	—	19,608	—		19,608

Income before MI and taxes	75,287	38,048	(36,278)		77,057
Minority interest	(33)	(11,392)	4,927	(Q)	(6,498)

Income before taxes	75,254	26,656	(31,351)		70,559
Provision for income taxes	—	(9,803)	—		(9,803)

Net income from continuing operations	$75,254	$16,853	$(31,351)		$60,756

Net income from continuing operations per share—basic	$2.48	$0.50		(R)	$1.02

Net income from continuing operations per share—diluted	$2.46	$0.50		(R)	$1.02

Weighted average shares—basic	26,235,134	33,835,490		(S)	49,647,477

Weighted average shares—diluted	26,419,693	34,003,545		(S)	49,832,036

The accompanying notes are an integral part of this financial statement.

RAIT Financial Trust

Notes to Pro Forma Condensed Consolidated Financial Information

($ in Thousands, except per share data)

(Unaudited)

(A)	Represents the historical consolidated financial statements of RAIT Investment trust as previously filed in Form 10-Q for the six months ended June 30, 2006, and as filed as an exhibit in the Current Report on Form 8-K dated July 17, 2006 for the year ended December 31, 2005. Certain reclassifications were made to these financial statements to conform to the presentation herein.

(B)	Represents the historical consolidated financial statements of Taberna Realty Finance Trust as of June 30, 2006, for the six-month period ended June 30, 2006 and for the period from April 28, 2005 through December 31, 2005. This information was derived from the historical consolidated financial statements of Taberna included elsewhere in this registration statement.

The following notes discuss the pro forma adjustments associated with the unaudited pro forma condensed consolidated balance sheet of RAIT Financial Trust as of June 30, 2006.

(C)	The merger will be accounted for using the purchase method of accounting in accordance with SFAS No. 141. SFAS No. 141 requires the total purchase price consideration for Taberna to be ascribed to the fair value of the assets acquired and liabilities assumed in the merger.

The merger of RAIT and Taberna is a stock for stock merger set using a fixed exchange ratio. The purchase price for Taberna common shares was set on the date of announcement and no adjustments to that purchase price will be made for changes in RAIT’s stock price. An average of RAIT’s stock price for 2 days before and after the announcement of the merger was used for purposes of determining the purchase price for Taberna’s common shares. The total purchase price was derived as follows:

Taberna common shares outstanding as of March 31, 2006	43,653,272
Additional restricted stock grants made by Taberna in June 2006	693,333
Unvested restricted shares that will continue to vest post-merger	(901,916)

Total Taberna common shares	43,444,689
Fixed exchange ratio	0.5389

RAIT shares to be issued as consideration	23,412,343
Average per share stock price for RAIT shares to be issued in the merger	$26.07

Purchase price for Taberna common shares	$610,360
Estimated fees and expenses related to the merger	12,667

Total purchase price	$623,027

During June 2006, Taberna issued 693,333 restricted shares to its employees and trustees. These awards vest quarterly over three or four years and contain a provision that the unvested shares at the date the merger with RAIT is completed will not fully vest. The unvested awards will be exchanged into RAIT common shares and will continue to vest based upon the remaining original vesting provisions. Additionally, the Chairman and Chief Executive Officer of Taberna agreed to waive the vesting of any unvested restricted shares held by him as a result of the merger with RAIT. As a result of these facts, only the vested portion of these awards on the merger date would be considered part of the merger consideration and the unvested shares totaling 901,916 restricted shares will convert into 486,043 RAIT common shares based on the fixed exchange ratio. The vesting of these 486,043 RAIT common shares will be expensed post-merger in RAIT’s financial statements based upon the fair value of these shares on the merger completion date.

The total purchase price was allocated to the fair value of the assets acquired and liabilities assumed from Taberna as follows:

Description	Taberna Historical at June 30, 2006	Estimated Fair Value	Pro Forma Adjustment
Assets acquired:
Investments in securities	$4,153,974	$4,113,216	$(40,758)
Investments in real estate loans and related receivables	4,219,673	4,127,775	(91,898)
Cash and cash equivalents	70,470	70,470	—
Restricted cash	160,115	160,115	—
Warehouse deposits	55,203	55,203	—
Accrued interest receivable	70,950	70,950	—
Prepaids and other assets	90,309	86,241	(4,068)
Deferred costs, net	175,050	—	(175,050)
Goodwill	—	113,946	113,946
Intangible assets	—	134,191	134,191
Liabilities assumed:
Mortgage securitization notes payable	(3,989,296)	(3,928,045)	61,251
Trust preferred obligations	(661,845)	(654,051)	7,794
CDO notes payable	(3,472,435)	(3,321,478)	150,957
Other senior debt	(175,284)	(175,284)	—
Accrued interest payable	(47,891)	(47,891)	—
Accounts payable and accrued expenses	(11,110)	(11,110)	—
Due to broker and other liabilities	(39,130)	(27,200)	11,930
Minority interests	(188,107)	(144,021)	44,086

Total	$410,646	$623,027	$212,381

Additionally, prior to the completion of the merger, RT Sub will issue Series A preferred stock in a private placement. The Series A preferred stock will be cumulative, non-voting preferred stock and will have a par value of $0.001 per share. The Series A preferred stock will have a liquidation value of $1,000 per share and dividends will accrue at the rate of 12.5% per annum. The Series A preferred stock are redeemable by RT Sub at any time in exchange for the redemption price. The redemption price requires a premium to the liquidation value of the Series A preferred stock if they are redeemed prior to January 1, 2012. The liquidation premium ranges from $200 per share until December 31, 2008 and declines annually to $50 per share to December 31, 2011. RT Sub will be issuing 725 Series A preferred stock in a private placement as follows: 600 Series A preferred stock to RAIT that will eliminate in consolidation and 125 Series A preferred stock to third-party private investors, none of whom is affiliated with RAIT or Taberna.

(D)	Represents the payment of estimated merger related fees and expenses of $12.7 million described above and net of $0.1 million in proceeds from RT Sub’s issuance of 125 Series A preferred stock described above. The estimated merger related fees and expenses include fees paid to investment bankers, legal and accounting costs and other miscellaneous costs.

RAIT Financial Trust

Notes to Pro Forma Condensed Consolidated Financial Information—(Continued)

($ in Thousands, except per share data)

(Unaudited)

(E)	Adjustments to shareholders’ equity associated with the removal of Taberna’s historical balances and the issuance of RAIT common shares in the merger. The adjustment was computed as follows:

Purchase price for Taberna common shares	$610,360
Average stock price RAIT shares to be issued in the merger per share	$26.07

Total RAIT shares assumed to be issued	23,412,343

Par value of RAIT shares to be issued	$234
Additional paid in capital for RAIT shares issued	610,126
Removal of historical Taberna equity	(410,646)

Pro forma equity adjustment	$199,714

The pro forma adjustments by financial statement caption were computed as follows:

	Removal of Taberna Historical Amounts	Issuance of RAIT Common Shares	Pro forma Adjustment
Common shares-par value	$(431)	$234	$(197)
Additional paid in capital	(421,518)	610,126	188,608
Accumulated other comprehensive loss	13,853	—	13,853
Retained earnings	(2,550)	—	(2,550)

Total	$(410,646)	$610,360	$199,714

The following notes discuss the pro forma adjustments associated with the unaudited pro forma condensed consolidated statement of income of RAIT Financial Trust for the six-month period ended June 30, 2006.

(F)	Amortization of fair value adjustments associated with the Taberna’s interest earning assets in accordance with SFAS No. 141. The adjustment is comprised of the following:

	Fair value Adjustment	Weighted average amortization period (in years)	Pro Forma amortization adjustment
Investments in securities	$(118,917)	27.3	$2,175
Investments in real estate loans and related receivables	(91,898)	3.5	13,128

Total	$(210,898)		$15,303

The fair value adjustment reflected for investment in securities is comprised of Taberna’s historical unrealized loss on its available-for-sale securities totaling $78.1 million plus the fair value pro forma adjustment associated with Taberna’s security related receivables totaling $40.8 million. Taberna’s historical unrealized loss on its available-for-sale securities was recorded in its investments in securities and accumulated other comprehensive loss. These fair value adjustments will be amortized to earnings over the remaining life of the underlying securities.

RAIT Financial Trust

Notes to Pro Forma Condensed Consolidated Financial Information—(Continued)

($ in Thousands, except per share data)

(Unaudited)

(G)	Amortization of the fair value adjustments associated with Taberna’s fixed rate indebtedness in accordance with SFAS No. 141. The adjustment is comprised of the following:

	Fair value Adjustment	Weighted average amortization period (in years)	Pro Forma amortization adjustment
Mortgage securitization notes payable	$(61,251)	3.5	$(8,750)
CDO notes payable	(150,957)	10.0	(7,548)
Trust preferred obligations	(7,794)	27.3	(143)

Total	$(220,002)		$(16,441)

The above pro forma amortization adjustment reflects an increase in interest expense as interest rates have risen since the issuance of the aforementioned fixed rate debt instruments.

(H)	To adjust historical compensation expense associated with Taberna’s restricted stock awards that will fully vest upon the merger with RAIT, net of additional compensation expense associated with the 486,043 RAIT restricted shares that will continue to vest post merger as more fully described in note B. Compensation expense in the historical financial statements of Taberna was adjusted in the pro forma financial statements to reflect an appropriate amount of compensation expense that will continue after the completion of the merger. The adjustment was computed:

Removal of Taberna’s historical restricted stock amortization, adjusted for historical amortization on awards that will not vest upon merger	$(1,310)
Add: amortization of Taberna’s June 29, 2006 restricted stock awards that will continue after the merger based on fair value at June 30, 2006, the pro forma date of the merger	1,415

Pro forma adjustment	$105

(I)	Represents the amortization expense of the identifiable intangible assets acquired from Taberna as follows:

	Amount	Weighted average amortization period (in years)	Pro Forma amortization adjustment
Structuring relationships	$21,290	5.0	$2,129
Origination network and relationships	39,100	5.0	3,910
CDO management rights and relationships	17,360	10.0	868
Non compete and employment agreements	53,291	2.8	9,506
Tradename	2,530	—	—
Other	620	9.5	33

Total	$134,191		$16,446

(J)	Pro forma adjustment necessary to allocate the aforementioned adjustments to minority interests as follows:

Description	Amount of Adjustments associated with Minority Interests	Pro Forma amortization adjustment
(i) Amortization of fair value adjustments associated with investments in securities and real estate loans and related receivables	$2,175	$(1,143)
(ii) Amortization of fair value adjustments associated with fixed rate indebtedness	(7,691)	3,615
(iii) Dividends associated with Series A Preferred Stock issued by RT Sub as discussed in Note (C)	—	(8)

Total	$(5,516)	$2,464

RAIT Financial Trust

Notes to Pro Forma Condensed Consolidated Financial Information—(Continued)

($ in Thousands, except per share data)

(Unaudited)

(K)	Pro forma earnings per share, basic and diluted, was computed as follows:

Description	Earnings Per Share-Basic	Earnings Per Share-Diluted
Net income from continuing operations	$54,762	$54,762
Less dividends attributed to preferred shares	(5,038)	(5,038)

Net income from continuing operations available to common shareholders	$49,724	$49,724
Weighted average shares as discussed in note (L)	51,317,078	51,453,038

Net income from continuing operations per share	$0.97	$0.97

(L)	Represents the weighted average common shares outstanding for RAIT for the six month period ended June 30, 2006 assuming the merger occurred on January 1, 2006. The 23,412,343 common shares issued as consideration to effectuate the merger with Taberna would be issued and outstanding on January 1, 2006 for basic and diluted earnings per share purposes. The Taberna restricted shares that will not fully vest upon merger completion, as discussed in note B are, based on the treasury stock method, antidilutive for the six month period ended June 30, 2006 and would not be included in diluted earnings per share.

The following notes discuss the pro forma adjustments associated with the unaudited pro forma condensed consolidated statement of income of RAIT Financial Trust for the year-ended December 31, 2005. Taberna began operations on April 28, 2005. These pro forma adjustments do not reflect adjustments to annualize Taberna’s operations for the period from April 28, 2005 through December 31, 2005 for a full year period.

(M)	Amortization of fair value adjustments associated with the Taberna’s interest earning assets in accordance with SFAS No. 141. The adjustment is comprised of the following:

	Fair value Adjustment	Weighted average amortization period (in years)	Pro Forma amortization adjustment
Investments in securities	$(118,917)	27.3	$4,349
Investments in real estate loans and related receivables	(91,898)	3.5	26,257

Total	$(210,898)		$30,606

The fair value adjustment reflected for investment in securities is comprised of Taberna’s historical unrealized loss on its available-for-sale securities totaling $78.1 million plus the fair value pro forma adjustment associated with Taberna’s security related receivables totaling $40.8 million. Taberna’s historical unrealized loss on its available-for-sale securities was recorded in its investments in securities and accumulated other comprehensive loss. These fair value adjustments will be amortized to earnings over the remaining life of the underlying securities.

(N)	Amortization of the fair value adjustments associated with Taberna’s fixed rate indebtedness in accordance with SFAS No. 141. The adjustment is comprised of the following:

	Fair value Adjustment	Weighted average amortization period (in years)	Pro Forma amortization adjustment
Mortgage securitization notes payable	$(61,251)	3.5	$(17,500)
CDO notes payable	(150,957)	10.0	(15,096)
Trust preferred obligations	(7,794)	27.3	(285)

Total	$(220,002)		$(32,861)

RAIT Financial Trust

Notes to Pro Forma Condensed Consolidated Financial Information—(Continued)

($ in Thousands, except per share data)

(Unaudited)

RAIT Financial Trust

Notes to Pro Forma Condensed Consolidated Financial Information—(Continued)

($ in Thousands, except per share data)

(Unaudited)

The above pro forma amortization adjustment reflects an increase in interest expense as interest rates have risen since the issuance of the aforementioned fixed rate debt instruments.

(O)	To adjust historical compensation expense associated with Taberna’s restricted stock awards that will fully vest upon the merger with RAIT, net of additional compensation expense associated with the 486,043 RAIT restricted shares that will continue to vest post merger as more fully described in note B. Compensation expense in the historical financial statements of Taberna was adjusted in the pro forma financial statements to reflect an appropriate amount of compensation expense that will continue after the completion of the merger. The adjustment was computed:

Removal of Taberna’s historical restricted stock amortization, adjusted for historical amortization on awards that will not vest upon merger	$(1,719)
Add: amortization of Taberna’s June 29, 2006 restricted stock awards that will continue after the merger based on fair value at June 30, 2006, the pro forma date of the merger	2,830

Pro forma adjustment	$1,111

(P)	Represents the amortization expense of the identifiable intangible assets acquired from Taberna as follows:

	Amount	Weighted average amortization period (in years)	Pro Forma amortization adjustment
Structuring relationships	$21,290	5.0	$4,258
Origination network and relationships	39,100	5.0	7,820
CDO management rights and relationships	17,360	10.0	1,736
Non compete and employment agreements	53,291	2.8	19,013
Tradename	2,530	—	—
Other	620	9.5	65

Total	$134,191		$32,892

(Q)	Pro forma adjustment necessary to allocate the aforementioned adjustments to minority interests as follows:

Description	Amount of Adjustments associated with Minority Interests	Pro Forma amortization adjustment
(i) Amortization of fair value adjustments associated with investments in securities and real estate loans and related receivables	$4,349	$(2,286)
(ii) Amortization of fair value adjustments associated with fixed rate indebtedness	(15,381)	7,229
(iii) Dividends associated with Series A Preferred Stock issued by RT Sub as discussed in Note (C)	—	(16)

Total	$(11,032)	$4,927

RAIT Financial Trust

Notes to Pro Forma Condensed Consolidated Financial Information—(Continued)

($ in Thousands, except per share data)

(Unaudited)

(R)	Pro forma earnings per shares, basic and diluted, was computed as follows:

Description	Earnings Per Share-Basic	Earnings Per Share-Diluted
Net income from continuing operations	$60,756	$60,756
Less dividends attributed to preferred shares	(10,076)	(10,076)

Net income from continuing operations available to common shareholders	$50,680	$50,680
Weighted average shares as discussed in note (S)	49,647,477	49,832,036

Net income from continuing operations per share	$1.02	$1.02

(S)	Represents the weighted average common shares outstanding for RAIT for the year ended December 31, 2005 assuming the merger occurred on January 1, 2005. The 23,412,343 common shares issued as consideration to effectuate the merger with Taberna would be issued and outstanding on January 1, 2005 for basic and diluted earnings per share purposes. The unvested Taberna restricted shares that will not fully vest on the merger completion date, as discussed in note B, are antidilutive, based on the treasury stock method, for the year ended December 31, 2005, and would not included in diluted earnings per share.

TABERNA REALTY FINANCE TRUST

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Consolidated Balance Sheets as of June 30, 2006 and December 31, 2005	F-2

Consolidated Statements of Income (Loss) for the three-month period ended June 30, 2006, the period from April 28, 2005 to June 30, 2005 and the period from April 1, 2005 to April 27, 2005 (Predecessor) and for the six-month period ended June 30, 2006, the period from April 28, 2005 to June 30, 2005 and the period from March 3, 2005 to April 27, 2005 (Predecessor)

F-3

Consolidated Statements of Other Comprehensive Income (Loss) for the three-month period ended June 30, 2006, the period from April 28, 2005 to June 30, 2005 and the period from April 1, 2005 to April 27, 2005 (Predecessor) and for the six-month period ended June 30, 2006, the period from April 28, 2005 to June 30, 2005 and the period from March 3, 2005 to April 27, 2005 (Predecessor)

F-4

Consolidated Statements of Cash Flows for the six-month period ended June 30, 2006 and the period from April 28, 2005 to June 30, 2005 and the period from March 3, 2005 to April 27, 2005 (Predecessor)	F-5

Notes to Consolidated Financial Statements	F-6

Taberna Realty Finance Trust

Consolidated Balance Sheets

(Unaudited and dollars in thousands, except share and per share information)

	June 30, 2006	December 31, 2005
Assets
Investments in securities and security-related receivables
Available-for-sale securities	$3,214,572	$2,217,916
Security-related receivables	939,402	568,122

Total investment in securities and related receivables	4,153,974	2,786,038
Investment in residential mortgages and mortgage-related receivables
Residential mortgages and mortgage-related receivables	4,222,497	4,463,735
Residential mortgage derivatives	—	1,609
Loan loss reserve	(2,824)	(641)

Total investment in residential mortgages and mortgage-related receivables	4,219,673	4,464,703
Cash and cash equivalents	70,470	95,878
Restricted cash	160,115	120,944
Warehouse deposits	55,203	60,356
Accrued interest receivable	70,950	49,654
Prepaid expenses and other assets	90,309	9,985
Deferred financing costs, net of accumulated amortization of $8,085 and $2,613 as of June 30, 2006 and December 31, 2005, respectively	175,050	133,777

Total assets	$8,995,744	$7,721,335

Liabilities and beneficiaries’ equity
Indebtedness
Repurchase agreements	$175,284	$220,507
Mortgage-backed securities issued	3,989,296	4,231,267
Trust preferred obligations	661,845	600,470
CDO notes payable	3,472,435	2,049,700

Total indebtedness	8,298,860	7,101,944
Accrued interest payable	47,891	35,269
Accounts payable and accrued expenses	11,110	9,922
Due to broker and other liabilities	39,130	22,704

Total liabilities	8,396,991	7,169,839
Minority interest	188,107	139,001

Beneficiaries’ equity
Preferred shares, $0.01 par value per share, 30,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value per share, 100,000,000 shares authorized, 44,346,605 issued and outstanding, including 1,318,869 and 853,011 unvested restricted share awards, respectively	431	428
Additional paid in capital	421,518	418,994
Accumulated other comprehensive income (loss)	(13,853)	(5,181)
Cumulative earnings	49,518	16,853
Cumulative distributions	(46,968)	(18,599)

Total beneficiaries’ equity	410,646	412,495

Total liabilities and beneficiaries’ equity	$8,995,744	$7,721,335

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Income (Loss)

(Unaudited and dollars in thousands, except share and per share information)

	For the three-month period ended June 30, 2006	For the period from April 28, 2005 to June 30, 2005	Predecessor	For the six-month period ended June 30, 2006	For the period from April 28, 2005 to June 30, 2005	Predecessor
			For the period from April 1, 2005 to April 27, 2005			For the period from March 3, 2005 to April 27, 2005
Revenue:
Investment interest income	$126,882	$2,472	$206	$244,616	$2,472	$428
Investment interest expense	(111,255)	(2,053)	(206)	(217,096)	(2,053)	(428)
Provision for loan loss	(1,147)	—	—	(2,183)	—	—
Change in fair value of free-standing derivatives	5,019	3,331	(1,195)	8,942	3,331	(2,102)
Change in fair value of residential mortgage derivatives	113	—	—	(496)	—	—

Net investment income (loss)	19,612	3,750	(1,195)	33,783	3,750	(2,102)
Asset management fees	698	498	177	1,368	498	367
Structuring fees	—	—	—	—	—	4,263

Total revenue	20,310	4,248	(1,018)	35,151	4,248	2,528
Expenses:
Compensation expense	3,190	1,638	227	6,238	1,638	310
Shared services expenses	177	112	—	230	112	—
General and administrative	1,739	337	175	3,615	337	241

Total expenses	5,106	2,087	402	10,083	2,087	551

Income (loss) before interest and other income (expense), minority interest and taxes	15,204	2,161	(1,420)	25,068	2,161	1,977
Interest and other income	2,549	176	3	4,622	176	7
Loss on sale of assets	(17)	—	—	(17)	—	—
Unrealized gain on interest rate hedges	1,233	—	—	37,330	—	—
Merger-related costs	(4,511)	—	—	(4,511)	—	—

Income (loss) before minority interest and taxes	14,458	2,337	(1,417)	62,492	2,337	1,984
Minority interest	(4,232)	(54)	—	(23,499)	(54)	—

Income (loss) before taxes	10,226	2,283	(1,417)	38,993	2,283	1,984
Provision for income taxes	(2,023)	(3,169)	585	(6,328)	(3,169)	(986)

Net income (loss)	$8,203	$(886)	$(832)	$32,665	$(886)	$998

Earnings per share—basic:
Basic earnings per share	$0.19	$(0.04)		$0.76	$(0.04)

Weighted-average shares outstanding—Basic	42,891,928	21,710,240		42,846,846	21,710,240

Earnings per share—diluted:
Diluted earnings per share	$0.19	$(0.04)		$0.76	$(0.04)

Weighted-average shares outstanding—Diluted	43,354,179	21,710,240		43,235,752	21,710,240

Distributions paid per common share	$0.35			$0.65

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Other Comprehensive Income (Loss)

(Unaudited and dollars in thousands)

	For the three-month period ended June 30, 2006	For the period from April 28, 2005 to June 30, 2005	Predecessor	For the six-month period ended June 30, 2006	For the period from April 28, 2005 to June 30, 2005	Predecessor
			For the period from April 1, 2005 to April 27, 2005			For the period from March 3, 2005 to April 27, 2005
Net income (loss)	$8,203	$(886)	$(832)	$32,665	$(886)	$998
Other comprehensive income (loss):
Change in the fair value of cash-flow hedges	40,698	(1,409)	—	45,571	(1,409)	—
Unrealized loss on common equity securities	(225)	—	—	(225)	—	—
Reclassification adjustments associated with unrealized gains from cash flow hedges included in net income	(1,295)	—	—	(1,295)	—	—
Realized loss on cash- flow hedges reclassified to earnings	484	381	—	585	381	—
Change in fair value of available-for-sale securities	(35,847)	—	—	(68,275)	—	—

Total other comprehensive income (loss) before minority interest allocation	3,815	(1,028)	—	(23,639)	(1,028)	—
Allocation to minority interest	305	—	—	14,967	—	—

Total other comprehensive income (loss)	4,120	(1,028)	—	(8,672)	(1,028)	—

Comprehensive income (loss)	$12,323	$(1,914)	$(832)	$23,993	$(1,914)	$998

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Cash Flows

(Unaudited and dollars in thousands)

			Predecessor
	For the six-month period ended June 30, 2006	For the period from April 28, 2005 to June 30, 2005	For the period from March 3, 2005 to April 27, 2005
Operating activities:
Net income (loss)	$32,665	$(886)	$998
Adjustments to reconcile net income to cash flow from operating activities:
Minority interest	23,499	54	—
Provision for loan loss	2,183	—	—
Amortization of deferred compensation	2,527	572	—
Amortization of premiums on investments in residential mortgages	(2,659)	24	—
Amortization of discounts on residential mortgage-backed securities	4,133	—	—
Amortization of deferred costs	5,291	—	—
Loss on sale of assets	17	—	—
Unrealized gain on interest rate hedges	(37,330)	—	—
Changes in assets and liabilities:
Accounts receivable and accrued management fees receivable	4,533	1,470	—
Accrued interest receivable	(9,873)	(4,188)	—
Prepaid expenses and other assets	(4,541)	(209)	—
Accrued interest payable	13,544	1,537	—
Accounts payable and accrued expenses	429	847	2,326
Due to broker and other liabilities	16,426	887	1,329

Cash flow from operating activities	50,844	108	4,653
Investing activities:
Purchase of investments in securities	(1,504,158)	(637,735)	—
Purchase of investments in residential mortgages	(4,451)	(469,124)	—
Proceeds from sale of other securities	56,564	—	—
Principal repayments on residential mortgages and mortgage-related receivables	248,348	4,997	—
Investment in net mortgage derivatives	1,609	—	—
Increase in restricted cash	(39,171)	(56,221)	—
Increase in warehouse deposits	5,153	—	(5,000)

Cash flow from investing activities	(1,236,106)	(1,158,083)	(5,000)
Financing activities:
Proceeds from repurchase agreements	22,005	443,894	—
Repayments on repurchase agreements	(67,228)	(2,156)	—
Repayments on residential mortgage-backed securities	(246,104)	—	—
Proceeds from issuance of trust preferred obligations	61,375	—	—
Proceeds from issuance of CDO notes payable	1,423,350	575,115	—
Repayments on CDO notes payable	(615)	—	—
Proceeds from the issuance of preference shares of CDOs	39,200	39,060	—
Proceeds from cash flow hedges	1,650	—	—
Payments for deferred costs	(35,411)	(29,583)	—
Capital contributions	—	—	347
Common share issuance, net of costs incurred	—	183,233	—
Distributions to minority interest holders in CDOs	(9,999)	—	—
Distributions paid to common shareholders	(28,369)	—	—

Cash flow from financing activities	1,159,854	1,209,563	347

Net change in cash and cash equivalents	(25,408)	51,588	—
Cash and cash equivalents at the beginning of the period	95,878	—	—

Cash and cash equivalents at the end of the period	$70,470	$51,588	$—

Supplemental cash flow information:
Cash paid for interest	$163,532	$—	$—
Cash paid for taxes	$13,498	$—	$—
Deferred costs contributed to Trust VIEs	$11,346	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements

(Unaudited and dollars in thousands, except share and per share amounts)

NOTE 1:    THE COMPANY

Taberna Realty Finance Trust (the “Company”) was formed as a Maryland real estate investment trust on March 3, 2005. On April 28, 2005, the Company completed a private placement of common shares under Rule 144A, Regulation S and Regulation D under the Securities Act of 1933, as amended, completed the acquisition of Taberna Capital Management, LLC (“TCM”) and Taberna Securities, LLC (“TS”) (together the “Predecessor”) and commenced operations. Prior to April 28, 2005, TCM and TS were wholly-owned by Cohen Brothers, LLC (“Cohen Bros.”). All periods through April 27, 2005 are referred to as the Predecessor Periods.

The Company is a self-managed and self-advised REIT. The Company provides financing for REITs and other real estate operating companies and invests in real estate-related assets with the objective of generating attractive risk-adjusted returns and cash distributions for its shareholders. The Company focuses its activities in the following areas:

•	originating financing for REITs and other real estate operating companies, primarily in the form of trust preferred securities (“TruPS”), subordinated debt and, possibly, other securities;

•	investing in commercial mortgage-backed securities (“CMBS”), residential mortgage-backed securities (“RMBS”), mortgage loans, and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in collateralized debt obligation (“CDO”) transactions and other asset securitizations that will enable it to match-fund certain of its assets with liabilities through its established financing strategy.

The Company may also invest in other types of investments.

The Company generates earnings from its investments and CDO transactions. A CDO is a securitization structure in which multiple classes of debt and equity are issued to finance a portfolio of assets. The Company expects to supplement earnings from its investments with fees received by its subsidiaries, including management fees received by TCM, which is one of the Company’s taxable REIT subsidiaries (“TRSs”), for structuring and managing CDOs, and origination fees received by TS, a domestic TRS and a registered broker-dealer, in connection with the origination of financing transactions.

NOTE 2:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared by the Company in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the included disclosures are adequate to make the information presented not misleading. The unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2005. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company and the consolidated results of operations and cash flows are included. The results of operations for the interim periods presented are not necessarily indicative of the results for the full year. Certain prior period amounts have been reclassified to conform with the current period presentation.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

b. Principles of Consolidation

The accompanying consolidated financial statements reflect the accounts of the Company and its majority-owned and/or controlled subsidiaries. The portions of these entities not owned by the Company are presented as minority interest as of the dates and for the periods presented in the consolidated financial statements. The Predecessor Period includes the accounts of TCM and TS. All intercompany accounts and transactions have been eliminated in consolidation.

When the Company obtains an explicit or implicit interest in an entity, the Company evaluates the entity to determine if the entity is a variable interest entity (“VIE”), and, if so, whether or not the Company is deemed to be the primary beneficiary of the VIE, in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). Generally, the Company consolidates VIEs of which the Company is deemed to be the primary beneficiary or non-VIEs which the Company controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or the residual returns of the VIE. When determining the primary beneficiary of a VIE, the Company considers its aggregate explicit and implicit variable interests as a single variable interest. If the Company’s single variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, the Company is considered the primary beneficiary of the VIE. In the case of non-VIEs or VIEs where the Company is not deemed to be the primary beneficiary and the Company does not control the entity, but has the ability to exercise significant influence over the entity, the Company accounts for its investment under the equity method. The Company reconsiders its determination of whether an entity is a VIE and whether the Company is the primary beneficiary of such VIE if certain events occur.

The Company has determined that certain special purpose trusts formed by issuers of TruPS to issue such securities are VIEs (“Trust VIEs”) and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary. In most instances, the Company is the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. Certain TruPS issued by Trust VIEs are initially financed directly by CDOs or through the Company’s warehouse facilities. Under the warehouse agreements, the Company deposits cash collateral with an investment bank and bears the first dollar risk of loss, up to the Company’s collateral deposit, if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes the Company to hold an implicit interest in the Trust VIEs that issued TruPS held by warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by the sponsors of the Trust VIEs in exchange for the TruPS proceeds. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIEs, are included in the Company’s financial statements and the related TruPS are eliminated. Pursuant to Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs are recorded net of the common equity securities issued.

The Company consolidates various CDO entities and residential mortgage securitizations that are VIE entities when the Company is determined to be the primary beneficiary.

c. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

d. Cash and Cash Equivalents

Cash and cash equivalents include cash held in banks and highly liquid investments with maturities of three months or less when purchased.

e. Restricted Cash

Restricted cash represents amounts held on deposit by investment banks as collateral for derivative contracts and proceeds from the issuance of CDO notes payable by CDO securitizations that are restricted for the purpose of funding additional investments in securities subsequent to the balance sheet date. As of June 30, 2006, the Company had $3,630 of restricted cash held by investment banks as collateral for derivative contracts and $156,485 held by CDO securitization entities that are consolidated by the Company.

f. Investments

The Company invests primarily in debt securities, residential mortgage portfolios and mortgage-related receivables and may invest in other types of real estate-related assets. The Company accounts for its investments in securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted (“SFAS No. 115”), and designates each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). Fair value is based primarily on quoted market prices from independent pricing sources when available for actively traded securities or discounted cash flow analyses developed by management using current interest rates and other market data for securities without an active market. Management’s estimate of fair value is subject to a high degree of variability based upon market conditions and management assumptions. Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at amortized cost at each reporting period.

The Company accounts for its investments in subordinated debentures owned by Trust VIEs that the Company consolidates as available-for-sale securities. These VIEs have no ability to sell, pledge, transfer or otherwise encumber the trust or the assets of the trust until such subordinated debenture’s maturity. The Company accounts for investments in securities where the transfer meets the criteria under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”) as a financing at amortized cost. The Company’s investments in security-related receivables represent securities that were transferred to CDO securitization entities in which the transferors maintained some level of continuing involvement.

The Company accounts for its investments in residential mortgages and mortgage-related receivables at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans.

The Company maintains an allowance for mortgage and mortgage-related loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, for example, historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant factors.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

Mortgage-related receivables represent loan receivables secured by residential mortgages, the legal title to which is held by trust subsidiaries of the Company. These residential mortgages were transferred to the trust subsidiaries in transactions accounted for as financings under SFAS No. 140. Mortgage-related receivables maintain all of the economic attributes of the underlying residential mortgages and all benefits or risks of that ownership inure to the trust subsidiary.

The Company uses its judgment to determine whether an investment has sustained an other-than-temporary decline in value. If management determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings, and the Company establishes a new cost basis for the investment. If a security that is available for sale sustains an other-than-temporary impairment, the identified impairment is reclassified from accumulated other comprehensive income to earnings, thereby establishing a new cost basis. The Company’s evaluation of an other-than-temporary decline is dependent on the specific facts and circumstances. Factors that the Company considers in determining whether an other-than-temporary decline in value has occurred include: the estimated fair value of the investment in relation to its cost basis; the financial condition of the related entity; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the fair value of the investment.

g. Transfers of Financial Assets

The Company accounts for transfers of financial assets under SFAS No. 140 as either sales or financings. Transfers of financial assets that result in sales accounting are those in which (1) the transfer legally isolates the transferred assets from the transferor, (2) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (3) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet these criteria, the transfer is accounted for as a financing. Financial assets that are sold are removed from the Company’s accounts with any realized gain (loss) reflected in earnings during the period of sale. Financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as securitized borrowings.

h. Residential Mortgage Derivatives

The Company invests in residential mortgage loans prior to securitization and uses variable rate repurchase agreements provided by investment banks to finance its investments. During 2005, the Company purchased certain residential mortgage portfolios from various investment banks and financed those purchases with repurchase agreements provided by the same investment bank that sold the residential mortgage loans. Under the Company’s repurchase agreements, these residential mortgage loans are transferred to the investment bank in exchange for short-term financing. Pursuant to SFAS No. 140, the initial transfer of residential mortgage loans from the investment bank to the Company and the subsequent transfer under the repurchase agreement financing provided by the same investment bank does not meet the “legal isolation” criteria of SFAS No. 140, paragraph 9(a). As a result, the Company has recorded residential mortgage loans, net of the related repurchase agreement financing, as residential mortgage derivatives. All changes in the fair value of the residential mortgage derivative prior to securitization are included in the accompanying statements of income as a change in the fair value of residential mortgage derivatives.

i. Revenue Recognition

1)	Net investment income—the Company recognizes, and the Predecessor recognized, interest income from investments in debt and other securities and residential mortgages over the estimated

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

life of the underlying financial instruments on a yield to maturity basis. The Company recognizes interest income from interests in certain securitized financial assets on an estimated effective yield to maturity basis. Management estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience. The carrying value is assessed for impairment on a recurring basis, and management will record an impairment write-down if the investment is deemed to be other than temporarily impaired.

Also included in investment income is the change in fair value for non-hedge derivatives as described in Note 6 and residential mortgage derivatives described above.

2)	Structuring fees—TCM receives, and the Predecessor earned, structuring fees for services rendered in connection with the formation of CDO securitization entities. The structuring fee is a contractual fee paid when the related services are completed. The structuring fee is a negotiated fee with the investment bank acting as placement agent for the CDO securities and is capitalized by the CDO securitization entity as a deferred financing cost. From time to time, the Company may decide to invest in the debt or equity securities issued by CDO securitization entities. The Company evaluates its investment in these entities under FIN 46R to determine whether the entity is a VIE, and, if so, whether or not the Company is the primary beneficiary. If the Company determines it is the primary beneficiary, it will consolidate the accounts of the CDO securitization entity into the Company’s consolidated financial statements. Upon consolidation, the Company eliminates intercompany transactions, specifically the structuring fees and deferred financing costs paid. During the three months and six months ended June 30, 2006, TCM received $5,250 and $11,200, respectively, in structuring fees from the issuers of CDO securities that have been eliminated in consolidation.

3)	Asset management fees—the Company provides ongoing management services to CDO investment portfolios under cancelable management agreements. The management fees are an administrative cost of the CDO entity and are paid by the CDO administrative trustee on behalf of its investors. These asset management fees are recognized when earned and are paid quarterly. Asset management fees from consolidated CDOs are eliminated in consolidation. During the three months and six months ended June 30, 2006, TCM earned $3,609 and $6,401, respectively, of asset management fees, of which the Company has eliminated $2,911 and $5,033, respectively, upon consolidation of CDOs of which the Company is the primary beneficiary.

4)	Loan origination fees—the Company originates investments in TruPS, real estate debt and preferred securities through TS. These origination fees are deferred and amortized as a component of net investment income using the effective interest method over the life of the related investments in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS No. 91”). During the three months and six months ended June 30, 2006, TS received $7,476 and $11,323, respectively, of loan origination fees, of which the Company has recognized $82 and $99 in investment interest income in the accompanying consolidated statements of income.

j. Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt

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Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted (“SFAS No. 133”), the Company measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records such amounts in its consolidated balance sheet as either an asset or liability. For derivatives designated as fair value hedges or for derivatives not designated as hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. Changes in the ineffective portions of cash flow hedges are recognized in earnings.

k. Income Taxes

The Company intends to elect and qualify to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to shareholders and as long as certain asset, income and share ownership tests are met. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its shareholders. Management believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods, but, there can be no assurances that these criteria will continue to be met in subsequent periods.

The Company maintains various TRSs, which may be subject to U.S. federal, state and local income taxes. From time to time, these TRSs generate taxable income from intercompany transactions. The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred financing costs by the CDO entities. Certain CDO entities may be consolidated in the Company’s financial statements pursuant to FIN 46R. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are accrued by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

l. Share-Based Payment

The Company accounts for its share-based compensation in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS No. 123R). The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and records compensation expense over the related vesting period.

m. Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. Key provisions of SFAS No. 155 include: (1) a broad fair value measurement option for certain hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation; (2) clarification that only the simplest separations of interest payments and principal payments qualify for the exception afforded to interest-only strips and principal-only strips from derivative accounting under paragraph 14 of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, thereby narrowing such exception; (3) a requirement that beneficial interests in securitized financial assets be analyzed to determine whether they are

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

freestanding derivatives or whether they are hybrid instruments that contain embedded derivatives requiring bifurcation; (4) clarification that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) elimination of the prohibition on a QSPE holding passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. In general, these changes will reduce the operational complexity associated with bifurcating embedded derivatives, and increase the number of beneficial interests in securitization transactions, including interest-only strips and principal-only strips, required to be accounted for in accordance with SFAS No. 133. The Company is required to adopt SFAS No. 155 in the first quarter of 2007. The Company does not expect that the adoption of SFAS No. 155 will have a material effect on its consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company is required to adopt FIN 48 in the first quarter of 2007 and is currently assessing the impact that it will have on its consolidated financial statements.

NOTE 3:     PROPOSED MERGER WITH RAIT INVESTMENT TRUST

On June 8, 2006, the Company and RAIT Investment Trust (“RAIT”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which a newly formed subsidiary of RAIT will, subject to the terms and conditions of the Merger Agreement, merge with and into the Company (the “Merger”), as a result of which RAIT will own all of the common shares of beneficial interest of the Company (“Taberna Common Shares”).

Subject to the terms and conditions of the Merger Agreement, which has been unanimously approved by the boards of trustees of both companies, upon the completion of the Merger each issued and outstanding Taberna Common Share will be converted into 0.5389 of RAIT’s Common Shares, with cash to be paid in lieu of fractional Common Shares.

The Merger Agreement contains customary representations, warranties and covenants of the Company and RAIT, including, among others, covenants (i) to conduct their respective businesses in the ordinary course during the period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period. The board of trustees of each company has adopted a resolution approving and declaring advisable the Merger, and recommending that its shareholders, with respect to the Company, approve the Merger, and with respect to RAIT, approve the issuance of Common Shares in the Merger, and each party has agreed to hold a shareholder meeting to put these matters before their shareholders for their consideration. Each party has also agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions or negotiations or provide confidential information in connection with any proposals for alternative business combination transactions.

Consummation of the Merger is subject to various conditions, including, among others, (i) requisite approvals of the shareholders of the Company and RAIT, (ii) the absence of any law or order prohibiting the consummation of the merger, and (iii) effectiveness of the Form S-4 registration statement relating to the Common Shares to be issued in the Merger and listing of the Common Shares to be issued in the Merger on the New York Stock Exchange. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including, among others, (i) subject to the standards set forth in the Merger Agreement, the

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

accuracy of the representations and warranties of the other party, (ii) compliance of the other party with its covenants in all material respects, (iii) the delivery of opinions from counsel to the Company and counsel to RAIT relating to the U.S. federal income tax code treatment of the Merger and the real estate investment trust status of both parties and (iv) there shall not have occurred any event, change, effect or circumstance that has had or is reasonably likely to have a material adverse effect on the other party.

The Merger Agreement contains certain termination rights for both the Company and RAIT. In certain circumstances, the party that terminates the Merger Agreement is required to pay the other party a termination fee of $18.0 million.

The Merger will be accounted for under purchase accounting pursuant to SFAS No. 141, “Business Combinations.” Applying purchase accounting to this transaction, RAIT will be deemed to be the acquirer and the Company will be deemed to be the acquiree. Accordingly, the Company has expensed approximately $4.5 million of merger-related costs during the three months ended June 30, 2006 and will incur additional costs that will be expensed as incurred.

No assurance can be given that all closing conditions will be satisfied or waived, or that the Merger will in fact be consummated.

NOTE 4:    INVESTMENTS IN SECURITIES

The following table summarizes the Company’s investments in available-for-sale securities as of June 30, 2006:

Investment Description	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Coupon	Years to Maturity
TruPS and subordinated debentures	$3,293,265	$—	$(85,953)	$3,207,312	7.9%	28.3
Common equity securities	7,485	—	(225)	7,260	—	—

Total available-for-sale securities	$3,300,750	$—	$(86,178)	$3,214,572

TruPS included above as available-for-sale securities includes (a) investments in TruPS issued by Trust VIEs of which the Company is not the primary beneficiary and which the Company does not consolidate and (b) transfer of investments in TruPS securities to the Company that were accounted for as a sale pursuant to SFAS No. 140. Subordinated debentures included above represents the primary assets of Trust VIEs that the Company consolidates pursuant to FIN 46R.

The following table summarizes the Company’s investments in security-related receivables, as of June 30, 2006:

Investment Description	Amortized Cost	Weighted Average Coupon	Weighted Average Years to Maturity	Estimated Fair Value
TruPS and subordinated debenture receivables	$465,517	8.0%	28.2	$446,715
Unsecured REIT note receivables	320,305	5.6%	11.5	301,323
CMBS receivables (1)	153,580	5.5%	35.4	150,606

Total	$939,402	6.8%	23.7	$898,644

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

(1)	CMBS receivables include securities with a fair value totaling $122,707 that are rated “BBB+” and “BBB-” by Standard & Poor’s and securities with a fair value totaling $27,899 that are rated between “AA” and “A-” by Standard & Poor’s.

The Company’s investments in security-related receivables represent securities owned by CDO entities that are accounted for by the Company as financings under SFAS No. 140.

The unrealized losses on the Company’s securities are primarily the result of market interest rate factors rather than credit impairment, and the Company believes that the carrying values are fully realizable over the securities’ expected holding period.

Some of the Company’s investments in securities collateralize debt issued through CDO entities. The Company’s CDO entities are static pools and prohibit, in most cases, the sale of such securities until the mandatory auction call period, typically 10 years from the CDO entity’s inception. At and subsequent to the mandatory auction call date, remaining securities will be offered in the general market and the proceeds from successful sales of such securities will be used to repay outstanding indebtedness and liquidate the CDO entity. The assets of the Company’s consolidated CDOs collateralize the debt of such entities and are not available to the Company’s creditors. As of June 30, 2006, CDO notes payable were collateralized by $3,106,155 of principal amount of TruPS and $477,733 of principal amount of unsecured REIT note receivables and CMBS receivables. Some of these investments were eliminated upon the consolidation of various Trust VIEs that the Company consolidates and the corresponding subordinated debentures of the Trust VIEs are included as assets in the Company’s consolidated balance sheet.

NOTE 5:    INVESTMENTS IN RESIDENTIAL MORTGAGES AND MORTGAGE-RELATED RECEIVABLES

The Company’s investments in residential mortgages and mortgage-related receivables are accounted for at amortized cost. The following tables summarize the Company’s investments in residential mortgages and mortgage-related receivables as of June 30, 2006:

	Unpaid Principal Balance	Unamortized (Discount)	Carrying Amount	Number of Loans and Mortgage-Related Receivables	Average Interest Rate	Average Contractual Maturity date
3/1 Adjustable rate	$162,006	$(292)	$161,714	406	5.7%	August 2035
5/1 Adjustable rate	3,343,729	(11,312)	3,332,417	7,190	5.5%	July 2035
7/1 Adjustable rate	652,273	(1,350)	650,923	1,413	5.7%	July 2035
10/1 Adjustable rate	77,888	(445)	77,443	86	5.7%	June 2035

Total	$4,235,896	$(13,399)	$4,222,497	9,095	5.6%

The estimated fair value of the Company’s residential mortgage loans and mortgage-related receivables was $4,130,599 as of June 30, 2006.

The Company maintains an allowance for loan losses on residential mortgage loans. Specific allowances for loan losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based upon known and inherent risks in the portfolio, historical trends in adjustable rate residential mortgages, the estimated value of underlying collateral, and current and expected future economic conditions. As of June 30, 2006, the Company maintained an allowance for loan losses of $2,824.

As of June 30, 2006, all of the Company’s residential mortgages and mortgage-related receivables as presented were pledged as collateral through owner-trust residential mortgage securitizations and collateralized obligations issued thereby totaling $4,015,478 as of June 30, 2006. These securitization transactions occurred after the residential mortgages were acquired in whole-loan portfolio transactions. In each of these residential mortgage securitizations, the Company retained all of the subordinated and non-rated mortgage-backed securities issued. These securitization entities are non-qualified special purpose entities and are considered VIEs. Because the Company retained all of the subordinated and non-rated RMBS issued, the Company is the primary beneficiary of these entities and consolidates each of the residential mortgage securitization trusts.

As further discussed in “Note 2: Summary of Significant Accounting Policies,” the components of the Company’s residential mortgage derivatives are as follows:

	June 30, 2006	December 31, 2005
Fair value of residential mortgages, including accrued interest	$—	$85,192
Repurchase agreements, including accrued interest	—	(83,541)
Fair value of interest rate hedging arrangements	—	(42)

Residential mortgage derivatives	$—	$1,609

NOTE 6:    INDEBTEDNESS

The following table summarizes the Company’s indebtedness as of June 30, 2006:

Description	Principal	Unamortized (Discount)	Carrying Amount	Interest Rate Terms		Current Weighted- Average Interest Rate	Contractual Maturity
Repurchase agreements (3)	$175,284	$—	$175,284	5.5% to 5.9%		5.7%	July 2006
Mortgage-backed securities issued (1)	4,015,478	(26,182)	3,989,296	4.6% to 5.5%	(2)	5.0%	2035
Trust preferred obligations	661,845	—	661,845	6.6% to 10.1%		8.0%	2035
CDO notes payable (1)	3,472,435	—	3,472,435	4.7% to 10.1%		6.1%	2035

Total borrowings	$8,325,042	$(26,182)	$8,298,860

(1)	Excludes mortgage-backed securities and CDO notes payable purchased by the Company which are eliminated in consolidation.
(2)	Rates generally follow the terms of the underlying mortgages, which are fixed for a period of time and variable thereafter.
(3)	The Company intends to re-negotiate and extend its repurchase agreements as they mature.

CDO Notes Payable

On June 27, 2006, the Company closed “Taberna Preferred Funding VI, Ltd.,” a CDO securitization that provides up to 30-year financing for REITs and real estate operating companies. Taberna Preferred Funding VI,

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

Ltd. received commitments for $672,000 of CDO notes payable, of which $582,000 were issued to investors as of June 30, 2006. Taberna Preferred Funding VI, Ltd. also issued $47,000 of preference shares upon closing. The Company retained $26,000 of common and preference shares.

The notes payable issued by Taberna Preferred Funding VI, Ltd. consist of 11 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 36 to 450 basis points or at fixed rates ranging from 6.8% to 10.0%. One of the fixed-rate notes bear interest at a fixed rate for an initial period of 5 years and a floating rate for the remaining period based on 90-day LIBOR plus spreads over 90-day LIBOR of 140 basis points.

NOTE 7:    DERIVATIVE FINANCIAL INSTRUMENTS

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss. However, because of the high credit ratings of the counterparties, the Company does not anticipate that any of the counterparties will fail to meet their obligations.

Cash Flow Hedges

The Company has entered into various interest rate swap contracts to hedge interest rate exposure on CDO notes payable and repurchase agreements. CDO notes payable finance the Company’s investments in TruPS, REIT senior notes and CMBS. Repurchase agreements finance the Company’s investment in residential mortgages or RMBS issued from mortgage securitizations sponsored by the Company.

The Company designates interest rate hedge agreements at inception and determines whether or not the interest rate hedge agreement is highly effective in offsetting interest rate fluctuations associated with the identified indebtedness. Certain of the Company’s interest rate hedge agreements used to hedge fluctuations in interest rates associated with certain CDO notes payable did not qualify for hedge accounting at inception. During the three-months ended June 30, 2006, the Company designated its interest rate swaps associated with CDO notes payable as hedges pursuant to SFAS No. 133. At designation, these interest rate swaps had a fair value not equal to zero. However, the Company concluded, at designation, that these hedging arrangements were highly effective during their term using regression analysis and determined that the hypothetical derivative method would be used in measuring any ineffectiveness. At June 30, 2006, the Company updated its regression analysis and concluded that these hedging arrangements were still highly effective during their remaining term and used the hypothetical derivative method in measuring the ineffective portions of these hedging arrangements.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

The interest rate hedge agreements are summarized as of June 30, 2006 and for the six months ended June 30, 2006 as follows:

Hedge Product	Hedged Item	Aggregate Notional	Strike	Maturity	Fair Value as of June 30, 2006	Amounts Reclassified to Earnings for Effective Hedges— Gains (Losses)	Amounts Reclassified to Earnings for Ineffective Hedges— Gains (Losses)
Interest rate swaps	CDO notes payable	$653,750	4.0% to 5.2%	Aug. 2010 to Nov. 2015	$35,926	$1,172	$16,349
Interest rate swaps	CDO notes payable	450,500	4.6% to 5.6%	Nov. 2010 to Nov. 2015	21,940	(68)	13,314
Interest rate and basis swaps	CDO notes payable	396,625	4.9% to 5.6%	February 2016	10,642	(290)	7,444
Interest rate swaps	CDO notes payable	300,000	5.1% to 5.3%	Feb. 2011 to Feb. 2016	10,732	85	—
Interest rate swaps	CDO notes payable	390,000	5.6%	August 2016	2,714	(3)	95
Interest rate swaps	Repurchase agreements	94,724	4.6% to 4.9%	Oct. 2010 to Dec. 2012	2,713	(311)	128

Total Portfolio/ Weighted Average		$2,285,599			$84,667	$585	$37,330

Amounts reclassified to earnings associated with effective cash flow hedges are reported in investment interest expense. The fair value of cash flow hedges is reported in other assets.

Free-Standing Derivatives

The Company maintains arrangements with various investment banks regarding CDO securitizations and warehouse facilities. Prior to the completion of a CDO securitization, investments are acquired by the warehouse providers in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, the Company receives the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse facilities from the dates on which the respective securities are acquired. Under the warehouse agreements, the Company is required to deposit cash collateral with the warehouse provider and as a result, the Company bears the first dollar risk of loss, and in some cases shares the first dollar risk of loss, up to the Company’s warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, if the warehouse facility is required to liquidate the securities at a loss. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to the Company. The terms of the warehouse facilities are generally at least nine months. As of June 30, 2006, the Company had approximately $55,203 of cash collateral held by warehouse providers pursuant to warehouse facilities. These arrangements are deemed to be derivative financial instruments and are recorded by the Company at fair value each accounting period with the change in fair value recorded in earnings. These arrangements represent the Company’s only off-balance sheet arrangements.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

A summary of these arrangements is as follows:

Warehouse Facility	Warehouse Availability	Funding as of June 30, 2006	Remaining Availability	Maturity
Merrill Lynch International	$300,000	$120,625	$179,375	January 2007
German American Capital Corporation	250,000	40,000	210,000	February 2007
Bear, Stearns & Co. Inc.	500,000	449,625	50,375	April 2007

Total	$1,050,000	$610,250	$439,750

The financing costs of these warehouse facilities are based on one-month LIBOR plus a spread of 50 basis points.

During the three months and six months ended June 30, 2006, the changes in fair values of the Company’s warehouse financing arrangements were $5,019 and $8,942, respectively, and were recorded as a component of net investment income in the accompanying consolidated statements of income in accordance with the Company’s investment philosophy of investing in these types of financial instruments until permanent CDO financing is available.

NOTE 8:    MINORITY INTEREST

Minority interest represents the interests of third-party investors in each of the Company’s consolidated CDO entities. The following summarizes the Company’s minority interest activity for the six months ended June 30, 2006:

Six months ended June 30, 2006
Beginning Balance	$139,001
Contributions	39,200
Deferred costs contributed to Trust VIEs by their sponsors	11,346
Income and OCI Allocation—from CDO entities	9,584
Deferred cost amortization allocated to sponsors of Trust VIEs	(1,025)
Distributions	(9,999)

Ending Balance	$188,107

Minority interest holders are allocated their respective portion of the earnings of each CDO. Each CDO entity makes quarterly distributions to the holders of the CDO notes payable and preferred shares of beneficial interest. The distributions to preferred shareholders are determined at each payment date, after the necessary cash reserve accounts are established and after the payment of expenses and interest on the CDO notes payable.

NOTE 9:    BENEFICIARIES’ EQUITY

On June 29, 2006, the Company granted 693,333 restricted common shares to various employees and trustees of the Company in various awards. These restricted shares vest quarterly over the three or four year period of the grant. The fair value of these awards on the date of grant was $15.00 per common share.

During the period from April 28, 2005 through December 31, 2005, the Company granted 1,091,232 restricted common shares to various employees and trustees of the Company in various awards. These restricted

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

shares vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant. The weighted average fair value of these awards on the date of grant was $10.09 per common share.

The fair value of the awards, at each award date, was based on the recent trading history of the Company’s common shares on The PORTAL Market®, a subsidiary of The NASDAQ Stock Market, Inc. The Company is amortizing such amounts as compensation expense over the vesting period. For the three months and six months ended June 30, 2006, the Company recorded amortization expense of $1,617 and $2,527 related to these awards. Through June 30, 2006, 465,696 of these restricted shares had vested.

On April 20, 2006, the Company’s board of trustees declared a quarterly distribution of $0.35 per common share totaling $15,275 that was paid on May 11, 2006 to shareholders of record as of May 1, 2006.

NOTE 10:    EARNINGS PER SHARE

The following table presents a reconciliation of basic and diluted earnings per share for the three months and six months ended June 30, 2006 and for the period from April 28, 2005 to June 30, 2005:

	For the three-month period ended June 30, 2006	For the six-month period ended June 30, 2006	For the period from April 28, 2005 to June 30, 2005
Net income (loss)	$8,203	$32,665	$(886)

Weighted-average shares outstanding – Basic	42,891,928	42,846,846	21,710,240
Unvested restricted shares under the treasury stock method	462,251	388,096	—

Weighted-average shares outstanding – Diluted	43,354,179	43,235,752	21,710,240

Earnings per share – Basic	$0.19	$0.76	$(0.04)

Earnings per share – Diluted	$0.19	$0.76	$(0.04)

The Company includes restricted shares issued and outstanding in its earnings per share computation as follows: vested restricted shares are included in basic weighted-average common shares and unvested restricted shares are included in the diluted weighted-average shares under the treasury stock method.

NOTE 11:    INCOME TAXES

The Company intends to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code beginning with its taxable year ended December 31, 2005. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to shareholders. As a REIT, the Company generally will not be subject to U.S. federal income tax on taxable income that it distributes to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to U.S. federal income taxes on its taxable income at regular corporate rates, and it will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and cash available for distributions to shareholders. However, the Company believes that it will be organized and operated in such a manner as to qualify for treatment as a REIT, and it intends to operate

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

in the foreseeable future in a manner so that it will qualify as a REIT. The Company may be subject to certain state and local taxes.

The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred costs by the CDO entities. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are expensed and are paid by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

The Predecessor entities are limited liability companies which have elected to be taxed as corporations for income tax purposes. As a result, the Predecessor entities are not pass-through entities for tax purposes and a provision for income taxes has been recorded in the Predecessor Period.

The components of the provision for income taxes as it relates to the Company’s taxable income from domestic TRSs during the six months ended June 30, 2006 includes the effects of the Company’s tax planning strategy of performing a portion of its TRS services in a foreign jurisdiction that does not incur income taxes. As a result of this, combined TRS effective income tax rate was reduced from approximately 47% to approximately 33% during 2006. The Company’s consolidated effective tax rate was 16.2% for the six months ended June 30, 2006, with the differences primarily attributable to taxable income that was eliminated in consolidation and unrealized gains on interest rate hedges

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in the Company’s income on a current basis, whether or not distributed. Upon distribution of any previously included income to the Company, no incremental U.S. federal, state, or local income taxes would be payable by the Company. Accordingly, no provision for income taxes for the three months ended June 30, 2006 has been recorded for these foreign TRS entities.

NOTE 12:	RELATED PARTY TRANSACTIONS

The Company’s Chairman of the Board and Chief Executive Officer, Daniel G. Cohen, holds controlling positions in various companies with which the Company conducts business. Each transaction is described below:

a).

Cohen Bros. Shared Services—the Company shares office space and related resources with Cohen Bros., which is 100% owned by Daniel G. Cohen. The Company’s Shared Services agreement with Cohen Bros. requires a fixed monthly payment of $17.5, which includes the Company’s occupancy costs, technology costs, and administrative support. For other services provided as needed, the Company pays Cohen Bros. for the cost of providing such services plus 10% of such cost. Separately, Cohen Bros. also provides certain investment management services to the Company. For these services, the Company pays Cohen Bros. a fee equal to 10 basis points on the amount of investments under management by the Company, subject to a minimum fee of $250 per year and a maximum fee of $750 per year. The Shared Services agreement was renewed in July 2006 through July 1, 2008. The renewed Shared Services agreement provides that in respect of services relating to structuring and managing the Company’s investments in CMBS and RMBS, the Company will pay Cohen Bros. an annual fee ranging from 2 to 20 basis points on the amount of the investments, based on the rating of the security. For investments in residential whole loans, the Company will pay Cohen Bros. an annual fee of 1.5 basis points on the amount of the investments. In respect of other services, the Company will

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

(Unaudited and dollars in thousands, except share and per share amounts)

continue to pay Cohen Bros. for the cost of providing those services plus 10% of such cost. The Company and Cohen Bros. are negotiating a separate sub-lease agreement for the shared office space and facilities.

During the three months and six months ended June 30, 2006, the Company incurred Shared Service expenses of approximately $177 and $230, respectively.

b).	Cohen Bros. Origination Fees—during the three months and six months ended June 30, 2006, Cohen Bros. provided origination services for investments funded by the Company’s warehouse facilities or CDOs and provided placement services for certain debt and equity securities issued by CDO securitizations. For these services, Cohen Bros. received approximately $3,057 and $5,177 in fees, respectively.

c).	The Bancorp, Inc.—the Company maintains cash balances at The Bancorp, Inc. Daniel G. Cohen is the chairman of the board of directors of The Bancorp, Inc. As of June 30, 2006, the Company had $6,275 of its cash and cash equivalents on deposit in interest and non-interest bearing accounts at The Bancorp, Inc. During the three months and six months ended June 30, 2006, the Company earned approximately $30 and $79 on its deposits held in 3.0% interest-bearing accounts.

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of Taberna Realty Finance Trust:

We have audited the accompanying consolidated balance sheet of Taberna Realty Finance Trust (the “Company”) as of December 31, 2005, and the related consolidated statements of income, other comprehensive income, beneficiaries’ equity and cash flows for the period from April 28, 2005 to December 31, 2005 and the consolidated statements of income, other comprehensive loss, member equity, and cash flows of Taberna Capital Management, LLC and Taberna Securities, LLC (collectively the “Predecessor”) for the period from March 3, 2005 to April 27, 2005. Our audits also included the financial statement schedules listed in the index to consolidated financial statements. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of the Company’s internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Taberna Realty Finance Trust at December 31, 2005, and the consolidated results of its operations and cash flows for the period from April 28, 2005 to December 31, 2005, and the consolidated results of operations and cash flows of the Predecessor for the period from March 3, 2005 to April 27, 2005 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 31, 2006

Taberna Realty Finance Trust

Consolidated Balance Sheet

As of December 31, 2005

(In thousands, except share and per share information)

Assets
Investments in securities and related receivables
Available-for-sale securities	$2,217,916
Security-related receivables	568,122

Total investment in securities and related receivables	2,786,038

Investment in residential mortgages and mortgage-related receivables
Residential mortgages and mortgage-related receivables	4,463,735
Residential mortgage derivatives	1,609
Loan loss reserve	(641)

Total investment in residential mortgages and mortgage-related receivables	4,464,703
Cash and cash equivalents	95,878
Restricted cash	120,944
Warehouse deposits	60,356
Accounts receivable and accrued management fees receivable	5,362
Accrued interest receivable	49,654
Prepaid expenses and other assets	4,623
Deferred financing costs, net of accumulated amortization of $2,613	133,777

Total assets	$7,721,335

Liabilities and beneficiaries’ equity
Indebtedness
Repurchase agreements	$220,507
Mortgage-backed securities issued	4,231,267
Trust preferred obligations	600,470
CDO notes payable	2,049,700

Total indebtedness	7,101,944

Accrued interest payable	34,510
Accounts payable and accrued expenses	10,681
Due to broker and other liabilities	22,704

Total liabilities	7,169,839
Minority interest	139,001

Beneficiaries’ equity
Preferred shares, $0.01 par value per share, 30,000,000 shares authorized, no shares issued and outstanding	—
Common shares, $0.01 par value per share, 100,000,000 shares authorized, 43,653,272 issued and outstanding, including 853,011 unvested restricted share awards	428
Additional paid in capital	418,994
Accumulated other comprehensive loss	(5,181)
Cumulative earnings	16,853
Cumulative distributions	(18,599)

Total beneficiaries’ equity	412,495

Total liabilities and beneficiaries’ equity	$7,721,335

The accompanying notes are an integral part of this consolidated financial statement.

Taberna Realty Finance Trust

Consolidated Statements of Income

(In thousands, except share and per share information)

		Predecessor
	For the period from April 28, 2005 through December 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005
Revenue:
Investment interest income	$101,720	$428
Investment interest expense	(90,847)	(428)
Provision for loan loss	(641)	—
Change in fair value of free-standing derivatives	10,206	(2,102)
Change in fair value of residential mortgage derivatives	1,769	—

Net investment income (loss)	22,207	(2,102)

Asset management fees	1,792	367
Structuring fees	—	4,263

Total revenue	23,999	2,528

Expenses:
Compensation expense	7,465	310
Shared services expenses	891	—
General and administrative	2,511	241

Total expenses	10,867	551

Income before interest and other income, minority interest and taxes	13,132	1,977
Interest and other income	5,308	7
Unrealized gain on interest rate hedges	19,608	—

Income before minority interest and taxes	38,048	1,984
Minority interest	(11,392)	—

Income before taxes	26,656	1,984
Provision for income taxes	(9,803)	(986)

Net income	$16,853	$998

Earnings per share — basic:
Basic earnings per share	$0.50

Weighted-average shares outstanding — Basic	33,835,490

Earnings per share — diluted:
Diluted earnings per share	$0.50

Weighted-average shares outstanding — Diluted	34,003,545

Distributions paid per common share	$0.54

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Other Comprehensive Loss

(Dollars in thousands)

		Predecessor
	For the period from April 28, 2005 through December 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005
Net income	$16,853	$998
Other comprehensive loss:
Change in the fair value of cash-flow hedges	1,884	—
Realized loss on cash flow hedges reclassified to earnings	196	—
Change in the fair value of available-for-sale securities	(17,582)	—

Total other comprehensive loss before minority interest allocation	(15,502)	—
Allocation to minority interest	10,321	—

Total other comprehensive loss	(5,181)	—

Comprehensive income	$11,672	$998

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Beneficiaries’ and Member Equity

(Dollars in thousands, except share information)

	(Predecessor)	(Company)
	Member equity	Preferred Shares	Preferred Shares Par Value	Common Shares	Common Shares Par Value	Additional Paid In Capital	Accumulated Other Comprehensive Income	Cumulative Earnings	Cumulative Distributions	Total
Balance, March 3, 2005 (inception)	$—	—	$—	100	$—	$1	$—	$—	$—	$1
Net income	998	—	—	—	—	—	—	—	—	998
Capital contribution	2,673	—	—	—	—	—	—	—	—	2,673

Balance, April 27, 2005	3,671	—	—	100	—	1	—	—	—	3,672
Transfer of historical equity, as restated	(3,671)	—	—	—	—	3,671	—	—	—	—
Common share offering	—	—	—	21,861,940	219	183,013	—	—	—	183,232

Balance, April 28, 2005	—	—	—	21,862,040	219	186,685	—	—	—	186,904
Net income	—	—	—	—	—	—	—	16,853	—	16,853
Other comprehensive loss	—	—	—	—	—	—	(5,181)	—	—	(5,181)
Common share offering	—	—	—	20,700,000	207	229,859	—	—	—	230,066
Issuance of restricted share awards	—	—	—	1,091,232	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	—	2	2,450	—	—	—	2,452
Distributions paid ($0.54 per common share)	—	—	—	—	—	—	—	—	(18,599)	(18,599)

Balance, December 31, 2005	$—	—	$—	43,653,272	$428	$418,994	$(5,181)	$16,853	$(18,599)	$412,495

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Cash Flows

(Dollars in thousands)

		Predecessor
	For the period from April 28, 2005 through December 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005
Operating activities:
Net income	$16,853	$998
Adjustments to reconcile net income to cash flow from operating activities:
Minority interest	11,392	—
Provision for loan loss	641	—
Amortization of deferred compensation	2,388	—
Amortization of premiums on investments in residential mortgages	295	—
Amortization of discounts on residential mortgage-backed securities	1,104	—
Amortization of deferred costs	2,321	—
Unrealized gain on interest rate hedges	(19,608)	—
Changes in assets and liabilities:
Accounts receivable and accrued management fees receivable	(3,036)	—
Accrued interest receivable	(15,347)	—
Prepaid expenses and other assets	15,495	—
Accrued interest payable	18,421	—
Accounts payable and accrued expenses	8,419	2,326
Due to broker and other liabilities	14,423	1,329

Cash flow from operating activities	53,761	4,653

Investing activities:
Purchase of investments in securities, including accrued interest of $14,267	(2,820,395)	—
Purchase of residential mortgages and mortgage-related receivables, including accrued interest of $20,038	(4,592,838)	—
Principal repayments on residential mortgages and mortgage-related receivables	108,770	—
Investment in net mortgage derivatives	(1,609)	—
Increase in restricted cash	(120,944)	—
Increase in warehouse deposits	(55,356)	(5,000)

Cash flow from investing activities	(7,482,372)	(5,000)

Financing activities:
Borrowing (repayments) on repurchase agreements, net	220,507	—
Proceeds from issuance of residential mortgage-backed securities, net of discounts	4,319,234	—
Repayments on residential mortgage-backed securities	(72,982)	—
Proceeds from issuance of trust preferred obligations	600,470	—
Proceeds from issuance of CDO notes payable	2,049,700	—
Proceeds from the issuance of preference shares of CDOs	86,800	—
Proceeds from cash flow hedges	9,423	—
Realized gain from termination of interest rate hedges	1,568	—
Payments for deferred costs	(82,894)	—
Capital contributions	—	347
Common share issuances, net of costs incurred	413,298	—
Distributions to minority interest holders in CDOs	(2,036)	—
Distributions paid to common shareholders	(18,599)	—

Cash flow from financing activities	7,524,489	347

Net change in cash and cash equivalents	95,878	—
Cash and cash equivalents at the beginning of the period	—	—

Cash and cash equivalents at the end of the period	$95,878	$—

Supplemental cash flow information:
Cash paid for interest	$48,970	$—
Cash paid for taxes	$5,575	—
Common stock issued in acquisitions, net of warehouse deposits acquired of $5,000	$15,000	—
Deferred costs contributed to Trust VIEs	$53,166	—

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

NOTE 1:    THE COMPANY

Taberna Realty Finance Trust (the “Company”) was formed as a Maryland real estate investment trust on March 3, 2005. The Company intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2005. On April 28, 2005, the Company completed a private placement of common shares under Rule 144A, Regulation S and Regulation D under the Securities Act of 1933, as amended, completed the acquisition of Taberna Capital Management, LLC (“TCM”) and Taberna Securities, LLC (“TS”) (together the “Predecessor”) and commenced operations. Prior to April 28, 2005, TCM and TS were wholly-owned by Cohen Brothers, LLC (“Cohen Bros.”). The period from March 3, 2005 through April 27, 2005 is referred to as the Predecessor Period.

The Company is a self-managed and self-advised real estate investment trust. The Company provides financing for REITs and other real estate operating companies and invests in real estate-related assets with the objective of generating attractive risk-adjusted returns and cash distributions for its shareholders. The Company focuses its activities in the following areas:

•	originating financing for REITs and other real estate operating companies, primarily in the form of trust preferred securities (“TruPS”), subordinated debt and, possibly, other securities;

•	investing in commercial mortgage-backed securities (“CMBS”), residential mortgage-backed securities (“RMBS”), mortgage loans, and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in collateralized debt obligation (“CDO”) transactions and other asset securitizations that will enable it to match-fund certain of its assets with liabilities through its established financing strategy.

The Company may also invest in other types of investments.

The Company generates earnings from its investments and CDO transactions. A CDO is a securitization structure in which multiple classes of debt and equity are issued to finance a portfolio of assets. The Company expects to supplement earnings from its investments with fees received by its subsidiaries, including management fees received by TCM, which is one of the Company’s taxable REIT subsidiaries (“TRSs”), for structuring and managing CDOs, and origination fees received by TS, another domestic TRS and a registered broker-dealer, in connection with the origination of financing transactions.

NOTE 2:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The results of operations for the period from April 28, 2005 through December 31, 2005 are not necessarily indicative of the results to be obtained for a full fiscal year.

b. Principles of Consolidation

The accompanying consolidated financial statements reflect the accounts of the Company and its majority-owned and/or controlled subsidiaries. The portions of these entities not owned by the Company are presented as minority interest as of the dates and for the periods presented in the consolidated financial statements. The Predecessor Period includes the accounts of TCM and TS. All intercompany accounts and transactions have been eliminated in consolidation.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

When the Company obtains an explicit or implicit interest in an entity, the Company evaluates the entity to determine if the entity is a variable interest entity (“VIE”), and, if so, whether or not the Company is deemed to be the primary beneficiary of the VIE, in accordance with Financial Accounting Standard Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). Generally, the Company consolidates VIEs of which the Company is deemed to be the primary beneficiary or non-VIEs which the Company controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or the residual returns of the VIE. When determining the primary beneficiary of a VIE, the Company considers its aggregate explicit and implicit variable interests as a single variable interest. If the Company’s single variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, the Company is considered the primary beneficiary of the VIE. In the case of non-VIEs or VIEs where the Company is not deemed to be the primary beneficiary and the Company does not control the entity, but has the ability to exercise significant influence over the entity, the Company accounts for its investment under the equity method. The Company reconsiders its determination of whether an entity is a VIE and whether the Company is the primary beneficiary of such VIE if certain events occur.

The Company has determined that certain special purpose trusts formed by issuers of TruPS to issue such securities are VIEs (“Trust VIEs”) and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary. In most instances, the Company is the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. Certain TruPS issued by Trust VIEs are initially financed directly by CDOs or through the Company’s warehouse facilities. Under the warehouse agreements, the Company deposits cash collateral with an investment bank and bears the first dollar risk of loss, up to the Company’s collateral deposit, if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes the Company to hold an implicit interest in the Trust VIEs that issued TruPS held by warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by the sponsors of the Trust VIEs in exchange for the TruPS proceeds. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIE, are included in the Company’s financial statements and the related TruPS are eliminated. Pursuant to Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs are recorded net of the common equity securities issued.

The Company consolidates various CDO entities and residential mortgage securitizations that are VIE entities when the Company is determined to be the primary beneficiary.

c. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

d. Cash and Cash Equivalents

Cash and cash equivalents include cash held in banks and highly liquid investments with maturities of three months or less when purchased.

e. Restricted Cash

Restricted cash represents amounts held on deposit by investment banks as collateral for derivative contracts and proceeds from the issuance of CDO notes payable by CDO securitizations that are restricted for the purpose

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

of funding additional investments in securities subsequent to the balance sheet date. As of December 31, 2005, the Company had $3,569 of restricted cash held by investment banks as collateral for derivative contracts and $117,375 held by CDO securitization entities that are consolidated by the Company.

f. Warehouse Deposits

Warehouse deposits represent amounts held by providers of warehouse facilities as collateral for the Company’s warehouse facilities. These deposits bear the first dollar risk of loss, up to the Company’s collateral amount, if an investment is liquidated from the warehouse facility at a loss.

g. Investments

The Company invests primarily in debt securities, residential mortgage portfolios and mortgage-related receivables and may invest in other types of real estate-related assets. The Company accounts for its investments in securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted (“SFAS No. 115”), and designates each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). Fair value is based primarily on quoted market prices from independent pricing sources when available for actively traded securities or discounted cash flow analyses developed by management using current interest rates and other market data for securities without an active market. Management’s estimate of fair value is subject to a high degree of variability based upon market conditions and management assumptions. Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at amortized cost at each reporting period.

The Company accounts for its investments in subordinated debentures owned by Trust VIEs that the Company consolidates as available-for-sale securities. These VIEs have no ability to sell, pledge, transfer or otherwise encumber the trust or the assets of the trust until such subordinated debenture’s maturity. The Company accounts for investments in securities where the transfer meets the criteria under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”) as a financing at amortized cost. The Company’s investments in security-related receivable represent securities that were transferred to CDO securitization entities by the transferors that maintained some level of continuing involvement.

The Company accounts for its investments in residential mortgages and mortgage-related receivables at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans.

The Company maintains an allowance for mortgage and mortgage-related loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, for example, historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant factors.

Mortgage-related receivables represent loan receivables secured by residential mortgages, the legal title to which is held by trust subsidiaries of the Company. These residential mortgages were transferred to the trust

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

subsidiaries in transactions accounted for as financings under SFAS No. 140. Mortgage-related receivables maintain all of the economic attributes of the underlying residential mortgages and all benefits or risks of that ownership inure to the trust subsidiary.

The Company uses its judgement to determine whether an investment has sustained an other-than-temporary decline in value. If the Company determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value, by a charge to earnings, and the Company establishes a new cost basis for the investment. If a security that is available for sale sustains an other-than-temporary impairment, the identified impairment is reclassified from accumulated other comprehensive income to earnings, thereby establishing a new cost basis. The Company’s evaluation of an other-than-temporary decline is dependent on the specific facts and circumstances. Factors that the Company considers in determining whether an other-than-temporary decline in value has occurred include: the estimated fair value of the investment in relation to its cost basis; the financial condition of the related entity; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the fair value of the investment.

h. Transfers of Financial Assets

The Company accounts for transfers of financial assets under SFAS No. 140 as either sales or financings. Transfers of financial assets that result in sales accounting are those in which (1) the transfer legally isolates the transferred assets from the transferor, (2) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (3) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet these criteria, the transfer is accounted for as a financing. Financial assets that are sold are removed from the Company’s accounts with any realized gain (loss) reflected in earnings during the period of sale. Financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as securitized borrowings.

i. Residential Mortgage Derivatives

The Company invests in residential mortgage loans prior to securitization and uses variable rate repurchase agreements provided by investment banks to finance its investment. During 2005, the Company purchased certain residential mortgage portfolios from various investment banks and financed those purchases with repurchase agreements provided by the same investment bank that sold the residential mortgage loans. Under the Company’s repurchase agreements, these residential mortgage loans are transferred to the investment bank in exchange for short-term financing. Pursuant to SFAS No. 140, the initial transfer of residential mortgage loans from the investment bank to the Company and the subsequent transfer under the repurchase agreement financing provided by the same investment bank does not meet the “legal isolation” criteria of SFAS No. 140, paragraph 9(a). As a result, the Company has recorded these residential mortgage loans, net of the related repurchase agreement financing, as residential mortgage derivatives during 2005. All changes in the fair value of the residential mortgage derivative prior to securitization are included in the statement of income as a change in the fair value of residential mortgage derivatives.

j. Deferred Costs

The Company records its deferred costs incurred in placing CDO notes payable and other debt instruments in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS No. 91”), and amortizes these costs over the expected life of the related debt using the effective interest method. Included in deferred costs are issuance costs of Trust VIEs that the Company consolidates. These costs include origination discounts and other legal costs associated with the issuance of TruPS by the Trust VIEs. These costs are paid by the sponsors of the Trust VIEs with no requirement to directly reimburse the sponsor of the Trust VIEs, but, pursuant to Staff Accounting Bulletin Topic 5T, these amounts are included as deferred costs and corresponding amounts are recorded in minority interest. These costs are amortized to investment interest expense over the term of the Trust VIE’s assets, with such amortization allocated entirely to minority interest in the consolidated statement of income.

k. Revenue Recognition

1)	Net investment income—the Company recognizes, and the Predecessor recognized, interest income from investments in debt and other securities and residential mortgages over the estimated life of the underlying financial instruments on a yield to maturity basis. In accordance with Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” the Company recognizes interest income from purchased interests in certain financial assets on an estimated effective yield to maturity basis. Management estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience. The adjusted yield is then applied prospectively to recognize interest income for the next quarterly period. The carrying value is assessed for impairment on a recurring basis, and management will record an impairment write-down if the investment is deemed to be other than temporarily impaired.

Also included in investment income is the change in fair value for non-hedge derivatives as described in Note 7 and residential mortgage derivatives described above.

2)	Structuring fees—TCM receives, and the Predecessor earned, structuring fees for services rendered in connection with the formation of CDO securitization entities. The structuring fee is a contractual fee paid when the related services are completed. The structuring fee is a negotiated fee with the investment bank acting as placement agent for the CDO securities and is capitalized by the CDO securitization entity as a deferred financing cost. From time to time, the Company may decide to invest in the debt or equity securities issued by CDO securitization entities. The Company evaluates its investment in these entities under FIN 46R to determine whether the entity is a VIE, and, if so, whether or not the Company is the primary beneficiary. If the Company determines it is the primary beneficiary, it will consolidate the accounts of the CDO securitization entity into the Company’s consolidated financial statements. Upon consolidation, the Company eliminates intercompany transactions, specifically the structuring fees and deferred financing costs paid. Through December 31, 2005, TCM received $13,400 in structuring fees from the issuers of CDO securities that have been eliminated in consolidation.

3)	Asset management fees—the Company provides ongoing management services to CDO investment portfolios under cancelable management agreements. The management fees are an administrative cost of the CDO entity and are paid by the CDO administrative trustee on behalf of its investors. These asset management fees are recognized when earned and are paid quarterly. Asset management fees from consolidated CDOs are eliminated in consolidation. Through December 31, 2005, TCM earned $4,208 of asset management fees, of which the Company has eliminated $2,416 upon consolidation of CDOs of which the Company is the primary beneficiary.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

4)	Loan origination fees—The Company originates investments in TruPS, real estate debt and preferred securities through TS. These origination fees are deferred and amortized as a component of net investment income using the effective interest method over the life of the related investments in accordance with SFAS No. 91. The Company did not originate any securities during 2005; Cohen Bros. acted in this capacity for the Company during 2005.

l. Derivative Instruments

The Company uses derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted (“SFAS No. 133”), the Company measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records such amounts in its consolidated balance sheet as either an asset or liability. For derivatives designated as fair value hedges or for derivatives not designated as hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. Changes in the ineffective portions of cash flow hedges are recognized in earnings.

m. Accounting for Off-Balance Sheet Arrangements.

The Company maintains warehouse financing arrangements with various investment banks. Prior to the completion of a CDO securitization, warehouse providers acquire investments in accordance with the terms of the warehouse facilities. The Company receives the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Under the warehouse agreements, the Company is required to deposit cash collateral with the warehouse provider and as a result, the Company bears the first dollar risk of loss, up to the warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated because our risk of loss is generally limited to the cash held as collateral by the warehouse providers. Under FASB Staff Position FIN 46R-5, the cash collateral provided by the Company creates an implicit interest in the underlying investments and VIEs funded on warehouse facilities. As more fully discussed under principles of consolidation on page F-28, the Company analyzes and consolidates VIEs funded on warehouse facilities if the Company is determined to be the primary beneficiary of the VIE. The Company records the cash collateral as warehouse deposits in its financial statements. The net difference earned from these warehouse facilities is considered a non-hedge derivative and is recorded at fair value in the financial statements. Changes in fair value are reflected in earnings in the respective period.

n. Income Taxes

The Company intends to elect and qualify to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to shareholders and as long as certain asset, income and share ownership tests are met. If the Company were to fail to meet these

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its shareholders. Management believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods in 2005, but, there can be no assurances that these criteria will continue to be met in subsequent periods. The tax treatment of the Company’s distributions, totaling $0.54 per common share, for the period from April 28, 2005 through December 31, 2005 was as follows: ordinary distributions—$0.30, qualified distributions—$0.15, and return of capital distributions—$0.09.

The Company maintains various TRSs, which may be subject to U.S. federal, state and local income taxes. From time to time, these TRSs generate taxable income from intercompany transactions. The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred financing costs by the CDO entities. Certain CDO entities may be consolidated in the Company’s financial statements pursuant to FIN 46R. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are accrued by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

o. Share-Based Payment

The Company accounts for its share-based compensation in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment.” The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and records compensation expense over the related vesting period.

NOTE 3:    ACQUISITION

On April 28, 2005, the Company completed its acquisition of TCM and TS from Cohen Bros. in exchange for 2,000,000 common shares valued at $10.00 per common share based on the value ascribed in the Company’s private placement of common shares on April 28, 2005.

The acquisition of each of TCM and TS was accounted for as a merger of entities under common control under Staff Accounting Bulletin Topic 5G, “Transfers of Nonmonetary Assets by Promoters or Shareholders” with carryover basis for the net assets acquired from the controlling shareholder. The carryover basis in the net assets acquired from TCM and TS was $3,671 and was transferred to additional paid-in capital upon acquisition.

NOTE 4:    INVESTMENTS IN SECURITIES

The following table summarizes the Company’s investments in available-for-sale securities, as of December 31, 2005:

Investment Description	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Coupon	Years to Maturity
TruPS and subordinated debentures	$2,171,751	$1,421	$(18,975)	$2,154,197	7.4%	29.0
Other securities	63,747	—	(28)	63,719	4.5%	28.9

Total available-for-sale securities	$2,235,498	$1,421	$(19,003)	$2,217,916	7.3%	29.0

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

TruPS included above as available-for-sale securities includes (a) investments in TruPS issued by Trust VIEs of which the Company is not the primary beneficiary and which the Company does not consolidate and (b) transfer of investments in TruPS securities to the Company that were accounted for as a sale pursuant to SFAS No. 140. Subordinated debentures included above represents the primary assets of Trust VIEs that the Company consolidates pursuant to FIN 46R.

The following table summarizes the Company’s investments in security-related receivables, as of December 31, 2005:

Investment Description	Amortized Cost	Weighted Average Coupon	Years to Maturity	Estimated Fair Value
TruPS and subordinated debenture receivables	$308,791	7.8%	29.3	$302,781
Unsecured REIT note receivables	188,819	5.3%	12.7	182,606
CMBS receivables (1)	70,512	5.3%	32.4	69,470

Total	$568,122	6.7%	24.2	$554,857

(1)	CMBS receivables include securities with a fair value totaling $50,542 that are rated “BBB+” and “BBB-” by Standard & Poor’s and securities with a fair value totaling $18,928 that are rated between “AA” and “A-” by Standard & Poor’s.

The Company’s investments in security-related receivables represent securities owned by CDO entities that are accounted for by the Company as financings under SFAS No. 140.

The unrealized losses on the Company’s securities are primarily the result of market interest rate factors rather than credit impairment, and the Company believes that the carrying values are fully realizable over the securities’ expected holding period.

Some of the Company’s investments in securities collateralize debt issued through CDO entities. The Company’s CDO entities are static pools and prohibit the sale of such securities until the mandatory call period, typically 10 years from the CDO entity’s inception. At the mandatory auction call date, remaining securities will be offered in the general market and the proceeds from a successful sale of such securities will be used to repay outstanding indebtedness and liquidate the CDO entity. The assets of the Company’s consolidated CDOs collateralize the debt of such entities and are not available to the Company’s creditors. As of December 31, 2005, CDO notes payable were collateralized by $1,877,530 of principal amount of TruPS and $260,000 of principal amount of unsecured REIT note receivables and CMBS receivables. Some of these investments were eliminated upon the consolidation of various Trust VIEs that the Company consolidates and the corresponding subordinated debentures of the Trust VIEs are included as assets in the Company’s consolidated balance sheet.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

NOTE 5:    INVESTMENTS IN RESIDENTIAL MORTGAGES AND MORTGAGE-RELATED RECEIVABLES

The Company’s investments in residential mortgages and mortgage-related receivables are accounted for at amortized cost. The following tables summarize the Company’s investments in residential mortgages and mortgage-related receivables as of December 31, 2005:

	Unpaid Principal Balance	Unamortized (Discount)	Carrying Amount	Number of Loans and Mortgage-Related Receivables	Average Interest Rate	Average Contractual Maturity date
3/1 Adjustable rate	$177,944	$(377)	$177,567	438	5.7%	August 2035
5/1 Adjustable rate	3,534,643	(13,547)	3,521,096	7,584	5.5%	July 2035
7/1 Adjustable rate	686,139	(1,679)	684,460	1,485	5.7%	July 2035
10/1 Adjustable rate	81,131	(519)	80,612	89	5.7%	June 2035

Total	$4,479,857	$(16,122)	$4,463,735	9,596	5.6%

The estimated fair value of the Company’s residential mortgage loans and mortgage-related receivables was $4,421,616 as of December 31, 2005.

The Company maintains an allowance for loan losses on residential mortgage loans. Specific allowances for loan losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based upon known and inherent risks in the portfolio, historical trends in adjustable rate residential mortgages, the estimated value of underlying collateral, and current and expected future economic conditions. As of December 31, 2005, the Company maintained an allowance for loan losses of $641.

As of December 31, 2005, all of the Company’s residential mortgages and mortgage-related receivables as presented were pledged as collateral through owner-trust residential mortgage securitizations and collateralized obligations issued thereby totaling $4,261,582 as of December 31, 2005. These securitization transactions occurred after the residential mortgages were acquired in whole-loan portfolio transactions. In each of these residential mortgage securitizations, the Company retained all of the subordinated and non-rated mortgage-backed securities issued. These securitization entities are non-qualified special purpose entities and are considered VIEs. Because the Company retained all of the subordinated and non-rated RMBS issued, the Company is the primary beneficiary of these entities and consolidates each of the residential mortgage securitization trusts.

As further discussed in “Note 2: Summary of Significant Accounting Policies,” the components of the Company’s residential mortgage derivatives are as follows as of December 31, 2005:

	Amount	Current Interest Rate
Fair value of residential mortgages, including accrued interest	$85,192	5.7%
Repurchase agreements, including accrued interest	(83,541)	5.1%
Fair value of interest rate hedging arrangements	(42)	N/A

Residential mortgage derivatives	$1,609

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

NOTE 6:    INDEBTEDNESS

The following table summarizes the Company’s indebtedness as of December 31, 2005:

Description	Principal	Unamortized (Discount)	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Contractual Maturity
Repurchase agreements	$220,507	$—	$220,507	Various	4.7%	July 2006
Mortgage-backed securities issued (1)	4,261,582	(30,315)	4,231,267	4.6% to 5.5%(2)	5.0%	2035
Trust preferred obligations	600,470	—	600,470	Various	7.1%	2035
CDO notes payable (1)	2,049,700	—	2,049,700	4.5% to 9.2%	5.2%	2035

Total borrowings	$7,132,259	$(30,315)	$7,101,944

(1)	Excludes mortgage-backed securities and CDO notes payable purchased by the Company which are eliminated in consolidation.
(2)	Rates generally follow the terms of the underlying mortgages, which are fixed for a period of time and variable thereafter.

(a)	Repurchase agreements

During the period from April 28, 2005 through December 31, 2005, the Company was party to repurchase agreements that had $220,507 in borrowings outstanding as of December 31, 2005. These repurchase agreements are used to finance the Company’s investments in subordinated interests in mortgage securitizations that it sponsors and other securities. As these investments incur prepayments or change in fair value, the Company is required to ratably reduce its borrowings outstanding under repurchase agreements. Borrowings under repurchase agreements during the aforementioned period bore interest at one month London Inter-Bank Offered Rate (“LIBOR”) plus a weighted average spread ranging from 5 to 62 basis points. The Company maintains additional repurchase agreements used to finance residential mortgage portfolios before the residential mortgages are securitized. These repurchase agreements were accounted for as a component of the Company’s residential mortgage derivatives during 2005.

(b)	Mortgage-backed securities issued

The Company finances its investments in residential mortgages through the issuance of mortgage-backed securities by non-qualified special purpose securitization entities that are owner trusts. The mortgage-backed securities issued maintain the identical terms of the underlying residential mortgage loans with respect to maturity, duration of the fixed-rate period and floating rate reset provision after the expiration of the fixed-rate period. Principal payments on the mortgage-backed securities issued are match-funded by the receipt of principal payments on the residential mortgage loans. Although residential mortgage loans, which have been securitized, are consolidated on our balance sheet, the non-qualified special purpose entities that hold such residential mortgage loans are separate legal entities. Consequently, the assets of these non-qualified special purpose entities collateralize the debt of such entities and are not available to the Company’s creditors. As of December 31, 2005, $4,479,857 of principal amount residential mortgages and mortgage-related receivables collateralized the Company’s mortgage-backed securities issued.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

(c)	Trust preferred obligations

Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by the Company for the portion of the total TruPS that are owned by entities outside of the consolidated group. These trust preferred obligations bear interest at either variable or fixed rates until maturity, generally 30 years from the date of issuance. The Trust VIE has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. The Company does not control the timing or ultimate payment of the trust preferred obligations.

(d)	CDO notes payable

CDO notes payable represent notes payable issued by CDO entities used to finance the acquisition of TruPS, unsecured REIT notes, and CMBS securities. Generally, CDO notes payable are comprised of various classes of notes payable, with each class bearing interest at variable or fixed rates.

On June 28, 2005, the Company closed “Taberna Preferred Funding II, Ltd.,” a CDO securitization that provides up to 30-year financing for REITs and real estate operating companies. Taberna Preferred Funding II, Ltd. received commitments for $953,750 of CDO notes, all of which were issued to investors as of December 31, 2005. Taberna Preferred Funding II, Ltd. also issued $89,000 of preference shares upon closing. The Company retained $15,500 of subordinated notes and $47,000 of common and preference shares of Taberna Preferred Funding II, Ltd., excluding discounts.

The notes payable issued by Taberna Preferred Funding II, Ltd. consist of 12 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 43 to 500 basis points or at fixed rates ranging from 4.7% to 7.2%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread ranging from 43 to 290 basis points.

On September 29, 2005, the Company closed “Taberna Preferred Funding III, Ltd.,” a CDO securitization that provides up to 30-year financing for REITs and real estate operating companies. Taberna Preferred Funding III, Ltd. received commitments for $724,500 of CDO notes, all of which were issued to investors as of December 31, 2005. Taberna Preferred Funding III, Ltd. also issued $55,100 of preference shares upon closing. The Company retained $40,000 of subordinated notes and $30,300 of common and preference shares of Taberna Preferred Funding III, Ltd., excluding discounts.

The notes payable issued by Taberna Preferred Funding III, Ltd. consist of 11 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 40 to 450 basis points or at fixed rates ranging from 4.8% to 5.9%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 40 to 160 basis points.

On December 23, 2005, the Company closed “Taberna Preferred Funding IV, Ltd.,” a CDO securitization that provides up to 30-year financing for REITs and real estate operating companies. Taberna Preferred Funding IV, Ltd. received commitments for $630,175 of CDO notes payable, of which $453,325 were issued to investors as of December 31, 2005. Taberna Preferred Funding IV, Ltd. also issued $43,000 of preference shares upon closing. The Company retained $26,375 of the subordinated CDO notes payable and $23,000 of common and preference shares of Taberna Preferred Funding IV, Ltd., excluding discounts.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

The notes payable issued by Taberna Preferred Funding IV, Ltd. consist of 10 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 37 to 425 basis points or at fixed rates ranging from 5.9% to 7.7%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over 90-day LIBOR of 145 basis points.

The assets of the Company’s consolidated CDOs collateralize the debt of such entities and are not available to the Company’s creditors. As of December 31, 2005, the CDO notes payable are collateralized by $1,877,530 of principal amount of TruPS and $260,000 of principal amount of unsecured REIT note receivables and CMBS receivables. A portion of the TruPS that collateralize CDO notes payable are eliminated upon the consolidation of various Trust VIE entities that the Company consolidates. The corresponding subordinated debentures of the Trust VIE entities are included as investments in securities in the Company’s consolidated balance sheet.

NOTE 7:    DERIVATIVE FINANCIAL INSTRUMENTS

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss. However, because of the high credit ratings of the counterparties, the Company does not anticipate that any of the counterparties will fail to meet their obligations.

Cash Flow Hedges

During the period from April 28, 2005 through December 31, 2005, the Company entered into various interest rate swap contracts to hedge interest rate exposure on CDO notes payable and repurchase agreements. CDO notes payable finance the Company’s investments in TruPS, REIT senior notes and CMBS. Repurchase agreements finance the Company’s investment in residential mortgages or RMBS issued from mortgage securitizations sponsored by the Company.

The Company designates interest rate hedge agreements at inception and determines whether or not the interest rate hedge agreement is highly effective in offsetting interest rate fluctuations associated with the identified indebtedness. The Company’s interest rate hedge agreements used to hedge fluctuations in interest rates associated with CDO notes payable did not qualify for hedge accounting during the period from April 28, 2005 through December 31, 2005. The Company anticipates that it will designate the interest rate hedges during 2006 in order to qualify as an effective hedge pursuant to SFAS No. 133.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

The interest rate hedge agreements are summarized as of December 31, 2005 and for the period from April 28, 2005 through December 31, 2005 as follows :

Hedge Product	Hedged Item	Aggregate Notional	Strike	Maturity	Fair Value as of December 31, 2005	Amounts Reclassified to Earnings for Effective Hedges— Gains (Losses)	Amounts Reclassified to Earnings for Ineffective Hedges— Gains (Losses)
Interest rate swaps	CDO notes payable	$653,750	4.1% to 4.9%	Aug. 2010 to Nov. 2015	$8,696	$—	$15,511
Interest rate swaps	CDO notes payable	425,500	4.6% to 5.1%	Nov. 2010 to Nov. 2015	(693)	—	4,998
Interest rate and basis swaps	CDO notes payable	218,500	4.9% to 5.6%	Feb. 2016	(4,634)	—	(901)
Interest rate swaps	Repurchase agreements	94,833	4.6% to 4.9%	Sept. 2010 to Dec. 2012	510	196	—

Total Portfolio/Weighted Average		$1,392,583			$3,879	$196	$19,608

Amounts reclassified to earnings associated with cash flow hedges are reported in investment interest expense. The fair value of cash flow hedges are reported in other assets and other liabilities.

Free-Standing Derivatives

The Company maintains arrangements with various investment banks regarding CDO securitizations and warehouse facilities. Prior to the completion of a CDO securitization, investments are acquired by the warehouse providers in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, the Company receives the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse facilities from the dates on which the respective securities are acquired. Under the warehouse agreements, the Company is required to deposit cash collateral with the warehouse provider and as a result, the Company bears the first dollar risk of loss, up to the Company’s warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, if the warehouse facility is required to liquidate the securities at a loss. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to the Company. The terms of the warehouse facilities are generally at least nine months. As of December 31, 2005, the Company had approximately $60,356 of cash collateral held by warehouse providers pursuant to warehouse facilities. These arrangements are deemed to be derivative financial instruments and are recorded by the Company at fair value each accounting period with the change in fair value recorded in earnings. These arrangements represent the Company’s only off-balance sheet arrangements.

A summary of these arrangements is as follows:

Warehouse Facility	Warehouse Availability	Funding as of December 31, 2005	Remaining Availability	Maturity
Merrill Lynch International	$200,000	$193,000	$7,000	June 2006
Bear, Stearns & Co. Inc.	500,000	461,500	38,500	March 2006

Total	$700,000	$654,500	$45,500

The financing costs of these warehouse facilities are based on one-month LIBOR plus a spread ranging from 50 to 87.5 basis points.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

Subsequent to December 31, 2005, the Company entered into additional warehouse facilities. As of March 29, 2006, our warehouse facilities had an aggregate availability of up to $950,000.

During the period from April 28, 2005 through December 31, 2005 and for the Predecessor Period, the changes in fair values of the Company’s warehouse financing arrangements were $10,206 of income and $2,102 of loss, respectively, and were recorded as a component of net investment income in the accompanying consolidated statements of income.

NOTE 8:    MINORITY INTEREST

Minority interest represents the interests of third-party investors in each of the Company’s consolidated CDO entities. The following summarizes the Company’s minority interest activity for the period from April 28, 2005 to December 31, 2005:

2005
Beginning Balance	$—
Contributions	86,800
Deferred costs contributed to Trust VIEs	53,166
Income and OCI Allocation—from CDO entities	1,687
Deferred cost amortization allocated to sponsors of Trust VIEs	(616)
Distributions	(2,036)

Ending Balance	$139,001

Minority interest holders are allocated their respective portion of the earnings of each CDO. Each CDO entity makes quarterly distributions to the holders of the CDO notes payable and preferred shares. The distributions to preferred shareholders are determined at each payment date, after the necessary cash reserve accounts are established and after the payment of expenses and interest on the CDO notes payable.

NOTE  9:    BENEFICIARIES’ EQUITY

On April 28, 2005 and May 25, 2005, the Company completed the sale of 19,861,940 common shares at an offering price of $10.00 per share in a private offering. Additionally, the Company issued 2,000,000 common shares to Cohen Bros. as consideration for TCM and TS. The Company received proceeds from this offering of $183,232, net of placement fees and offering costs, including approximately $5,000 in cash obtained in the TCM acquisition.

On August 11 and August 12, 2005, the Company completed the sale of 20,700,000 common shares at an offering price of $12.00 per share, in a private offering to qualified institutional buyers. The Company received proceeds from this offering of $230,066, net of placement fees and offering costs.

During the period from April 28, 2005 through December 31, 2005, the Company granted 1,091,232 restricted common shares to various employees and trustees of the Company in various awards. These restricted shares vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant. The weighted average grant date fair value of these awards was $10.09. The fair value of the awards, at each award date, was based on the recent trading history of the Company’s common shares on The PORTAL Market®, a subsidiary of The NASDAQ Stock Market, Inc. The Company is amortizing such amounts as compensation expense over the vesting period. From April 28, 2005 through December 31, 2005, the

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

Company recorded amortization expense of $2,388 related to these awards. Through December 31, 2005, 238,221 of these restricted shares had vested.

On July 11, 2005, the Company’s board of trustees declared an initial distribution of $0.24 per common share totaling $5,506 that was paid on July 29, 2005 to shareholders of record as of July 21, 2005.

On October 21, 2005, the Company’s board of trustees declared a quarterly distribution of $0.30 per common share totaling $13,093 that was paid on November 8, 2005 to shareholders of record as of October 31, 2005.

On January 20, 2006, the Company’s board of trustees declared a quarterly distribution of $0.30 per common share totaling $13,093 that was paid on February 9, 2006 to shareholders of record as of January 30, 2006.

NOTE 10:    EARNINGS PER SHARE

The following table presents a reconciliation of basic and diluted earnings per share for the period from April 28, 2005 through December 31, 2005:

	Basic	Diluted
Net income	$16,853	$16,853

Weighted-average common shares outstanding	33,835,490	33,835,490
Unvested restricted shares under the treasury stock method	—	168,055

Total weighted-average shares	33,835,490	34,003,545

Earnings per share	$0.50	$0.50

The Company includes restricted stock issued and outstanding in its earnings per share computation as follows: vested restricted shares are included in basic weighted-average common shares and unvested restricted shares are included in the diluted weighted-average shares under the treasury stock method.

NOTE 11:    INCOME TAXES

The Company intends to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code beginning with its taxable year ended December 31, 2005. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to shareholders. As a REIT, the Company generally will not be subject to U.S. federal income tax on taxable income that it distributes to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to U.S. federal income taxes on its taxable income at regular corporate rates, and it will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and cash available for distributions to shareholders. However, the Company believes that it will be organized and operated in such a manner as to qualify for treatment as a REIT, and it intends to operate in the foreseeable future in a manner so that it will qualify as a REIT for U.S. federal income tax purposes. The Company may be subject to certain state and local taxes.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred costs by the CDO entities. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are expensed and are paid by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

The Predecessor entities are limited liability companies which have elected to be taxed as corporations for income tax purposes. As a result, the Predecessor entities are not pass-through entities for tax purposes and a provision for income taxes has been recorded in the Predecessor Period.

The components of the provision for income taxes as it relates to the Company’s taxable income from domestic TRSs during the period for April 28, 2005 to December 31, 2005 and for the Predecessor during the Predecessor Period were as follows:

	For the period from April 28, 2005 through December 31, 2005			Predecessor Period
	Federal	State and Local, net of Federal Benefit	Total	Federal	State and Local, net of Federal Benefit	Total
Current	$5,267	$1,972	$7,239	$1,612	$515	$2,127
Deferred	1,940	624	2,564	(865)	(276)	(1,141)

Provision for income taxes	$7,207	$2,596	$9,803	$747	$239	$986

A reconciliation of the statutory tax rates to the effective rates are as follows:

	For the Period from April 28, 2005 to December 31, 2005	For the Predecessor Period
Federal statutory rate	35.0%	35.0%
State statutory rate, net of federal benefit	11.2%	12.1%
Permanent differences	—%	2.6%
Other	1.2%	—%

Effective tax rates for domestic TRSs and the Predecessor, respectively	47.4%	49.7%

The Company’s consolidated effective tax rate was 36.8% for the period from April 28, 2005 through December 31, 2005 with the differences primarily attributable to taxable income that is eliminated in consolidation and unrealized gains on interest rate hedges.

Significant components of the Company’s deferred tax assets (liabilities) are as follows:

	As of December 31, 2005	As of April 27, 2005
Deferred Tax Assets (Liabilities)
Stock compensation	$(2,564)	$—
Non-cash change in fair value of non-hedge derivatives	1,079	1,141
Deferred rent	62	—

Total deferred tax assets (liabilities)	$(1,423)	$1,141

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

Deferred tax liabilities, net of deferred tax assets, are included in other liabilities in the accompanying financial statements.

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in the Company’s income on a current basis, whether or not distributed. Upon distribution of any previously included income to the Company, no incremental U.S. federal, state, or local income taxes would be payable by the Company. Accordingly, no provision for income taxes for the period from April 28, 2005 through December 31, 2005 has been recorded for these foreign TRS entities.

NOTE 12:    ACCUMULATED OTHER COMPREHENSIVE LOSS

The Company’s accumulated other comprehensive loss account is comprised of changes in the fair value of cash flows hedges that qualify for hedge accounting under SFAS No. 133 and the change in fair value of available for sale securities. These amounts are net of amounts reclassified to earnings during the period and amounts allocated to minority interest holders. The following is a tabular presentation of the Company’s accumulated other comprehensive loss as of and for the period from April 28, 2005 through December 31, 2005:

Description	Cash Flow Hedges	Available-for-sale securities	Total
Beginning balance	$—	$—	$—
Change in fair value during the period	1,884	(17,582)	(15,698)
Amounts reclassified to earnings during the period	196	—	196
Amounts allocated to minority interest during the period	—	10,321	10,321

Total	$2,080	$(7,261)	$(5,181)

The above items relate to activities of nontaxable consolidated entities.

NOTE 13:    RELATED PARTY TRANSACTIONS

The Company’s Chairman of the Board and Chief Executive Officer, Daniel G. Cohen, holds controlling positions in various companies with which the Company conducts business. Each transaction is described below:

a).	Cohen Bros. Shared Services—the Company shares office space and related resources with Cohen Bros., which is 100% owned by Daniel G. Cohen. The Company’s agreement with Cohen Bros. requires a fixed monthly payment of $17.5, which includes the Company’s occupancy costs, technology costs, and administrative support. For other services provided as needed, the Company pays Cohen Bros. for the cost of providing such services plus 10% of such cost. Separately, Cohen Bros. also provides certain investment management services to the Company. For these services, the Company pays Cohen Bros. a fee equal to 10 basis points on the amount of investments under management by the Company, subject to a minimum fee of $250 per year and a maximum fee of $750 per year. This agreement can be renewed for additional one-year periods with the approval of a majority of the independent members of the Company’s board of trustees.

During the period from April 28, 2005 through December 31, 2005, the Company incurred Shared Service expenses of approximately $891. Additionally, the Company reimbursed Cohen Bros. for expenses incurred on the Company’s behalf.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

During the Predecessor Period, Cohen Bros. provided various management services to the Predecessor and allocated costs accordingly. As of December, the Company had a receivable from Cohen Bros. for income taxes incurred during the Predecessor Period. This receivable was collected in March 2006.

b).	Cohen Bros. Origination Fees—during the period from April 28, 2005 through December 31, 2005, Cohen Bros. provided origination services for investments funded by the Company’s warehouse facilities or CDOs and provided placement services for certain debt and equity securities issued by CDO securitizations. For these services, Cohen Bros. received approximately $31,020 and $2,046 in fees, respectively.

c).	The Bancorp, Inc.—the Company maintains cash balances at The Bancorp, Inc. Daniel G. Cohen is the chairman of the board of directors of The Bancorp, Inc. As of December 31, 2005, the Company had $15,023 of its cash and cash equivalents on deposit in interest and non-interest bearing accounts at The Bancorp, Inc. The Company earned approximately $144 on its deposits held in 2.4% interest-bearing accounts during the period from April 28, 2005 through December 31, 2005. The Company paid an officer of The Bancorp, Inc. $69.5 for due diligence services associated with the Company’s purchase of certain pools of residential mortgages during 2005.

NOTE 14:    COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS

The Company maintains a lease agreement for office space in New York, New York and occupies office space in Philadelphia, Pennsylvania under a shared service agreement with Cohen Bros. The New York lease agreement has a 10 year term and was assigned to the Company from Cohen Bros. in November 2005. The Company will share the New York office space with Cohen Bros. and will bill Cohen Bros. its ratable portion of the monthly rent and other charges. Total rent expense during the period from April 28, 2005 to December 31, 2005 relating to this lease was $135. The minimum cash payments due under this lease are as follows by fiscal year: 2006—$550, 2007 through 2010—$825 per year and $4,588 for the remaining term of the lease. The Company was required to place a letter of credit totaling $1,193 as collateral for the New York lease agreement. Our New York lease expires in March 2016.

TCM, a wholly-owned subsidiary of the Company, maintains a 401(k) plan for employees. The 401(k) plan provides for a minimum guaranteed employer match for all participants equal to 4% of the employee’s eligible compensation and an additional 2% discretionary profit sharing match for all eligible participants. During the period from April 28, 2005 through December 31, 2005, the Company expensed approximately $73 associated with this 401(k) plan.

From time to time, the Company may be involved in litigation of various matters. To date, the Company has not been involved in or informed of any pending or threatened litigation.

NOTE 15:    NEW ACCOUNTING PRONOUNCEMENTS

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and SFAS No. 3” (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring that a voluntary change in accounting principle be applied retrospectively with all prior periods’ financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation or amortization for long-lived, non-financial assets be accounted for as

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

a change in accounting estimate effected by a change in accounting principle, and corrections of errors in previously issued financial statements should be termed a “restatement.” SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management believes that the adoption of SFAS No. 154 will not have a material effect on the Company’s consolidated financial statements.

In November 2005, the FASB issued FASB Staff Position FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1”). FSP 115-1 addresses the determination of when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. In addition, FSP 115-1 includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP 115-1 amends SFAS No. 115 and adds a footnote to APB Opinion No. 18 “The Equity Method of Accounting for Investments in Common Stock.” FSP 115-1 also nullifies certain requirements of Emerging Issues Task Force No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The effective date for FSP 115-1 is reporting periods beginning after December 15, 2005. Management believes that the adoption of FSP 115-1 will not have a material effect on the Company’s consolidated financial statements.

Taberna Realty Finance Trust

Schedule II—Valuation and Qualifying Accounts

Year	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
Period from April 28, 2005 to December 31, 2005	$—	$641	$—	$641

Taberna Realty Finance Trust

Schedule IV—Mortgage Loans on Real Estate and Mortgage-Related Receivables

As of December 31, 2005

(dollars in thousands)

		Interest Rate		Maturity Date		Original Principal
Description of mortgages	Number of Loans	Lowest	Highest	Lowest	Highest	Lowest	Highest	Total Carrying Amount of Mortgages (a), (b)
Residential mortgages (c)
3/1 Adjustable Rate Mortgages 2-4 Family	4	5.9%	7.0%	7/1/35	9/1/35	$408	$829	$2,314
Condominium	73	4.8%	6.6%	5/1/35	11/1/35	94	1,000	27,308
PUD	84	4.1%	7.0%	3/1/35	11/1/35	104	1,000	29,169
Single Family	277	4.0%	7.5%	9/1/33	11/1/35	60	2,000	118,776

Subtotal	438	4.0%	7.5%	9/1/33	11/1/35	60	2,000	177,567
5/1 Adjustable Rate Mortgages
2-4 Family	157	4.9%	8.4%	10/1/32	11/1/35	59	1,350	65,546
Condominium	1,242	3.9%	8.6%	10/1/32	11/1/35	34	2,000	500,380
CO-OP	26	4.9%	6.1%	4/1/35	11/1/35	135	1,500	14,560
PUD	977	4.1%	8.5%	4/1/33	11/1/35	79	3,000	390,464
Single Family	5,182	2.4%	8.9%	8/1/32	11/1/35	41	5,500	2,550,146

Subtotal	7,584	2.4%	8.9%	8/1/32	11/1/35	34	5,500	3,521,096
7/1 Adjustable Rate Mortgages
2-4 Family	24	5.0%	7.8%	9/1/34	11/1/35	121	1,500	11,178
Condominium	209	4.3%	7.0%	11/1/33	11/1/35	85	1,000	81,474
CO-OP	9	5.1%	5.6%	6/1/35	9/1/35	69	1,302	5,905
PUD	311	4.9%	7.0%	12/1/34	11/1/35	100	1,980	161,028
Single Family	932	4.1%	8.1%	9/1/33	11/1/35	58	2,280	424,875

Subtotal	1,485	4.1%	8.1%	9/1/33	11/1/35	58	2,280	684,460
10/1 Adjustable Rate Mortgages
Condominium	2	5.0%	5.6%	8/1/35	8/1/35	300	644	938
CO-OP	1	5.4%	5.4%	7/1/35	7/1/35	655	655	651
PUD	22	5.4%	6.1%	2/1/35	9/1/35	450	2,250	22,553
Single Family	64	5.1%	6.3%	4/1/35	9/1/35	225	2,870	56,470

Subtotal	89	5.0%	6.3%	2/1/35	9/1/35	225	2,870	80,612

Total residential mortgages	9,596	2.4%	8.9%	8/1/32	11/1/35	$34	$5,500	$4,463,735

(a)	The tax basis of the residential mortgages loans is $4,548,301, including $84,276 of residential mortgages included in the residential mortgage derivatives and not included in the table above.
(b)	Reconciliation of Carrying Amount of Residential Mortgages:

	For the Period from April 28, 2005 through December 31, 2005	For the Period from March 3, 2005 through April 27, 2005
Balance, beginning of period	$—	$—
Additions during period:
New mortgage loans	4,572,800	—

Deductions during period:
Collections of principal	(108,770)	—
Amortization of premiums	(295)	—

Balance, end of period	$4,463,735	$—

(c)	Summary of Residential Mortgages by Geographic Location:

		Interest Rate		Original Principal		Total Carrying Amount of Mortgages (a)
Location by State	Number of Loans	Lowest	Highest	Lowest	Highest
California	3,592	3.9%	8.1%	$70	$3,725	$1,937,201
Florida	809	3.8%	8.9%	60	2,000	299,751
Virginia	532	3.9%	8.3%	105	1,750	241,974
Arizona	416	4.0%	7.5%	73	3,000	150,462
New Jersey	338	4.3%	8.1%	94	2,000	161,407
Nevada	325	4.1%	7.1%	76	5,500	137,426
Washington	288	3.5%	7.5%	98	2,000	115,889
Maryland	285	4.3%	8.4%	90	1,848	137,115
Illinois	265	4.1%	7.4%	75	2,000	119,314
New York	243	4.4%	8.3%	69	2,250	136,972
Colorado	239	4.5%	7.4%	34	2,000	102,702
Georgia	222	4.4%	7.3%	60	1,560	75,176
Michigan	209	4.0%	7.3%	54	2,657	60,204
Massachusetts	194	4.3%	8.4%	164	1,995	101,818
Minnesota	162	4.4%	7.3%	110	1,470	68,207
North Carolina	155	4.3%	7.8%	70	1,512	65,104
Oregon	146	4.4%	7.3%	68	1,600	47,760
Texas	130	4.1%	7.4%	55	1,549	52,937
Connecticut	101	4.1%	7.0%	114	3,195	66,884
Ohio	100	2.4%	8.6%	41	1,400	32,663
Pennsylvania	99	4.0%	7.8%	59	1,700	34,969
Hawaii	73	4.5%	7.0%	90	2,000	45,465
Utah	69	4.5%	7.3%	88	2,280	23,348
South Carolina	67	4.5%	6.9%	79	3,000	31,162
District of Columbia	66	4.4%	6.9%	150	1,181	33,095
Missouri	62	4.4%	7.4%	63	1,500	22,348
Tennessee	49	4.5%	7.0%	81	979	16,371
Idaho	47	4.8%	7.6%	58	1,100	18,545
Wisconsin	43	4.6%	7.5%	50	2,500	23,337
New Hampshire	31	4.6%	7.9%	70	1,591	11,560
Alabama	31	4.5%	6.6%	94	1,127	9,738
Indiana	29	4.0%	7.6%	92	1,000	9,206
Kentucky	28	4.3%	6.9%	111	892	9,718
Delaware	23	4.6%	7.9%	103	1,365	9,364
Rhode Island	18	4.5%	7.9%	120	1,000	8,212
Iowa	17	4.5%	7.1%	87	650	4,855
New Mexico	15	4.6%	6.9%	114	1,250	7,402
Kansas	13	4.6%	6.9%	96	1,392	5,241
West Virginia	10	5.1%	6.8%	152	452	2,975
Montana	9	5.0%	6.0%	128	1,500	5,007
Vermont	7	4.8%	5.5%	120	1,000	4,378
Wyoming	6	5.5%	6.1%	134	2,585	5,873
Arkansas	6	4.6%	5.9%	99	569	2,016
Louisiana	5	5.3%	6.5%	107	615	1,106
Maine	5	5.1%	5.9%	108	805	2,032
North Dakota	4	4.8%	5.6%	128	520	1,269
Nebraska	3	5.0%	6.0%	92	735	973
Mississippi	3	5.6%	6.5%	109	123	348
Alaska	3	4.8%	5.4%	200	700	1,293
South Dakota	2	5.3%	5.8%	133	620	748
Oklahoma	2	5.4%	5.6%	332	488	815

Total	9,596	2.4%	8.9%	$34	$5,500	$4,463,735

APPENDIX A

AGREEMENT AND PLAN OF MERGER

Among

RAIT Investment Trust,

RT Sub Inc.

and

Taberna Realty Finance Trust

Dated as of June 8, 2006

Annex A	Defined Terms	A-48

Exhibit A	Affiliate Letter	A-51

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of June 8, 2006, among Taberna Realty Finance Trust, a Maryland real estate investment trust (the “Company”), RAIT Investment Trust, a Maryland real estate investment trust (“Parent”), and RT Sub Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of trustees of Parent and the Company and the board of directors of Merger Sub have each adopted a resolution declaring that the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement is advisable and have approved this Agreement;

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is hereby adopted as, a plan of reorganization within the meaning of Section 354 of the Code; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease with the Company surviving as a real estate investment trust in the Merger (sometimes hereinafter referred to as the “Surviving Entity”). The Merger shall have the effects specified in the Maryland General Corporation Law, as amended (the “MGCL”), and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”).

1.2 Closing. The closing for the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 A.M. (Eastern Standard Time) on the first business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other time or place as the parties mutually agree. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Standard Time) other than a Saturday or Sunday or a day on which banks are required to close in the City of New York.

1.3 Effective Time. On the Closing Date, the Company and Parent will cause Articles of Merger (the “Articles of Merger”) containing the provisions required by Section 3-109 of the MGCL to be filed for the record with the State Department of Assessments and Taxation of the State of Maryland (the “Department”) as provided in Section 3-107 of the MGCL and Section 501.1 of Title 8. The Merger shall become effective at the time when the Articles of Merger have been accepted by the Department for record or at such later time, not to exceed 30 days after the Articles of Merger are accepted for record, as may be agreed by the parties and specified in the Articles of Merger (the “Effective Time”).

ARTICLE II

Declaration of Trust and Bylaws

of the Surviving Entity

2.1 The Declaration of Trust. The declaration of trust of the Company as in effect immediately prior to the Effective Time shall be the declaration of trust of the Surviving Entity (the “Declaration of Trust”), until duly amended as provided therein or by applicable Law.

2.2 The Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time (the “Bylaws”) shall be the bylaws of the Surviving Entity, until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Trustees

of the Surviving Entity

3.1 Trustees. The parties hereto shall take all actions necessary so that the board of trustees of the Company at the Effective Time shall, from and after the Effective Time, be the trustees of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Declaration of Trust and the Bylaws.

3.2 Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Declaration of Trust and the Bylaws.

ARTICLE IV

Effect of the Merger on Shares of Beneficial Interest;

Exchange of Certificates

4.1 Effect on Shares of Beneficial Interest. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any shares of beneficial interest of the Company:

(a) Merger Consideration. Each common share of beneficial interest, par value $0.01 per share, of the Company (a “Common Share” or, collectively, the “Common Shares”) issued and outstanding immediately prior to the Effective Time (other than Common Shares owned by Parent or Merger Sub and Common Shares owned by the Company, and in each case not held on behalf of third parties, and Common Shares that are owned by shareholders (“Objecting Shareholders”) who have properly made demand for payment of fair value for the Common Shares owned by them and have not had restored in full their rights with respect to such Common Shares, in each case pursuant to Section 501.1 of Title 8 and Subtitle 2 of Article 3 of the MGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into, and become exchangeable for, 0.5389 (the “Exchange Ratio”) Parent Common Shares (as defined in Section 4.2(a)) (the “Merger Consideration”). At the Effective Time, all the Common Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Common Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Common Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c) and each certificate formerly representing Common Shares owned by Objecting Shareholders shall thereafter represent only the right to receive the payments set forth in Section 4.3.

(b) Cancellation of Shares. Subject to Section 4.3, each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, (i) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one common share of beneficial interest, par value $0.01 per share, of the Surviving Entity and (ii) each share of preferred stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one preferred share of beneficial interest, par value $0.01 per share, of the Surviving Entity, which preferred shares of the Surviving Entity shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption substantially as set by the board of directors of the Company as provided in the articles supplementary to be filed with the Department by the Company (the “Company Articles Supplementary”).

4.2 Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Common Shares, certificates representing the common shares of beneficial interest, $0.01 par value per share, of Parent (“Parent Common Shares”) to be issued in exchange for outstanding Common Shares upon due surrender of the Certificates pursuant to the provisions of this Article IV (such certificates for Parent Common Shares being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time (but in any event not later than five business days), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of Common Shares (other than holders of Excluded Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 4.2(g)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such materials to be in a form reasonably acceptable to Parent and the Company. Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, Parent shall cause the Exchange Agent promptly to distribute to the holder of such Certificate (x) a certificate representing that number of whole Parent Common Shares that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings as provided in Section 4.2(h)) of (A) any cash in lieu of fractional shares pursuant to Section 4.2(e) plus (B) any unpaid cash dividends pursuant to Section 4.2(c) and (z) any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Common Shares, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such transferee if the Certificate formerly representing such Common Shares is presented to the Exchange Agent, accompanied by all documents as are required in the reasonable opinion of the Exchange Agent to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Distributions with Respect to Unexchanged Shares; Voting. (i) All Parent Common Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Common Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(g)) is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(g)), there shall be issued and/or paid in cash to the holder of the certificates representing whole Parent Common Shares issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date prior to the date of surrender payable with respect to such whole Parent Common Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Common Shares with a record date after the Effective Time but with a payment date subsequent to the date of surrender.

(ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole Parent Common Shares represented by such Certificates.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the Common Shares that were outstanding immediately prior to the Effective Time.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional Parent Common Shares will be issued and any holder of Common Shares entitled to receive a fractional Parent Common Share but for this Section 4.2(e) shall be entitled to receive a cash payment (without interest) in lieu thereof, determined by multiplying such fraction of Parent Common Shares by the last reported sales price of Parent Common Shares, as reported by the NYSE Composite Transactions Reporting System (as reported in the Wall Street Journal or if not reported therein, in another authoritative source) for the last NYSE trading day preceding the Effective Time. Parent shall deposit or cause to be deposited with Exchange Agent as needed any cash payment to be paid pursuant to this Section 4.1(e).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be delivered to Parent. Any holder of Common Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any certificates for Parent Common Shares of such shareholders and payment of any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(g)), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)), Self-Regulatory Organization (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary and reasonable amount and upon such terms as may reasonably be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Common Shares and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Each of Parent and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax (as defined in Section 5.1(l)) law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Entity, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Common Shares in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

4.3 Rights of Objecting Shareholders. Any holder of Common Shares who has properly exercised the rights of an objecting shareholder with respect thereto pursuant to Section 501.1 of Title 8 and Subtitle 2 of Title 3 of the MGCL shall be entitled to receive, unless and until such holder’s rights with respect to such Common Shares are restored in full under Section 501.1 of Title 8 and Subtitle 2 of Title 3 of the MGCL, only the payment provided by Section 501.1 of Title 8 and Subtitle 2 of Title 3 of the MGCL with respect to Common Shares owned by such Objecting Shareholder. If any Objecting Shareholder shall have its rights with respect to the Common Shares owned by it restored in full under Section 501.1 of Title 8 and Subtitle 2 of Title 3 of the MGCL, such Common Shares shall thereupon be treated as though such Common Shares had been converted at the Effective Time into Parent Common Shares pursuant to Section 4.1 hereof and such holder shall be entitled to receive the dividends, distributions and other rights such holder would have received if such holder had not been an Objecting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for payment, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to rights of Objecting Shareholders and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under Title 8 and Title 3 of the MGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4 Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, (i) the issued and outstanding Common Shares or the issued and outstanding Parent Common Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, redenomination, or other similar transaction or (ii) the representations set forth in Sections 5.1(b)(i) and 5.2(c)(i) shall not be true and correct (provided that any amounts permitted to be issued after the date of this Agreement pursuant to Section 6.1 shall not constitute a breach of such representation and accordingly shall not give rise to an adjustment) then the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

4.5 Treatment of Company Benefit Plans.

(a) Company Benefit Plans and Registration. At the Effective Time, Parent shall assume the 2005 Plan (as defined in Section 5.1(b)(i)) and the Company’s obligations thereunder. If registration of any interests under the 2005 Plan or other Company Benefit Plans (as defined in Section 5.1(h)(i)) or the Parent Common Shares issuable thereunder is required under the Securities Act of 1933, as amended (the “Securities Act”), Parent shall file with the Securities and Exchange Commission (the “SEC”) within 5 business days after the Effective Time a registration statement on Form S-8 with respect to such interests or Parent Common Shares, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant plan remains in effect and such registration of interests therein or the Parent Common Shares issuable thereunder continues to be required. Except as set forth in Section 4.5(a) of the Company Disclosure Letter, each restricted Common Share outstanding under the 2005 Plan (as defined in Section 5.1(b)(i)) shall be fully vested as of the Effective Time to the extent the 2005 Plan, or any Contract by which the Company or any of its Subsidiaries is bound as of the date hereof, provides for such vesting.

(b) Trust Actions. At or prior to the Effective Time, the Company, the board of trustees of the Company and the compensation committee of the board of trustees of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.5(a). Parent shall take all actions which are necessary for the assumption of the 2005 Plan pursuant to Section 4.5(a) including the reservation, issuance (subject to Section 4.5(a)) and listing of Parent Common Shares as necessary. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Entity will be required to deliver Common Shares or other shares of beneficial interest of the Company to any Person.

4.6 Assumption of Registration Rights Agreement. Parent will assume at the Effective Time the Company’s rights and obligations under the registration rights agreement (the “Registration Rights Agreement”) identified in Section 4.6 of the Company Disclosure Letter (as defined below) with respect to any shareholder of the Company who is a party thereto and is an “affiliate” of the Company (as defined in Section 6.8) as of the date of the Company Shareholders Meeting (as defined in Section 6.4) and any such holders of registration rights under the Registration Rights Agreement shall have the same rights with respect to the securities of Parent that such holders receive as a result of the Merger as they possess under the Registration Rights Agreement. Parent agrees to use commercially reasonable efforts to file, within five (5) days following the Closing Date, a shelf registration statement (the “Shelf Registration Statement”) pursuant to Rule 415 under the Securities Act registering the resale of the Parent Common Shares (the “Registrable Securities”) issued by Parent upon the conversion of any Common Shares to any such holders of registration rights. The Shelf Registration Statement shall be filed on Form S-3 and, if Parent is eligible, the Shelf Registration Statement shall utilize the automatic shelf registration process under Rule 415 and Rule 462 as amended by Securities Act Release No. 8591. Parent will use its best efforts to maintain its status as a “well known seasoned issuer” as defined in Rule 405 as amended by Securities Act Release No. 8591. If Parent is not a “well known seasoned issuer” or is otherwise ineligible to utilize the automatic shelf registration process, then Parent shall use its reasonable best efforts to have the Shelf Registration Statement declared effective under the Securities Act as expeditiously as practicable. Parent will maintain the effectiveness of the Shelf Registration Statement, including by filing any necessary post-effective amendments and prospectus supplements, or, alternatively, by filing new registration statements relating to the Registrable Securities as required by Rule 415 under the Securities Act to permit the disposition of all Registrable Securities pursuant thereto until the earliest date on which (i) all Registrable Securities registered pursuant to the Shelf Registration Statement or any successors thereto have been sold or (ii) all Registrable Securities may be sold pursuant to Rule 144(k) under the Securities Act.

ARTICLE V

Representations and Warranties

5.1 Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(e)(i)) filed with the SEC through the date that is three business days prior to the date hereof, or in the Quarterly Financial Statements (as defined in Section 5.1(e)(ii)) delivered to Parent prior to the date hereof, or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of such letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly formed or incorporated, validly existing and in good standing under the Laws (as defined in Section 5.1(i)(ii)) of its respective jurisdiction of formation or incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified, licensed or admitted to do business and is in good standing as a foreign corporation, trust or limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, license or admission, except where the failure to be so organized, qualified, licensed or admitted or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ respective declarations of trust, or comparable constituent documents, bylaws and other organizational documents, each as amended to the date hereof, and each as so delivered is in full force and effect. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person at least a majority of whose securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of trustees or other persons performing similar functions are directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries and (ii) “Company Material Adverse Effect” means any event, change, effect or circumstance that (a) is materially adverse to the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, excluding (with respect to each of clause (1), (2), (3) or (4), only to the extent that such event, change, effect or circumstance on or with respect to it is not materially different than on or with respect to companies of similar size operating in the industry in which the Company and its Subsidiaries operate) any event, change, effect or circumstance arising from (1) changes in Laws of general applicability or changes in the interpretation thereof by Governmental Entities or Self-Regulatory Organizations, (2) changes in GAAP (as defined in Section 5.1(e)(ii)) or regulatory accounting requirements applicable to companies of similar size operating in the industry in which the Company and its Subsidiaries operate generally, (3) changes in prevailing interest rates or other general economic conditions affecting companies of similar size operating in the industry in which the Company and its Subsidiaries operate generally, (4) any natural disaster or the outbreak or escalation of hostilities, including acts of war or terrorism, (5) the announcement of the execution of this Agreement or any actions or omissions of a party to this Agreement required or contemplated by this Agreement or taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby, and (6) to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior approval of Parent (which shall not unreasonably be withheld or delayed) in connection with the Merger, or (b) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(b) Capital Structure. (i) The authorized shares of beneficial interest of the Company consists of 100,000,000 Common Shares, of which 43,653,272 Common Shares were outstanding as of the close of business on June 7, 2006 and 30,000,000 preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), of which no Preferred Shares were outstanding as of the close of business on June 7, 2006. All the outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of preemptive rights. The Company has no Common Shares or Preferred Shares reserved for issuance, except that, as of June 7, 2006, there were (i) 685,000 Common Shares reserved for issuance pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”). There are no options outstanding under the 2005 Plan. Each of the outstanding shares of beneficial interest or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of beneficial interest or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Common Shares in accordance with the terms of the 2005 Plan, such Common Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any preemptive rights or Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c) Authority; Approval and Opinion of Financial Advisor. (i) The Company has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement, including to consummate the Merger, subject only to approval of the Merger by the holders of a majority of the outstanding Common Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of trustees of the Company has unanimously (A) determined that the Merger is in the best interests of the Company and its shareholders, approved and declared advisable the Merger and the other transactions contemplated hereby and resolved to recommend approval of the Merger to the holders of Common Shares (the “Company Recommendation”) and (B) directed that the Merger be submitted to the holders of Common Shares for their approval at a special meeting of shareholders. The Special Committee of the board of trustees of the Company has received the opinion of its financial advisor, Merrill Lynch & Co., to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Common Shares. The board of trustees of the Company has taken any action required so that Parent will not be an “interested shareholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 3-602 of the MGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts, Etc. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) required to be made to the National Association of Securities Dealers, Inc. and (C) required to be made to the Irish Stock Exchange, if any, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”) or any national securities exchange, registered securities association or registered clearing agency (each, a “Self-Regulatory Organization”), in connection with the execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Declaration of Trust or Bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on 90 days’ or less notice without penalty (each, a “Contract”) binding upon the Company or any of its Subsidiaries, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of material Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth in the immediately preceding sentence with respect to clauses (B) and (C) above).

(iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, the Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(iv) None of the securities issued by the Company and its Subsidiaries are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or quoted on a U.S. automated inter-dealer quotation system. The securities described in Section 5.1(d)(iv) of the Company Disclosure Letter are listed on the Regulated Market of the Irish Stock Exchange, and each such listing is in full force and effect.

(e) Company Reports; Financial Statements. (i) The Company has neither filed nor furnished any forms, statements, certifications, reports or documents with the SEC other than (w) the Registration of Sale of Securities filed by the Company on May 16, 2005, (x) the Registration of Sale of Securities filed by the Company on August 29, 2005 as amended on September 15, 2005, (y) the Form S-11 filed by the Company on November 23, 2005 (“S-11”), as amended by the Pre-Effective Amendment No. 1 to the Form S-11 filed by the Company on April 10, 2006 (“Amendment No. 1”) (the documents referred to in (w), (x) and (y) collectively, the “Company Reports”) and (z) responses to comment letters issued by the SEC in respect of the Form S-11 and Amendment No. 1, copies of which have been provided to Parent. Each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, the Company has not, directly or indirectly, including through any of its Subsidiaries, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any executive officer or trustee of the Company.

(ii) Each of the consolidated balance sheets included in Amendment No. 1 and in the unaudited financial statements of the Company for the quarter ended March 31, 2006 delivered to Parent prior to the date hereof (the “Quarterly Financial Statements”) (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, other comprehensive loss, beneficiaries and member equity and cash flows included in Amendment No. 1 and the Quarterly Financial Statements, as applicable (including any related notes and schedules), fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or, if set forth on financial statements of the Company prepared after the date hereof, will not be, material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(iii) The Company maintains disclosure controls and procedures that are consistent with those required for reporting companies that are subject to Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information that the Company would be required to disclose if the Company were required to file reports under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and trustees of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of trustees (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of trustees any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee and (ii) any material communication made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the New York Stock Exchange, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. No material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, trustees, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of trustees or the board of trustees.

(f) Absence of Certain Changes. Since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2005) which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of beneficial interest or other securities of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company and regular quarterly cash dividends in respect of the Common Shares in an amount not exceeding $0.35 per Common Share) or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of beneficial interest or other securities of the Company or any of its Subsidiaries;

(iv) any material change in any method of accounting or accounting practices by the Company or any of its Subsidiaries;

(v) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any trustee, officer or employee, except to the extent require by applicable Laws; or

(vi) any agreement, authorization or commitment to do any of the foregoing.

(g) Litigation; Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge (as defined below) of the Company, threatened against the Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity or Self-Regulatory Organization which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) Except as set forth in the Company’s consolidated balance sheet at December 31, 2005 included in Amendment No. 1, none of the Company and its Subsidiaries has any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations incurred in the ordinary course of business since December 31, 2005, (ii) immaterial liabilities or obligations or (iii) liabilities or obligations otherwise set forth in Section 5.1(g)(ii) of the Company Disclosure Letter.

(iii) As used in this Agreement, the term “Knowledge” with respect to any Person shall mean the actual knowledge of the executive officers of such Person, after reasonable inquiry with respect to the applicable matters.

(h) Employee Benefits. (i) All material benefit and compensation plans, contracts, policies or arrangements, including but not limited to employment agreements, covering current or former employees of the Company and its Subsidiaries (the “Company Employees”) and current or former trustees of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, option, share purchase, share appreciation rights, Company share based, incentive and bonus plans (the “Company Benefit Plans”) are listed on Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Company Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent.

(ii) All Company Benefit Plans are in compliance with ERISA, the Code and other applicable Laws, except such failures to comply as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Each Company Benefit Plan which is subject to ERISA (a “Company ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, except for such taxes or penalties as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, except for such taxes or penalties as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii) No Company Benefit Plan or any other single-employer plan of any entity which is or has ever been considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), is subject to Title IV of ERISA. No Company Benefit Plan is a Multiemployer Plan within the meaning of Section 3(37) of ERISA, and the Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA.

(iv) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made in a reasonably timely manner and all material obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports and Quarterly Financial Statements prior to the date hereof.

(v) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement.

(vi) None of execution of this Agreement, shareholder approval of the Merger or the consummation of the transactions contemplated hereby will (w) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(i) Compliance with Laws. (i) Taberna Securities LLC is duly registered and in good standing as a broker-dealer with the SEC, is a member of the National Association of Securities Dealers, Inc. and is regulated as a broker-dealer by the state securities agencies of each state of the United States. Taberna Capital Management LLC is not required to register as an “investment adviser” under Section 203 of the Investment Advisers Act of 1940.

(ii) The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity or Self-Regulatory Organization (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity or Self-Regulatory Organization with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Entity or Self-Regulatory Organization indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity or Self-Regulatory Organization (“Licenses”) necessary to conduct its business as presently conducted, and has made all filings, applications and registrations with all Governmental Entities and Self-Regulatory Organizations that are necessary to conduct its business as presently conducted, except, in each case, those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. All such Licenses are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened or reasonably likely.

(j) Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including but not limited to the provisions of Subtitle 6 and Subtitle 7 of Title 3 of the MGCL (each a “Takeover Statute”), or any anti-takeover provision in the Company’s Declaration of Trust or Bylaws restricts consummation of the Merger or the other transactions contemplated by this Agreement

(k) Tax Matters. Neither the Company nor any of its Tax Affiliates (as defined in Section 5.1(l)) has taken or agreed to take any action, or failed to take any action, nor does the Company have any Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(l) Taxes. Each of the Company, any of its Subsidiaries, and any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member (each, a “Tax Affiliate” and, collectively, the “Tax Affiliates”) (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such Tax Returns are true, correct and complete in all material respects (and copies of which have been provided or made available to Parent); (ii) has paid all material Taxes (as defined below) required to be paid or that the Company, any of its Subsidiaries, or any of its Tax Affiliates is obligated to withhold from amounts owing to any employee, creditor, shareholder or third party, except with respect to matters contested in good faith and that are reflected on the Quarterly Financial Statements in accordance with GAAP; (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) has not engaged in any reportable or listed transactions, as defined under Section 6011 of the Code and the Treasury Regulations promulgated thereunder, or in any transaction of which it has made disclosure to any taxing authority to avoid the imposition of any penalties. There are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company, any of its Subsidiaries, or any of its Tax Affiliates. For the taxable year ended December 31, 2005 (the “Initial REIT Year”) the Company (i) has been organized and operated so as to qualify as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”); (ii) has operated, and intends to continue to operate, in such a manner as to permit it to qualify as a REIT through the Effective Time; and (iii) has not taken any action (or omitted to take any action) which would result or could reasonably be expected to result in a successful challenge by the IRS to the Company’s qualification as a REIT, and no such challenge is pending or, to the Knowledge of the Company, threatened. There are no liens for Taxes upon the assets of the Company, any Subsidiary or any Tax Affiliate except for statutory liens for Taxes not yet due or payable. None of the Company, any Subsidiary or any Tax Affiliate (a) has entered into any written and legally binding agreement with a Tax Authority relating to Taxes, (b) is a party to or is otherwise subject to any Tax allocation or sharing agreement, (c) has any liability for the Taxes of another person under law, by contract or otherwise, (d) has consented to (or has been requested to consent to) any extension of time for the assessment of any Tax, or (e) has been contacted by any Tax Authority with regard to any claim that it is subject to Tax in any jurisdiction in which it does not currently file Tax Returns. Each direct or indirect Subsidiary of the Company which is a partnership, joint venture or limited liability company has at all times (A) been classified and treated for federal income tax purposes as a partnership or disregarded entity and not as a corporation or a “publicly traded partnership” within the meaning of Code Section 7704(b) that is treated as a corporation under Code Section 7704(a) and (B) not owned any assets (including, without limitation, securities) that would cause the Company to violate Code Section 856(c)(4). None of the Company, any Subsidiary or any Tax Affiliate has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355. None of the Company, any Subsidiary nor any Tax Affiliate has transferred any property in a transaction intended to qualify for tax deferred treatment under Code Section 1031 or 1033 in which the transferor has yet to acquire a replacement property. The Company does not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Code Section 857. To the Company’s Knowledge it is a “domestically controlled REIT” within the meaning of Code Section 897(h). The Company has not at any time been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)). None of the Company, any Subsidiary or any Tax Affiliate has changed any method of accounting for Tax purposes that could reasonably be expected to materially change the Company’s taxable income for taxable periods ending after the Closing Date.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, share of beneficial interest or capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority or any Person relating to Taxes as well as all amendments to such returns and reports and (iii) the term “Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code.

(m) Intellectual Property. (i) To the Company’s Knowledge, the Company has sufficient rights to use all Intellectual Property (as defined below) used in its business as presently conducted, all of which rights will survive unchanged the consummation of the transactions contemplated by this Agreement. To the Company’s Knowledge, the Company has not infringed or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement.

(ii) Any IT Assets (as defined below) used by the Company to conduct its business as presently conducted operate and perform in all material respects as required by the Company in connection with its business. To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recover technology consistent with industry practices.

(iii) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment.

(n) Company Real Property.

(i) Neither the Company nor any Subsidiary of the Company owns or has ever owned any real property.

(ii) Section 5.1(n)(ii) of the Company Disclosure Letter lists the address and a description of the facilities at which the Company or any Subsidiary of the Company holds an interest as tenant, which were leased to the Company or any Subsidiary of the Company (the Company Leased Facilities”) and, in each case, lists all Contracts comprising the lease relating thereto or otherwise governing or affecting the relationship between the lessor and lessee (each such Contract, a “Company Real Estate Lease”). The Company has made available to the Parent complete and accurate copies of each Company Real Estate Lease. With respect to each such Company Real Estate Lease:

(A) the Company Real Estate Lease is valid and binding obligation of the Company, and/or the applicable Subsidiary of the Company that is a party thereto, as the case may be, and, to the Knowledge of the Company, each other party to such Company Real Estate Lease;

(B) none of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any other party to the Company Real Estate Lease is in material breach or material default under any such Company Real Estate Lease and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or material default of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, any other party to the Company Real Estate Lease or permit termination, modification or acceleration thereunder; and

(C) none of the Company or any Subsidiary of the Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of the Real Estate Lease.

(o) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (the “Company Insurance Policies”) are with reputable insurance carriers, provide adequate coverage in the Company’s reasonable judgment for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to so maintain the Company Insurance Policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each Company Insurance Policy is in full force and effect and all premiums due with respect to all Company Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(p) Investment Company Act of 1940. None of the Company nor any of its Subsidiaries has been or is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), or an entity required to register as an “investment company” pursuant to the 1940 Act.

(q) Brokers and Finders. Neither the Company nor any of its officers, trustees or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Special Committee of the Company’s board of trustees has employed Merrill Lynch & Co. as its financial advisor and has disclosed its fee arrangements to Parent.

(r) Private Placements. Each of (i) the Offering Memorandum, dated as of April 22, 2005, and (ii) the Offering Memorandum, dated as of August 4, 2005 (each, a “Private Placement Memorandum” and collectively, the “Private Placement Memoranda”), as of the date of such Private Placement Memorandum, contained all information with respect to the Company and to the Common Shares issued by the Company pursuant to the corresponding private placement that was material in the context of the issue and offering of such Common Shares as of the date of the applicable Private Placement Memorandum. None of the Private Placement Memoranda, as of the date of such Private Placement Memoranda, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has been provided with copies of the Private Placement Memoranda.

Neither the Company nor any Person acting on its behalf, has offered or issued the Common Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or made offers or sales of any Common Shares, or solicited offers to buy, any Common Shares under circumstances that would require registration of the Common Shares under the Securities Act or, with respect to any Common Shares which were issued outside the United States to non-U.S. persons (as defined in Rule 902 under the Securities Act), by means of any “directed selling efforts” within the meaning of Rule 902 of the Securities Act; and the Company, any affiliate of the Company, and any Person acting on its behalf has complied with and will implement the “offering restrictions” as to the Common Shares within the meaning of such Rule 902.

5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the Parent Reports (as defined in Section 5.2(f)(i)) filed with the SEC through the date that is three business days prior to the date hereof or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of such letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent, Merger Sub, and their respective Subsidiaries is a legal entity duly formed or incorporated, validly existing and in good standing under the Laws of its respective jurisdiction of formation or incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified, licensed or admitted to do business and is in good standing as a foreign corporation, trust or limited liability company, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, license or admission, except where the failure to be so organized, qualified, licensed or admitted or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company complete and correct copies of Parent’s and its Subsidiaries’ respective declarations of trust or comparable constituent documents and bylaws and other organizational documents, each as amended to the date hereof, and each as so delivered is in full force and effect. As used in this Agreement, the term “Parent Material Adverse Effect” means any event, change, effect or circumstance that (a) is materially adverse to the financial condition, results of operations or business of Parent and its Subsidiaries, taken as a whole, excluding (with respect to each of clause (1), (2), (3) or (4) only to the extent that such event, change, effect or circumstance on or with respect to it is not materially different than on or with respect to companies of similar size operating in the industry in which Parent and its Subsidiaries operate) any event, change, effect or circumstance arising from (1) changes in Laws of general applicability or changes in the interpretation thereof by Governmental Entities or Self-Regulatory Organizations, (2) changes in GAAP or regulatory accounting requirements applicable to companies of similar size operating in the industry in which Parent and its Subsidiaries operate generally, (3) changes in prevailing interest rates or other general economic conditions affecting companies of similar size operating in the industry in which Parent and its Subsidiaries operate generally, (4) any natural disaster or the outbreak or escalation of hostilities, including acts of war or terrorism, (5) the announcement of the execution of this Agreement or any actions or omissions of a party to this Agreement required or contemplated by this Agreement or taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby, and (6) to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior approval of the Company (which shall not be unreasonably withheld or delayed) in connection with the Merger, or (b) would materially impair the ability of Parent, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(b) Capitalization of Merger Sub. The authorized shares of capital stock of Merger Sub consist of 1,000 shares of common stock, par value $0.001 per share, all of which have been duly authorized and are validly issued, fully paid, non-assessable and outstanding and will include 1,000 shares of non-voting preferred stock, par value $0.001 per share (the “Merger Sub Preferred Stock”), upon the filing with the Department of Articles Supplementary (“Merger Sub Articles Supplementary”), of which no shares are issued and outstanding as of the date of this Agreement. All the issued and outstanding common stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Capital Structure of Parent. (i) The authorized shares of beneficial interest of Parent consists of 200,000,000 Parent Common Shares, of which 27,912,775 shares were outstanding as of the close of business on June 7, 2006 and 25,000,000 preferred shares of beneficial interest, par value $0.01 per share (the “Parent Preferred Shares”), of which 2,760,000 shares have been designated 7.75% Series A cumulative redeemable preferred shares (“Series A Shares”) and were outstanding as of the close of business on June 7, 2006 and 2,258,300 shares have been designated 8.375% Series B cumulative redeemable preferred shares (“Series B Shares”) and were outstanding as of the close of business on June 7, 2006. All the outstanding Parent Common Shares and Parent Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of preemptive rights. Parent has no Parent Common Shares or Parent Preferred Shares reserved for issuance, except that, as of June 7, 2006, there were 543,973 Parent Common Shares reserved for issuance pursuant to Parent’s 2005 Equity Compensation Plan (including Parent Common Shares issuable under Parent’s Phantom Share Plan, as amended and restated as of July 20, 2004) and there are shares reserved for issuance pursuant to Parent’s Dividend Reinvestment Plan. As of June 7, 2006, (i) options (“Parent Options”) to purchase 474,519 Parent Common Shares were outstanding pursuant to Parent’s 2005 Equity Compensation Plan and (ii) 69,454 phantom shares and units were outstanding pursuant to Parent’s Phantom Share Plan and Parent’s 2005 Equity Compensation Plan (“Parent Phantom Shares”). Section 5.2(c)(i) of the Parent Disclosure Letter sets forth a correct and complete list of the outstanding Parent Options and Parent Phantom Shares, as of June 7, 2006, organized by employee, and includes as applicable the exercise price, vesting schedule and expiration date of each such Parent Option and Parent Phantom Share and, with respect to Parent Phantom Shares, whether such shares are redeemable for cash or Parent Common Shares. Each of the outstanding shares of beneficial interest or other securities of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by the Parent or by a direct or indirect wholly-owned subsidiary of Parent, free and clear of any Lien. Except as set forth above and except as set forth in Parent’s Chief Executive Officer’s Supplemental Executive Retirement Plan dated as of October 31, 2002, there are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of beneficial interest or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon the issuance of any Parent Common Shares in accordance with the foregoing Parent plans, such Parent Common Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any preemptive rights or Liens. The Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Parent on any matter.

(ii) Section 5.2(c)(ii) of the Parent Disclosure Letter sets forth (x) each of Parent’s Subsidiaries and the ownership interest of Parent in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) Parent’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by Parent or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company. Parent does not own, directly or indirectly, any voting interest in any Person that requires a filing by the Company under the HSR Act.

(d) Authority; Approval and Opinion of Financial Advisor. (i) Parent, as sole holder of common stock of Merger Sub, has taken all action necessary on behalf of Merger Sub, to approve this Agreement, the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement, including to consummate the Merger, subject only to approval of the issuance of Parent Common Shares by the holders of a majority of votes cast at a shareholders’ meeting duly called and held for such purpose, provided that a majority of the outstanding Parent Common Shares cast votes (the “Requisite Parent Vote”). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The board of trustees of Parent has unanimously (A) determined that the Merger is in the best interests of the Parent and its shareholders, approved and declared advisable the Merger and the other transactions contemplated hereby and resolved to recommend that the holders of Parent Common Shares vote in favor of the issuance of Parent Common Shares pursuant to the Merger (the “Parent Recommendation”), and (B) directed that such matter be submitted to the holders of Parent Common Shares for their approval at a special meeting of shareholders. The Special Committee of the board of trustees of Parent has received the opinion of its financial advisor, UBS Securities LLC, to the effect that as of the date of such opinion, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Parent.

(iii) The Parent Common Shares, when issued, will be validly issued, fully paid and nonassessable, and no shareholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Shares, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” laws.

(e) Governmental Filings; No Violations; Certain Contracts. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Securities Act and the Exchange Act, (C) required to be made with the NYSE, and (D) under state securities, takeover, and “blue sky” laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity or Self-Regulatory Organization, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the declaration of trust or bylaws of Parent or the comparable governing instruments of any of its Subsidiaries, including Merger Sub, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(e)(i), or any Laws to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding on Parent or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect. Section 5.2(e)(ii) of the Parent Disclosure Letter sets forth a correct and complete list of material Contracts of the Parent and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth in the immediately preceding sentence with respect to clauses (B) and (C) above.)

(iii) Neither Parent nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which Parent or its Subsidiaries (or, after giving effect to the Merger, the Company or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(f) Parent Reports; Financial Statements. (i) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2004 (“the Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, to the extent publicly available through the SEC’s EDGAR system, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Parent Reports did not, and any Parent Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including, Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, Parent has not, directly or indirectly, including through any of its Subsidiaries, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any executive officer or trustee of Parent.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents, or in the case of Parent Reports filed after the date hereof, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or, if filed after the date hereof, will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iii) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and trustees of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of trustees (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of Parent’s board of trustees any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to the Company (i) a summary of any such disclosure made by management to Parent’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or Parent’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent. Parent has made available to the Company a summary of all material complaints or concerns relating to other matters made since the Applicable Date through Parent’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, trustees, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of trustees or the board of trustees.

(g) Absence of Certain Changes. Since December 31, 2005, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business, prospects or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2005) which, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any beneficial interest or other securities of Parent or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to Parent or to any wholly-owned Subsidiary of the Parent and regular quarterly cash dividends in respect of the Parent Common Shares in an amount not exceeding $0.61 per Parent Common Share and regular quarterly cash dividends in respect of Parent Preferred Shares in an amount not exceeding $0.484375 per Series A Share and $0.5234375 per Series B Share), or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of beneficial interest or other securities of Parent or any of its Subsidiaries;

(iv) any material change in any method of accounting or practices by Parent or any of its Subsidiaries;

(v)(A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any trustee, officer or employee, except to the extent require by applicable Laws; or

(vi) any agreement, authorization or commitment to do any of the foregoing.

(h) Litigation; Liabilities. (i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity or Self-Regulatory Organization which is, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(ii) Except as set forth in Parent’s consolidated balance sheet at December 31, 2005 included in Parent’s Form 10-K for the year ended December 31, 2005, none of Parent and its Subsidiaries has any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations incurred in the ordinary course of business since December 31, 2005, (ii) immaterial liabilities or obligations or (iii) liabilities or obligations otherwise set forth on Section 5.2(h)(ii) of Parent Disclosure Letter.

(i) Employee Benefits. (i) All material benefit and compensation plans, contracts, policies or arrangements, including but not limited to employment agreements, covering current or former employees of the Parent and its Subsidiaries (the “Parent Employees”) and current or former trustees of the Parent, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, severance, option, share purchase, share appreciation rights, Parent share based, incentive and bonus plans (the “Parent Benefit Plans”) are listed on Section 5.2(i)(i) of the Parent Disclosure Letter. True and complete copies of all Parent Benefit Plans listed on Section 5.2(i)(i) of the Parent Disclosure Letter have been made available to the Company.

(ii) All Parent Benefit Plans are in compliance with ERISA, the Code and other applicable Laws, except such failures to comply as are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Each Parent Benefit Plan which is subject to ERISA (a “Parent ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Parent Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Parent is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject Parent or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, except for such taxes or penalties as are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, except for such taxes or penalties as are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(iii) No Parent Benefit Plan or any other single-employer plan of any entity which is or has ever been considered one employer with Parent under Section 4001 of ERISA or Section 414 of the Code (a “Parent ERISA Affiliate”), is subject to Title IV of ERISA. No Parent Benefit Plan is a Multiemployer Plan within the meaning of Section 3(37) of ERISA, and the Parent and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA.

(iv) All contributions required to be made under each Parent Benefit Plan, as of the date hereof, have been timely made in a reasonably timely manner and all material obligations in respect of each Parent Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports and Quarterly Financial Statements prior to the date hereof.

(v) As of the date hereof, there is no material pending or, to the Knowledge of the Parent threatened, litigation relating to the Parent Benefit Plans. Neither the Parent nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Parent ERISA Plan or collective bargaining agreement.

(vi) None of execution of this Agreement, shareholder approval of the issuance of Parent Common Shares pursuant to the Merger or the consummation of the transactions contemplated hereby will (w) entitle any Parent Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Parent Benefit Plans, (y) limit or restrict the right of the Parent or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Parent Benefit Plans or (z) result in payments under any of the Parent Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(j) Compliance with Laws. The businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity or Self-Regulatory Organization with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor, to the Knowledge of Parent, has any Governmental Entity or Self-Regulatory Organization indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Parent and its Subsidiaries each has obtained and is in full compliance with all Licenses necessary to conduct its business as presently conducted, and has made all filings, applications and registrations with all Governmental Entities and Self-Regulatory Organizations that are necessary to conduct its business as presently conducted, except, in each case, those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All such Licenses are in full force and effect and, to Parent’s Knowledge, no suspension or cancellation of any of them is threatened or reasonably likely.

(k) Takeover Statutes. No Takeover Statute or any anti-takeover provision in Parent’s declaration of trust or bylaws restricts consummation of the Merger or the other transactions contemplated by this Agreement.

(l) Tax Matters. Neither Parent nor any of its Tax Affiliates has taken or agreed to take any action or failed to take any action, nor does Parent have any Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) Taxes. Each of Parent, any of its Subsidiaries, and any affiliated, combined or unitary group of which Parent or any Subsidiary is or was a member (each, a “Parent Tax Affiliate” and, collectively, the “Parent Tax Affiliates”) (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns are true, correct and complete in all material respects (and copies of which have been provided or made available to the Company); (ii) has paid all material Taxes required to be paid or that Parent, any of its Subsidiaries, or any of its Tax Affiliates is obligated to withhold from amounts owing to any employee, creditor, shareholder or third party, except with respect to matters contested in good faith and that are reflected in the financial statements included in or incorporated by reference into the Parent Reports in accordance with GAAP; (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) has not engaged in any reportable or listed transactions, as defined under Section 6011 of the Code and the Treasury Regulations promulgated thereunder, or in any transaction of which it has made disclosure to any taxing authority to avoid the imposition of any penalties. There are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company, any of its Subsidiaries, or any of its Parent Tax Affiliates. For the taxable year ended December 31, 1998 (the “Parent Initial REIT Year”) and for each taxable year ended or ending thereafter, Parent (i) has been organized and operated so as to qualify as a REIT within the meaning of Section 856 of the Code; (ii) has operated and intends to continue to operate, in such a manner as to permit it to qualify as a REIT through the Effective Time; and (iii) has not taken any action (or omitted to take any action) which would result or could reasonably be expected to result in a successful challenge by the IRS to Parent’s qualification as a REIT, and no such challenge is pending or, to the Knowledge of Parent, threatened. There are no liens for Taxes upon the assets of Parent, any Subsidiary or any Parent Tax Affiliate except for statutory liens for Taxes not yet due or payable. None of Parent, any Subsidiary or any Parent Tax Affiliate (a) has entered into any written and legally binding agreement with a Tax Authority relating to Taxes, (b) is a party to or is otherwise subject to any Tax allocation or sharing agreement, (c) has any liability for the Taxes of another person under law, by contract or otherwise, (d) has consented to (or has been requested to consent to) any extension of time for the assessment of any Tax, or (e) has been contacted by any Tax authority with regard to any claim that it is subject to Tax in any jurisdiction in which it does not currently file Tax Returns. Each direct or indirect Subsidiary of Parent which is a partnership, joint venture or limited liability company has at all times (A) been classified and treated for federal income tax purposes as a partnership or disregarded entity and not as a corporation or a “publicly traded partnership” within the meaning of Code Section 7704(b) that is treated as a corporation under Code Section 7704(a) and (B) not owned any assets (including, without limitation, securities) that would cause Parent to violate Code Section 856(c)(4). None of Parent, any Subsidiary or any Parent Tax Affiliate has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355. None of Parent, any Subsidiary nor any Parent Tax Affiliate has transferred any property in a transaction intended to qualify for tax deferred treatment under Code Section 1031 or 1033 in which the transferor has yet to acquire a replacement property. Parent does not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Code Section 857. To Parent’s Knowledge it is a “domestically controlled REIT” within the meaning of Code Section 897(h). Parent has not at any time been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)). None of Parent, any Subsidiary or any Parent Tax Affiliate has changed any method of accounting for Tax purposes that could reasonably be expected to materially change Parent’s taxable income for taxable periods ending after the Closing Date.

(n) Intellectual Property. (i) To Parent’s Knowledge, Parent has sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. To Parent’s Knowledge, Parent has not infringed or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement.

(ii) Any IT Assets used by Parent to conduct Parent’s business as currently conducted operate and perform in all material respects as required by Parent in connection with its business. To Parent’s Knowledge, no person has gained unauthorized access to the IT Assets. Parent has implemented reasonable backup and disaster recover technology consistent with industry practices.

(o) Parent Real Property.

(i) Section 5.2(o)(i) of the Parent Disclosure Letter lists the address and a description of the real property in which Parent or any Subsidiary of Parent holds a fee simple interest (“Parent Owned Facilities”) or as tenant which were leased to Parent or any Subsidiary of Parent (the “Parent Leased Facilities”) and, in each case, lists all Contracts with respect to Parent Leased Facilities comprising the lease relating thereto or otherwise governing or affecting the relationship between the lessor and lessee (each such Contract, a “Parent Real Estate Lease”). Parent has made available to the Company complete and accurate copies of each Parent Real Estate Lease. With respect to each such Parent Estate Lease:

(A) the Parent Real Estate Lease is a valid and binding obligation of Parent, and/or the applicable Subsidiary of Parent that is a party thereto, as the case may be, and, to the Knowledge of Parent, each other party to such Parent Real Estate Lease;

(B) none of Parent, any Subsidiary of Parent or, to the Knowledge of Parent, any other party to the Parent Real Estate Lease is in material breach or material default under any such Parent Real Estate Lease and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or material default of Parent or any Subsidiary of Parent or, to the Knowledge of Parent, any other party to the Parent Real Estate Lease or permit termination, modification or acceleration thereunder; and

(C) none of Parent or any Subsidiary of Parent has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of the Parent Real Estate Lease.

(ii) Parent has good and marketable, fee simple title to all Parent Owned Facilities, free and clear of all Liens and no tenant or other party in possession of any of the Parent Owned Facilities has any right to purchase, or holds any right of first refusal to purchase, such facilities, except for such defects of title, Liens and rights to purchase or rights of first refusal as would not result, individually or in the aggregate, in a Parent Material Adverse Effect.

(p) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries (the “Parent Insurance Policies”) are with reputable insurance carriers, provide adequate coverage in Parent’s reasonable judgment for all normal risks incident to the business of Parent and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to so maintain the Parent Insurance Policies that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. Each Parent Insurance Policy is in full force and effect and all premiums due with respect to all Parent Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(q) Investment Company Act of 1940. None of the Parent nor any of its Subsidiaries has been or is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the 1940 Act, or an entity required to register as an “investment company” pursuant to the 1940 Act.

(r) Brokers and Finders. Neither Parent nor any of its officers, trustees or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Special Committee of the board of trustees of Parent has engaged UBS Securities LLC as its financial advisor, and Parent has disclosed its fee arrangements with UBS Securities LLC to the Company.

ARTICLE VI

Covenants

6.1 Interim Operations. (a) Each of the Company and Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the other party shall otherwise expressly approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities and Self-Regulatory Organizations, customers, suppliers, distributors, creditors, lessors, key employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. During the period from the date of this Agreement through the Effective Time, each of the Company and Parent shall take all actions necessary to qualify as a REIT. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as the other party may approve in writing or (C) as set forth in Section 6.1 of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, neither the Company nor Parent will, nor will it permit its Subsidiaries to:

(i) adopt or propose any change in its declaration of trust or bylaws or other applicable governing instruments;

(ii) merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire any business or Person by merger or consolidation, purchase or lease assets, or by any other manner, in a single or series of related transactions or acquire assets outside the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1 million in any single or series of related transactions;

(iv) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of beneficial interest or capital stock in itself or any of its Subsidiaries (other than the issuance of shares by its wholly-owned Subsidiary to it or another of its wholly-owned Subsidiaries and other than Parent Common Shares upon the exercise of Parent Options and Parent Phantom Shares outstanding on the date of this Agreement and in accordance with the existing terms thereof), or securities convertible or exchangeable into or exercisable for any such shares of beneficial interest or capital stock, or any options, warrants or other rights of any kind to acquire any such shares of beneficial interest or capital stock or such convertible or exchangeable securities, in all cases relating to its Subsidiaries outside the ordinary course of business;

(v) create or incur any Lien material to it or any of its Subsidiaries on any of its assets or any of its Subsidiaries outside the ordinary course of business in excess of $50 million;

(vi) make any loans, advances or capital contributions to or investments in any Person (other than between itself and any of its direct or indirect wholly-owned Subsidiaries) in excess of $100 million;

(vii) subject to Section 6.1(b) hereof, declare, set aside, make or pay any dividend or other distribution, payable in cash, shares of beneficial interest or capital stock, property or otherwise, with respect to any of its shares of beneficial interest or capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to it or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its shares of beneficial interest or capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares of beneficial interest or securities convertible or exchangeable into or exercisable for any of its shares of beneficial interest;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business (A) not to exceed $100 million, (B) in replacement of existing indebtedness for borrowed money, (C) guarantees incurred in compliance with this Section 6.1 by it of indebtedness of its wholly-owned Subsidiaries not to exceed $250 million or (D) interest rate swaps on customary commercial terms consistent with past practice and in compliance with its risk management policies in effect on the date of this Agreement and not to exceed $750 million of notional debt in the aggregate at any one time;

(x) make or authorize any capital expenditure in excess of $2 million in the aggregate during any 12-month period;

(A) other than in the ordinary course of business, enter into any of the following (each, a “Material Contract”):

(B) any lease of real or personal property providing for annual rentals of $1 million or more;

(C) any Contract that is reasonably likely to require either (x) annual payments to or from it and its Subsidiaries of more than $1 million or (y) aggregate payments to or from it and its Subsidiaries of more than $5 million;

(D) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to it or any of its Subsidiaries or in which it owns more than a 15% voting or economic interest, or any interest valued at more than $5 million without regard to percentage voting or economic interest;

(E) any Contract required to be filed as an exhibit to the Company’s Form S-11 or the Parent’s Form 10-K, as applicable;

(F) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which it or its Subsidiaries (or, with respect to the Company, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or lines of business of it or its Subsidiaries or, with respect to the Company, after the Effective Time, Parent or its Subsidiaries, (III) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (IV) prohibits or limits its or any of its Subsidiaries’ rights to make, sell or distribute any products or services, or use, transfer, license, distribute or enforce any of their respective intellectual property rights;

(G) any Contract to which it or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(H) any Contract between it or any of its Subsidiaries and any trustee or officer of it or any Person beneficially owning five percent or more of its outstanding shares;

(I) any Contract providing for indemnification by it or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to it or any of its Subsidiaries and (y) entered into in the ordinary course of business;

(J) any Contract that contains a put, call or similar right pursuant to which it or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million; and

(K) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable;

(xi) make any changes with respect to accounting methods, policies or procedures, including any change in any method of accounting for Tax purposes, except as required by GAAP or applicable Laws;

(xii) settle any litigation or other similar proceedings before a Governmental Entity or Self-Regulatory Organization or otherwise for an amount in excess of $3 million or any obligation or liability of it in excess of such amount or that would impose any material restriction on its business or create precedents for claims that are reasonably likely to have a material adverse effect on it and its Subsidiaries, taken as a whole;

(xiii) other than in the ordinary course of business, amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or any of its Subsidiaries;

(xiv) make any material Tax election unless such election is (i) required by Law, (ii) necessary to preserve its (A) qualification as a REIT or (B) status of any of its Subsidiaries as a partnership for federal income tax purposes, or as a qualified REIT subsidiary within the meaning of Section 856(i) of the Code, or as a taxable REIT subsidiary within the meaning of Section 856(l) of the Code, as the case may be or (iii) consistent with elections historically made by it;

(xv) take any action, or fail to take any action, which can reasonably be expected to cause (i) it to fail to qualify as a REIT, or (ii) any of its Subsidiaries to cease to be treated as a partnership for federal income tax purposes, as a qualified REIT subsidiary within the meaning of Section 856(i) of the Code, or as a taxable REIT subsidiary within the meaning of Section 856(l) of the Code, as the case may be;

(xvi) other than in the ordinary course of business, and with respect to Contracts in effect as of the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses or of its Subsidiaries, including shares of beneficial interest or capital stock in any of its Subsidiaries;

(xvii) except as required pursuant to Contracts in effect as of the date of this Agreement or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any of its trustee, officer or employee or of any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its trustee, officer or employee or of any of its Subsidiaries, (iii) establish, adopt, amend or terminate any of its benefit plans or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of its benefit plans, to the extent not already provided in any such benefit plans, (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to any of its or of any of its Subsidiaries’ trustees, officers or employees;

(xviii) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, Parent may declare and pay regular quarterly dividends to holders of Parent Common Shares in accordance with its regular dividend payment schedule, which dividend for the second quarter of 2006 shall not exceed $0.64 per share and which dividend for the third quarter of 2006 shall not exceed $0.65 per share. All such dividends shall meet the requirements of Code Section 561. If the Closing shall not have occurred prior to the record date of Parent’s third quarter dividend, the Company may declare and pay a quarterly dividend of not more than $0.35, such dividend to be payable to holders of record on the same record date as Parent’s third quarter dividend. Neither party shall declare a fourth quarter dividend until after either the Closing or the termination of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, Parent may declare and pay regular quarterly dividends to the holders of the Parent Preferred Shares.

(d) Prior to making any written or oral communications to any of its or of any of its Subsidiaries’ trustees, officers or employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, each party shall provide the other party with a copy of the intended communication. The other party shall have a reasonable period of time to review and comment on the communication, and the parties hereto shall cooperate in providing any such mutually agreeable communication.

(e) Neither Parent nor any Affiliate of Parent shall purchase or otherwise acquire any beneficial interest or other security of the Company other than pursuant to this Agreement at the Effective Time.

(f) As promptly as practicable following the date hereof, Parent shall file with the Department the Merger Sub Articles Supplementary and the Company shall file with the Department the Company Articles Supplementary. At least 15 days prior to the Effective Time, Merger Sub shall issue (i) 120 shares of Merger Sub Preferred Stock to 120 separate persons and (ii) 600 shares of Merger Sub Preferred Stock to Parent, in each case, at a price equal to $1,000 per share.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company and the Parent each agree that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers, trustees and employees of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ investment bankers, attorneys, accountants, agents and other advisors or representatives (such trustees, officers, employees, investment bankers, attorneys, accountants, agents and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained with respect to the Company, or the Requisite Parent Vote is obtained with respect to Parent, the Company and Parent, as applicable, may (A) provide information in response to a request therefor by a Person who has made a written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company or the Parent, as applicable, if the Company or the Parent, as applicable, receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to such Person than those contained in the Confidentiality Agreements (as defined in Section 9.7) (it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal) and promptly discloses any such information to Parent or the Company, as applicable, to the extent not previously provided to Parent or the Company, as applicable; (B) engage or participate in any discussions or negotiations with any Person who has made such a written Acquisition Proposal; and (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A) or (B) above, the board of trustees of the Company or the Parent, as applicable, determines in good faith after consultation with outside legal counsel that taking such action does not contravene with the board of trustees’ statutory obligations, and (y) in each such case referred to in clause (A) or (B) above, the board of trustees of the Company or the Parent, as applicable, has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of trustees of the Company or Parent, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any unsolicited bona fide proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or Parent, as the case may be, or any of its Subsidiaries and (ii) any unsolicited bona fide proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the total voting power or of any class of equity securities of the Company or Parent, as the case may be, or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company or Parent, as the case may be, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the total assets (including equity securities of Subsidiaries) or total voting power of the equity securities of the Company or Parent, as the case may be, that its board of trustees has determined in its good faith judgment is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and that, if consummated, would result in a transaction more favorable to the Company’s or Parent’s shareholders, as the case may be, from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement).

(c) No Change in Recommendation or Alternative Acquisition Agreement. The board of trustees of the Company or Parent and any committee thereof, if applicable, shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or the Company, as the case may be, the Company Recommendation or the Parent Recommendation, as the case may be; or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) or 8.4(a) hereof, as applicable, cause or permit the Company or the Parent, as the case may be, to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, in the case of the Company, or the Requisite Parent Vote is obtained, in the case of Parent, the board of trustees of the Company or Parent, as the case may be, may withhold, withdraw or modify the Company Recommendation or the Parent Recommendation, as the case may be, or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, knowingly encouraged or facilitated in breach of this Agreement, if the board of trustees of the Company or Parent, as the case may be, is taking the action permitted under clause (C) in the last paragraph of Section 6.2(a), as permitted by the terms of that paragraph (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least three (3) business days following Parent’s or the Company’s, as the case may be, receipt of notice from the Company or Parent, as the case may be, advising that management of the Company or Parent, as the case may be, currently intends to recommend to its board of trustees that it take such action and the basis therefor, including all necessary information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company or Parent board of trustees shall take into account any changes to the terms of this Agreement proposed by Parent or the Company, and any other information provided by Parent or the Company, in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or Parent from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Company Recommendation or the Parent Recommendation, as the case may be, Parent or the Company shall have the right to terminate this Agreement as set forth in Section 8.3(b) or 8.4(b) as the case may be.

(e) Existing Discussions. The Company and Parent each agree that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company and Parent each agree that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreements. The Company and Parent each agree that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries (or any other similar business combination) to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(f) Notice. The Company and Parent each agree that it will promptly (and, in any event, within 24 hours) notify Parent or the Company, as applicable, if any Acquisition Proposal is received by it or any of its Representatives, indicating, in connection with such notice, the material terms and conditions of such Acquisition Proposal (including the identity of the Person or Persons making such proposal and, if applicable, providing copies of any written materials with respect thereto) and thereafter shall keep Parent or the Company, as applicable, informed, on a current basis, of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s or Parent’s, as applicable, intentions as previously notified.

6.3 Prospectus/Proxy Statement; S-4 Registration Statement; Information Supplied. (a) The Company and Parent shall prepare the Prospectus/Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 in connection with the issuance of Parent Common Shares in the Merger (including the joint proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof) (the “S-4 Registration Statement”) in each case as promptly as practicable following the date of this Agreement. The Company and Parent shall use their reasonable best efforts to have the Prospectus/Proxy Statement cleared by the SEC, and Parent shall use its reasonable best efforts to have the S-4 Registration Statement declared effective by the SEC, in each case as promptly as practicable after such filing, and promptly thereafter Parent and the Company shall mail the Prospectus/Proxy Statement to the respective shareholders of each of Parent and the Company. Parent shall also use its reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meetings of shareholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

6.4 Shareholders Meetings. The Company will take, in accordance with applicable Law and its Declaration of Trust and Bylaws, all action necessary to convene a meeting of holders of Common Shares (the “Company Shareholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the Merger and to cause such vote to be taken. Parent will take, in accordance with applicable Law and its declaration of trust and bylaws, all action necessary to convene a meeting of Parent Common Shares (the “Parent Shareholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the issuance of Parent Common Shares in the Merger and to cause such vote to be taken. Subject to Section 6.2 hereof, each of the Company Recommendation and the Parent Recommendation shall be included in the Prospectus/Proxy Statement and each of the Company’s board of trustees and Parent’s board of trustees shall otherwise recommend such approval and shall take all lawful action to solicit such approval. The Company and Parent shall use their reasonable best efforts to hold the Company Shareholders Meeting and the Parent Shareholders Meeting on the same date.

6.5 Filings; Other Actions; Notification. (a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, trustees, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity or Self-Regulatory Organization in connection with the Merger and the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity or Self-Regulatory Organization in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Law relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity or Self-Regulatory Organization in connection with the Merger and the other transactions contemplated by this Agreement (including the Prospectus/Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Subject to applicable Law, the Company and Parent each shall (i) keep the other apprised of the status of matters relating to completion of the transactions contemplated, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity or Self-Regulatory Organization with respect to such transactions and (ii) provide each other, if reasonable under the circumstances, with an opportunity to review and comment on any written communication (and participate in any meetings) with any such third party and/or any Governmental Entity or Self-Regulatory Organization. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively, or of any failure to the other party’s conditions to effect the Merger.

(d) The Company and Parent each shall use its commercially reasonable efforts to cause to be delivered to the other party and its trustees a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date and addressed to the other party and its trustees, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

6.6 Taxation. Neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that could reasonably disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.7 Access. Subject to applicable Law, upon reasonable notice, the Company and Parent shall (and shall cause its Subsidiaries to) afford the other and the other’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made herein, and provided, further, that the foregoing shall not require the Company or Parent (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of such party or any of its Subsidiaries. All requests for information made pursuant to this Section 6.7 shall be directed to a senior officer of, or other Person designated by, such party. All such information shall be governed by the terms of the Confidentiality Agreements.

6.8 Affiliates. Prior to the date of the Company Shareholders Meeting, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Company Shareholders Meeting, “affiliates” of the Company within the meaning of Rule 145 under the Securities Act. There shall be added to such list the names and addresses of any other Person subsequently and reasonably identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be on the final list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Company Shareholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the date of the Company Shareholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit D (the “Affiliates Letter”).

6.9 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE (subject to official notice of issuance) prior to the Closing Date.

6.10 Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity or Self-Regulatory Organization (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity or Self-Regulatory Organization.

6.11 Employee Benefits. At the Effective Time, the employees of the Company and its Subsidiaries immediately shall be eligible to participate, without any waiting time, in any and all employee benefit plans of Parent to the extent coverage under such plan replaces coverage under a similar or comparable employee benefit plan, program, policy or arrangement in which such employees participated immediately before the Effective Time. For purposes of each plan providing welfare benefits, Parent shall cause all pre-existing condition exclusions of such plan to be waived for employees of the Company and its Subsidiaries and their covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such employee and their covered dependants immediately prior to the Effective Time under the relevant Company Benefit Plan. Parent shall cause the Surviving Entity and any successor thereto to give full credit for deductibles satisfied under the Company’s and its Subsidiaries’ benefit plans with respect to the current plan year toward any deductibles for the remainder of the plan year during which the Closing occurs. As of the Effective Time, and for 12 months thereafter, Parent shall, or shall cause one or more of its Subsidiaries to, provide the employees (other than employees with employment contracts) of the Company and its Subsidiaries with salary, cash bonuses (excluding signing bonuses, relocation bonuses, special bonuses to pay taxes and other one-time bonuses) and other benefits that are at least as favorable as are provided to such employees immediately prior to the date hereof and in connection therewith may assume the Company’s benefit plans or permit employees to participate in Parent’s benefit plans. Without limiting the foregoing, after such 12-month period employees of the Company or its Subsidiaries shall be provided compensation and benefits that are at least as favorable as other similarly situated employees of Parent and any of its Subsidiaries. Nothing in this Agreement, including this Section 6.11, shall (x) reduce or otherwise adversely affect the rights of employees of the Company or its Subsidiaries under employment agreements in effect as of the Effective Time, (y) constitute a contract for employment of any Person or (z) alter the “at will” nature of any current employee of the Company or any of its Subsidiaries that is employed “at will.”

6.12 Expenses. The Surviving Entity shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Entity for such charges and expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger nd the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

6.13 Indemnification; Trustees’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Entity agrees that it will (i) indemnify and hold harmless, to the extent the Company is obligated to indemnify and hold harmless such Persons as of the date of this Agreement (and Parent and the Surviving Entity shall also advance expenses as incurred to the extent the Company is obligated to advance such expenses as of the date of this Agreement, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that sucah Person is not entitled to indemnification), each present and former trustee and officer of the Company and any of its Subsidiaries (in each case, when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement and (ii) include and cause to be maintained in effect in the Surviving Entity’s (or any successor’s) constitutional documents after the Effective Time provisions regarding the elimination of liability of directors or trustees, as the case may be, and officers and the indemnification of the Indemnified Parties that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current declaration of trust and bylaws of the Company.

(b) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carriers with respect to trustees’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect for a period of six years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Entity shall, and Parent shall cause the Surviving Entity to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, provided, however, that in no event shall Parent or the Surviving Entity be required to expend for such policies an annual premium amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Entity shall assume all of the obligations set forth in this Section 6.13.

(d) The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.13 shall be in addition to any rights such Indemnified Parties may have under the Charter or Bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.14 Election to Parent’s Board of Trustees; Officers. Parent shall exercise its best efforts subject to its obligations under applicable law so that upon the Effective Time, (i) Betsy Z. Cohen is elected as Chairman of the Board of Trustees of Parent and Daniel G. Cohen is appointed as Chief Executive Officer of Parent and

(ii) Parent’s board of trustees shall be composed of five individuals (including Mrs. Cohen) designated by Parent and four individuals designated by the Company (including Mr. Cohen).

6.15 Other Actions by the Company and Parent.

(a) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of trustees shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. The board of trustees of each of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Common Shares into the Parent Common Shares and (ii) the acquisition of Parent Common Shares pursuant to the terms of this Agreement by officers and trustees of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or trustee of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

(c) Waiver of Ownership and Transfer Restrictions. The board of trustees of each of the Company and Parent, as applicable, shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to exempt from the restrictions on ownership and transfer in the Company’s or Parent’s declaration of trust, as applicable, (i) the acquisition of Common Shares by Parent in the Merger and (ii) the conversion of Common Shares into Parent Common Shares for any Company shareholder whose ownership of Parent Common Shares issued in connection with the Merger might otherwise have exceeded such ownership limit; provided, however, that the board of trustees of Parent (A) need not exempt any Company shareholder from the restrictions on ownership and transfer in Parent’s declaration of trust if such exemption would cause Parent to fail to qualify as a REIT after the Effective Time, and (B) shall be entitled to request the delivery of and rely upon customary representations by any such Company shareholders.

6.16 NASD Filing. At least 30 days prior to the Effective Time, the Company shall cause Taberna Securities LLC to file an application for approval of a change in ownership or control pursuant to Rule 1017 of the National Association of Securities Dealers, Inc.

6.17 Shareholder Litigation. Each of Parent and the Company shall give the other a reasonable opportunity to consult in the defense of any shareholder litigation against Parent or the Company, as applicable, or its trustees relating to the transactions contemplated by this Agreement.

ARTICLE VII

Conditions

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. Each of the Requisite Company Vote and the Requisite Parent Vote shall have been obtained.

(b) NYSE Listing. The shares of Parent Common Shares issuable to the Company shareholders pursuant to this Agreement shall have been authorized for listing on the NYSE subject to official notice of issuance.

(c) Regulatory Consents. Other than the filing of the Articles of Merger, all consents and approvals of, and filings with and notices to, any Governmental Entity or Self-Regulatory Organization required in connection with the Merger shall have been made or obtained (as the case may be).

(d) Litigation. No court or other Governmental Entity or Self-Regulatory Organization of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

(e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(f) Blue Sky Approvals. Parent shall have received all state securities and “blue sky” permits and approvals necessary to consummate the transactions contemplated hereby.

(g) Issuance of Preferred Stock. The Merger Sub Articles Supplementary shall have been filed with and accepted for record by the Department and become effective and Merger Sub shall have issued the Merger Sub Preferred Stock described in Section 6.1(f).

(h) Company Articles Supplementary. The Company Articles Supplementary shall have been filed with and accepted for record by the Department and become effective.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Sections 5.1(c) (“Authority, Approval and Opinion of Financial Advisor”) and 5.1(j) (“Takeover Statutes”) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval is identified in Section 7.2(c) of the Company Disclosure Letter as being required.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.

(e) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be treated as parties to such reorganization within the meaning of Section 368(b) of the Code (except that the opinion shall not address the status of Merger Sub as a party to the reorganization to the extent that counsel cannot conclude that the Merger satisfies the requirements of Section 368(a)(2)(E) of the Code and the corresponding Treasury Regulations). For purposes of the foregoing opinion, counsel shall be entitled to rely on representations of Parent, Merger Sub and the Company.

(f) Accountant Letter. Parent shall have received, in form and substance reasonably satisfactory to Parent, from Ernst & Young LLP the Company’s “comfort” letter described in Section 6.5(d).

(g) REIT Opinion. Parent shall have received an opinion of Clifford Chance US LLP, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 2005, the Company has been organized and operated with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code. For purposes of the foregoing opinion, counsel shall be entitled to rely on representations of the Company.

(h) Resignation Letters. Parent shall have received resignation letters, effective as of the Effective Time, from those present trustees of the Company that are named by the Parent no less than three business days prior to the Effective Time.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by reference to Parent Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by reference to Parent Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub (other than Sections 5.2(d), (“Authority, Approval and Opinion of Financial Advisor”) and 5.2(k) (“Takeover Statutes”) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; and (iii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub the Chief Executive Officer of Parent to the effect that such Chief Executive Officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

(c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval is identified under Section 7.3(c) with Parent Disclosure Letter as being required.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstances that has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(e) Tax Opinion. The Company shall have received the opinion of Clifford Chance US LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be treated as parties to such reorganization within the meaning of Section 368(b) of the Code (except that the opinion shall not address the status of Merger Sub as a party to the reorganization to the extent that counsel cannot conclude that the Merger satisfies the requirements of Section 368(a)(2)(E) of the Code and the corresponding Treasury Regulations). For purposes of the foregoing opinion, counsel shall be entitled to rely on representations of Parent, Merger Sub and the Company.

(f) Accountant Letter. The Company shall have received, in form and substance reasonably satisfactory to the Company, from Grant Thornton Parent’s “comfort” letter described in Section 6.5(d).

(g) REIT Opinion. The Company shall have received an opinion of Ledgewood, a professional corporation, dated as of the Closing Date to the effect that, commencing with its taxable year ended December 31, 1998, Parent has been organized and operated with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code. For purposes of the foregoing opinion, counsel shall be entitled to rely on representations of Parent and the Company.

(h) Parent Board Composition. Parent’s board of trustees shall be constituted, and the Chairperson and CEO shall have been approved, each as described in Section 6.14.

ARTICLE VIII

Termination

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of trustees of either Parent or the Company if (i) the Merger shall not have been consummated by December 15, 2006, whether such date is before or after the date of approval by the shareholders of the Company or Parent (the “Termination Date”), (ii) the Requisite Company Vote shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof, (iii) the Requisite Parent Vote shall not have been obtained at the Parent Shareholders Meeting or at any adjournment or postponement thereof, or (iv) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company or Parent); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the board of trustees of the Company:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of trustees of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative

Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into such agreement, an offer that the board of trustees of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal, and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5 in accordance with such Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such four-day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or

(b) if (i)(A) the board of trustees of Parent shall have made a Change of Recommendation, (B) Parent shall have failed to take a vote of shareholders on the issuance of Parent Common Shares prior to the Termination Date or (C) Parent board of trustees shall have failed to reaffirm the Parent Recommendation within five (5) business days following receipt of an Acquisition Proposal and thereafter failed to reaffirm the Parent Recommendation within five (5) business days after receipt of any written request to do so from the Company, or (D) a tender offer or exchange offer for outstanding Parent Common Shares shall have been publicly disclosed and the Parent board of trustees recommends that the shareholders of Parent tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the Parent board of trustees fails to recommend against acceptance of such offer or (ii) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the board of trustees of Parent:

(a) at any time prior to the time the Requisite Parent Vote is obtained, if (i) Parent is not in material breach of any of the terms of this Agreement, (ii) the board of trustees of Parent authorizes Parent, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and Parent notifies the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) the Company does not make, within three business days of receipt of the Parent’s written notification of its intention to enter into such agreement, an offer that the board of trustees of Parent determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of Parent as the Superior Proposal, and (iv) Parent prior to such termination pays to the Company in immediately available funds any fees required to be paid pursuant to Section 8.5 in accordance with such Section 8.5. Parent agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to the Company required thereby, (y) to notify the Company promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such four-day period, to negotiate in good faith with the Company with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company in response to a Superior Proposal, if any; or

(b) if (i) (A) the board of trustees of the Company shall have made a Change of Recommendation, (B) the Company shall have failed to take a vote of shareholders on the Merger prior to the Termination Date or (C) the Company board of trustees shall have failed to reaffirm the Company Recommendation within five (5) business days following receipt by the Company of an Acquisition Proposal and thereafter failed to reaffirm the Company Recommendation within five (5) business days after receipt of any written request to do so from Parent, or (D) a tender offer or exchange offer for outstanding Common Shares shall have been publicly disclosed and the Company board of trustees recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the Company board of trustees fails to recommend against acceptance of such offer, or (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise specified herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from the willful material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive termination of this Agreement.

(b) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (x) thirty (30) business days prior to, with respect to any termination pursuant to Section 8.2(i)(Outside Date), the date of termination, and (y) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.2(ii) (Company No Vote), the date of the Company Shareholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(i) (Outside Date) or Section 8.2(ii) (Company No Vote), (ii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (Company takes Superior Proposal) or (iii) this Agreement is terminated by Parent pursuant to Section 8.4(b)(i) (Company Change of Recommendation; no Company meeting by outside date; Company fails to reaffirm; Company recommends tender), other than as a result of the occurrence of a Parent Material Adverse Effect, then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $18,000,000 (the “Company Termination Fee”); provided, however, that the Company Termination Fee to be paid pursuant to clause (iv) of Section 8.3(a) (Company takes Superior Proposal) shall be paid as set forth in such section; and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the out-of-pocket expense, including those of the Exchange Agent, reasonably incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5 million; provided, further, that no Company Termination Fee shall be payable to Parent pursuant to clause (i) or (iii) of this paragraph (b) and no reimbursement of expenses pursuant to clause (i) of this paragraph (b) shall occur unless and until within 12 months after such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (which is a definitive agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s shareholders or otherwise not publicly opposed, an Acquisition Proposal made by the Person who made the Acquisition Proposal in clause (i) above, or any affiliate of, or Person acting in concert with, such Person (substituting “50%” for “20%” in the definition thereof). The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(c) In the event that (i) an Acquisition Proposal shall have been made to Parent or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Parent or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (x) thirty (30) business days prior to, with respect to any termination pursuant to Section 8.2(i) (Outside Date), the date of termination, and (y) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.2(iii) (Parent No Vote), the date of the Parent Shareholders Meeting) and thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 8.2(i) (Outside Date), or 8.2(iii) (Parent No Vote), (ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (Parent takes Superior Proposal) or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(b)(i) (Parent Change of Recommendation; no Parent meeting by outside date; Parent fails to reaffirm; Parent recommends tender), other than as a result of the occurrence of a Company Material Adverse Effect, then Parent shall promptly, but in no event later than two days after the date of such termination pay the Company a termination fee of $18,000,000 (the “Parent Termination Fee”); provided, however, that the Parent Termination Fee to be paid pursuant to clause (iv) of Section 8.4(a) (Parent takes Superior Proposal) shall be paid as set forth in such section; and shall promptly, but in no event later than two days after being notified of such by the Company, pay all of the out-of-pocket expenses reasonably incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5 million; provided, further, that no Parent Termination Fee shall be payable to the Company pursuant to clause (i) or (iii) of this paragraph (c) and no reimbursement of expenses pursuant to clause (i) of this paragraph (c) shall occur unless and until within 12 months after such termination Parent or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement (which is a definitive agreement) with respect to, or shall have consummated or shall have approved or recommended to Parent’s shareholders or otherwise not publicly opposed, an Acquisition Proposal made by the Person who made the Acquisition Proposal in clause (i) above, or any affiliate of, or Person acting in concert with, such Person (substituting “50%” for “20%” in the definition thereof). Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the fee set forth in this Section 8.5(c) or any portion of such fee, Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(d) For purposes of this Section 8.5, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” if, within twelve (12) months of such termination, Parent or the Company, as applicable, or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Parent’s or the Company’s shareholders, as applicable, or otherwise not opposed, an Acquisition Proposal.

(e) (i) Notwithstanding any other provision in this Agreement, neither the Company Termination Fee nor the Parent Termination Fee shall exceed the sum of (A) the amount that it is determined should not be gross income to Parent or the Company, as applicable for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in an opinion of outside tax counsel selected by Parent or the Company, as applicable (the “Counsel’s Gross Income Opinion”) plus (B) such additional amount that it is estimated can be paid to Parent or the Company, as applicable in such taxable year without creating a risk that the payment would cause Parent or the Company, as applicable to fail to meet the requirements of Section 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Section 856(c)(2) and 856(c)(3) of the Code (“Qualifying Income”), which determination shall be made by independent tax accountants to Parent or the Company, as applicable plus (C) in the event Parent or the Company, as applicable receives a letter from outside tax counsel to Parent or the Company, as applicable (“Counsel’s Ruling Letter”) indicating that Parent or the Company, as applicable has received a ruling from the Internal Revenue Service holding that Parent’s receipt of the

Company Termination Fee or the Company’s receipt of the Parent Termination Fee, as applicable either would constitute Qualifying Income or would be excluded from gross income of Parent or the Company, as applicable for purposes of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”), the entire Parent Termination Fee or Company Termination Fee, as applicable less the amounts contemplated by clauses (A) and (B) above. The obligation of the Company or Parent, as applicable to pay any unpaid portion of the Company Termination Fee or Parent Termination Fee, as applicable that remains unpaid solely by reason of this Section 8.5(e) shall terminate five years from the date such payment otherwise would have been made but for this Section 8.5(e).

(ii) The Company or Parent, as applicable, shall place the full amount of the unpaid amount of the Parent Termination Fee or the Company Termination Fee, as applicable in a mutually agreed escrow account upon mutually acceptable terms which shall provide that any portion thereof shall not be released to Parent or the Company, as applicable, unless and until the Company or Parent, as applicable, receives any of the following: (A) a letter from Parent’s or the Company’s, as applicable, independent tax accountants indicating the amount that is estimated can be paid at the time to Parent or the Company, as applicable, without creating a risk that the payment would cause Parent or the Company, as applicable, to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants, (B) Counsel’s Ruling Letter or (C) an opinion of outside tax counsel selected by Parent or the Company, as applicable, to the effect that, based upon a change in Law or interpretation after the date on which payment was first deferred hereunder, receipt of the Parent Termination Fee or the Company Termination Fee, as applicable, either would be excluded from gross income of Parent or the Company, as applicable, for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in any of which events the Company or Parent, as applicable, shall pay to Parent or the Company, as applicable, the lesser of the unpaid amounts of the Parent Termination Fee due under this Agreement (determined without regard to this Section 8.5(e)) or the maximum amount stated in the letter referred to in clause (A) above). At the end of the five-year period referred to above in Section 8.5(e)(i) with respect to any amount placed in such escrow, if none of the events referred to in clauses (A), (B) or (C) of the preceding sentences shall have occurred, such amount shall be released from such escrow to be used as determined by the Company in its sole and absolute discretion.

(f) Notwithstanding anything to the contrary contained herein, any termination fee payable by any party pursuant to this Section 8.5 shall be reduced by any expense reimbursement payments paid by such party pursuant to this Section 8.5.

ARTICLE IX

Miscellaneous and General

9.1 Survival. This Article IX and the covenants and other agreements of the Company, Parent and Merger Sub contained in Article III, Article IV, Sections 6.6 (Taxation), 6.9 (Stock Exchange Listing), 6.11 (Employee Benefits), 6.12 (Expenses), 6.13 (Indemnification; Trustees’ and Officers’ Insurance) and 6.14 (Election to Parent’s Board of Trustees) shall survive the consummation of the Merger. This Article IX, the covenants and other agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality and Standstill Agreements (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of trustees of the respective parties.

9.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5 GOVERNING LAW; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Maryland and the Federal courts of the United States of America located in the State of Maryland solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Maryland State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent or Merger Sub

RAIT Investment Trust,

1818 Market Street, 28th floor,

Philadelphia, Pennsylvania 19103.

Attention: Betsy Cohen

fax: (215) 861-7920

with a copy (which shall not constitute notice) to

H. Rodgin Cohen or Janet Geldzahler

Sullivan & Cromwell LLP

125 Broad Street New York,

New York 10004

fax: (212) 558-3588

if to the Company

Taberna Realty Finance Trust,

Cira Center,

2929 Arch Street, 17th floor

Philadelphia, Pennsylvania 19104.

Attention: Raphael Licht

fax: (215) 701-8280

with copies (which shall not constitute notice) to

Barry M. Abelson or Michael H. Friedman

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19130

fax: (215) 981-4750

and

Brian Hoffmann and Kathleen Werner

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

fax: (212) 878-8375

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, each of the Confidentiality Agreements, dated May 11, 2006, between Parent and the Company (the “Confidentiality Agreements”) and each of the Standstill Agreements, dated May 17, 2006 between Parent and the Company (the “Standstill Agreements”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third-Party Beneficiaries. Except as provided in Section 6.13 (Indemnification; Trustees’ and Officers’ Insurance), Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.13 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

9.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.

9.11 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13 Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(g) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(h) “Reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.

(i) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

9.14 Assignment; Binding Effect. This Agreement shall not be assignable by any party hereto by operation of law or otherwise without the prior written consent of the parties hereto; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void. Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the parties to this Agreement and to their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

TABERNA REALTY FINANCE TRUST

By	/S/ DANIEL G. COHEN
	Name:	Daniel G. Cohen
	Title:	Chief Executive Officer

RAIT INVESTMENT TRUST

By	/S/ BETSY Z. COHEN
	Name:	Betsy Z. Cohen
	Title:	Chief Executive Officer

RT SUB INC.

By	/S/ BETSY Z. COHEN
	Name:	Betsy Z. Cohen
	Title:	Chief Executive Officer

Annex A

DEFINED TERMS

Terms	Section
1940 Act	5.1(p)
2005 Plan	5.1(b)(i)
Acquisition Proposal	6.2(b)
affiliates	6.8
Affiliates Letter	6.8
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Amendment No. 1	5.1(e)
Applicable Date	5.2(f)(i)
Articles of Merger	1.3
Bankruptcy and Equity Exception	5.1(c)(i)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Closing	1.2
Closing Date	1.2
Code	Recitals
Common Shares	4.1(a)
Company	Preamble
Company Articles Supplementary	4.1(c)
Company Benefit Plans	5.1(h)(i)
Company Disclosure Letter	5.1
Company Employees	5.1(h)(i)
Company ERISA Affiliate	5.1(h)(iii)
Company ERISA Plan	5.1(h)(ii)
Company Insurance Policies	5.1(o)
Company Leased Facilities	5.1(n)(ii)
Company Material Adverse Effect	5.1(a)(ii)
Company Pension Plan	5.1(h)(ii)
Company Real Estate Lease	5.1(n)(ii)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Shareholders Meeting	6.4
Company Termination Fee	8.5(b)
Confidentiality Agreements	9.7
Contract	5.1(d)(ii)
Costs	6.13(a)
Counsel’s Gross Income Opinion	8.5(e)(i)
Counsel’s Ruling Letter	8.5(e)(i)
Declaration of Trust	2.1
Department	1.3
D&O Insurance	6.13(b)
Effective Time	1.3
ERISA	5.1(h)(i)
Exchange Act	5.1(d)(iv)
Exchange Agent	4.2(a)

Terms	Section
Exchange Fund	4.2(a)
Exchange Ratio	4.1(a)
Excluded Shares	4.1(a)
GAAP	5.1(e)(ii)
Governmental Entity	5.1(d)(i)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.13(a)
Initial REIT Year	5.1(l)
Intellectual Property	5.1(m)(iii)
IRS	5.1(h)(ii)
IT Assets	5.1(m)(iii)
Knowledge	5.1(g)(iii)
Laws	5.1(i)(ii)
Licenses	5.1(i)(ii)
Lien	5.1(b)(i)
Material Contract	6.1(a)(xi)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Merger Sub Articles Supplementary	5.2(b)
Merger Sub Preferred Stock	5.2(b)
MGCL	1.1
Objecting Shareholders	4.1(a)
Order	7.1(d)
Parent	Preamble
Parent Benefit Plans	5.2(i)(i)
Parent Common Shares	4.2(a)
Parent Disclosure Letter	5.2
Parent Employees	5.2(i)(i)
Parent ERISA Affiliate	5.2(i)(ii)
Parent ERISA Plan	5.2(i)(ii)
Parent Initial REIT Year	5.2(m)
Parent Insurance Policies	5.2(p)
Parent Leased Facilities	5.2(o)(i)
Parent Material Adverse Effect	5.2(a)
Parent Options	5.2(c)(i)
Parent Owned Facilities	5.2(o)(i)
Parent Pension Plan	5.2(i)(ii)
Parent Phantom Shares	5.2(c)(i)
Parent Preferred Shares	5.2(c)
Parent Real Estate Lease	5.2(o)(i)
Parent Recommendation	5.2(d)(ii)
Parent Reports	5.2(f)(i)
Parent Shareholders Meeting	6.4
Parent Tax Affiliate	5.2(m)
Parent Termination Fee	8.5(c)
Person	4.2(f)
Preferred Shares	5.1(b)(i)
Private Placement Memoranda	5.1(r)
Prospectus/Proxy Statement	6.3(a)
Qualifying Income	8.5(e)(i)

Terms	Section
Quarterly Financial Statements	5.1(e)(ii)
REIT	5.1(l)
Registrable Securities	4.6
Registration Rights Agreement	4.6
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Requisite Parent Vote	5.2(d)(i)
S-4 Registration Statement	6.3(a)
S-11	5.1(e)(i)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	4.5(a)
Securities Act	4.5(a)
Self-Regulatory Organization	5.1(d)(i)
Series A Stock	5.2(c)(i)
Series B Stock	5.2(c)(i)
Shelf Registration Statement	4.6
Specified REIT Requirements	8.5(e)(i)
Standstill Agreements	9.7
Subsidiary	5.1(a)(i)
Superior Proposal	6.2(b)
Surviving Entity	1.1
Takeover Statute	5.1(j)
Tax	5.1(l)
Tax Affiliate	5.1(l)
Tax Return	5.1(l)
Termination Date	8.2
Title 8	1.1
Treasury Regulations	5.1(l)

EXHIBIT A

FORM OF AFFILIATE LETTER

RAIT Investment Trust,

1818 Market Street, 28th floor,

Philadelphia, Pennsylvania 19103.

Attention: Betsy Cohen

Taberna Realty Finance Trust,

Cira Center,

2929 Arch Street, 17th floor

Philadelphia, Pennsylvania 19104.

Attention: Raphael Licht

Ladies and Gentlemen:

I have been advised that I may be deemed to be an “affiliate” of Taberna Realty Finance Trust (the “Company”), as that term is defined for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of June     , 2006 (as may be amended or modified from time to time, the “Merger Agreement”), between the Company, RAIT Investment Trust (“Parent”) and RT Sub Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub plans to merge with and into the Company and the Company will be the surviving entity (the “Merger”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

I further understand that as a result of the Merger, I may receive shares of beneficial interest of Parent (the “Parent Common Shares”) in exchange for shares of beneficial interest of the Company (the “Common Shares”).

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Shares and Common Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

I represent, warrant and covenant with and to Parent that in the event I receive any Parent Common Shares as a result of the Merger:

1. I will not make any sale, transfer, or other disposition of such Parent Common Shares unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act, or (c) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

2. I understand that, except as provided in Section 4.5(a) and 4.6 of the Merger Agreement, Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Shares by me or my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available, except the obligation to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as more fully described below.

3. I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to the shares of Parent Common Shares issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefore, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and RAIT Investment Trust, a copy of which agreement is on file at the principal offices of RAIT Investment Trust.

4. I understand that, unless transfer by me of the Parent Common Shares issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except pursuant to a valid registration statement under, or in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

5. I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to Parent (a) a copy of a “no-action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to Parent that Parent Common Shares represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d).

By its acceptance hereof, Parent agrees, for a period of two years after the Effective Time, that it will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) promulgated under the Securities Act are therefore available to me in the event I desire to transfer any Parent Common Shares issued to me in the Merger.

By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an “affiliate” of the Company within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Maryland. This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

Very truly yours,

Name:

Accepted this          day of

                    , 2006

Taberna Realty Finance Trust

By:
Name:
Title:

RAIT Investment Trust

By:
Name:
Title:

APPENDIX B

[Letterhead of UBS Securities LLC]

June 8, 2006

The Special Committee of the Board of Trustees

RAIT Investment Trust

1818 Market Street, 28th Floor

Philadelphia, Pennsylvania 19103

Dear Members of the Special Committee:

We understand that RAIT Investment Trust, a Maryland real estate investment trust (“RAIT”), is considering a transaction whereby RT Sub Inc. (“Merger Sub”), a Maryland corporation and wholly owned subsidiary of RAIT, will merge with and into Taberna Realty Finance Trust, a Maryland real estate investment trust (“Taberna”), as a result of which Taberna will become a subsidiary of RAIT (the “Transaction”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of June 8, 2006 (the “Merger Agreement”), among Taberna, RAIT and Merger Sub, each outstanding common share of beneficial interest, par value $0.01 per share, of Taberna (“Taberna Common Shares”) will be converted into, and become exchangeable for, 0.5389 (the “Exchange Ratio”) of a common share of beneficial interest, par value $0.01 per share, of RAIT (“RAIT Common Shares”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to RAIT of the Exchange Ratio provided for in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Special Committee of the Board of Trustees of RAIT (the “Special Committee”) in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of RAIT and/or Taberna and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to RAIT or RAIT’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Merger Agreement or the form of the Transaction. We express no opinion as to what the value of RAIT Common Shares will be when issued pursuant to the Transaction or the price at which RAIT Common Shares will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) RAIT, Merger Sub and Taberna will comply with all material terms of the Merger Agreement and (ii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on RAIT, Taberna and/or the Transaction. We have been advised by the respective managements of RAIT and Taberna that RAIT and Taberna each has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes since its formation as a REIT and further have assumed, with your consent, that the Transaction will not adversely affect the status or operations of RAIT and Taberna as a REIT.

B-1

The Special Committee of the Board of Trustees

RAIT Investment Trust

June 8, 2006

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to RAIT and Taberna; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Taberna that were provided to us by the management of RAIT and not publicly available, including financial forecasts and estimates prepared by the management of Taberna and certain assumptions made by the management of Taberna with respect to future capital-raising activities of Taberna; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of RAIT that were provided to us by the management of RAIT and not publicly available, including financial forecasts and estimates prepared by the management of RAIT and certain assumptions made by the management of RAIT with respect to future capital-raising activities of RAIT; (iv) reviewed certain estimates of synergies prepared by the managements of RAIT and Taberna that were provided to us by the management of RAIT and not publicly available; (v) considered certain pro forma effects of the Transaction on RAIT’s financial statements; (vi) conducted discussions with members of the senior managements of RAIT and Taberna concerning the businesses and financial prospects of RAIT and Taberna; (vii) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (viii) reviewed current and historical market prices of RAIT Common Shares and historical trading prices of Taberna Common Shares on The PORTAL® Market; (ix) reviewed the Merger Agreement; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of RAIT or Taberna, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, assumptions, synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of RAIT and Taberna as to the future performance and capital raising activities of RAIT and Taberna and such synergies and pro forma effects. In addition, we have assumed, with your approval, that the financial forecasts and estimates, including with respect to capital raising and synergies, referred to above will be achieved at the times, in the amounts and on the terms projected. We also have assumed, with your consent, that the Transaction will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to RAIT.

This opinion is provided for the benefit of the Special Committee in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

B-2

APPENDIX C

Global Markets & Investment Banking

June 8, 2006

Special Committee of the Board of Trustees

Taberna Realty Finance Trust

1818 Market Street, 28th Floor

Philadelphia, PA 19103

Members of the Special Committee of the Board of Trustees:

Taberna Realty Finance Trust (the “Company”), and RAIT Investment Trust (the “Partner”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Partner will be merged with the Company in a transaction (the “Merger”) in which each outstanding common share of beneficial interest, par value $0.01 per share, of the Company (the “Company Shares”), will be converted into the right to receive 0.5389 shares (the “Exchange Ratio”) of common shares of beneficial interest, par value $0.01 per share, of the Partner (the “Partner Shares”).

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of Company Shares.

In arriving at the opinion set forth below, we have, among other things:

1. Reviewed certain publicly available business and financial information relating to the Company and the Partner that we deemed to be relevant;

2. Reviewed certain information, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Partner, furnished to us by the Company and the Partner, respectively;

3. Conducted discussions with members of senior management of the Company and the Partner concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

4. Reviewed the market prices and valuation multiples for the Company Shares and the Partner Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

5. Reviewed the results of operations of the Company and the Partner;

6. Participated in certain discussions and negotiations among representatives of the Company and the Partner and their financial and legal advisors;

7. Reviewed the potential pro forma impact of the Merger;

8. Reviewed a draft dated June 8, 2006 of the Agreement; and

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Partner or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Partner under

C-1

any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Partner. With respect to the financial forecast information and the potential pro forma impact of the Merger furnished to or discussed with us by the Company or the Partner, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Partner’s management as to the expected future financial performance of the Company or the Partner, as the case may be. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Special Committee of the Board of Trustees of the Company to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company.

We are acting as financial advisor to the Special Committee of the Board of Trustees of the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to provide the indemnity to us for certain liabilities arising out of our engagement. We have, in the past, provided brokering services to coordinate REITs with the Company’s funding sources, and we have also structured CDOs that are managed by affiliates of the Company and placed the securities in such CDOs; we have also acted as initial purchaser in 144A private equity offerings for an affiliate of the Company, Alesco Financial Trust. We may continue to provide such services to the Company and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Partner Shares and other securities of the Partner, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Committee of the Board of Trustees of the Company and the Board of Trustees of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares. Further, this opinion does not address the tax status of the Company or the Partner, including, but not limited to, their qualification as a real estate investment trust under the Internal Revenue Code and the rules and regulations thereunder or the tax consequences of the Merger to the Company, the Partner or any other participant in the Merger. Our opinion assumes that both the Company and the Partner currently qualify as real estate investment trusts under the Internal Revenue Code and regulations thereunder and that subsequent to the Merger the Partner will continue to qualify as a real estate investment trust.

We are not expressing any opinion herein as to the prices at which the Partner Shares will trade following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

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APPENDIX D

SECTIONS 3-201 ET SEQ. OF THE MARYLAND

GENERAL CORPORATION LAW

§ 3-201.     “Successor” defined.

(a) Corporation amending charter. In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b) Corporation whose stock is acquired. When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.

§ 3-202.    Right to fair value of stock.

(a) General rule. Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105 (d) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603 (b) of this title.

(b) Basis of fair value.

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603 (b) of this title.

(c) When right to fair value does not apply. Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603 (b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203.    Procedure by stockholder.

(a) Specific duties. A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under §2-505(b) of this article, within 10 days after the corporation gives the notice required by §2-505(b) of this Article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b) Failure to comply with section. A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204.    Effect of demand on dividend and other rights.

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205.    Withdrawal of demand.

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206.    Restoration of dividend and other rights.

(a) When rights restored. The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration. The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207.    Notice and offer to stockholders.

(a) Duty of successor.

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) Manner of sending notice. The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208.    Petition for appraisal; consolidation of proceedings; joinder of objectors.

(a) Petition for appraisal. Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors.

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate.

(a) Submission of certificate. At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation. If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value.

(a) Court to appoint appraisers. If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers—Filing. Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Same—Contents. The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Same—Service; objection.

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211.    Action by court on appraisers’ report.

(a) Order of court. The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order.

(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest.

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d) Costs of proceedings.

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment. The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212.    Surrender of stock.

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213.    Rights of successor with respect to stock.

(a) General rule. A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) Successor in transfer of assets. After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange. Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Trustees and Officers

RAIT’s declaration of trust limits the liability of its trustees and officers for money damages to the fullest extent permitted by Maryland law. Maryland law permits limiting the liability of trustees and officers except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty by the trustee established by a final judgment as being material to the cause of action adjudicated.

RAIT’s declaration of trust authorizes RAIT, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of RAIT’s present or former shareholders, trustees or officers or any individual who, while a trustee, and at RAIT’s request, serves or has served another corporation, partnership, joint venture, trust, or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent Maryland law permits corporations to indemnify and reimburse the expenses of their directors and officers. Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding, and

•	was committed in bad faith, or

•	was the result of active and deliberate dishonesty, or

•	the director actually received an improper personal benefit in money, property, or services, or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland real estate investment trust may not indemnify for an adverse judgment in a derivative action. RAIT’s bylaws require RAIT, as a condition to advancing expenses, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking to repay the amount reimbursed if the standard of conduct was not met.

RAIT has indemnification agreements with each of its executive officers and trustees. The indemnification agreements require RAIT to indemnify its executive officers and trustees to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, RAIT must also indemnify and advance all expenses incurred by executive officers and trustees seeking to enforce their rights under the indemnification agreements and may cover executive officers and trustees under any trustees’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the declaration of trust, bylaws and Maryland law, it provides greater assurance to trustees and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of trustees or the shareholders to eliminate the rights it provides.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit	Description
(2)(a)	Agreement and Plan of Merger, dated as of June 8, 2006, by and among RAIT, RT Sub and Taberna (included as Appendix A to the joint proxy statement-prospectus contained in this Registration Statement).*

3.1	Amended and Restated Declaration of Trust of RAIT Investment Trust(1).

3.1.1	Articles of Amendment to Amended and Restated Declaration of Trust of RAIT Investment Trust(2).

3.1.2	Articles of Amendment to Amended and Restated Declaration of Trust of RAIT Investment Trust(3).

3.1.3	Certificate of Correction to the Amended and Restated Declaration of Trust of RAIT Investment Trust(4).

3.2	By-laws of RAIT Investment Trust, as amended(1).

(5)	Opinion and consent of DLA Piper Rudnick Gray Cary US LLP, as to the validity of the securities being registered.*

(8)(a)	Opinion and consent of Sullivan & Cromwell LLP regarding the U.S. federal income tax consequences of the merger.**

(8)(b)	Opinion and consent of Clifford Chance US LLP regarding the U.S. federal income tax consequences of the merger.**

(8)(c)	Opinion and consent of Ledgewood, a professional corporation, as to RAIT’s status as a REIT for U.S. federal income tax purposes**

(8)(d)	Opinion and consent of Clifford Chance US LLP as to Taberna’s status as a REIT for U.S. federal income tax purposes.**

10(a)	Letter Waiver dated June 8, 2006 among RAIT Investment Trust, Taberna Realty Finance Trust and Betsy Z. Cohen to the Employment Agreement dated January 23, 2002 between Betsy Z. Cohen and RAIT Investment Trust.(5)

10(b)	Letter Waiver dated June 8, 2006 among RAIT Investment Trust, Taberna Realty Finance Trust and Scott F. Schaeffer to the Employment Agreement dated January 23, 2002 between Scott F. Schaeffer and RAIT Investment Trust.(6)

10(c)	Employment Agreement dated as of June 8, 2006 by and between RAIT Investment Trust, Daniel G. Cohen and, as to Section 7.14 thereof, Taberna Realty Finance Trust.(7)

10(d)	Employment Agreement dated as of June 8, 2006 by and between RAIT Investment Trust, Jack E. Salmon and, as to Section 7.14 thereof, Taberna Realty Finance Trust.(8)

10(e)	Employment Agreement dated as of June 8, 2006 by and between RAIT Investment Trust, Plamen Mitrikov and, as to Section 7.14 thereof, Taberna Realty Finance Trust.(9)

10(f)	Employment Agreement dated as of June 8, 2006 by and between RAIT Investment Trust, Raphael Licht and, as to Section 7.14 thereof, Taberna Realty Finance Trust.(10)

10(g)	Amendment No. 1 dated as of June 8, 2006 among Mitchell Kahn, Taberna Realty Finance Trust and RAIT Investment Trust to the Employment Agreement dated as of April 28, 2005 between Mitchell Kahn and Taberna Realty Finance Trust.(11)

10(h)	Shared Facilities and Services Agreement*

10(i)	Amendment No. 1 to Shared Facilities and Services Agreement*

(15)	Awareness Letter from Grant Thornton LLP.**

(23)(a)	Consent of Grant Thornton LLP.**

(23)(b)	Consent of Ernst & Young.**

(23)(c)	Consent of DLA Piper Rudnick Gray Cary US LLP, (included in Exhibit (5) hereto).*

Exhibit	Description
(23)(d)	Consent of Sullivan & Cromwell LLP (included in Exhibit (8) (a) hereto).**

(23)(e)	Consent of Clifford Chance US LLP (included in Exhibits (8) (b) and (d) hereto).**

23(f)	Consent of Ledgewood, a professional corporation (included in Exhibit (8)(c) hereto).**

(24)	Power of Attorney.*

(99)(a)	Consent of UBS Securities LLC.*

(99)(b)	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.*

(99)(c)	Form of Proxy to be used by RAIT.**

(99)(d)	Form of Proxy to be used by Taberna.**

*	Previously filed.
**	Filed herewith.
(1)	Incorporated by reference to RAIT’s Registration Statement on Form S-11 (Registration No. 333-35077).
(2)	Incorporated by reference to RAIT’s Registration Statement on Form S-11 (Registration No. 333-53067).
(3)	Incorporated by reference to RAIT’s Registration Statement on Form S-2 (Registration No. 333-55518).
(4)	Incorporated by reference to RAIT’s Form 10-Q for the Quarterly Period ended March 31, 2002.
(5)	Incorporated by reference to Exhibit 10.1 to RAIT’s Current Report on Form 8-K filed June 13, 2006.
(6)	Incorporated by reference to Exhibit 10.2 to RAIT’s Current Report on Form 8-K filed June 13, 2006.
(7)	Incorporated by reference to Exhibit 10.3 to RAIT’s Current Report on Form 8-K filed June 13, 2006.
(8)	Incorporated by reference to Exhibit 10.4 to RAIT’s Current Report on Form 8-K filed June 13, 2006.
(9)	Incorporated by reference to Exhibit 10.5 to RAIT’s Current Report on Form 8-K filed June 13, 2006.
(10)	Incorporated by reference to Exhibit 10.6 to RAIT’s Current Report on Form 8-K filed June 13, 2006.
(11)	Incorporated by reference to Exhibit 10.7 to RAIT’s Current Report on Form 8-K filed June 13, 2006.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(h) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(j) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(k) To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Philadelphia, State of Pennsylvania, on November 3, 2006.

RAIT INVESTMENT TRUST

By:	/s/ Betsy Z. Cohen
Betsy Z. Cohen Chairman, Chief Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

Date: November 3, 2006

	Signature	Capacity

By:	/s/ Betsy Z. Cohen Betsy Z. Cohen	Chairman, Chief Executive Officer and Trustee (Principal Executive Officer)

By:	/s/ Scott F. Schaeffer* Scott F. Schaeffer	President and Chief Operating Officer

By:	/s/ Ellen J. DiStefano Ellen J. DiStefano	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Jonathan Z. Cohen* Jonathan Z. Cohen	Secretary, Vice-Chairman and Trustee

By:	/s/ Edward S. Brown* Edward S. Brown	Trustee

By:	/s/ S. Kristin Kim* S. Kristin Kim	Trustee

By:	/s/ Arthur Makadon * Arthur Makadon	Trustee

By:	/s/ Joel R. Mesznik* Joel R. Mesznik	Trustee

By:	/s/ Daniel Promislo* Daniel Promislo	Trustee

By:	/s/ R. Randle Scarborough* R. Randle Scarborough	Trustee

*By:	Ellen J. DiStefano, Attorney-in-Fact

/s/ Ellen J. DiStefano